AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 1998
                                           REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          TELSCAPE INTERNATIONAL, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          TEXAS                    4813                  75-2433637
     (STATE OR OTHER         (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION OF            INDUSTRIAL         IDENTIFICATION NUMBER)
    INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)               NUMBER)

 2700 POST OAK BOULEVARD, SUITE 1000                        TODD M. BINET
        HOUSTON, TEXAS 77056                           CHIEF FINANCIAL OFFICER
           (713) 968-0968                            TELSCAPE INTERNATIONAL, INC.
  (ADDRESS, INCLUDING ZIP CODE, AND              2700 POST OAK BOULEVARD, SUITE 1000
              TELEPHONE                                  HOUSTON, TEXAS 77056
    NUMBER, INCLUDING AREA CODE,                            (713) 968-0968
 OF REGISTRANT'S PRINCIPAL EXECUTIVE             (NAME, ADDRESS, INCLUDING ZIP CODE,
              OFFICES)                           AND TELEPHONE NUMBER, INCLUDNG AREA
                                                     CODE, OF AGENT FOR SERVICE)

                                   Copies to:

                           MORRIS F. DEFEO, JR., ESQ.
                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                         3000 K STREET, N.W., SUITE 300
                             WASHINGTON, D.C. 20007
                                 (202) 424-7500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(e) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                          PROPOSED MAXIMUM       PROPOSED MAXIMUM
            TITLE OF                   AMOUNT TO         AGGREGATE OFFERING          AGGREGATE             AMOUNT OF
  SECURITIES TO BE REGISTERED        BE REGISTERED       PRICE PER SHARE(1)      OFFERING PRICE(1)      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001
  per share(2)(3)...............        902,430                $13.25               $11,957,197              $3,527

(1) In accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the bid and ask prices of the Common Stock on August 5, 1998, as reported on the Nasdaq National Market.

(2) Includes: (i) 626,811 shares of Common Stock issuable upon the conversion of the Company's convertible debentures and (ii) 275,619 shares of Common Stock issuable upon the exercise of Common Stock warrants of the Company (the "Warrants").

(3) Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issuable upon exercise of the referenced Warrants pursuant to antidilution provisions.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 11, 1998

PROSPECTUS

                                 902,430 SHARES
                          TELSCAPE INTERNATIONAL, INC.
                                    COMMON STOCK

                            ------------------------

     This Prospectus relates to the public offer and sale, from time to time, of up to 902,430 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of Telscape International, Inc. ("Telscape" or the "Company"), for the account of certain selling stockholders named herein (the "Selling Stockholders"). See "Selling Stockholders" and "Plan of
Distribution." Information concerning the Selling Stockholders may change from time to time, which changes will be set forth in an accompanying Prospectus Supplement.

     The Common Stock is traded on the Nasdaq National Market (the "Nasdaq NMS") under the symbol "TSCP." The closing sale price of the Common Stock reported on the Nasdaq NMS on August 6, 1998 was $13.31 per share.

     The Company has been advised by the Selling Stockholders that the Selling Stockholders, acting as principals for their own account, directly or through agents, dealers or underwriters to be designated from time to time, may sell the Shares from time to time on terms to be determined at the time of sale through customary brokerage channels, negotiated transactions or a combination of these methods at fixed prices that may be changed, at market prices then prevailing or at negotiated prices then obtainable. To the extent required, the number of Shares to be sold, the names of the Selling Stockholders, the purchase price, the public offering price, the name of any agent, dealer or underwriter, the amount of any offering expenses, any applicable commissions or discounts and any other material information with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. Each of the Selling Stockholders reserves the right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of the Shares to be made directly or through agents. Since the Shares registered hereunder are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), the Company cannot include herein information about the price to the public of the Shares or the proceeds to the Selling Stockholders. The Selling Stockholders and any brokers or dealers executing selling orders on their behalf may be deemed "underwriters" within the meaning of the Securities Act, in which event the usual and customary selling commissions which may be paid to the brokers or dealers may be deemed to be underwriting commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered by the Selling Stockholders hereby will be the purchase price of such Shares less any discounts or commissions. There can be no assurance that any or all of the Shares registered hereunder will be sold. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Plan of Distribution."

                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
              ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus is                     , 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Reports, proxy and information statements and other information filed by the Company with the Commission may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following regional offices of the Commission: CitiCorp Center, 500 West Madision Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company's Common Stock is listed on the Nasdaq NMS. The Company is subject to the periodic reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, the Company files reports and other information as required thereby with the Commission. The Company intends to furnish its stockholders with annual reports containing audited annual financial statements and related notes thereto and with quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial statements.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "may,"
"estimates," "will," "should," "plans," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Such statements include, but are not limited to, statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus as to the Company's plans to implement its growth strategy, improve its financial performance, expand its infrastructure, develop new products and services, expand its sales force, expand its customer base and enter international markets. In addition, from time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing. Furthermore, such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Commission, or press releases or oral statements made by or with the approval of an authorized executive officer of the Company.

     Management wishes to caution the reader that the forward-looking statements referred to above and contained herein in this Prospectus regarding matters that are not historical facts involve predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, changes in business conditions, changes in the telecommunications industry and the general economy, competition, changes in service offerings, and risks associated with the Company's limited operating history, entry into developing markets, managing rapid growth, international operations, dependence on effective information systems, ability to consummate acquisitions or enter into joint ventures with companies on terms acceptable to the Company, and development of its network, as well as regulatory developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements. See "Risk Factors."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS THE "COMPANY" AND "TELSCAPE" REFER TO TELSCAPE INTERNATIONAL,
INC., A TEXAS CORPORATION, AND ITS SUBSIDIARIES, COLLECTIVELY.

                                  THE COMPANY

     Telscape is a rapidly growing emerging multinational telecommunications carrier focused on Latin America. The Company provides international wholesale long distance services for calls originating in the United States and terminating in markets in Latin America. As a way to generate increased international long distance traffic to countries it serves, the Company markets long distance services principally to Hispanic consumers in the United States through the distribution of prepaid telephone calling cards under the TELEFIESTA (Registered Trademark) brand name. In addition to these wholesale and retail international long distance services, the Company also provides a broad range of systems integration and value-added voice and data services to major public and private sector customers in Mexico.

     Telscape intends to significantly expand its facilities-based telecommunications operations over the next 18 months and to broaden its service offerings in markets where it has established, or expects to establish, a significant presence. In June 1998, Telereunion S.A. de C.V., a Mexican corporation and an affiliate of the Company ("Telereunion S.A."), received a 30-year, facilities-based carrier license from the Mexican government allowing it to construct and operate a network over which the Company can carry long distance traffic in Mexico (the "Mexican Concession"). To deliver its services, the Company, through Telereunion S.A., intends to construct a 4,025 kilometer combined fiber-optic and microwave long distance network, connecting the United States, the Gulf region of Mexico and targeted Mexican cities (the "Mexican Network").

     The Company believes that it is well-positioned to capitalize on the opportunities presented by the large and growing international telecommunications services market. According to Global Telecommunications Traffic Statistics & Commentary 1997/98 published by TELEGEOGRAPHY in November 1997 (the "Telegeography Report"), revenues generated from the provision of international long distance services increased to $61.3 billion in 1996 from $23.9 billion in 1987, a compound annual growth rate of 11.0%. Management believes that Latin American traffic, including traffic between the United States and Latin America, will grow faster than the international telecommunications market as a whole as a result of the (i) underlying economic growth within Latin America, (ii) growth of regional trade as a result of free trade initiatives such as the North American Free Trade Agreement ("NAFTA"), Mercado Comun del Sur ("Mercosur") and the Andean Pact, (iii) deregulation and privatization of telecommunications carriers in the region, (iv) projected regional increases in telephone density, (v) growth in the Hispanic population in the United States and (vi) increasing demand for bandwidth-intensive applications. See "Business -- Industry."

     Telscape intends to capitalize on the growth in the Latin American telecommunications market by providing international long distance services to and from targeted Latin American countries. The Company also intends to position itself as an integrated telecommunications provider in Mexico by providing domestic and international long distance services over the Mexican Network. The Company believes that expanding its owned and leased transmission facilities in Latin America will allow it to increase the percentage of minutes of traffic carried over its own facilities and over transmission capacity owned or leased on a fixed cost basis ("on-net"), which will enable it to increase margins and profitability and ensure quality of service on both international and domestic long distance traffic. See "Business -- Network," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Gross Margin."

STRATEGY

     The Company's objective is to become a leading provider of high quality, competitively priced international long distance services between the United States and Latin America, and a leading provider of international long distance services, domestic long distance services and of integrated value-added services to customers in Mexico and other targeted countries in Latin America. The key elements of the Company's strategy are to:

      o EXPAND LATIN AMERICAN PRESENCE. The Company seeks to expand its Latin American presence in order to capitalize on the relatively high growth of traffic between the United States and Latin America. The Company believes that management's international telecommunications expertise, combined with Telscape's established reputation and extensive operations in Mexico, will enable the Company to identify and capitalize on the increasing deregulation in targeted Latin American markets.

      o EXPAND NETWORK FACILITIES. The Company intends to expand its network by acquiring switching and transmission facilities, state-of-the-art Asynchronous Transfer Mode ("ATM") technologies and additional fiber optic and satellite transmission capacity for the provision of international and domestic voice, video and data services. In the next 18 months, Telscape intends to invest approximately $152.0 million for infrastructure, including approximately $137.0 million towards construction of the Mexican Network and approximately $15.0 million to acquire switching and transmission facilities and enhanced service platforms. The Company's objectives in making these investments are to: (i) provide on-net capacity to allow growth in its long distance services business; (ii) increase profitability for switched services by reducing the amount of the Company's traffic terminated by other long distance carriers pursuant to resale arrangements; and (iii) use the expanded network as a platform to support advanced, bandwidth-intensive data and media applications.

      o PROVIDE AN INTEGRATED SUITE OF SERVICE OFFERINGS. The Company seeks to provide its commercial customers in Mexico with a comprehensive suite of telecommunications services, including international and domestic long distance services, systems integration, call centers, conference calling, Internet access and other broadband data services. The Company believes that providing multiple service offerings improves customer retention and the profitability of individual customer relationships. Management believes that Telscape is one of the few companies to offer a wide array of high quality and competitively priced telecommunications services to commercial customers in Mexico, and expects to pursue opportunities to provide similar services as it expands into other Latin American markets.

      o EXPAND SCALE AND SCOPE OF RETAIL BUSINESS. Management believes that the acquisition of MSN Communications, Inc. ("MSN"), a leading provider of prepaid telephone calling cards ("Prepaid Cards"), positions the Company for expanded growth in the retail sector of the international telecommunications market. The Company intends to deploy or purchase switching platforms in high-volume gateway cities such as Houston, New York, Chicago, San Francisco and Los Angeles, which will be capable of managing local and 800 Prepaid Card traffic. The Company believes that these state-of-the-art programmable switches will provide the Company with the advanced technology necessary to handle the anticipated growth in this rapidly expanding market.

      o PURSUE STRATEGIC ALLIANCES, JOINT VENTURES AND ACQUISITIONS. The Company continues to pursue strategic alliances, joint ventures and acquisitions to expand its business, increase its customer base, add network and circuit capacity, enter additional markets and develop new products and services. The Company seeks to acquire interests in companies that have network facilities, service offerings or technologies that complement those of the Company. Since 1996, the Company has completed six acquisitions, including a U.S.-based provider of satellite telecommunications services with access to satellites covering Central and South America, a U.S.-based Prepaid Card provider focused on Hispanic consumers in the United States and Latin American markets, three data and systems integration businesses in Mexico and a U.S.-based reseller of long distance services. See "-- Recent Developments" and "Risk Factors -- Risks Associated with Acquisitions, Investments and Strategic Alliances."

      o BUILD BRAND AWARENESS. The Company seeks to build brand awareness of its TELEFIESTA (Registered Trademark) and TELEREUNION brands. Management believes that it will be able to continue building customer awareness of its TELEFIESTA (Registered Trademark) brand name through sales of its TELEFIESTA (Registered Trademark) Prepaid Cards to its United States customers as it opens new international long distance markets throughout Latin America. In addition, the Company intends to distribute its TELEFIESTA (Registered Trademark) Prepaid Cards in targeted Latin American countries as continued deregulation and market conditions permit. Management also intends to continue building customer awareness of its systems integration and value-added services through the TELEREUNION brand name, which it plans to leverage as it commences international and domestic long distance services in Mexico.

RECENT DEVELOPMENTS

     In July 1998, the Company filed two registration statements with the Commission to offer 3.64 million shares of its Common Stock (the "Equity Offering") and $125.0 million in aggregate principal amount of the Company's Senior Notes due 2008 (the "Notes Offering," and together with the Equity Offering, the "Offerings"). Of the 3.64 million shares of Common Stock to be offered in the Equity Offering, the Company intends to offer 3.4 million shares and certain stockholders of the Company intend to offer 240,000 shares. In connection with the Equity Offering, the Company will grant BT Alex. Brown Incorporated and Lehman Brothers Inc. (together, the "Underwriters") an option, exercisable within 30 days of the consummation of the Equity Offering, to purchase up to an additional 546,000 shares of Common Stock, solely to cover over-allotments, if any. If the Company sells 3.4 million shares of Common Stock in the Equity Offering, there will be 8,937,874 shares of Common Stock outstanding upon consummation of the Equity Offering (assuming no exercise of the Underwriters' over-allotment option), excluding options and warrants to purchase a total of 3,355,708 shares of Common Stock, which by their terms are currently exercisable within 60 days of the date of this filing. There can be an assurance that the Equity Offering or the Notes Offering will be consummated. See "Shares Eligible for Future Sale." For a detailed discussion of the Notes Offering, see "Summary of Certain Indebtedness."

     In June 1998, Telereunion S.A. received the Mexican Concession, allowing it to construct and operate a network over which the Company can carry long distance traffic in Mexico. The Company, through certain of its Mexican subsidiaries, has been authorized to provide data and other value-added services in Mexico. Telereunion S.A. is an affiliate of the Company in which the Company owns approximately 65% of the economic interests and 49% of the voting interests. In addition, three directors of the Company own an additional 18% of the voting interests and 2% of the economic interests in Telereunion S.A., resulting in the Company and such directors together controlling 67% of the economic interests and voting interests of Telereunion S.A. Under Mexican law, foreign investors may own more than a majority of the economic interests in a Concessionaire (as defined) but may not own more than 49% of the voting ownership of any Concessionaire. The Company believes that the Mexican Concession will allow it to enhance service offerings to business customers in Mexico while reducing its cost of terminating international traffic in Mexico.

     In May 1998, the Company acquired California Microwave Services Division, Inc. ("CMSD"), a subsidiary of California Microwave, Inc., for $8.2 million in cash subject to certain post-closing adjustments (the "CMSD Acquisition"). As part of the CMSD Acquisition, the Company formed INTERLINK Communications, Inc. ("INTERLINK"), to acquire CMSD. The primary asset of INTERLINK is a teleport facility in Mountain View, California. The Company believes that the CMSD Acquisition enhances its position as an integrated telecommunications provider and helps assure satellite capacity in its targeted markets in Latin America.

     In May 1998, the Company issued $4.0 million in Deere Park Convertible Debentures (as defined) and $5.0 million in Gordon Brothers Convertible Debentures (as defined). In June 1998, the Company issued an additional $1.0 million in Deere Park Convertible Debentures. Approximately $8.2 million of the proceeds from the Deere Park Convertible Debentures and the Gordon Brothers Convertible Debentures was used in connection with the CMSD Acquisition, and the remainder was used for capital investments and general working capital purposes.

     In May 1998, one of the Company's wholesale long distance customers filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code. For the five months ended May 31, 1998, this customer accounted for approximately 26% of the Company's wholesale revenues and 7% of the Company's overall revenues. Additionally, an affiliate of this customer provided switching services and the Company's Prepaid Card platform and arranged for other carriers to provide telecommunications services for the Company's Prepaid Cards. The Company had paid the affiliate of the customer for the telecommunications services at the time the Prepaid Cards were activated. Because the Company continued to provide service to its Prepaid Card customers by working directly with the underlying service providers, this resulted in the Company paying for certain of the telecommunications services a second time. The overall impact of the bankruptcy filing to the Company's earnings, including additional Prepaid Card service costs, the write-off of uncollectible receivables and the lost margin contribution from the loss of a wholesale long distance customer, is expected to result in a reduction of operating income of approximately $2.5 million to $3.0 million in the second quarter of 1998. This bankruptcy is not expected to have a material impact to the Company's operating results for the third quarter of 1998, and the lost revenues from this customer have been replaced.

     In March 1998, the Company acquired a license and access code from the government of El Salvador to provide inbound and outbound international long distance and certain other telecommunications services.

     In January 1998, Telscape acquired MSN, a leading provider of Prepaid Cards that are marketed under the TELEFIESTA (Registered Trademark) brand name primarily to Hispanic consumers residing in the United States. The acquisition enhances Telscape's long distance business profile by establishing a retail platform for its international long distance services and enhancing its ability to market additional products and services to Hispanic customers.

                            ------------------------

     The Company's principal executive offices are located at 2700 Post Oak Boulevard, Suite 1000, Houston, Texas 77056, and its telephone number is (713) 968-0968.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby, nor will any such proceeds be available for use by it or for its benefit.

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Common Stock.

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

     The summary financial and other data set forth below is qualified in its entirety by, and should be read together with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Condensed Consolidated Financial Statements, including the Notes thereto, and the other financial information included elsewhere in this Prospectus.

                                                                          PRO FORMA      THREE MONTHS
                                           YEAR ENDED DECEMBER 31,        YEAR ENDED        ENDED
                                       -------------------------------   DECEMBER 31,     MARCH 31,
                                         1995       1996       1997        1997(1)           1998
                                       ---------  ---------  ---------   ------------    ------------
                                                                         (UNAUDITED)     (UNAUDITED)
                                           (IN THOUSANDS, EXCEPT RATIOS AND OTHER OPERATING DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA(2):
  Revenues...........................  $   1,108  $   5,705  $  36,154    $   65,368      $   33,399
  Cost of revenues...................        619      3,041     24,396        52,018          28,334
                                       ---------  ---------  ---------   ------------    ------------
  Gross profit.......................        489      2,664     11,758        13,350           5,065
  Selling, general and administrative
   expenses..........................      1,349      4,159      8,154         9,500           2,277
                                       ---------  ---------  ---------   ------------    ------------
  Operating income (loss) before
   depreciation and amortization.....       (860)    (1,495)     3,604         3,850           2,788
  Depreciation and amortization......         48        264        622         1,157             569
                                       ---------  ---------  ---------   ------------    ------------
  Operating income (loss)............       (908)    (1,759)     2,982         2,693           2,219
  Interest income (expense), net.....        230         15        (95)         (223)            (56)
  Other income (expense), net........         (2)        99       (137)         (123)            (74)
                                       ---------  ---------  ---------   ------------    ------------
  Income (loss) before income taxes
   and minority interests............       (680)    (1,645)     2,750         2,347           2,089
  Income tax benefit (expense).......     --             53        (84)           11            (963)
                                       ---------  ---------  ---------   ------------    ------------
  Income (loss) before minority
   interests.........................       (680)    (1,592)     2,666         2,358           1,126
  Minority interests.................          7         (6)         6             6             (12)
                                       ---------  ---------  ---------   ------------    ------------
  Net income (loss)..................  $    (673) $  (1,598) $   2,672    $    2,364      $    1,114
                                       =========  =========  =========   ============    ============
EARNINGS (LOSS) PER SHARE:
  Basic..............................  $   (0.36) $   (0.52) $    0.68    $     0.59      $     0.25
  Weighted average shares
   outstanding.......................  1,890,442  3,046,594  3,903,470     4,003,470       4,371,464
  Diluted(3).........................     N/A        N/A     $    0.53    $     0.45      $     0.15
  Weighted average shares outstanding
   for diluted calculation...........     N/A        N/A     5,152,211     5,418,711       7,779,177
OTHER OPERATING DATA(2):
  EBITDA(4)..........................       (860)    (1,495)     3,604         3,850           2,788
  Ratio of debt to EBITDA............     --         --           0.88          0.83            1.54
  Capital expenditures...............         46        441      1,682                         3,642
  Ratio of earnings to fixed
   charges(5)........................     --         --           9.03          5.66           18.39
                                                DECEMBER 31,                          AS ADJUSTED(6)    AS ADJUSTED(7)
                                       -------------------------------   MARCH 31,      MARCH 31,         MARCH 31,
                                         1995       1996       1997        1998            1998              1998
                                       ---------  ---------  ---------   ---------    --------------    --------------
CONSOLIDATED BALANCE SHEET DATA(2):
  Cash, cash equivalents and short
   term investments..................  $   3,645  $     495  $   4,734    $ 2,882        $ 46,774          $166,413
  Working capital....................      4,081      1,813      3,669        426          44,318           163,957
  Property and equipment, net........        154        983      2,679      5,344           5,344             5,344
  Goodwill and other intangibles,
   net...............................     --          3,246     17,674     23,324          23,324            23,324
  Total assets.......................      4,498      9,371     39,635     47,940          91,832           216,832
  Total long-term debt...............     --         --          2,676      2,548           2,548           127,548
  Total stockholders' equity.........      3,590      5,765     22,088     27,203          71,095            71,095

------------

(1) Adjusted to give effect to the Company's acquisitions of MSN and Integracion de Redes, S.A. de C.V. ("Integracion"), as if such transactions and events had been consummated on January 1, 1997.

(2) The Company's historical financial statements include the operations of its subsidiaries from their respective dates of acquisition, or inception in the case of poolings, as follows: Telscape USA, Inc. -- April 10, 1996; Telereunion, Inc.("Telereunion") -- May 10, 1996; Integracion -- July 1, 1997; N.S.I., S.A. de C.V. ("NSI") -- October 1, 1997; and MSN -- January
    1, 1998. INTERLINK's operations will be included beginning June 1, 1998.

(3) Diluted earnings per share for the years ended December 31, 1995 and 1996 were not provided, as inclusion of additional shares under a diluted analysis for loss periods is inappropriate due to the anti-dilutive effect. For purposes of diluted earnings per share, interest expense on convertible notes assumed to have been converted into common shares was added back to net income as follows: $42, $84 and $21 for the historical year ended December 31, 1997, pro forma year ended December 31, 1997 and historical three months ended March 31, 1998, respectively.

(4) EBITDA represents net earnings (loss) before interest, income taxes, depreciation and amortization.While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. In addition, the Company believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EDITDA is not necessarily a measure of the Company's ability to fund cash needs.

(5) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations, before income taxes and fixed charges of the Company and its subsidiaries. Fixed charges consist of the Company's and subsidiaries' interest expense and the portion of rent expense representative of an interest factor. For the years ended December 31, 1995 and 1996, earnings were inadequate to cover fixed charges by $724 and $1,817, respectively.

(6) As adjusted to give effect to the Equity Offering. Subsequent to March 31, 1998, the Company incurred additional indebtedness in the aggregate principal amount of $11.2 million. See "Summary of Certain Indebtedness."

(7) As adjusted to give effect to the Equity Offering and the Notes Offering (assuming no exercise of the Underwriters' over-allotment option and assuming a price of $14.00 per share). See also Note (6).

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE COMMON STOCK.

SUBSTANTIAL INDEBTEDNESS

     The Company will have substantial indebtedness after consummation of the Notes Offering. As of March 31, 1998, after giving effect to the Offerings and the application of the net proceeds therefrom, the Company's total indebtedness would have been approximately $129.3 million, including $0.9 million of secured indebtedness, its stockholders' equity would have been approximately $71.1 million and it would have had total assets of approximately $216.8 million. Subsequent to March 31, 1998, the Company incurred additional indebtedness in the aggregate principal amount of $11.2 million (excluding operating leases), including $5.0 million in Gordon Brothers Convertible Debentures, $5.0 million in Deere Park Convertible Debentures and $1.2 million under its Revolving Credit Facility (as defined). For the three months ended March 31, 1998, after giving effect to the Offerings and the application of the net proceeds therefrom, the Company's EBITDA would have been insufficient to cover fixed charges (including interest on the Notes) by approximately $1.2 million. The Indenture governing the Notes (the "Indenture") limits the incurrence of certain additional indebtedness by the Company and certain of its subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such secured indebtedness and such collateral will not be available for satisfaction of any amounts owed under the Notes. The Company anticipates that it and its subsidiaries will incur substantial additional indebtedness in the future. See the Company's Consolidated Financial Statements elsewhere in the Prospectus, "Selected Consolidated Financial and Other Data" and "Management's Discussion and
Analysis of Financial Condition and Results of Operations."

     The level of the Company's indebtedness could have important consequences to holders of the Common Stock, including the following: (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on the Notes and its other indebtedness and will not be available for use in its business;
(iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (iv) the Company may become more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business.

     The Company must substantially increase its net cash flow in order to meet its debt service obligations, and there can be no assurance that the Company will be able to meet such obligations. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if it otherwise fails to comply with the various covenants governing its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company.

HOLDING COMPANY STRUCTURE; RELIANCE ON SUBSIDIARIES FOR DISTRIBUTIONS TO REPAY NOTES

     Telscape is a holding company, the principal assets of which are its operating subsidiaries in the United States and Mexico. As a holding company, the Company's internal sources of funds to meet its cash needs are dividends, intercompany loans and other permitted payments from its direct and indirect subsidiaries, as well as its own credit arrangements. Additionally, several of the Company's subsidiaries are organized in jurisdictions outside the United States, and the Company may not have direct control over such subsidiaries. The ability of the Company's operating subsidiaries to pay dividends, repay intercompany loans or make other distributions to Telscape may be restricted by, among other things, the availability of funds, the terms of various credit arrangements entered into by such operating subsidiaries, the terms of any agreements the Company enters into with owners of minority interests in certain subsidiaries, joint venture partners or entities selling assets or businesses to the Company, as well as statutory and other legal restrictions including restrictions on the repatriation of money from foreign jurisdictions, and any such payments may have adverse tax consequences. The failure to pay any such dividends, make intercompany loans or make any such other distributions would restrict Telscape's ability to make principal and/or interest payments on the Notes, utilize cash flow from one subsidiary to cover shortfalls in working capital at another subsidiary, and could otherwise have a material adverse effect upon the Company's business, financial condition and results of operations.

FUTURE NET LOSSES

     The Company could incur significant net losses over the next few years as it incurs additional costs associated with the development and expansion of its network, the expansion of its marketing and sales organization and the introduction of new telecommunications services. Furthermore, the Company's operations in new target markets could experience negative cash flows until an adequate customer base and related revenues have been established. In addition, the generation of revenues from the development of the Mexican Network may be delayed due to factors outside of the Company's control, including, but not limited to, delays in negotiating acceptable interconnection agreements with Telefonos de Mexico, S.A. de C.V. ("Telmex"), delays in negotiating rights-of-way for completion of the Mexican Network, delays in construction of the Mexican Network and any increase in or the acceleration of the payment schedule for the Company's portion of the Common Cost Charges (as defined herein) payable to Telmex in connection with its activities as a Concessionaire, any of which could have the result of decreasing the Company's operating cash flow. See "-- Telmex Charges." The Company must substantially increase its net cash flow in order to meet its debt service obligations, and there can be no assurance that the Company will achieve or, if achieved, will sustain profitability or positive cash flow from operating activities in the future. If the Company cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service or working capital requirements, which could have a material adverse effect on the business, operations and financial condition of the Company. The Company's ability to grow and generate revenues will depend, among other things, on its ability to expand the capacity of its network. The continued expansion, operation and development of the Company's network will depend on, among other factors, the Company's ability to (i) attract and retain customers and (ii) attract and retain experienced and qualified personnel. See " -- Future Capital Needs; Uncertainty of Additional Funding," " -- Construction of the Mexican Network; Construction Costs" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EXPANSION AND OPERATION OF THE NETWORK

     The success of the Company is largely dependent on its ability to deliver low-cost, uninterrupted international and domestic long distance telephone services. Any system or network failure that causes interruptions in the Company's operations could have a material adverse effect on its business, financial condition or results of operations. At times, the Company's switching equipment has experienced failures, which temporarily prevented customers from using its services. The Company's operations are dependent on its ability to expand successfully its network and integrate new and emerging technologies and equipment into its network, which are likely to increase the risk of system failure and to cause strain upon the network. The Company's ability to expand successfully into new markets is dependent on its ability to integrate its equipment into the existing networks in those markets. The Company's ability to enter a new market has in the past, and could in the future, be delayed by technical specifications and other barriers to entry that exist in the market. The Company's operations also are dependent on the Company's protection of its hardware and other equipment from damage from natural disasters such as fires, floods, hurricanes and earthquakes, or other sources of power loss, telecommunications failures or similar occurrences. Significant or prolonged network failures, or difficulties for customers in completing long distance telephone calls, could damage the reputation of the Company and result in the loss of customers. Such damage or losses could have a material adverse effect on the Company's ability to obtain new subscribers and customers and retain its existing customers, and on the Company's business, financial condition or results of operations.

     The Company's ability to increase revenues will be dependent on its ability to expand the capacity of, and eliminate bottlenecks that may develop from time to time on, the Company's network. The continued expansion, operation and development of the Company's network will depend on, among other factors, the Company's ability to: (i) obtain one or more switch sites in its targeted markets; (ii) obtain interconnectivity to the local Public Switched Telephone Network ("PSTN") and/or other carriers; (iii) obtain necessary licenses permitting termination and origination of traffic; (iv) obtain access to or ownership of transmission facilities linking a switch to other network switches; and (v) open new offices in target markets. By expanding its network, the Company will incur additional fixed operating costs that typically exceed, particularly with respect to international transmission lines, the revenues attributable to the transmission capacity funded by such costs until the Company generates additional traffic volume for such expanded capacity. There can be no assurance that the Company will be able to expand its network in a cost effective manner or to operate the network efficiently.

     Although the Company has not experienced significant quality problems to date, the Company may from time to time experience general problems affecting the quality of the voice and data transmission of some calls transmitted over its network due to its anticipated expansion, which could result in poor quality transmission and interruptions in service. To provide redundancy in the event of technical difficulties with its network and to the extent the Company purchases transit and termination capacity from other carriers, the Company relies upon other carriers' networks. Whenever the Company is required to route traffic over a non-primary choice carrier due to technical difficulties or capacity shortages with its network or its primary choice carrier, those calls are more costly to the Company and could result in lower transmission quality. Any failure by the Company to operate, expand, manage or maintain its network properly could result in customers diverting all or a portion of their calls to other carriers, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

     As part of its plan to provide coverage from the United States to Mexico and other targeted Latin American markets where fiber optic capacity cannot be acquired or cannot be acquired on terms acceptable to the Company, Telscape acquired satellite transmission equipment by purchasing INTERLINK. Prior to this acquisition, the Company did not have significant experience in operating satellite transmission facilities, and any problems that arise from the operation or maintenance of these facilities could materially adversely affect the Company's ability to provide telecommunications services to regions served by such facilities. If the Company is not able to restore service quickly or to secure redundant capacity on acceptable terms, the failure to maintain or operate such facilities could have a material adverse effect on the Company's business, financial condition or results of operations.

CONSTRUCTION OF THE MEXICAN NETWORK; CONSTRUCTION COSTS

     The Company's ability to build the Mexican Network is essential to its future success. The Company has targeted the Gulf region of Mexico for the development of the Mexican Network, including the states of Tamaulipas and Veracruz on the eastern coast of Mexico extending into the central region via the state of Puebla. The Company expects to complete the Mexican Network over the course of approximately twenty-four months. There are certain risks associated with the Mexican Network, including, among other things, (i) the potential for cost overruns, (ii) the potential for an untimely completion of the Mexican Network, (iii) the Company's lack of experience in developing such a network, (iv) obtaining necessary rights of way, (v) managing effectively the construction of the new fiber routes and (vi) the potential that a competitor may develop a comparable network prior to the completion of the Mexican Network, thus greatly diminishing the demand for the Company's services. In addition, the successful construction of the Mexican Network will depend to a significant extent on third party contractors retained by the Company. Although the Company does not anticipate undue difficulty in acquiring the necessary rights-of-way or in managing the network construction, no assurance can be given that such rights will be acquired or that the construction will be completed without significant delays, within its budget or at all. Difficulties or delays with respect to any of the foregoing may significantly delay or prevent the completion of the Mexican Network, which would have a material adverse effect on the Company. See
"Business -- Network -- Network Strategy" and "Business -- Network -- Network Expansion."

PRICING PRESSURES AND RISKS OF INDUSTRY OVER-CAPACITY

     Since the AT&T Corp. ("AT&T") divestiture in 1984, the long distance transmission industry has generally been characterized by over-capacity and declining prices. The Company believes that demand has increased over the last several years, ameliorating the over-capacity and reducing pricing pressures. However, the Company anticipates that prices for its services will continue to decline. There can be no assurance that the Company's competitors, as well as potential new entrants to the industry, will not construct new fiber optic and other long distance transmission networks where the Company intends to construct its Mexican Network. Because the cost of the actual fiber is a relatively small portion of building new transmission lines, persons building such lines are likely to install fiber that provides substantially more transmission capacity than will be needed over the next several years. Further, recent technological advances have also shown the potential to greatly expand the capacity of existing and new fiber optic cable. The Company's cost-saving arrangements with other carriers, which may involve the sale or lease of capacity or fibers on the Company's Mexican Network, may result in competitors having capacity on the Company's routes along the Mexican Network, which may in turn result in pricing pressures with respect to traffic carried along these routes. If capacity expansion in the industry results in capacity that exceeds overall demand in general, or along any of the Company's routes, severe additional pricing pressure could develop. Such pricing pressure could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES

     As part of its business strategy, the Company has entered into, and in the future may enter into, strategic alliances with, has acquired and in the future may acquire assets or businesses from and has made and in the future may make investments in, companies that are complementary to its current operations. Any such future strategic alliances, investments or acquisitions would be accompanied by the risks commonly encountered in such transactions. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the companies, the potential disruption of the Company's ongoing business, costs associated with the development and integration of such operations, the inability of management to maximize the financial and strategic position of the Company by the successful incorporation of licensed or acquired technology into the Company's service offerings, the maintenance of uniform standards, controls, procedures and policies, the impairment of relationships with employees and customers as a result of changes in management and higher customer attrition with respect to customers obtained through acquisitions. Financial risks involved in acquisitions include the incurrence of indebtedness by the Company in order to finance such acquisitions and the consequent need to service such indebtedness.

     In many Latin American countries, including Mexico, the jurisdiction of organization of Telereunion S.A., foreign investors such as the Company may be prohibited from owning a majority interest in any local entity providing certain telecommunications services. The result of any such laws or regulations is that the Company may not have a controlling interest in an entity through which substantial investments and operations of the Company are made and conducted. Expansion through joint ventures entails similar potential risks for the Company. The Company may not have a majority interest in or control of the board of directors of any such local operating entity or its operations or assets. There is also a risk that a minority or majority interest owner or the Company's joint venture partner or partners may not have economic, business or legal interests or goals that are consistent with those of the joint venture or the Company. In addition, there is a risk that a minority or majority interest owner or a joint venture partner may be unable to meet its economic or other obligations and that the Company may be required to fulfill those obligations.

     Depending on the value and nature of the consideration paid by the Company for acquisitions, such acquisitions may materially adversely affect the Company's liquidity. In making acquisitions in the future, the Company anticipates that it may compete for acquisitions with other companies, some of which are larger and have greater financial resources than the Company. There can be no assurance that the Company will be successful in consummating acquisitions, thereby limiting the Company's ability to grow. The

Indenture limits the ability of the Company and its subsidiaries to incur indebtedness to finance acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CERTAIN FACTORS RELATING TO MEXICO

     ADVERSE MEXICAN ECONOMIC CONDITIONS AND GOVERNMENT POLICIES. A significant portion of the Company's assets and revenues are and will be located in Mexico. In addition, substantially all of the proceeds from the Offerings are to be invested in the development of the Mexican Network. The Company's business is affected by prevailing conditions in the Mexican economy and is, to a significant extent, vulnerable to economic downturns and changes in government policies. The Mexican government has exercised and continues to exercise significant influence over many aspects of the Mexican economy. Accordingly, actions taken or policies established by legislative, executive or judicial authorities in Mexico that affect the economy of Mexico could have material adverse effects on private sector entities in general and on the Company in particular. There can be no assurance that future economic, political or diplomatic developments in or affecting Mexico will not impair the Company's business, results of operations, financial condition, liquidity (including the ability to obtain financing) or prospects, or materially adversely affect the market price of the Company's securities (including the shares of Common Stock) or the ability of the Company to meet its obligations. See " -- Risks
Associated with International Operations; Currency Fluctuations."

     EXCHANGE RATES. From December 1994 through December 1996, Mexico experienced an economic crisis characterized by exchange rate instability, a devaluation of the peso, high inflation, high domestic interest rates, negative economic growth (on a cumulative basis), a reduction of international capital flows to both the private and public sectors, reduced consumer purchasing power and high unemployment. This crisis or any future crisis of a similar nature, including the devaluation of the peso, could have a material adverse effect on the Company's financial position and results of operations. Additionally, any future devaluation of the peso against the U.S. dollar could materially adversely affect the ability of the Company to service its dollar-denominated liabilities.

     The value of the peso has been subject to significant fluctuations with respect to the U.S. dollar in the past and may be subject to significant fluctuations in the future. The following table summarizes the value of the peso against the U.S. dollar at the beginning and end of the periods indicated.

TIME PERIOD                             PESOS PER U.S. DOLLAR        % CHANGE DURING 12 MONTHS PERIOD
-------------------------------------   ---------------------        --------------------------------
1/1/94 - 12/31/94                            3.11 - 4.94                           58.8%
1/1/95 - 12/31/95                            4.94 - 7.68                           55.5
1/1/96 - 12/31/96                            7.68 - 7.85                            2.2
1/1/97 - 12/31/97                            7.85 - 8.08                            2.9
1/1/98 - 6/30/98                             8.08 - 9.04                           11.9

     Exchange rate fluctuations could have a material adverse effect on the Company's business and its ability to service its dollar-denominated liabilities.

     Substantially all of the Company's indebtedness is denominated in U.S. dollars. In addition, the Company generally purchases equipment for capital improvements in U.S. dollars. The Company believes that less than 10% of the Company's revenues are currently transacted in pesos. Declines in the value of the peso relative to other currencies will increase the costs in pesos to the Company of this indebtedness and will result in foreign exchange losses and increases in the peso cost of the Company's capital expenditures. In 1993, 1994, 1995, 1996 and 1997 and the three months ended March 31, 1998, the Company experienced net foreign exchange losses (gains) of $(14,000), $(18,000), $2,000, ($161,000), $126,000 and $122,000, respectively, as a result of the effect of the peso devaluation.

     The Company may in the future incur additional non-peso-denominated indebtedness. As a result of its plan to construct the Mexican Network, the Company anticipates that it will generate additional peso-denominated receivables in the future from the provision of domestic and international long distance services originating in Mexico. As the Company's peso-denominated revenues increase, the Company's foreign exchange risk will also increase. The Company does not currently hedge against the risk of exchange rate fluctuations.

     EXCHANGE CONTROLS. In recent years, the Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert pesos to dollars or to transfer dollars outside Mexico, no assurance can be given that the Mexican government will not institute a restrictive exchange control policy in the future. Any such restrictive exchange control policy would materially adversely affect the Company's ability to convert pesos into dollars and could also have a material adverse effect on the Company's business and financial condition and its ability to service its dollar denominated liabilities.

     DEVELOPMENTS IN OTHER EMERGING MARKET COUNTRIES. Prices of securities of companies with significant Mexican operations may be, to varying degrees, influenced by economic and market conditions in other emerging market countries. Although economic conditions are different in each country, investors' reactions to developments in one country may have effects on the prices of securities of issuers in other countries, including Mexico. There can be no assurance that the Company's securities (including the Common Stock) would not be materially adversely affected by events in emerging market countries or that such events would not affect the price of the Common Stock.

MANAGEMENT OF GROWTH

     The Company's strategy of continuing its growth and expansion has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources and increased demands on its systems and controls. The Company is continuing to develop its network by adding switches, cable and satellite facilities and expanding its operations within Latin America when business and regulatory conditions warrant. In order to manage its growth effectively, the Company must continue to implement and improve its operational and financial systems and controls, purchase and utilize other transmission facilities, and expand, train and manage its employee base. Inaccuracies in the Company's forecasts of traffic could result in insufficient or excessive transmission facilities and disproportionate fixed expenses. There can be no assurance that the Company will be able to develop a facilities-based network or expand within its target markets at the rate presently planned by the Company, or that the existing regulatory barriers to such expansion will be reduced or eliminated. As the Company proceeds with its development, there will be additional demands on the Company's customer support, billings systems and support, sales and marketing and administrative resources and network infrastructure. There can be no assurance that the Company's operating and financial control systems and infrastructure will be adequate to maintain and effectively manage future growth. The failure to continue to upgrade the administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could materially adversely affect the Company's business, results of operations and financial condition. See " -- Dependence on Effective Management Information Systems."

DEPENDENCE ON EFFECTIVE MANAGEMENT INFORMATION SYSTEMS

     The Company is dependent upon its information systems and switching equipment to provide service to its customers, manage its network, collect billing information and perform other vital functions. The Company is particularly dependent upon its maintenance of an effective billing and collection system, especially with respect to its Prepaid Card and wholesale long distance businesses because of the high transaction volumes associated with such businesses. The Company's management information systems and switching equipment are subject to hardware defects and software bugs, the existence of which may be outside of the Company's control. The Company may experience technical difficulties with its hardware or software which could materially adversely affect the Company's business, financial condition or results of operations. See " -- Impact of the Year 2000 Issue" and
"Business -- Network."

COMPETITION

     The international and national telecommunications industry is highly competitive and subject to rapid change precipitated by advances in technology and regulation. The Company's success depends upon its ability to compete with a variety of other telecommunications providers in each of its markets, including the respective Post Telegraph & Telephone operator ("PTT") in each country in which the Company operates. Other competitors of the Company include large, facilities-based, multinational carriers and smaller facilities-based wholesale long distance service providers in the United States and overseas that have emerged as a result of deregulation, switched-based resellers of international long distance services, providers of systems integration and/or value-added services, Prepaid Card providers and global alliances among some of the world's largest telecommunications carriers. The Company anticipates that it will encounter additional competition as a result of the formation of global alliances among large telecommunications providers. Recent examples of such alliances include AT&T's alliance with Unisource, known as "Uniworld;" Cable & Wireless Plc's recent alliance with Italy's STET/Telecom Italia to serve international customers with a primary focus on the Latin American and European regions; WorldCom, Inc.'s ("WorldCom") proposed merger with MCI Communications, Inc. ("MCI"), and subsequent alliance with Telefonica de Espana; and Sprint Communications, Inc.'s ("Sprint") alliance with Deutsche Telekom and France Telecom, known as "Global One", and the joint venture between Sprint and Telmex. Consolidation in the telecommunications industry may create even larger competitors with greater financial and other resources. The effect of the aforementioned or other similar mergers and alliances could create increased competition in the telecommunications services market and potentially reduce the number of customers that purchase wholesale international long distance services from the Company. In the Prepaid Card business, the Company currently competes with all of the first tier telecommunications carriers as well as emerging multinational carriers such as PT-1 Communications, Inc. ("PT-1"), SmarTalk Teleservices, Inc. ("SmarTalk"), RSL Communications, Ltd. ("RSL") and IDT Corporation ("IDT"), many of which have greater financial resources than the Company. Because certain of the Company's current competitors also are or could be the Company's customers, the Company's business would be materially adversely affected to the extent that a significant number of such customers limit or cease doing business with the Company for competitive or other reasons.

     International telecommunications providers such as the Company compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services, and the Company's carrier and Prepaid Card customers are especially price sensitive. In addition, many of the Company's competitors enjoy economies of scale that can result in a lower cost structure for termination and network costs, which could cause significant pricing pressures within the international communications industry. In recent years, prices for international and other telecommunications services have decreased substantially, and are expected to continue to decrease, in most of the markets in which the Company currently competes or intends to compete. The intensity of such competition has recently increased, and the Company expects that such competition will continue to intensify as the number of new entrants increases as a result of the new competitive opportunities created by the U.S. Telecommunications Act of 1996 (the "1996 Telecommunications Act"), implementation by the Federal Communications Commission ("FCC") of the U.S. commitment to the World Trade Organization ("WTO"), and privatization, deregulation and changes in legislation and regulation in various of the Company's foreign target markets. There can be no assurance that the Company will be able to compete successfully in the future, or that such intense competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

     Many of the Company's competitors are significantly larger, have substantially greater financial, technical and marketing resources, larger networks and a broader portfolio of services than the Company. Additionally, many competitors have strong name recognition and "brand" loyalty, long-standing relationships with the Company's target customers, and economies of scale which can result in a lower relative cost structure for transmission and related costs. These competitors include, among others, AT&T, MCI, Sprint, and WorldCom which provide long distance services in the United States; Telmex, Concessionaires, and other registered value-added services providers in Mexico; and PTTs and emerging competitors in other Latin American markets where the Company seeks to compete. In Mexico, the regulatory authorities have granted concessions to 15 companies, including Telmex and Telereunion S.A., to construct and operate public, long distance telecommunications networks in Mexico ("Concessionaires"). Some of these new competitive entrants have as their partners major U.S. telecommunications providers including AT&T (Alestra, S.A. de C.V. ("Alestra")), MCI (Avantel, S.A. de C.V. ("Avantel")) and Bell
Atlantic Corp. (Iusatel, S.A. de C.V. ("Iusatel")). In addition, the regulatory authorities in Mexico have granted national concessions to provide local exchange services to several telecommunications providers, including Telmex and Telinor, S.A. de C.V. ("Telinor"), Megacable Comunicaciones de Mexico, S.A. de C.V. ("Megacable"), Amaritel, S.A. de C.V. ("Amaritel"),
Union Telefonica Nacional, S.A. de C.V. ("Unitel"), MetroNet S.A. de C.V. ("MetroNet") and Red de Servicios de Telecommunicaciones, S.A. de C.V. ("Red de Servicios") and several of Mexico's long distance Concessionaires including Telmex and Telinor. With regard to the provision of services in Mexico, the Company competes or will compete in Mexico with numerous other systems integration, value-added services, and voice and data services providers, some of which focus their efforts on the same customers targeted by the Company. In addition to these competitors, recent and pending deregulation in Mexico and various other Latin American countries may encourage new entrants. Moreover, while the recently completed WTO Agreement (as defined) could create opportunities for the Company to enter new foreign markets, implementation of the WTO Agreement by the United States and other countries could result in new competition from PTTs previously banned or limited from providing services in the United States. For example, the joint venture between Sprint and Telmex has applied to the FCC to enter the United States market and to provide resold international switched services between the United States and Mexico. Such application was approved subject to various conditions, but certain parties requested that the FCC reconsider its decision. The FCC's decision on reconsideration is currently pending. Increased competition in the United States, Mexico, and other Latin American countries as a result of the foregoing, and other competitive developments, including entry by Internet service providers into the long-distance market, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company believes that PTTs generally have certain competitive advantages due to their control over local connectivity and close ties with national regulatory authorities. The Company also believes that, in certain instances, some regulators have shown a reluctance to adopt policies and grant regulatory approvals that would result in increased competition for the local PTT. If a PTT were to successfully pressure national regulators to prevent the Company from providing its services, the Company could be denied regulatory approval in certain jurisdictions in which its services would otherwise be permitted, thereby requiring the Company to seek judicial or other legal enforcement of its right to provide services or to abandon its proposed operations. Any delay in obtaining approval, or failure to obtain approval, could have a material adverse effect on the Company's business, financial condition and results of operations. If the Company encounters anti-competitive behavior or if national regulatory authorities fail to adopt or implement procompetitive policies or safeguards in countries in which the Company operates or intends to operate or if the PTT in any country in which the Company operates uses its competitive advantages to the fullest extent, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Competition" and "Business -- Regulation."

     The telecommunications industry is intensely competitive and is significantly influenced by the pricing and marketing decisions of the larger industry participants. In the United States, the industry has relatively limited barriers to entry with numerous entities competing for the same customers. Customers frequently change telecommunications providers in response to the offering of lower rates or promotional incentives by competitors. The Company believes that competition in all of its markets is likely to increase and that competition in non-U.S. markets is likely to become more similar to competition in the U.S. market over time as such non-U.S. markets continue to experience deregulatory influences. In each of the countries where the Company markets or intends to market its services, the Company competes primarily on the basis of price (particularly with respect to its sales to other carriers), and also on the basis of customer service and its ability to provide a variety of telecommunications products and services. There can be no assurance that the Company will be able to compete successfully in the future. The Company anticipates that deregulation and increased competition will result in decreasing customer prices for telecommunications services. The Company believes that the effects of such decreases will be at least partially offset by increased telecommunications usage and decreased costs, but there can be no assurance that this will be the case. To the extent this is not the case, there could be a material adverse effect on the Company's margins and financial profits, and the Company's business, financial condition and results of operations could be materially and adversely affected.

     The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings. The Company is unable to predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

TELMEX CHARGES

     In connection with the liberalization of the Mexican telecommunications market, the Mexican government, through the Secretaria de Comunicaciones y Transportes (the "SCT") and the Comision Federal de Telecommunicaciones (the "COFETEL"), has granted concessions to 15 Concessionaires, including Telmex and Telereunion S.A., to construct and operate public, long distance telecommunications networks in Mexico. The SCT has authorized Telmex to charge each of the Concessionaires, upon interconnection with the Telmex system, a portion of the infrastructure cost incurred by Telmex to upgrade its system to allow interconnection by the Concessionaires and handle the increased traffic expected to result from interconnection (the "Common Cost Charges"), as well as interconnection and access costs (the "Additional Charges"). An independent third-party has estimated the aggregate amount of the Common Cost Charges to be approximately $422.0 million, and the Mexican regulatory authorities accepted such estimate. The Company estimates that, based on its business plan, its proportionate share of the Common Cost Charges will total approximately $30.0 million for the first seven years of operation following interconnection. These Common Cost Charges will likely be lower during the initial years of operation but will increase in subsequent years as the Company's use of Telmex's network increases. In addition, the Mexican regulatory authorities currently require the Concessionaires to pay Telmex approximately 58% of the settlement rate on every incoming international call, in addition to a high access fee for routing calls through Telmex's network. Telmex and three of the Concessionaires already interconnected with Telmex (Alestra, Miditel and Avantel) have initiated administrative proceedings before the SCT in which Telmex is requesting an increase in the Common Cost Charges and full payment in a single installment, and the three Concessionaires are seeking a reduction in the Common Cost Charges and payment on an installment basis over a period of time as well as a reduction in the Additional Charges. Resolution of these actions is still pending and any determination will apply to the Company. There can be no assurance that the Concessionaires will not be required to pay these or other higher charges to Telmex in the future, whether in a single or several installments. In addition, the U.S. partners of Alestra and Avantel have also objected to delays in reducing Telmex's high basic rate charged for incoming international calls, now at 37.5 cents per minute on average. Any increase in Common Cost Charges or Additional Charges or a requirement that the Company pay its portion of the Common Cost Charges in a single payment, whether pursuant to the current administrative proceedings or otherwise, could materially adversely affect the Company's business, financial condition and results of operations, as well as its ability to satisfy its obligations (including with respect to the Notes). See " -- Substantial Indebtedness."

RISKS RELATED TO THE MEXICAN CONCESSION

     The terms of the Mexican Concession are subject to regulation by the Mexican government. There can be no assurance that additional concessions to provide services similar to those expected to be provided by the Company will not be granted to additional competitors, or that the value of the Mexican Concession will not otherwise be affected by government action. The Mexican government also has authority to temporarily seize all assets related to the Mexican Concession in the event of natural disaster, war, significant public disturbance or threats to internal peace and for other reasons of economic or public order. In addition, the Mexican government has the statutory right to expropriate any concession and claim all assets related thereto for reasons of public interest. Mexican law provides for compensation in connection with losses and damages related to temporary seizure or expropriation. However, there can be no assurance as to the adequacy or timing of compensation obtained in any such case.

     Under the terms of the Mexican Concession, the Company must satisfy several conditions. There can be no assurances that the Company will be able to comply with such terms. Moreover, the failure of the Company to comply with such terms could cause a termination of the Mexican Concession, and the Mexican government would not be required to compensate the Company for such a termination. Such a termination would prevent the Company from engaging in its proposed business and would likely prevent the Company from having the ability to repay the Notes.

SUBSTANTIAL GOVERNMENT REGULATION

     GENERAL. The global telecommunications industry is subject to international treaties and agreements and to laws and regulations which vary from country to country. Enforcement and interpretation of these treaties, agreements, laws and regulations can be unpredictable and are often subject to informal views of government officials and ministries that regulate telecommunications in each country. In certain countries, including certain of the Company's target Latin American markets, such government officials and ministries may be subject to influence by the local PTT.

     The Company has pursued and expects to continue to pursue a strategy of providing its services to the maximum extent it believes to be permissible under applicable laws and regulations. To the extent that the interpretation or enforcement of applicable laws and regulations is uncertain or unclear, the Company's aggressive strategy may result in the Company (i) providing services or using transmission methods that are found to violate the laws or regulations of those countries where it operates or plans to operate or (ii) failing to obtain approvals or make filings subsequently found to be required under such laws or regulations. If the Company's interpretation of applicable laws and regulations proves incorrect, it could lose, or be unable to obtain, regulatory approvals necessary to provide certain of its services or to use certain of its transmission methods or to lose its investments in that country. There can be no assurance that the Company will not be subject to fines, penalties or other sanctions, including being denied the ability to offer its products and services, as a result of violations, regardless of whether such violations are knowing or willful and regardless of whether such violations are corrected. To the Company's knowledge, it is not currently subject to any material regulatory inquiry or investigation.

     In numerous countries where the Company operates or plans to operate, local laws or regulations limit the ability of telecommunication companies to provide telecommunications services in competition with state-owned or state-sanctioned monopoly carriers. There can be no assurance that future regulatory, judicial, legislative or political considerations will permit the Company to offer all or any of its products and services in such countries, that regulators or third parties will not raise material issues regarding the Company's compliance with applicable laws or regulations, or that such regulatory, judicial, legislative or political decisions will not have a material adverse effect on the Company. If the Company is unable to provide the services which it presently provides or intends to provide or to use its existing or contemplated transmission methods due to its inability to obtain or retain the requisite governmental approvals for such services or transmission methods or because it is subjected to adverse regulatory inquiry, investigation or action, or for any other reason related to regulatory compliance or the lack thereof, such developments could have a material adverse effect on the Company's business, financial condition and results of operations.

     On February 15, 1997, the United States and 68 other members of the WTO agreed to open their respective telecommunications markets to competition and foreign ownership and to adopt regulatory measures to protect market entrants against anticompetitive behavior by dominant telephone companies (the "WTO Agreement"). Although the Company believes that the WTO Agreement could provide the Company with significant opportunities to compete in markets that were not previously accessible, reduce its costs and provide more reliable services, it could also provide similar opportunities to the Company's competitors. There can be no assurance that the pro-competitive effects of the WTO Agreement will not have a material adverse effect on the Company's business, financial condition and results of operations or that members of the WTO will implement the terms of the WTO Agreement.

     UNITED STATES. In the United States, to the extent that the Company offers services as a carrier, the provision of the Company's services is subject to the Communications Act of 1934, as amended (the "Communications Act"), the 1996 Telecommunications Act and the regulations of the FCC thereunder. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, to the extent that the interpretation or enforcement of applicable laws and regulations is uncertain or unclear, the Company's aggressive strategy may result in the Company (i) providing services or using transmission methods that are found to violate the Communications Act or FCC regulations or (ii) failing to obtain approvals or make filings subsequently found to be required under such laws or regulations. If the Company's interpretation of applicable laws and regulations proves incorrect, it could lose, or be unable to obtain, regulatory approvals necessary to provide certain of its services or to use certain of its transmission methods. There can be no assurance that the Company will not be subject to fines, penalties or other sanctions as a result of violations regardless of whether such violations are knowing or willful and regardless of whether such violations are corrected. There can be no assurance that if the Company's interpretation of applicable laws and regulations proves incorrect and/or if the Company is subject to fines, penalties or other sanctions as a result, that these events will not have a material adverse effect on the Company's business, financial condition and results of operations.

     UNITED STATES INTERNATIONAL LONG DISTANCE SERVICES. To the extent the Company offers services as a carrier, it is subject to FCC rules requiring authorization from the FCC prior to leasing international capacity, acquiring international facilities, and/or purchasing switched minutes, and initiating international service between the United States and foreign points, as well as to FCC rules which also regulate the manner in which the Company's international services may be provided, including the circumstances under which the Company may provide international switched services by using private lines or routing traffic through third countries. FCC rules also require prior authorization before transferring control of or assigning FCC authorizations, and impose various reporting and filing requirements on companies providing international services under an FCC authorization. In order to offer international long distance services, the Company is also required to file, and has filed, with the FCC a tariff containing the rates, terms and conditions applicable to its international telecommunications services. The Company has a continuing obligation to ensure that the tariffs accurately reflect the terms and conditions associated with its service offerings. The Company is also required to file certain carrier to carrier agreements with the FCC. The FCC also requires carriers such as the Company to report any affiliations, as defined by the FCC, with foreign carriers. The FCC may also impose restrictions on affiliations with certain foreign telecommunications companies. Failure to comply with the FCC's rules could result in fines, penalties or forfeiture of the Company's FCC authorizations, each of which could have a material adverse effect on the Company business, financial condition and results of operations.

     As noted above, the FCC imposes on entities authorized to provide telecommunications services prior approval requirements for "transfers of control," including pro forma transfers. These prior approval requirements may delay, prevent or deter a change in control of the Company.

     THE FCC'S PRIVATE LINE RESALE POLICY. The FCC's private line resale policy currently prohibits a carrier from reselling international private leased circuits to provide switched services (known as "ISR") to or from a country unless the FCC has designated that country as one that affords U.S. carriers equivalent opportunities to engage in similar activities in that country or that the country is a member of the WTO and the local PTT offers U.S. carriers settlement rates at or below the FCC-prescribed benchmark for terminating the U.S. carriers' traffic. Thus far, the FCC has found that Australia, Austria, Belgium, Canada, Denmark, France, Germany, Japan, Luxembourg, The Netherlands, New Zealand, Norway, Sweden, Switzerland and the United Kingdom meet this standard. In separate proceedings, the FCC is considering applications to engage in ISR between the United States and other countries, including Chile and Mexico. There can be no assurance, however, that the FCC or any other country's regulatory authority will change their policies in a way that would have a beneficial impact on the Company or that would not have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, it is possible, although not likely, that the FCC could take the view that certain arrangements by which the Company provides international services do not comply with the existing Private Line Resale Policy. If the FCC, on its own motion or in response to a challenge filed by a third party, determines that such arrangements do not comply with FCC rules, among other measures, it may issue a cease and desist order, impose fines on the Company or, in extreme circumstances, revoke or suspend its FCC authorizations.

     THE FCC'S POLICIES ON TRANSIT AND REFILE. The FCC is currently considering a 1995 request (the "1995 Request") to limit or prohibit the practice whereby a carrier routes, through its facilities in a third country, traffic originating from one country and destined for another country. The FCC has permitted third country calling where all countries involved consent to the routing arrangements (referred to as "transiting"). Under certain arrangements referred to as "refiling," the carrier in the destination country does not consent to receiving traffic from the originating country and does not realize the traffic it receives from the third country is actually originating from a different country. The FCC to date has made no pronouncement as to whether refiling arrangements are inconsistent with U.S. or International Telecommunications Union ("ITU") regulations, although it is considering these issues in connection with the 1995 Request. The

Company believes that it is possible, although not likely, that the FCC will determine that refiling violates U.S. and/or international law, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     INTERNATIONAL SETTLEMENTS POLICY. The International Settlements Policy (the "ISP") establishes the framework governing U.S. carriers' relationships with their foreign correspondents. Specifically, the ISP governs the settlements between U.S. carriers and their foreign correspondents of the cost of terminating traffic over each other's networks and prevents foreign carriers from discriminating among U.S. carriers in bilateral accounting rate negotiations. The ISP requires: (1) the equal division of accounting rates; (2) non-discriminatory treatment of U.S. carriers; and (3) proportionate return of inbound traffic. The FCC recently enacted certain changes in its rules designed to permit alternative arrangements outside of its ISP as a means of encouraging competition and achieving lower, cost-based accounting rates as foreign markets deregulate. Specifically, the FCC has decided to allow U.S. carriers, subject to certain competitive safeguards, to propose methods to pay for international call termination that deviate from traditional bilateral accounting rates and the ISP. The FCC has also established lower ceilings ("benchmarks") for the rates that U.S. carriers can pay foreign carriers for the termination of international services. Moreover, the FCC recently changed its rules to implement the WTO Agreement, in part by allowing U.S. carriers, under certain circumstances, to accept special concessions from foreign carriers. While these rule changes provide the Company with more flexibility to respond more rapidly to changes in the global telecommunications market, they also provide similar flexibility to the Company's competitors.

     UNITED STATES DOMESTIC LONG DISTANCE SERVICES. The Company provides domestic long distance service in the United States as a result of its Prepaid Card business. The Company's ability to provide domestic long distance service in the United States is subject to regulation by the FCC and relevant state Public Service Commissions ("PSCs") that regulate the offering of interstate and intrastate telecommunications services, respectively. No formal authority is required for the offering of interstate services. The Company and its subsidiary, MSN, however, are required by the FCC to file tariffs listing the rates, terms and conditions of domestic long distance services provided. MSN has a tariff on file with respect to domestic long distance services. The FCC adopted an order on October 29, 1996 (the "October 29, 1996 Order") eliminating the requirement that non-dominant interstate carriers, such as the Company, maintain FCC tariffs. However, on February 13, 1997, the U.S. Court of Appeals for the DC Circuit stayed the October 29, 1996 Order, pending judicial review of the order. No final decision has been rendered on the appeal.

     Prior to the initiation of intrastate service, depending on the state, the Company generally must obtain certification from or register with the relevant state PSC. Providers of intrastate services may also be required to file tariffs or rate schedules, and may be subject to certain reporting obligations with the relevant PSC. Telscape has obtained the authorizations or has registered with state regulatory authorities in approximately 40 states. MSN has certification in eight states, plus pending applications in two additional states. Failure to comply with state law and/or the rules, regulations and policies of the PSCs may result in challenges by third parties, and/or actions by the PSCs including conditioning, modifying or revoking state authorization to provide telecommunications services within the respective state and/or subject the provider to fines and penalties.

     In addition, the FCC has adopted certain measures to implement the 1996 Telecommunications Act that will impose new regulatory requirements, including the requirement that the Company contribute some portion of its telecommunications revenues to a "universal service fund" designated to fund affordable telephone service for consumers, schools, libraries and rural health care providers. These contributions became payable beginning in 1998 for all interexchange carriers. The contribution percentages for 1998 and the first and second quarters of 1999 equal approximately 3.19% and 3.14%, respectively, of interstate and international gross end user telecommunications revenues for the high cost and low income fund, and approximately 0.72% and 0.76%, respectively, of intrastate, interstate and international gross end user telecommunications revenues for the schools and libraries and health care fund. The Company cannot predict the amount of universal service fund contributions for the remaining quarters of 1999, or thereafter, until the FCC issues contribution factors for such periods.

     MEXICO. The Mexican government enacted a new Federal Telecommunications Law in 1995 (the "FTL") that opened the local and long distance telecommunications service markets to competition and imposed varying levels of regulation on Mexican telecommunications providers. The SCT and the COFETEL oversee the implementation of the FTL. The FTL imposes regulations only on carriers that provide commercial telecommunications services to the public ("public carriers"). Facilities-based public carriers, those that use the radio spectrum, satellite links or any form of land-based cables to provide telecommunications services, must obtain concessions prior to providing service. Concessionaires may also resell the facilities and services of other Concessionaires. Although the FTL provides for the existence of resellers, the Mexican government has not issued the implementing rules and regulations to allow their entry into the market. Consequently, Mexican law does not currently permit pure switched international resale. Companies wishing to offer value-added services need only register with the COFETEL's Telecommunications Registry.

     In addition to the FTL, the Mexican International Long Distance Rules (the "International Rules") establish the specific regulatory framework that governs international long distance services. Among other matters, the International Rules (i) mandate uniform accounting rate and proportionate return for three years for all international traffic; (ii) require Concessionaires to obtain additional specific authorization to install and operate international gateways; (iii) implicitly prohibit ISR for three years; and (iv) regulate international correspondent agreements, which must reflect the uniform accounting rate and proportionate return rules. The International Rules prohibit all telecommunications operators, except those Concessionaires that have obtained the specific authorization from the COFETEL, to install and operate international gateway switches. Concessionaires that have not received authorization from the COFETEL, as well as value-added services providers, cellular concessionaires and paging service providers, cannot directly transmit international switched traffic. To date, the SCT and the COFETEL have granted concessions to 15 companies, including Telmex and Telereunion S.A., for the installation, operation and exploitation of long distance public telecommunications networks, of which eight have received authorization to install and operate international gateway facilities. In addition, the SCT and the COFETEL have granted eight concessions for local switched services as well as numerous registrations for value added services.

     To the extent that the regulatory framework in Mexico continues to evolve, the interpretation or enforcement of applicable laws and regulations is uncertain or unclear.

     Pursuant to the Foreign Investment Law of 1993 ("Foreign Investment Law") and the FTL, concessions for public telecommunication networks may only be granted to Mexican citizens or Mexican companies. Foreign investors may own majority economic interests in Concessionaires but may not own more than 49.0% of the voting ownership interest of the company except for companies that provide cellular service. NAFTA removed certain Mexican restrictions on foreign investment and U.S. companies may now maintain 100% ownership interests in companies that provide value-added services in Mexico. Pursuant to Mexican law, only Mexican citizens or companies incorporated and domiciled in Mexico can register as providers of value-added services.

     The Company is registered with the COFETEL as a value-added services provider through its Mexican subsidiaries. In June 1998, Telereunion S.A. received the Mexican Concession, a 30-year, facilities-based carrier license from the SCT, allowing it to construct and operate a network on which the Company can carry long distance traffic in Mexico. In addition, the Company, through certain of its Mexican subsidiaries, is authorized to provide data and other value-added services in Mexico.

     OTHER LATIN AMERICAN MARKETS. The Company's provision of services elsewhere in Latin America is subject to the developing laws and regulations governing the competitive provision of telecommunications services in each Latin American country in which it provides or seeks to provide services. Each such Latin American country in which the Company currently conducts or intends to conduct business has a different national regulatory scheme. Historically, Latin American countries have prohibited the direct transport and switching of speech in real-time between switched network termination points ("Voice Telephony") except by the PTT. The available opportunities and the requirements for the Company to obtain necessary approvals to offer value-added services, systems integration, or the full range of telecommunications services, including Voice Telephony, vary considerably from country to country. The Company currently plans to provide a limited range of services in certain Latin American countries, and to expand its operations as these markets implement liberalization to permit competition in the full range of telecommunications services. The nature, extent and timing of the opportunity for the Company to compete in these markets will be determined, in part, by the actions taken by the governments in these countries to implement competition and the response of incumbent carriers to these efforts. There can be no assurance that any of these countries will implement competition in the near future or at all, that the Company will be able to take advantage of any such liberalization in a timely manner, or that the Company's operations in any such country will be successful. There can be no assurance that the Company has received all necessary approvals, filed applications for such approvals, received comfort letters or obtained all necessary licenses from the applicable regulatory authorities to offer telecommunications services in the Latin American countries where it currently provides services or those in which it seeks to provide services in the future, or that it will do so in the future. The Company's failure to obtain, or retain necessary approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

     Liberalization in Latin America is proceeding rapidly and the Company seeks to keep pace with competition even where PTTs retain a legally mandated monopoly on Voice Telephony. The Company is currently offering or plans to offer certain systems integration, enhanced services, or value-added services in a number of Latin American countries where the PTT retains the legally mandated monopoly on Voice Telephony. While the Company believes that it will not be found to be offering Voice Telephony in these countries prior to the expiration of the PTT's monopoly on such services, the Company has received no assurance from the respective PTTs or from the respective regulating authorities that this will be the case. It is possible that the Company could be fined, or that the Company's facilities or equipment could be confiscated, or that the Company would not be allowed to provide specific services in these countries, among other sanctions, if the Company were found to be providing Voice Telephony before the date in which the PTT's monopoly on Voice Telephony ceases. Such actions could have a material adverse impact on the Company's business, financial condition and results of operations.

     Moreover, the Company may be incorrect in its assumption that (i) each Latin American country will abolish, on a timely basis, the respective PTT's monopoly to provide Voice Telephony within and between other countries, (ii) deregulation will continue to occur and (iii) the Company will be allowed to continue to provide and to expand its services in the Latin American countries. There can be no assurance that any or all of the Latin American countries will not adopt laws or regulatory requirements that will materially adversely affect the Company. Additionally, there can be no assurance that future regulatory, judicial or legislative changes in any or all of the Latin American markets in which the Company operates or intends to operate will not have a material adverse effect on the Company or that regulators or third parties will not raise material issues with regard to the Company's compliance with applicable laws or regulations. If the Company is unable to provide the services it is presently providing or intends to provide or to use its existing or contemplated transmission methods due to its inability to receive or retain formal or informal approvals for such services or transmission methods, or for any other reason related to regulatory compliance or the lack thereof, such events could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Regulation."

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

     The Company's success depends in significant part upon the continued service of its senior management personnel and certain other employees with longstanding industry relationships and technical knowledge of the Company's operations including, in particular, E. Scott Crist, the Company's President and Chief Executive Officer, and Manuel Landa, the Company's Chairman of the Board. The Company does not maintain any "key person" life insurance. The Company has entered into employment agreements with all of its key members of management.

     The Company's future success also depends on its ability to attract, train, retain and motivate highly skilled personnel. Competition for qualified, high-level telecommunications personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining such personnel. In particular, the Company is seeking to expand its middle-management personnel in certain target markets, where the number of available qualified managers is extremely limited. The loss of the services of one or more of the Company's key personnel, or the failure to attract and retain additional key personnel, could have a material adverse effect on the Company's business, operating results and financial condition. See "Management."

DEPENDENCE ON DISTRIBUTORS

     The Company is dependent on distributors, particularly with respect to sales of its TELEFIESTA (Registered Trademark) Prepaid Cards for international long distance telecommunications services in the United States. Most of the Company's distributors also sell services or products of other companies. Accordingly, there can be no assurance that these distributors will devote sufficient efforts to promoting and selling the Company's services, or that the Company will be able to find capable distributors in the new markets into which it is entering. The failure of these distributors to effectively distribute the Company's TELEFIESTA (Registered Trademark) Prepaid Cards would substantially impair the Company's ability to generate revenues from the sales of these cards, which could have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS ASSOCIATED WITH COLLECTION OF RECEIVABLES; FRAUD

     The Company expends considerable resources to collect receivables from customers who fail to make payments in a timely manner. While the Company continually seeks to minimize bad debt, and at times requires collateral to support accounts receivable from certain customers, the Company's experience indicates that a certain portion of past due accounts receivable will never be collected and that such bad debt is a necessary cost of conducting business. As of March 31, 1998, the Company reserved approximately $215,000 for accounts receivable that are estimated to be uncollectible. In June 1998, one of the Company's significant wholesale customers filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code. As a result, the Company has reserved approximately $540,000 for accounts receivable that are expected to be uncollectible from this customer. There can be no assurance that, with regard to any particular time period or periods or any particular geographic location or locations, uncollectible receivables will not rise significantly above historical or anticipated levels. Any significant increase in uncollectible receivables could have a material adverse effect on the Company's business, financial condition or results of operations. See "-- Dependence on Service Providers for Prepaid Card Services."

     The telecommunications industry has historically incurred losses due to fraud. Although the Company has implemented anti-fraud measures in order to control losses relating to fraudulent practices, there can be no assurance that the Company will be able to control fraud effectively when operating in the international or domestic telecommunications arena. The Company's failure to control fraud effectively could have a material adverse effect on its business, financial condition or results of operations. See "Business -- Customers," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Revenues" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The development and expansion of the Company's network facilities, acquisitions and joint ventures to enter into new markets or expand in existing markets, funding of working capital needs and investment in the Company's management information systems will require significant investments. The Company expects that the net proceeds from the Offerings and cash flow from operations will provide the Company with sufficient capital to fund planned capital expenditures and anticipated losses. There can be no assurance, however, that the Company will not need additional financing sooner than anticipated. In addition, the Company may be required to obtain additional financing in order to repay the Notes at maturity. The need for additional financing will depend on factors such as the rate and extent of the Company's international expansion, increased investment in ownership rights in fiber optic cable, increased acquisitions of new businesses, and increased sales and marketing expenses. In addition, the amount of the Company's actual future capital requirements also will depend upon many factors that are not within the Company's control, including competitive conditions (particularly with respect to the Company's ability to attract incremental traffic or acquire new operations at favorable prices) and regulatory or other government actions. In the event that the Company's plans or assumptions change or prove to be inaccurate or the net proceeds of the Offerings, together with internally generated funds, prove to be insufficient to fund the Company's growth and operations, then some or all of the Company's development and expansion plans, including with respect to the Mexican Network, could be delayed or abandoned, or the Company could be required to seek additional financing.

     The Company may seek to raise such additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to obtain the additional financing or, if obtained, that it will be able to do so on a timely basis or on terms favorable to the Company. The Indenture contains certain restrictive covenants that will affect, and in many respects will significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness and to create liens on its assets. If the Company is able to raise additional funds through the incurrence of debt, and it does so, it would likely become subject to additional restrictive financial covenants. In the event that the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its expansion, which could materially adversely affect the Company's business, results of operations and financial condition and its ability to compete.

DEPENDENCE ON OPERATING AGREEMENTS WITH FOREIGN OPERATORS

     The Company's wholesale long distance business is substantially dependent on its ability to enter into: (i) operating agreements with PTTs in countries that have yet to become deregulated so the Company can terminate traffic in, and receive return traffic from, such countries; (ii) operating agreements with PTTs and emerging carriers in foreign countries whose telecommunications markets have deregulated so it can terminate traffic in such countries; and (iii) interconnection agreements with the PTT in each of the countries where the Company has operating facilities so it can terminate traffic in such countries. The Company believes that it would not be able to serve its customers at competitive prices without such operating or interconnection agreements. Termination of such operating agreements by certain of the Company's foreign carriers or PTTs would have a material adverse effect on the Company's business. Moreover, there can be no assurance that the Company will be able to enter into additional operating or interconnection agreements in the future. The failure to enter into additional agreements could limit the Company's ability to increase its revenues on a profitable basis. See "Business -- Network."

     In many Latin American countries, including Mexico, the jurisdiction of organization of Telereunion S.A., foreign investors such as the Company may be prohibited from owning a majority interest in any local entity providing certain telecommunications services. The result of any such laws or regulations is that the Company may not have a controlling interest in an entity through which substantial investments and operations of the Company are made and conducted.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS

     A significant portion of the Company's operations, employees and assets are located in Mexico. Additionally, expansion into international markets, particularly in Latin America, is a key component of the Company's growth strategy.

     In many international markets, the PTT controls access to the local networks, enjoys better brand name recognition and customer loyalty and possesses significant operational economies, including a larger backbone network and operating agreements with other PTTs. Moreover, PTTs generally have certain competitive advantages due to their close ties with national regulatory authorities, which have, in certain instances, shown reluctance to adopt policies and grant regulatory approvals that would result in increased competition for the local PTT. Pursuit of international growth opportunities may require significant investments for extended periods of time before returns, if any, on such investments are realized. Obtaining licenses in certain target countries may require the Company to commit significant financial resources, which investments may not yield positive net returns in such markets for extended periods of time or ever. In addition, there can be no assurance that the Company will be able to obtain the permits and licenses required for it to operate, obtain access to local transmission facilities or markets or sell and deliver competitive services in these markets.

     In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks associated with conducting business internationally that could have a material adverse effect on the Company's international operations, including its strategy to open additional offices in foreign countries and its ability to repatriate net income from foreign markets. Such risks may include unexpected changes in regulatory requirements, value-added tax, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in certain parts of the world and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws. Although the Company's sales to date have generally been denominated in U.S. dollars, some of the Company's recent contracts are denominated in foreign currencies, and the value of the U.S. dollar in relation to foreign currencies may also materially adversely affect the Company's sales to international customers as well as the cost of procuring, installing and maintaining equipment abroad. To the extent the Company expands its international operations or begins to denominate prices in foreign currencies, the Company will be exposed to increased risks of currency fluctuation. The Company does not currently hedge against the risk of exchange rate fluctuation, but may in the future choose to limit its exposure to foreign currency risk through the purchase of forward foreign exchange contracts or similar hedging strategies. However, there can be no assurance that any foreign currency hedging strategy would be successful in avoiding exchange-related losses. In addition, the Company's business could be materially adversely affected by a reversal in the current trend toward deregulation of telecommunications carriers. In certain countries, into which the Company may choose to expand in the future, the Company may need to enter into a joint venture or other strategic relationship with one or more third parties (possibly with a PTT or other dominant carrier) in order to enter the market and/or conduct its operations successfully. There can be no assurance that such factors will not have a material adverse effect on the Company's future operations and, consequently, on the Company's business, results of operations and financial condition, or that the Company will not have to modify its current business practices. In addition, there can be no assurance that laws or administrative practices relating to taxation, foreign exchange or other matters of countries within which the Company operates will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Certain Factors Relating to Mexico."

DEPENDENCE ON FACILITIES-BASED CARRIERS

     Telephone calls made by the Company's customers are transmitted primarily over lines that the Company leases from facilities-based long distance carriers, many of which are, or may become, competitors of the Company. The Company's ability to maintain and expand its business is dependent upon whether the Company continues to maintain favorable relationships with the facilities-based carriers from which the Company leases transmission lines. Although the Company believes that its relationships with carriers generally are satisfactory, the deterioration or termination of the Company's relationships with one or more of these carriers could have a material adverse effect upon the Company's cost structure, service quality, network diversity, results of operations and financial condition.

     At present, a significant amount of the transmission capacity used by the Company is obtained on a per-call (or usage) basis, subjecting the Company to the possibility of unanticipated price increases and service cancellations. Currently, usage rates generally are less than the rates the Company charges its customers for connecting calls through these lines. To the extent these variable costs increase, the Company may experience reduced or, in certain circumstances, negative margins for some services. As its traffic volume increases between particular international markets, the Company expects to cease using variable usage arrangements and enter into fixed monthly or longer-term leasing arrangements, subject to regulatory constraints. If the Company enters into fixed-cost lease arrangements and incorrectly projects traffic volume in a particular geographic area, the Company may not generate sufficient additional revenue to offset the higher fixed costs. Moreover, certain vendors from which the Company leases transmission lines, including Regional Bell Operating Companies ("RBOCs") and other Local Exchange Carriers ("LECs") in the United States, currently are subject to tariff controls and other price constraints which in the future may be changed. Regulatory proposals are pending that may affect the prices charged by the RBOCs and other LECs to the Company, which could have a material adverse effect on the Company's margins, business, financial condition and results of operations. See "-- Substantial Government Regulation" and "Business -- Regulation."

DEPENDENCE ON SERVICE PROVIDERS FOR PREPAID CARD SERVICES

     The Company has entered into service agreements with certain providers to provide the Prepaid Card switching platform and the telecommunications services related to the Prepaid Cards it markets and sells under the TELEFIESTA (Registered Trademark) brand name. The Company intends to install its own Prepaid Card switching platform in Houston, Texas, utilizing a Nortel DMS-250 switching platform. In addition, the Company intends to use a portion of the net proceeds from the Offerings to expand the Company's network facilities, including the deployment or purchase of Prepaid Card switching platforms in high volume gateway cities such as Houston, New York, Chicago, San Francisco and Los Angeles. There can be no assurance that the Prepaid Card switching platforms will be completed on a timely basis, if at all. Until it installs platforms sufficient to service its Prepaid Card business, the Company will continue to utilize third parties to provide platforms for its Prepaid Card services. The deterioration or termination of the Company's relationships with its platform service providers could have a material adverse effect upon the Company's revenue growth, cost structure, service quality, brand name recognition, network diversity, results of operations and financial condition.

     In May 1998, one of the Company's wholesale long distance customers filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code. For the five months ended May 31, 1998, this customer accounted for approximately 26% of the Company's wholesale revenues and 7% of the Company's overall revenues. Additionally, an affiliate of this customer provided switching services and the Prepaid Card platform and arranged for other carriers to provide telecommunications services for the Prepaid Cards. The Company had paid the affiliate of the customer for the telecommunications services at the time the Prepaid Cards were activated. Because the Company continued to provide service to its Prepaid Card customers by working directly with the underlying service providers, this resulted in the Company paying for certain of the telecommunications services a second time. The overall impact of the bankruptcy filing to the Company's earnings, including additional Prepaid Card services cost, the write-off of uncollectible receivables and the lost margin contribution from the loss of a wholesale customer, is expected to result in a reduction of operating income of approximately $2.5 million to $3.0 million in the second quarter of 1998. This bankruptcy is not expected to have a material impact to the Company's operating results for the third quarter of 1998, and the lost revenues from this customer have been replaced.

RAPID TECHNOLOGICAL DEVELOPMENT

     The markets that the Company services are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. The Company's success is dependent in part upon its ability to enhance existing products, software and services and to develop new products, software and services that meet changing customer requirements on a timely and cost-effective basis. There can be no assurance that the Company can successfully identify new opportunities and develop and bring new products, software and services to market in a timely and cost effective manner, or that products, software, services or technologies developed by others will not render the Company's products, software, services or technologies non-competitive or obsolete. In addition, there can be no assurance that products, software or service developments or enhancements introduced by the Company will achieve or sustain market acceptance or that they will effectively address the compatibility and interoperability issues raised by technological changes or new industry standards.

NEW AND UNCERTAIN MARKETS

     Many of the overseas markets in which the Company currently markets or intends to market telecommunications services are undergoing dramatic changes as a result of privatization and deregulation. As a result of privatization and deregulation, a new competitive environment is emerging in which major telephone companies, media companies and utilities are entering the telecommunications market and forming new alliances which are radically changing the landscape of international and domestic telephone services. Open markets for telecommunications services are expected to evolve in other parts of the world as well. While the Company is focused on exploiting the imbalances brought about by deregulation, the Company frequently enters new markets and is unable to predict how the regulatory environments of such markets will evolve. There can be no assurance that changes in the marketplace and new strategic alliances among companies with greater resources than the Company will not materially adversely affect the Company's ability to continue its efforts to increase its overseas telecommunications customer base and its traffic volume, or its ability to recover the cost of building out its international telecommunications switching and transmission infrastructure.

CUSTOMER CONCENTRATION

     The Company is dependent upon several key customers with respect to its international wholesale business. One of the Company's customers accounted for approximately 28% of its overall revenues for the year ended December 31, 1997. The Company could lose a significant customer for many reasons, including the entrance into the market of significant new competitors with lower rates than the Company, downward pressure on the overall costs of transmitting international calls, transmission quality problems, changes in U.S. or foreign regulations or unexpected increases in the Company's cost structure as a result of expenses related to installing a global network or otherwise. Recently, a wholesale customer of the Company that accounted for approximately 26% of the Company's wholesale long distance revenues for the five months ended May 31, 1998, filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code. The Company has reserved approximately $540,000 for accounts receivable that are expected to be uncollectible from this customer. An affiliate of such customer provided services for the Company's Prepaid Cards. See " -- Dependence on Service Providers for Prepaid Card Services." The Company expects that reserving for these receivables and the loss of wholesale carrier, revenues and gross margin contribution from this customer will negatively affect the Company's earnings and EBITDA for the quarter ended June 30, 1998 and the fiscal year ending December 31, 1998. The Company seeks to mitigate the risk of customer concentration by expanding its wholesale customer base. However, there can be no assurance that the Company will be able to attract and retain new wholesale customers or that such customers will not experience similar financial difficulties, default on their payment obligations or choose to route their traffic through a carrier other than Telscape, any of which would have a material adverse effect on the Company's business and results of operations. See "-- Risks Associated with Collection of Receivables; Fraud."

RISK OF DEFAULT UNDER EXISTING LEASE AGREEMENTS; DEPENDENCE ON KEY SUPPLIERS

     Certain of the Company's subsidiaries have entered into financing agreements with an equipment lessor. These agreements permit the lessor, upon the occurrence of certain events of default, to accelerate the entire unpaid balance of amounts loaned to those subsidiaries for the purchase of switching equipment and to foreclose on the equipment securing such obligations. Accordingly, any failure by these subsidiaries to make payments when due on such loans or to comply with certain affirmative and negative covenants set forth in the agreements could materially adversely affect the Company's business, financial condition and results of operation as well as its ability to provide services through the use of these switches. For a more detailed discussion of these agreements, see "Summary of Certain Indebtedness -- Equipment Leases."

COVENANTS

     Upon consummation of the Notes Offering, the Indenture will contain numerous financial and operating covenants that will limit the discretion of the Company's management with respect to certain business matters. These covenants will place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, and to sell or otherwise dispose of assets and merge or consolidate with other entities. A failure to comply with the obligations contained in the Indenture could result in an event of default under the Indenture, which could result in acceleration of the Notes and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions.

PROPRIETARY RIGHTS

     The Company relies on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology and trade names. The Company believes that "Telscape" and the "TELEFIESTA" (Registered Trademark)Prepaid Cards, as well as the names and logos associated with other of its services and products have achieved significant brand awareness among its targeted markets, and the Company intends to protect and defend its name, servicemarks and trademarks in the United States and internationally. The Company has achieved registration for the "TELEFIESTA" (Registered Trademark) mark and has filed for protection of the "Telscape" name and logo, and Telereunion S.A., has a national trademark registration in Mexico for "TELEREUNION." There can be no assurance that the Company's trademark applications will result in any trademark registrations. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or other proprietary rights, or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

     The Company is not aware of any third party challenges to the validity of its trademarks, trademark applications, or of any claim by a third party of trademark infringement with respect to its products, marks, registrations or applications for registration. There can be no assurance that the Company's efforts to protect its proprietary rights in the United States or other countries will be successful. There can be no assurance that challenges or claims will not be asserted in the future, or that the Company will have sufficient funds to withstand such challenges or claims, regardless of their merit. There can be no assurance that, if registered, any trademark will be held valid and enforceable if challenged. The Company's inability to protect its proprietary rights or continue to use its marks could have a material adverse effect on the Company's operations. In addition, there can be no assurance that licenses for any intellectual property that might be required in connection with the Company's development of its services or products would be available on reasonable terms if at all.

     Although the Company does not believe that its products infringe the proprietary rights of any third parties, and no third parties have asserted patent infringement or other such claims against the Company, there can be no assurance that third parties will not assert such claims against the Company in the future or that any such claims will not be successful. The Company is aware that patents have been recently granted to others based on fundamental technologies in the communications, multimedia and Internet telephony areas and patents may be issued which relate to fundamental technologies incorporated in the Company's services and products. Because patent applications in the United States are not publicly disclosed until the relevant patent is issued, applications may have been filed which, if issued as patents, could relate to the Company's services and products. The Company could incur substantial costs and diversion of management resources in defending or pursuing any claims relating to proprietary rights, which could have a material adverse effect on the Company's business, financial condition or results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block the Company's ability to provide services or products in the United States or other countries. Such a judgment could have a material adverse effect on the Company's business, financial condition or results of operations.

CONTROL BY PRINCIPAL STOCKHOLDERS

     As of July 21, 1998, the officers and directors of the Company beneficially owned approximately 59.3% of the Company's Common Stock on a fully diluted basis. Upon consummation of the Equity Offering, such officers and directors will beneficially own approximately 41.4% of the Company's Common Stock on a fully diluted basis (assuming no exercise of the Underwriters' over-allotment option). Accordingly, the Company's officers and directors are likely to continue to exercise control or substantial influence over the Company's affairs, business and election of members of the Company's Board of Directors. See "Principal and Selling Stockholders."

IMPACT OF THE YEAR 2000 ISSUE

     The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year, resulting in date-sensitive software having the potential to recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. In anticipation of the year 2000, management has developed a plan to review software that was internally developed or externally purchased or licensed, and also to review with its key vendors and service providers their software, for compliance with Year 2000 processing requirements. If the systems of other companies on whose services the Company depends or with whom the Company's systems interface are not Year 2000 compliant, there could be a material adverse effect on the Company.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby, nor will any such proceeds be available for use by it or for its benefit.

                                DIVIDEND POLICY

     The Company has paid no cash dividends since 1996. The Company currently intends to retain all future earnings for use in the operation of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The declaration and payment in the future of any cash dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the earnings, capital requirements and financial position of the Company, existing and/or future loan covenants and general economic conditions. In addition, the Indenture governing the Notes will place limitations on the Company's ability to pay dividends or make any other distributions on the Common Stock. In addition, the Company's ability to pay dividends may be adversely affected if, in the future, the Mexican government were to impose restrictions on the Company's ability to repatriate profits. See "Risk Factors -- Certain Factors Relating to Mexico."

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock traded on the NASDAQ Small Cap Market under the symbol "PTMC" from August 10, 1994 until June 28, 1996, when it began trading under the symbol "TSCP." The Company's Common Stock began trading on the Nasdaq NMS on July 31, 1998. The following table sets forth, for the periods indicated, the range of the high and low sales prices for the Common Stock (i) as reported by the NASDAQ Small Cap Market, Inc. for periods prior to July 31, 1998 and (ii) as reported by the Nasdaq NMS for periods beginning July 31, 1998. These prices do not include retail markups, markdowns or commissions.

                                         HIGH        LOW
                                       ---------  ---------
1996
First Quarter........................  $   4.500  $   2.500
Second Quarter.......................      6.875      3.000
Third Quarter........................      7.125      3.875
Fourth Quarter.......................      4.875      3.125
1997
First Quarter........................      3.750      2.000
Second Quarter.......................      4.250      2.625
Third Quarter........................      10.75      3.688
Fourth Quarter.......................      15.25      7.500
1998
First Quarter........................     17.625       8.25
Second Quarter.......................    23.1875     14.125
Third Quarter (through August 5,
  1998)..............................     16.375     13.125

     As of August 5, 1998, there were approximately 97 holders of record of the Company's Common Stock.

                                 CAPITALIZATION

     The following table sets forth Telscape's capitalization as of March 31, 1998 (i) on an actual basis, (ii) on an as adjusted basis giving effect to the sale of the 3,400,000 shares of Common Stock in the Equity Offering and the application of the estimated net proceeds therefrom and (iii) on an as adjusted basis giving effect to the Equity Offering and the issuance and sale by the
Company of $125.0 million of     % Senior Notes due 2008 in the Notes Offering
and the application of the estimated net proceeds from the Offerings.

                                                     AS OF MARCH 31, 1998
                                        ----------------------------------------------
                                                      AS ADJUSTED         AS ADJUSTED
                                        ACTUAL     EQUITY OFFERING(1)    OFFERINGS(2)
                                        -------    ------------------    -------------
                                                    (DOLLARS IN THOUSANDS)
Cash and cash equivalents............   $ 2,882         $ 46,774           $ 166,413
Current maturities of long-term
  obligations........................     1,747            1,747               1,747
Long-term debt (less current
  portion):
          % Senior Notes due 2008....     --            --                   125,000
     Notes payable and capital lease
       obligations, net of current
       portion.......................     2,548            2,548               2,548
                                        -------    ------------------    -------------
               Total long-term
                  debt(3)............     2,548            2,548             127,548
Series B non-voting,
  non-participating preferred stock,
  par value $.001 per share, 380,000
  shares authorized, no shares issued
  and outstanding....................     --            --                   --
Stockholders' equity:
     Preferred stock, par value $.001
       per share, 5,000,000 shares
       authorized; without defined
       preference rights.............     --            --                   --
     Series A preferred stock, par
       value $.001 per share,
       1,000,000 shares authorized...     --            --                   --
     Common stock, par value $.001
       per share, 25,000,000 shares
       authorized, 4,667,548 and
       8,067,548 shares issued and
       outstanding...................         5                8                   8
     Additional paid-in capital......    29,310           73,199              73,199
     Accumulated deficit.............    (1,737)          (1,737)             (1,737)
     Treasury Stock..................      (375)            (375)               (375)
                                        -------    ------------------    -------------
          Total stockholders'
             equity..................    27,203           71,095              71,095
                                        -------    ------------------    -------------
          Total capitalization.......   $29,751         $ 73,643           $ 198,643
                                        =======    ==================    =============

------------

(1) As adjusted to give effect to the Equity Offering (excluding the Underwriters' over-allotment option), assuming a price of $14.00 per share of Common Stock.

(2) As adjusted to give effect to the Equity Offering (excluding the Underwriters' over-allotment option), assuming a price of $14.00 per share of Common Stock, and the Notes Offering.

(3) Excludes $11.2 million in additional indebtedness which the Company incurred subsequent to March 31, 1998. See "Summary of Certain Indebtedness."

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Consolidated Statements of Operations set forth the historical statements of operations of the Company for the year ended December 31, 1997, as adjusted for the acquisitions of MSN and Integracion, and the related transactions and events described in the notes thereto, as if such transactions and events had been consummated on January 1, 1997.

     Management believes that the assumptions used provide a reasonable basis on which to present such Unaudited Pro Forma Condensed Consolidated Financial Statements. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical Financial Statements and notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Unaudited Pro Forma Consolidated Financial Statements are provided for informational purposes only and should not be construed to be indicative of the Company's results of operations or financial condition had the acquisitions of MSN and Integracion and the transactions and events described above been consummated on the dates assumed, may not reflect the results of operations or financial condition which would have resulted had MSN and Integracion been operated as an integrated part of the Company during such period, and are not necessarily indicative of the Company's future results of operations or financial condition.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                         INTEGRACION
                                                            MSN          (SIX MONTHS      PRO FORMA
                                                        (YEAR ENDED         ENDED        ADJUSTMENTS
                                          TELSCAPE      DECEMBER 31,      JUNE 30,        (SEE NOTE
                                        (HISTORICAL)       1997)            1997)            2)         PRO FORMA
                                        ------------    ------------    -------------    -----------    ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
Revenues.............................     $ 36,154        $ 24,568         $ 4,646          $--          $65,368
Cost of revenues.....................       24,396          24,241           3,381          --            52,018
                                        ------------    ------------    -------------    -----------    ---------
Gross profit.........................       11,758             327           1,265          --            13,350
Selling, general and administrative
  expenses...........................        8,154           1,246             524           (424)(2a)     9,500
                                        ------------    ------------    -------------    -----------    ---------
    Operating income (loss) before
      depreciation and
      amortization...................        3,604            (919)            741            424          3,850
Depreciation and amortization........          622              35              22            478(2b)      1,157
                                        ------------    ------------    -------------    -----------    ---------
    Operating income (loss)..........        2,982            (954)            719            (54)         2,693
Interest income (expense), net.......          (95)                             33           (161)(2c)      (223)
Other income (expense)...............         (137)             (3)             17          --              (123)
                                        ------------    ------------    -------------    -----------    ---------
    Income (loss) before income
      taxes..........................        2,750            (957)            769           (215)         2,347
Provision for income taxes...........          (84)         --                (290)           385(2d)         11
                                        ------------    ------------    -------------    -----------    ---------
    Income (loss) before minority
      interests......................        2,666            (957)            479            170          2,358
Minority interests...................            6          --              --              --                 6
                                        ------------    ------------    -------------    -----------    ---------
    Net income (loss)................     $  2,672        $   (957)        $   479          $ 170        $ 2,364
                                        ============    ============    =============    ===========    =========
Earnings per share (note 2e):
    Basic............................     $   0.68                                                       $  0.59
    Diluted..........................     $   0.53                                                       $  0.44

    The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

1)  GENERAL:

     The unaudited pro forma condensed consolidated statements of operations of the Company for the year ended December 31, 1997 reflect the Company's historical statement of operations adjusted to include the operations of: (i) MSN, acquired effective January 1, 1998, and (ii) Integracion, acquired effective July 1, 1997, as if each of those acquisitions were consummated effective January 1, 1997.

     The unaudited pro forma condensed consolidated financial statements and the notes thereto are based upon available information and certain estimates and assumptions related to the accounting for the acquisition of MSN that are subject to final determination. The pro forma financial information is not necessarily indicative of the results that would have occurred had such transactions actually taken place at the beginning of the periods specified nor does such information purport to project the Company's financial position or results of operations for any future date or period.

2) PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS ADJUSTMENTS FOR THE YEAR ENDED DECEMBER 31, 1997

     a) Reflects the reduction in salaries and bonuses earned by officers of MSN which exceeds the amounts to which they have agreed prospectively.

     b) Reflects the amortization of goodwill and depreciation expense, resulting from the step-up in assets and recognition of goodwill on the MSN and Integracion acquisitions, for the period from January 1, 1997 to the effective date of the respective acquisition.

     c) Reflects interest expense on the promissory notes issued to the sellers in connection with the acquisition of Integracion and MSN, for the period from January 1, 1997 to the effective date of the respective acquisition.

     d) Reflects the income tax benefit on MSN as if MSN were a C-corporation from January 1, 1997. MSN was an S-corporation when it was acquired by the Company. Additionally, reflects the income tax effect of the pro forma adjustments described in items a) through c) above.

     e) Reflects the 100,000 shares of Common Stock issued as part of the consideration paid for MSN and reflects an adjustment to net income for common stockholders relating to interest expense on convertible notes issued as part of the consideration paid for Integracion, as if such Common Stock and convertible notes were issued on January 1, 1997.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table sets forth certain consolidated financial information for the Company for (i) the years ended December 31, 1993, 1994, 1995, 1996 and 1997, which have been derived from the Company's audited consolidated financial statements and notes thereto, which in the case of the Consolidated Statement of Operations and Consolidated Statement of Cash Flows for each of the three years ended December 31, 1995, 1996 and 1997 and the Consolidated Balance Sheet Data for each of the two years ended December 31, 1996 and 1997 are included elsewhere in this Prospectus and (ii) for the three months ended March 31, 1997 and 1998. The selected consolidated financial data for the three months ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company's consolidated financial statements and notes thereto appearing elsewhere herein, and in the Company's Form 10-K for the year ended December 31, 1994 and is qualified in its entirety by the other financial information appearing elsewhere in this Prospectus.

                                                                                                         THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                              MARCH 31,
                                       ---------------------------------------------------------    ----------------------------
                                         1993       1994       1995       1996          1997            1997            1998
                                       ---------  ---------  ---------  ---------   ------------    ------------    ------------
                                                                                                            (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE INFORMATION)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA(1):
  Revenues...........................  $   1,722  $     972  $   1,108  $   5,705    $   36,154      $    3,771      $   33,399
  Cost of revenues...................        887        439        619      3,041        24,396           2,525          28,334
                                       ---------  ---------  ---------  ---------   ------------    ------------    ------------
  Gross profit.......................        835        533        489      2,664        11,758           1,246           5,065
  Selling, general and administrative
   expenses..........................      1,470      1,032      1,349      4,159         8,154           1,478           2,277
                                       ---------  ---------  ---------  ---------   ------------    ------------    ------------
  Operating income (loss) before
   depreciation and amortization.....       (635)      (499)      (860)    (1,495)        3,604            (232)          2,788
  Depreciation and amortization......         23         36         48        264           622             154             569
                                       ---------  ---------  ---------  ---------   ------------    ------------    ------------
  Operating income (loss)............       (658)      (535)      (908)    (1,759)        2,982            (386)          2,219
  Interest income (expense), net.....        (84)        23        230         15           (95)             (3)            (56)
  Other income (expense), net........        (14)       (18)        (2)        99          (137)             29             (74)
                                       ---------  ---------  ---------  ---------   ------------    ------------    ------------
  Income (loss) before income taxes
   and minority interests............       (756)      (530)      (680)    (1,645)        2,750            (360)          2,089
  Income tax benefit (expense).......     --         --         --             53           (84)             32            (963)
                                       ---------  ---------  ---------  ---------   ------------    ------------    ------------
  Income (loss) before minority
   interests.........................       (756)      (530)      (680)    (1,592)        2,666            (328)          1,126
  Minority interests.................        360        (18)         7         (6)            6               4             (12)
                                       ---------  ---------  ---------  ---------   ------------    ------------    ------------
  Net income (loss)..................  $    (396) $    (548) $    (673) $  (1,598)   $    2,672      $     (324)     $    1,114
                                       =========  =========  =========  =========   ============    ============    ============
EARNINGS (LOSS) PER SHARE:
  Basic..............................  $   (0.81) $   (0.44) $   (0.36) $   (0.52)   $     0.68      $    (0.08)     $     0.25
  Weighted average shares
   outstanding.......................    491,303  1,254,689  1,890,442  3,046,594     3,903,470       3,935,969       4,371,464
  Diluted(2).........................     N/A        N/A        N/A        N/A       $     0.53         N/A          $     0.15
  Weighted average shares outstanding
   for diluted calculation...........     N/A        N/A        N/A        N/A        5,152,211         N/A           7,779,177
OTHER OPERATING DATA(1):
  EBITDA(3)..........................       (635)      (499)      (860)    (1,495)        3,604            (232)          2,788
  Ratio of debt to EBITDA............     --         --         --         --              0.88         --                 1.54
  Capital expenditures...............         22         24         46        441         1,682             394           3,642
  Ratio of earnings to fixed
   charges(4)........................     --         --         --         --              9.03         --                18.39

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                       31

                                                           DECEMBER 31,
                                       -----------------------------------------------------   MARCH 31,
                                         1993       1994       1995       1996       1997        1998
                                       ---------  ---------  ---------  ---------  ---------   ---------
CONSOLIDATED BALANCE SHEET DATA(1):
Cash, cash equivalents and short term
  investments........................  $      98  $   4,509  $   3,645  $     495  $   4,734    $ 2,882
Working capital......................       (777)     4,817      4,081      1,813      3,669        426
Property and equipment, net..........        168        156        154        983      2,679      5,344
Goodwill and other intangibles,
  net................................     --         --         --          3,246     17,674     23,324
Total assets.........................        521      5,335      4,498      9,371     39,635     47,940
Total long-term debt.................        445     --         --         --          2,676      2,548
Total stockholders' equity
  (deficit)..........................       (812)     4,446      3,590      5,765     22,088     27,203

------------

(1) The Company's historical financial statements include the operations of its subsidiaries from their respective effective dates of acquisition, or inception in the case of poolings, as follows: Telscape USA, -- April 10, 1996, Telereunion S.A. -- May 10, 1996; Integracion -- July 1, 1997;
    N.S.I. -- October 1, 1997; and MSN -- January 1, 1998. INTERLINK'S operations will be included beginning June 1, 1998.

(2) Diluted earnings per share for the years ended December 31, 1993, 1994, 1995, and 1996 and the three months ended March 31, 1997 were not provided as inclusion of additional shares under a diluted analysis for loss periods is inappropriate due to the anti-dilutive effect. For purposes of diluted earnings per share, interest expense on convertible notes assumed to have been converted into common shares was added back to net income as follows:
    $42 and $21 for the historical year ended December 31, 1997 and the historical three months ended March 31, 1998, respectively.

(3) EBITDA represents net earnings (loss) before interest, income taxes, depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. In addition, the Company believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund cash needs.

(4) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations, before income taxes and fixed charges of the Company and its subsidiaries. Fixed charges consist of the Company's and subsidiaries' interest expense and the portion of rent expense representative of an interest factor. For the years ended December 31, 1993, 1994, 1995 and 1996, and the three months ended March 31, 1997, earnings were insufficient to cover fixed charges by $894, $631, $724, $1,817 and $387, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED ELSEWHERE IN THIS PROSPECTUS. CERTAIN INFORMATION CONTAINED BELOW AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION WITH RESPECT TO THE COMPANY'S PLANS AND STRATEGY FOR ITS BUSINESS, ARE FORWARD-LOOKING STATEMENTS. SEE "NOTE REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW

     Telscape is a rapidly growing emerging multinational telecommunications carrier focused on Latin America. The Company provides international wholesale long distance services for calls originating in the United States and terminating in markets in Latin America. As a way to generate increased international long distance traffic to countries it serves, the Company markets long distance services principally to Hispanic consumers in the United States through the distribution of Prepaid Cards under the TELEFIESTA (Registered Trademark) brand name. In addition to these wholesale and retail international long distance services, the Company also provides a broad range of systems integration and value-added voice and data services to major public and private sector customers in Mexico.

     Telscape intends to significantly expand its facilities-based telecommunications operations over the next 18 months and to broaden its service offerings in markets where it has established, or expects to establish, a significant presence. In June 1998, Telereunion S.A. received the Mexican Concession, a 30-year, facilities-based carrier license from the Mexican government allowing it to construct and operate a network over which the Company can carry long distance traffic in Mexico. To deliver its services, the Company, through Telereunion S.A., intends to construct the Mexican Network, a 4,025 kilometer combined fiber-optic and microwave long distance network, connecting the United States, the Gulf region of Mexico and targeted Mexican cities. See "Risk Factors -- Construction of the Mexican Network; Construction Costs," "Business -- Services" and "Business -- Network."

     The Company's objectives in constructing the Mexican Network are to: (i) provide on-net capacity to allow growth in its long distance services business;
(ii) increase profitability and lower its costs for switched services by reducing its off-net capacity expenses; and (iii) use the expanded network as a platform to support advanced, bandwidth-intensive data and media applications. The Company estimates that the aggregate cost of constructing the Mexican Network will be approximately $155.0 million over the next 24 months. The principal components of such cost are expected to be: (i) fiber optic cable and microwave, between 25% and 30% of total construction costs; (ii) engineering and construction, between 58% and 63% of total construction costs; (iii) electronics, approximately 8% of total construction costs; and (iv) acquiring rights-of-way, approximately 4% of total construction costs. The Company will seek to acquire rights-of-way from railroads, highway commissions, pipeline owners, utility companies and others. See "Risk Factors -- Construction of the Mexican Network; Construction Costs," "Business -- Services" and
"Business -- Network."

     In May 1996, Telscape began to focus on providing telecommunication services to and in Latin America. The Company acquired all of the stock of Telereunion, the owner of 97.0% of Vextro de Mexico S.A. de C.V. ("Vextro"). Vextro is a Mexico-based systems integration company, with an emphasis on voice solutions. In September 1996, the Company expanded its operations to include international long distance by acquiring Orion Communications, Inc., a U.S.-based reseller of long distance services ("Orion"). In 1997, the Company expanded its systems integration service offerings by acquiring Integracion and N.S.I., both focused on data services and based in Mexico City, Mexico.

     In January 1998, Telscape acquired MSN, a leading provider of Prepaid Cards that are marketed under the TELEFIESTA (Registered Trademark) brand name to Hispanic consumers residing in the United States. The MSN acquisition enhances Telscape's international long distance business by providing a retail platform, enhancing its ability to market additional products and services to Hispanic customers and increasing its ability to generate significant returns of U.S.-outbound traffic to Latin America. The Company plans to leverage the

TELEFIESTA (Registered Trademark) brand recognition in Mexico, El Salvador and other Latin American countries after obtaining the required licenses.

     In May 1998, the Company acquired CMSD for $8.2 million in cash, subject to post-closing adjustments. The CMSD Acquisition provides the Company with a teleport facility in California, thereby enhancing the Company's position as an integrated telecommunications provider and assuring the Company's ability to provide satellite capacity to its targeted markets in Latin America.

     In June 1998, Telereunion S.A. received the Mexican Concession from the SCT. The Company believes that the Mexican Concession will enhance its service offerings to business customers in Mexico while allowing it to reduce its cost of international termination in Mexico.

     Telscape intends to capitalize on the deregulating markets of Latin America by providing international long distance services to and from targeted Latin American countries. The Company also intends to position itself as an integrated telecommunications provider in Mexico through the construction of the Mexican Network under its recently granted Mexican Concession. The Company believes that owning a long distance network in Mexico, combined with an expanding international telecommunications network, will increase the percentage of minutes of traffic carried on-net, enable it to increase margins and profitability and ensure quality of service on both international and domestic long distance traffic. See "Business -- Network."

REVENUES

     During 1997, the Company derived its revenues principally from the provision of systems integration and value-added services in Mexico and from the sale of U.S. outbound international long distance services to Latin America. In the first quarter of 1998, with the addition of Prepaid Card revenues generated by recently acquired MSN, the Company's revenue mix changed.

     The Company provides systems integration services to private and public sector customers in Mexico. Revenues are derived from the sale of equipment and value-added services. Revenues from this business have grown significantly through both internal growth and strategic acquisitions in 1996 and 1997.

     The Company provides international long distance services to wholesale customers. Revenues are derived from the number of minutes of use (or fraction thereof) billed by the Company and are recorded upon completion of calls. For the year ended December 31, 1997, one wholesale customer, Communications Distributors, Inc., accounted for approximately 28% of the Company's overall revenues.

     The Company also provides domestic and international long distance services through the sale of Prepaid Cards. The Company has in the past entered into, and may in the future enter into, arrangements with third parties whereby these parties provide, at a fixed cost to the Company, the long distance telecommunications services for the Prepaid Cards that the Company sells. The Company recognizes revenues from the sale of Prepaid Cards under these agreements at the time of shipment. In other cases, third parties provide telecommunications services for the Prepaid Cards based on customer usage. The Company recognizes revenues from the sale of Prepaid Cards under these agreements at the time of customer usage.

     In May 1998, one of the Company's wholesale long distance customers filed for petition for relief under Chapter 11 of the Bankruptcy Code. For the five months ended May 31, 1998, this customer accounted for approximately 26% of the Company's wholesale long distance revenues and 7% of the Company's overall revenues. Additionally an affiliate of this customer provided switching services and the Prepaid Card platform and arranged for other carriers to provide telecommunications services for the Prepaid Cards. The Company had paid the affiliate of this customer for these services at the time the Prepaid Cards were activated. Because the Company continued to provide service to its Prepaid Card customers by working directly with the underlying service providers, this resulted in the Company's paying for certain of the telecommunication services on the Prepaid Cards a second time. The overall impact of the bankruptcy filing to the Company's earnings, including additional Prepaid Card services costs, the write-off of uncollectible receivables and the lost margin contributions from the loss of a wholesale customer, is expected to result in a reduction of operating income of approximately $2.5 million to $3.0 million in the second quarter of 1998. This bankruptcy is not expected to have a material impact to the operating results for the third quarter of 1998, and the lost revenues from this customer have been replaced.

GROSS MARGIN

     The Company has enjoyed strong gross profits from its international long distance and systems integration services to date; however, as these markets become more competitive, the Company may experience a decline in gross profit percentage. The effects of this potential decline are expected to be mitigated by the Company's strategy of focusing on providing long distance services in deregulating markets, particularly in Latin America, and on providing value-added services, where it can enjoy higher gross profit percentages. Gross profits as a percentage of revenues from the Company's newly-acquired Prepaid Card business are significantly lower than those of the wholesale international long distance and systems integration businesses. As such, overall gross profit as a percentage of revenues has declined in the first quarter of 1998 and may continue to decline to the extent that Prepaid Card revenues increase as a percentage of overall revenues.

     The following table sets forth for the periods indicated certain financial data as a percentage of revenues:

                             PERCENTAGE OF REVENUES

                                                 YEAR ENDED                 THREE MONTHS
                                                DECEMBER 31,              ENDED MARCH 31,
                                       -------------------------------  --------------------
                                         1995       1996       1997       1997       1998
                                       ---------  ---------  ---------  ---------  ---------
Revenues.............................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues.....................       55.9       53.3       67.5       67.0       84.8
Gross profit.........................       44.1       46.7       32.5       33.0       15.2
Selling, general and administrative
  expenses...........................      121.7       72.9       22.6       39.2        6.9
Operating income (loss) before
  depreciation
  and amortization...................      (77.6)     (26.2)       9.9       (6.2)       8.3
Depreciation and amortization........        4.3        4.6        1.7        4.0        1.7
Operating income (loss)..............      (81.9)     (30.8)       8.2      (10.2)       6.6
Other income (expense)...............       20.6        2.0       (0.6)       0.7       (0.4)
Income (loss) before income taxes and
  minority interest..................      (61.3)     (28.8)       7.6       (9.5)       6.2
Income tax benefit (expense).........        0.0        0.9       (0.2)       0.9       (2.9)
Income (loss) before minority
  interests..........................      (61.3)     (27.9)       7.4       (8.6)       3.3
Minority interests in subsidiaries...        0.6       (0.1)       0.0        0.0        0.0
Net income (loss)....................      (60.7)     (28.0)       7.4       (8.6)       3.3

RESULTS OF OPERATIONS

     FOR THE THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THE THREE MONTHS
ENDED
     MARCH 31, 1997

     REVENUES increased from $3.8 million in 1997 to $33.4 million in 1998. This increase of $29.6 million, or 779%, was due principally to the acquisition of MSN completed in the first quarter of 1998, increased revenues of wholesale international long distance and, to a lesser extent, the acquisitions of Integracion and N.S.I. completed in the third and fourth quarters of 1997, respectively. In addition, revenues from Vextro for the three months ended March 31, 1998 doubled those for the three months ended March 31, 1997.

     COST OF REVENUES increased from $2.5 million in 1997 to $28.3 million in 1998, or $25.8 million. The 1032% increase in cost of revenues was due principally to the incremental cost of revenues associated with the acquisition of MSN, the increase in the sale of international long distance services and, to a lesser extent, the incremental cost of revenues attributable to the acquisitions of Integracion and NSI. In addition, cost of revenues increased due to the higher sales generated at Vextro. Cost of revenues as a percentage of revenues increased from 67.0% to 84.8%, or 17.8%, due principally to the higher cost of revenues as a percentage of revenues associated with the sale of Prepaid Cards.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ("SG&A") increased from $1.5 million in 1997 to $2.3 million in 1998, or $799,000. The 53% increase in SG&A was due principally to the incremental SG&A related to the operations of Integracion, N.S.I. and MSN and, to a lesser extent, increased staffing at existing operations of Vextro and the wholesale long distance business to meet the additional resource requirements from the growth of these operations.

     Overall, SG&A as a percentage of revenues decreased from 39.2% to 6.9%, or 32.3%. This decrease was due principally to the growth in overall revenues rapidly outpacing the growth in operating expenses and to the lower SG&A as a percentage of revenues required to support MSN's operations.

     DEPRECIATION AND AMORTIZATION increased from $154,000 in 1997 to $569,000 in 1998, or $415,000. This increase was due to an increase in goodwill amortization primarily as a result of (1) the vesting of performance-based warrants issued in connection with the Telereunion acquisition, which resulted in additional goodwill being recognized on December 31, 1997; (2) goodwill recognized on the MSN acquisition completed effective January 1, 1998; and (3) goodwill recognized on the Integracion and NSI acquisitions completed during 1997.

     INTEREST INCOME (EXPENSE), NET decreased from $(3,000) in 1997 to $(56,000) in 1998, or $53,000. This decrease was mainly due to additional interest expense on notes issued in connection with the Integracion and MSN acquisitions.

     OTHER INCOME (EXPENSE), NET decreased from $29,000 in 1997 to $(74,000) in 1998, or $103,000. This decrease was due to a foreign exchange loss in 1998 as compared to a foreign exchange gain in 1997.

     INCOME TAX BENEFIT (EXPENSE) changed from an income tax benefit of $32,000 in 1997 to an income tax expense of $(963,000) in 1998. The Company's overall effective tax rate for the three months ended March 31, 1998, was 12% over the statutory rate in the U.S. and Mexico, primarily due to the non-deductible nature of goodwill amortization.

     NET INCOME (LOSS). The Company experienced a net loss of $(324,000) in 1997 as compared to net income of $1.1 million in 1998 due to a combination of the factors discussed above.

     FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31,
     1996

     REVENUES increased from $5.7 million in 1996 to $36.2 million in 1997. This increase of $30.5 million, or 535%, was due principally to the significant growth in the Company's international long distance business and, to a lesser extent, the acquisitions of Telereunion, Integracion and NSI. The Company's revenues from international long distance services grew $16.8 million from $640,000 in 1996 to $17.4 million, or 2,625%. Revenues from systems integration services and equipment sales increased $13.7 million from $5.1 million to $18.8 million, or 269%. Although some of the growth is attributable to the effect of including Telereunion for a full year in 1997, Telereunion also experienced growth in revenues in 1997.

     COST OF REVENUES increased from $3.0 million in 1996 to $24.4 million in 1997, or $21.4 million. The increase in cost of revenues was due principally to the incremental cost of revenues associated with the significant growth in the international long distance business and, to a lesser extent, the incremental cost of revenues associated with the acquisitions of Telereunion, Integracion and NSI. The cost of revenues as a percentage of revenues increased from 53.3% to 67.5%, or 14.2%. The increase in cost of revenues as a percentage of revenues was due principally to a significant change in the Company's product mix. During 1997, the Company's decline in the margins earned in the systems integration businesses in Mexico and Poland were offset by higher margins earned in the international long distance services business.

     SG&A increased from $4.2 million in 1996 to $8.2 million in 1997. The increase in SG&A was due principally to the incremental SG&A associated with the acquisitions of Telereunion, Integracion and NSI and, to a lesser extent, the additional administrative staff added to handle the significant growth in the international long distance business. In 1996, the Company also incurred certain non-recurring expenses of approximately $350,000 relating to non-cash compensation expense that was recorded in 1996 in compliance with "FAS 123: Accounting for Stock-Based Compensation," approximately $100,000 in fees associated with the Company's merger with Orion (which, upon consummation of the merger, was renamed Telscape
USA) (the "Telscape USA Acquisition"), and approximately $146,000 in consulting fees. These consulting fees were paid under agreements which have been terminated.

     Overall SG&A as a percentage of revenues decreased from 72.9% to 22.6%, or 50.3%. This decrease was due principally to the significant growth in revenues in each of the Company's core businesses while containing costs.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $264,000 in 1996 to $622,000 in 1997, or $358,000. This increase was due to an increase in goodwill amortization primarily due to the Integracion and N.S.I. acquisitions completed during 1997 and a full year's amortization of goodwill in 1997 associated with the Telereunion acquisition.

     INTEREST INCOME (EXPENSE), NET decreased from $15,000 in 1996 to $(95,000) in 1997, or $(110,000). This decrease was mainly attributable to interest expense relating to notes issued in connection with the Integracion acquisition.

     OTHER INCOME (EXPENSE), NET decreased from $99,000 in 1996 to ($137,000) in 1997, or $236,000. The decrease in other income was due principally to the Company recognizing a foreign exchange loss of ($126,000), primarily as a result of the Polish operations as compared to a foreign exchange gain of $161,000, primarily from the Mexican operations, in 1996. The Company also wrote off its investment in a joint venture in Poland, realizing a loss of $196,000 and incurring certain litigation settlement expenses of $128,000.

     INCOME TAX BENEFIT (EXPENSE) decreased from a benefit of $53,000 in 1996 to ($84,000) in 1997. This decrease is primarily due to tax expense from the Company's Mexican operations offset by a benefit realized from a reversal of valuation allowances on U.S. Federal net operating losses.

     NET INCOME (LOSS) increased from ($1.6) million in 1996 to $2.7 million in 1997. The change in net income was due to a combination of the factors discussed above.

     FOR YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     REVENUES increased from $1.1 million in 1995 to $5.7 million in 1996. This increase of $4.6 million, or 418%, was due principally to the acquisition of Telereunion and, to a lesser extent, the Telscape USA Acquisition. Revenues for the Polish operations increased only slightly from $1.11 million in 1995 to $1.14 million in 1996.

     COST OF REVENUES increased from $619,000 in 1995 to $3.0 million in 1996, or $2.4 million. The increase in cost of revenues was due principally to the incremental cost of revenues attributable to the acquisition of Telereunion and, to a lesser extent, the Telscape USA Acquisition. This increase was offset partially by a decrease of $121,000 in the Polish operations. The cost of revenues as a percentage of revenues decreased from 55.9% to 53.3%, or 2.6%. The decrease in cost of revenues as a percentage of revenues was due principally to the improvements in the Polish operations and the addition of higher margin sales from the Telscape USA Acquisition.

     SG&A increased from $1.4 million in 1995 to $4.2 million in 1996, or $2.8 million. The increase in SG&A was due principally to the incremental SG&A attributable to the acquisition of Telereunion and, to a lesser extent, the Telscape USA Acquisition. The Company also incurred certain non-recurring expenses of approximately $596,000. These expenses included approximately $350,000 of non-cash compensation expense that was recorded in 1996 in compliance with "FAS 123: Accounting for Stock-Based Compensation," approximately $100,000 in fees associated with the Telscape USA Acquisition, and approximately $146,000 in consulting fees. These consulting fees were paid under agreements which have been terminated. In addition, the Company had an increase in certain recurring non-cash expenses, such as approximately $77,000 in depreciation and approximately $140,000 for the amortization of goodwill associated with the Telereunion acquisition.

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
     On approximately the same revenues, SG&A for the Polish operations decreased by $84,000 due principally to a reduction in work force. Overall SG&A as a percentage of revenues decreased from 121.7% to 72.9%, or 48.8%. This decrease was due principally to the lower SG&A as a percentage of revenues associated with Telereunion and, to a lesser extent, efficiency improvements in the Polish operations. These improvements were offset by the non-recurring expenses and additional recurring expenses described above.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $48,000 in 1995 to $264,000 in 1996, or $216,000. This increase was due to an increase in goodwill amortization related to the Telereunion acquisition and the incremental depreciation expense associated with those operations.

     INTEREST INCOME (EXPENSE), NET decreased from $230,000 in 1995 to $15,000 in 1996, or $215,000. This decrease was mainly due to a reduction in cash and cash equivalent balances in 1996 as compared to 1995.

     OTHER INCOME (EXPENSE), NET increased from ($2,000) in 1995 to $99,000 in 1996, or $101,000. The increase in other income was due principally to the recognition of a $63,000 loss in connection with the forfeiture of an earnest money deposit for an aborted acquisition attempt. This loss was offset by an increase in the Company's foreign exchange gain of approximately $160,000.

     INCOME TAX BENEFIT (EXPENSE) increased from no provision in 1995 to a tax benefit of $53,000 in 1996, resulting primarily from the increase in deferred tax assets in Vextro.

     NET INCOME (LOSS) decreased from ($673,000) in 1995 to ($1.6) million in 1996. The decrease in net income was due to a combination of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $1.0 million and $626,000 for the three months ended March 31, 1997 and March 31, 1998, respectively. The decrease in net cash provided by operations in 1998 as compared to 1997 was due primarily to an increase of value added tax receivable of approximately $1.0 million and a decrease in deferred revenues of $2.0 million. In the fourth quarter of 1997, MSN entered into an arrangement with a third party whereby the third party provided the telecommunications services related to the Prepaid Cards sold by MSN at a fixed cost to MSN. Prior to this arrangement, MSN arranged for the telecommunication services itself and would recognize the revenues associated with these telecommunications services as the Prepaid Cards were utilized. As a result, at December 31, 1997, MSN had recorded $2.0 million in deferred revenues related to the receipt of monies related to sales of Prepaid Cards in the fourth quarter of 1997. Such Prepaid Cards were utilized in the first quarter of 1998, and the costs associated with these services were paid by MSN in the first quarter of 1998. Under the new arrangement with the third party, revenues are recognized at time of shipment and the costs paid to the third party are paid shortly thereafter.

     Net cash used in investing activities was $(394,000) and $(6.0 million) for the three months ended March 31, 1997 and March 31, 1998, respectively. In the first quarter of 1998, the Company expended approximately $3.6 million on purchases of, or deposits on, property and equipment as part of the Company's network expansion strategy. In addition, the Company acquired MSN for $2.3 million, net of cash acquired.

     Net cash provided by (used in) financing activities was ($18,000) and $3.5 million for the three months ended March 31, 1997 and March 31, 1998, respectively. In December 1997, the Company announced its intention to redeem publicly traded warrants to purchase an aggregate of 525,000 common shares with a 30 day notice requirement. This announcement resulted in 475,535 warrants being exercised prior to the redemption date. The Company realized net proceeds from these exercises of $3.7 million, of which $2.7 million was received subsequent to year-end.

     As of March 31, 1998, the Company had cash and cash equivalents of $2.9 million and positive working capital of $426,000. In January 1998, the Company completed the acquisition of MSN by issuing to the sellers $3.3 million in cash, $750,000 in non-interest bearing promissory notes and 100,000 shares of common stock. This acquisition utilized the majority of the funds realized from the warrant exercises.

     In the first quarter of 1998, the Company continued its strategic plans to significantly expand the Company's facilities and capacity related to its long distance services and Prepaid Card business lines. Through June 30, 1998, the Company has expended or placed purchase orders for equipment purchases for a total in excess of $9.0 million relating to these business expansions. Management does not expect that cash generated from operations will be adequate to fund these capital investments.

  RECENT FINANCINGS AND SOURCES OF CAPITAL

     From January 1, 1998 through July 15, 1998 the Company raised a total of approximately $15.0 million, through various financing and capital raising transactions, as described below:

     On May 1, 1998 the Company issued $3,000,000 in 8% Convertible Subordinated Debentures (the "Deere Park Convertible Debentures") maturing three years from closing (the "First Draw") to Deere Park Capital Management, LLC, an Illinois limited liability company ("Deere Park"). On May 28, 1998, the Company issued an additional $1,000,000 of the Deere Park Convertible Debentures (the "Second Draw"). On June 30, 1998, the Company issued an additional $1,000,000 of the Deere Park Convertible Debentures (the "Third Draw"). The Deere Park
Convertible Debentures are convertible by the holder into shares of Common Stock at a price equal to $26 per share for the First Draw, $29 per share for the Second Draw and $26 per share for the Third Draw, until November 1, 1998, and thereafter, at the lesser of (i) $26 per share for the First Draw, $29 per share for the Second Draw and $26 per share for the Third Draw or (ii) a price equal to the average of the three highest of the five lowest closing prices of the Common Stock for the 20 trading days preceding the conversion date. If the Common Stock trades below $15 per share for the First Draw, $16.66 per share for the Second Draw and $15 for the Third Draw for three consecutive trading days, the Company may redeem all or part of such Deere Park Convertible Debentures at 107% of face value plus any accrued interest in the event the holder elects to convert. The Company's obligation to make interest payments on the Deere Park Convertible Debentures terminates if the price of Common Stock closes for twenty consecutive trading days at or above $30 per share for the First Draw, at or above $33.50 per share for the Second Draw and at or above $30 per share for the Third Draw, adjusted, without limitation, for any stock splits or combinations. In connection with the Deere Park Convertible Debentures, Deere Park also received warrants to purchase an aggregate of 8,952 shares of Common Stock at an exercise price of $16.76 per share for the First Draw, (subject to adjustment) warrants to purchase an aggregate of 2,427 shares of Common Stock at $20.60 per share for the Second Draw (subject to adjustment) and warrants to purchase an aggregate of 6,382 shares of Common Stock at $15.67 per share for the Third Draw (subject to adjustment). The warrants have a term of three years from the effectiveness of a registration statement covering such warrants. The Deere Park Convertible Debentures are PARI PASSU in right of payment to the Notes.

     The Company is required to pay an exit fee in connection with any prepayment of principal to be made under the Deere Park Convertible Debentures (the "Deere Park Exit Fee"). The Deere Park Exit Fee varies depending upon the date of payment, and is equal to (i) 6.6% if the payment is made within 90 days after the closing of each respective draw, (ii) 7.2% if payment is made after 90 days and up to 180 days after the closing of each respective draw, (iii) 8.8% if payment is made after 180 days and up to 270 days after the closing of each respective draw and (iv) 10.0% if payment is made after 270 days after the closing of each respective draw. The Deere Park Exit Fee is adjusted on a pro rata basis to the extent that the prepayment is made between periods except that a minimum Deere Park Exit Fee of 6.6% is required if the prepayment is made prior to 90 days after closing.

     On May 29, 1998, the Company issued $5,000,000 in 8% Convertible Debentures (the "Gordon Brothers Convertible Debentures") maturing one year from closing to Gordon Brothers Capital, LLC, a Delaware limited liability company ("Gordon Brothers"). The Gordon Brothers Convertible Debentures are convertible by
Gordon Brothers into shares of Common Stock at a price equal to $29.00 per share until November 1, 1998, and thereafter, at the lesser of (i) $29.00 per share or
(ii) a price equal to the average of the three highest of the five lowest closing prices of the Common Stock for the 20 trading days preceding the conversion date. If the Common Stock trades below $16.66 for three consecutive trading days, the Company may redeem all or part of such Gordon Brothers Convertible Debentures at 107% of face value plus any accrued interest in the event the holder elects to convert. The Company's obligation to make interest payments on the Gordon Brothers Convertible Debentures terminates (i) in the event the Common Stock closes, for twenty consecutive trading days, at or above $33.50 per share, adjusted, without limitation, for any stock splits or combinations, (ii) when a registration statement covering the Gordon Brothers Convertible Debentures is effective and (iii) if there exists no event of default under the Gordon Brothers Convertible Debentures. The Gordon Brothers Convertible Debentures are secured by a pledge of the Company's stock in Telereunion and the Company's preferred stock in INTERLINK. In addition, the Gordon Brothers Convertible Debentures are guaranteed by INTERLINK and such guaranty is collateralized by a security agreement covering all of INTERLINK's assets. In connection with the Gordon Brothers Convertible Debentures, Gordon Brothers also received warrants to purchase an aggregate of 12,136 shares of Common Stock at an exercise price of $20.60 per share. The warrants have a term of three years from the effectiveness of the registration statement covering such warrants. The Gordon Brothers Convertible Debentures are senior secured indebtedness of the Company to the extent of the assets securing such indebtedness.

     The Company is required to pay an exit fee in connection with any prepayment of principal to be made under the Gordon Brothers Convertible Debentures (the "Gordon Brothers Exit Fee"). The Gordon Brothers Exit Fee varies depending upon the date of payment, and is equal to (i) 6.5% if the payment is made within 90 days after May 29, 1998, (ii) 13.0% if payment is made after 90 days and up to 180 days after May 29, 1998, (iii) 19.0% if payment is made after 180 days and up to 270 days after May 29, 1998 and (iv) 25.0% if payment is made after 270 days and up to 365 days after May 29, 1998. The Gordon Brothers Exit Fee with respect to any payment made after May 28, 1999 shall be equal to (a) 25.0% plus (b) 25.0% multiplied by the number of days elapsed from May 28, 1999 divided by 365. The Gordon Brothers Exit Fee is adjusted on a pro rata basis to the extent that a prepayment is made between periods during the first twelve months except that a minimum Gordon Brothers Exit Fee of 6.5% is required if the prepayment is made prior to 90 days after closing.

     Approximately $8.2 million of the proceeds from the Deere Park Convertible Debentures and the Gordon Brothers Convertible Debentures were used to finance the CMSD Acquisition and the remainder was utilized for capital investments and general working capital purposes.

     On March 12, 1998, the Company entered into the Revolving Credit Facility with a commercial bank which provided for borrowings up to $1.3 million subject to adequate levels of eligible accounts receivable. Borrowings are secured by the accounts receivable of Telscape USA and MSN. This facility provides that borrowings will bear interest at floating rates of prime plus 1% and expires in six months. On May 19, 1998, the Company renegotiated the terms of the Revolving Credit Facility to provide for borrowings of up to $2.5 million and extended the term of the facility to June 30, 1999. As of June 30, 1998, the Company had drawn $1.9 million on this facility. The Company has also negotiated terms with certain of its equipment vendors which call for extended payment terms and increased credit lines, including two lines of credit each of up to $2.0 million, with 60 day and 90 day payment terms, respectively.

     Telscape USA and MSN have obtained a waiver under the Revolving Credit Facility to (i) permit the Guarantee of the Notes by Telscape USA and MSN and
(ii) waive the defaults under the minimum current ratio, minimize tangible net worth and prohibition on quarterly loss covenants.

     In June 1998, members of the management team of the Company exercised certain options and warrants resulting in approximately $1.2 million in proceeds to the Company.

     In June 1998, the Company financed the purchase of $1.4 million of equipment by entering into an equipment lease arrangement with a financing company which provides for monthly lease payments of $27,500, including principal and interest, through May 31, 2003. The lease obligation is secured by the financed equipment.

     On July 6, 1998, the Company financed the purchase of $972,000 of equipment by entering into two equipment lease arrangements with a financing company which provide for monthly lease payments of $22,100, including principal and interest through July 6, 2003. The lease obligations are secured by the financed equipment.

     On July 14, 1998, the Company financed the purchase of $243,000 of equipment by entering into an equipment lease arrangement with a financing company which provides for monthly lease payments of

$6,600 including principal and interest through July 14, 2002. The lease obligation is secured by the financed equipment.

     The Company intends to finance its growth and additional capital investments required for its planned facility expansions through cash generated from operations, additional financing through commercial lenders, additional lease financing and the sale of debt and equity securities (or a combination of both). There can be no assurance that the cash generated from operations will be sufficient or that the Company will be able to obtain additional financing on commercially reasonable terms, if at all. Additional funding through the incurrence of debt or sale of additional equity (or a combination of both) may be required to meet the Company's growth plans, although there can be no assurance that such additional funds can be obtained on acceptable terms, if at all. If necessary funds are not available, the Company's business and results of operations and the future expansion of its business could be materially adversely affected.

ESCROW AGREEMENT

     Pursuant to the Texas Securities Act of 1957, the Texas State Securities Commissioner has the discretion to require that an issuer offering and selling securities to the residents of Texas in a public offering deposit certain outstanding securities in escrow. In that regard, certain former officers and directors of the Company, as well as two other individuals (collectively, the "Escrow Shareholders"), are parties to a Stock Escrow Agreement (the "Escrow Agreement") dated August 8, 1994. The Escrow Agreement was required by the
Texas State Securities Commissioner as a condition to the registration of securities in Texas in connection with the Company's initial public offering. The Escrow Agreement provides that a total of 415,503 shares of Common Stock ("Escrow Shares") and 55,779 shares of Common Stock issuable upon the exercise of options ("Escrow Options") be held in escrow for a period of not less than two years and not more than ten years. The terms of the Escrow Agreement provide further that Escrow Shares and Escrow Options may be released from escrow provided certain performance requirements of the Company ("Performance Requirements") are met. For instance, if the Common Stock trades at a price per share of at least $11.81 for at least ninety (90) consecutive trading days then the Escrow Shares and Escrow Options are automatically released from escrow.

     During the first quarter of 1998, the Company and the Escrow Shareholders entered into agreements, which resulted in (i) the early termination of the Escrow Agreement in July 1998, (ii) the repurchase by the Company of certain of the Escrow Shares at a significant discount to market and (iii) the resolution of a disagreement with certain of the Escrow Shareholders concerning the validity of the Escrow Options. The agreements called for the Escrow Shareholders to sell a total of 101,417 Escrow Shares to the Company for $985,580, or $9.72 per share, of which 25% was paid by the Company upon execution of the agreements and 75% was scheduled to be paid on July 6, 1998. In addition, the Escrow Shareholders signed a lock-up agreement (the "Escrow Lock-Up"), ending on July 6, 1998, for any Escrow Shares which were not sold to the Company; provided, however, that if any of the Performance Requirements were met during the Escrow Lock-Up, the Escrow Lock-Up would terminate automatically. Finally, certain of the Escrow Shareholders agreed to the termination of approximately 40,000 of the Escrow Options, which had an exercise price of $0.80 per share. On May 1, 1998, the Company agreed to reduce the number of Escrow Shares required to be sold to the Company, resulting in a reduction in the total number of Escrow Shares being repurchased to 86,417 Escrow Shares for total consideration of $873,000, or $10.10 per share.

     On July 6, 1998, the Company assigned the rights to purchase 80,257 of the Escrow Shares to Preferred Capital Markets, Inc. ("Preferred"). In return for the assignment, Preferred reimbursed the Company for the 25% down payment in an amount of $276,000 and paid the Company $449,000 for the assignment. The Company has no further obligations in connection with the Escrow Shares.

FOREIGN CURRENCY RISK

     The general economic conditions of Mexico are greatly affected by the fluctuations in exchange rates and inflation. The Company's foreign currency risk is mitigated in Mexico due to the fact that many of the Company's customers are multinational firms that pay in United States dollars. In addition, most of the customers that do pay in pesos pay at the spot exchange rate in effect at the time of payment as opposed to the exchange rate at the time the receivable is created. The Company's functional currency in Mexico is the

United States dollar because the majority of its transactions are in such currency. However, from time to time the Company transacts in the local currency and thus faces foreign currency risk with respect to these transactions. United States-originated calls will be paid in United States dollars; however, the Company also expects to derive a certain portion of its revenues from calls originated outside of the United States, thus exposing the Company to additional exchange rate risk. The Company may choose to limit its exposure to foreign currency risk through the purchase of forward foreign exchange contracts or similar hedging strategies. There can be no assurance that any foreign currency hedging strategy would be successful in avoiding exchange-related losses.

     The Company does not currently hedge against the risk of foreign exchange rate fluctuations.

YEAR 2000 PLANS

     In anticipation of the year 2000, management has developed a plan to review software that was internally developed or externally purchased or licensed, and also to review with its key vendors and service providers their software, for compliance with Year 2000 processing requirements. In accordance with Emerging Issues Task Force Consensus No. 96-14, "ACCOUNTING FOR THE COSTS ASSOCIATED
WITH MODIFYING COMPUTER SOFTWARE FOR THE YEAR 2000," the Company will expense all costs as incurred. The Company does not believe that such costs will have a material impact on the financial results of the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 130, "REPORTING COMPREHENSIVE INCOME," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     SFAS No. 131, "DISCLOSURE ABOUT SEGMENTS OF A BUSINESS ENTERPRISE," establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers.

     SFAS No. 130 and No. 131 are effective for financial statements for the periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. The Company does not believe this statement will have a material impact on its financial statements.

     SFAS No. 132, "EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS." The new standard standardizes the disclosure requirements for pensions and other post-retirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets. The statement is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Adoption of SFAS 132 is expected to have a material effect on the Company's financial statement disclosures.

     SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

     Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to have a material effect on its financial statements.

                                    BUSINESS

OVERVIEW

     Telscape is a rapidly growing emerging multinational telecommunications carrier focused on Latin America. The Company provides international wholesale long distance services for calls originating in the United States and terminating in markets in Latin America. As a way to generate increased international long distance traffic to countries it serves, the Company markets long distance services principally to Hispanic consumers in the United States through the distribution of Prepaid Cards under the TELEFIESTA (Registered Trademark) brand name. In addition to these wholesale and retail international long distance services, the Company also provides a broad range of systems integration and value-added voice and data services to major public and private sector customers in Mexico.

     Telscape intends to significantly expand its facilities-based telecommunications operations over the next 18 months and to broaden its service offerings in markets where it has established, or expects to establish, a significant presence. In June 1998, Telereunion S.A. received the Mexican Concession, a 30-year, facilities-based carrier license from the Mexican government allowing it to construct and operate a network over which the Company can carry long distance traffic in Mexico. To deliver its services, the Company, through Telereunion S.A., intends to construct the Mexican Network, a 4,025 kilometer combined fiber-optic and microwave long distance network, connecting the United States, the Gulf region of Mexico and targeted Mexican cities.

     The Company believes that it is well-positioned to capitalize on the opportunities presented by the large and growing international telecommunications services market. According to the Telegeography Report, revenues generated from the provision of international long distance services increased to $61.3 billion in 1996 from $23.9 billion in 1987, a compound annual growth rate of 11.0%. Management believes that Latin American traffic, including traffic between the United States and Latin America, will grow faster than the international telecommunications market as a whole as a result of the (i) underlying economic growth within Latin America, (ii) growth of regional trade as a result of free trade initiatives such as NAFTA, Mercosur and the Andean Pact, (iii) deregulation and privatization of telecommunications carriers in the region, (iv) projected regional increases in telephone density, (v) growth in the Hispanic population in the United States and (vi) increasing demand for bandwidth-intensive applications. See "-- Industry."

     Telscape intends to capitalize on the growth in the Latin American telecommunications market by providing international long distance services to and from targeted Latin American countries. The Company also intends to position itself as an integrated telecommunications provider in Mexico by providing domestic and international long distance services over the Mexican Network. The Company believes that expanding its owned and leased transmission facilities in Latin America will allow it to increase the percentage of minutes of traffic carried on-net, which will enable it to increase margins and profitability and ensure quality of service on both international and domestic long distance traffic. See "Risk Factors -- Construction of the Mexican Network; Construction Costs," "Management's Discussion and Analysis of Financial Condition and
Results of Operations -- Overview" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Gross Margin."

     The following chart illustrates the operational structure of the Company.

                                                   ------------------------------
                                                  | Telscape International, Inc. |
                                                  |      Texas Corporation       |
                                                   ------------------------------
                                                                 |
               ---------------------------------------------------------------------------------------------
               |                               |                         |               |                 |
               |                               |                         |               |                 |
  -----------------------------     ------------------------   -----------------------   |    ------------------------------
 |   MSN Communications, Inc.  |   |  Telscape USA, Inc.    | |   Telereunion, Inc.   |  |   |INTERLINK Communications, Inc.|
 |   California Corporation    |   |  Texas Corporation     | |  Delaware Corporation |  |   |     Delaware Corporation     |
 |      (Prepaid Cards)        |   | (U.S. Domestic Long    |  -----------------------   |   |   (U.S. Satellite Teleport)  |
  -----------------------------    |  Distance Wholesaler)  |       |                    |    ------------------------------
                                    ------------------------        |                    |
                                                                    |                    |
                                                                    |                    |
                                                                    |            ------------------------------
                                                                    |           |    TSCP International, Inc.  |
                                                                    |           |        Texas Corporation     |
                                                                    |           | (International Long Distance |
                                                                    |           |           Wholesaler)        |
                                                                    |            ------------------------------
                                                                    |
               --------------------------------------------------------------------------------------------------
               |                                    |                                |                          |
               |                                    |                                |                          |
 -------------------------------    -----------------------------------    ----------------------               |
| Vextro de Mexico, S.A. de C.V.|  | Integracion de Redes, S.A. de C.V.|  | N.S.I.,S.A. de C.V.  |   ---------------------------
|      Mexican Corporation      |  |        Mexican Corporation        |  | Mexican Corporation  |  | Telereunion International,|
|     (Systems Integration)     |  |       (Systems Integration)       |  | (Systems Integration)|  |      S.A. de C.V.         |
 -------------------------------    -----------------------------------    ----------------------   |    Mexican Corporation    |
                                                                                                    |     (Mexico Concession    |
                                                                                                    |        Operations)        |
                                                                                                     ---------------------------
                                                                                                                 |
                                                                                                                 |
                                                                                                                 |
                                                                                                                 |
                                                                                                     --------------------------
                                                                                                    | Telereunion, S.A. de C.V.|
                                                                                                    |    Mexican Corporation   |
                                                                                                    |      (Concessionaire)    |
                                                                                                     --------------------------

INDUSTRY

  OVERVIEW

     The international telecommunications industry is undergoing a period of fundamental change that has resulted, and is expected to continue to result, in significant growth in international telecommunications traffic and revenues. According to the World Telecommunication Development Report 1996/97 published by the ITU on February 20, 1997 (the "ITU Report"), the 1998 revenue of the global telecommunications industry is projected to exceed $1 trillion. According to the Telegeography Report, revenues generated from the provision of international long distance services increased to $61.3 billion in 1996 from $23.9 billion in 1987, a compound annual growth rate of 11.0%. Management believes that Latin American traffic, including traffic between the United States and Latin America, will continue to grow faster than the international telecommunications market as a whole as a result of (i) underlying economic growth within Latin America, (ii) growth of regional trade as a result of free trade initiatives such as NAFTA, Mercosur and the Andean Pact, (iii) deregulation and privatization of telecommunications carriers in the region,
(iv) projected regional increases in telephone density and (v) increasing demand for bandwidth-intensive applications.

     The Company believes that numerous factors have driven the growth in demand for international telecommunications products and services. Those factors include: (i) the globalization of the world's economies and the worldwide trend toward deregulation of the telecommunications sector, (ii) declining prices and a wider selection of products and services driven by greater competition resulting from deregulation, (iii) increased telephone accessibility resulting from technological advances and greater investment in telecommunications infrastructure, including deployment of wireless networks, (iv) increased international business and leisure travel and (v) growth of computerized transmission of voice and data information. These trends have sharply increased the use of, and reliance upon, telecommunications products and services throughout the world. The Company expects these trends to continue for the foreseeable future.

     The growth in the use of telecommunications services and the rapidly changing international telecommunications market have created a significant opportunity for carriers such as the Company, that can offer high quality, low cost comprehensive telecommunications products, systems and services. The Company believes that a high percentage of the world's businesses and residential consumers continue to be subject to high prices with poor quality and lack of availability of service which have been characteristic of many PTTs. Demand for improved service and lower prices has created opportunities for private companies to compete in the international telecommunications market and has spurred a broadening of products and services. New technologies have contributed to improved quality and increased transmission capacity and speed. The Company therefore believes that recent and on-going deregulation and increasing access to telecommunications facilities in emerging markets will bring a high level of growth in the demand for telecommunications services outside the United States, particularly in Latin America.

     By eroding the traditional monopolies held by PTTs, many of which are or were wholly or partially government owned, deregulation is providing U.S.-based providers the opportunity to negotiate more favorable agreements with both the traditional PTTs and emerging foreign providers. In addition, deregulation in certain foreign countries is enabling U.S.-based providers to establish local switching and transmission facilities in order to terminate their own traffic and begin to carry international long distance traffic originating in those countries. Deregulation, privatization, the expansion of the resale market and other trends influencing the international telecommunications market are resulting in decreased termination costs, a proliferation of routing options and increased competition.

     Advances in technology have created multiple ways for telecommunications carriers to provide customer access to their networks and services. Overall, these changes have resulted in a trend towards bypassing traditional international long distance operating agreements as international long distance companies seek to operate more efficiently. In markets that have not deregulated or are in the process of implementing deregulation, international long distance carriers have used advances in technology to develop innovative alternative methods to meet customer demand.

     Recent legislation and an agreement among numerous countries are expected to lead to increased liberalization of the majority of the world's telecommunication markets. Specifically, the WTO Agreement created a framework under which 69 countries committed to liberalize their telecommunications laws to permit increased competition and, in most cases, foreign ownership in their telecommunications markets, beginning in 1998; the 1996 Telecommunications Act established a framework for increasing competition in the U.S. telecommunications services market; and the European Union's Services Directive abolished exclusive rights for the provision of voice telephony services throughout the European Union ("EU") and the local PSTN of any member country of the EU by January 1, 1998.

     The Company believes that these initiatives, as well as other proposed legislation and agreements, will provide increased opportunities for emerging competitive carriers such as Telscape to provide telecommunications services in targeted markets. Deregulation has encouraged competition, which in turn has prompted carriers to offer a wider selection of services and reduce prices. The industry's projections for substantially increased international minutes of use and revenue by 2000 are based in part on the belief that reduced pricing as a result of deregulation and competition will result in a substantial increase in the demand for telecommunications services in most markets.

     LATIN AMERICA. The telecommunications market in Latin America is undergoing a period of deregulation, privatization, increased competition and rapid growth. According to the Telegeography Report, growth in the demand for telecommunications services across Latin America in 1995-1996 increased at a rate of 13.6%, which has been faster than the global average and substantially faster than the increased demand in Europe and Africa.

     The Company seeks to focus on the opportunities created by deregulation and market growth in the rapidly changing international telecommunications markets in Latin America. Countries in the Latin American region generally are experiencing a solid period of economic, business and infrastructure growth, reduced inflation, and economic and political stability. Substantial opportunities exist for providers of telecommunications equipment, system integration, value-added services, and voice and data services as Latin American countries move toward privatization and greater liberalization of their telecommunications markets.

     The Company believes that the small- to medium-sized business segment is the target market in many countries in Latin America for value-added services such as teleconferencing, advanced facsimile, advanced phone, unified messaging, frame relay and ATM. Unlike larger businesses which have the resources and traffic volume to support the internal development of a wide range of value-added services, developing and maintaining such services is not economical for smaller businesses. Accordingly, to meet these needs smaller businesses may either purchase such services or outsource their telecommunications services to third parties specializing in such services, such as the Company. The Company believes that its experience and expertise in providing these services will enable it to compete in this market.

     The Company believes that it is well-positioned to capitalize on these opportunities by providing high quality, low-cost comprehensive telecommunications services. As a rule, Latin American countries have extremely low telephone density, and the markets have been subject to characteristically inefficient, poor-quality service, as well as the unavailability of new and innovative systems and services. In addition, the Latin American markets in which the Company is offering services or in which it seeks to compete generally are characterized by a lack of fiber optic cable capacity. Existing satellite-based capacity offers limited capability to meet the increasing demand for bandwidth-intensive applications in the Company's targeted countries in the region. There exists a critical and growing demand for the type of high-quality, innovative systems, products and services that the Company is currently providing and seeks to provide in expanding in its current markets and exploiting the opportunities in new markets throughout Latin America.

     The Company believes that the Latin American region is poised for growth in telecommunications usage based on the political and economic changes in many Latin American countries that have modernized their economies, increased transparency in business and governmental practice and sustained strong economic growth. In addition, telecommunications growth will be spurred as a result of the recent and ongoing privatizations by many Latin American governments of their previously state-owned telecommunications monopolies, as well as ongoing liberalization of the regulatory frameworks in many countries in the region to promote competition in telecommunications services.

     MEXICO. The market for telecommunications services in Mexico is undergoing rapid expansion. According to the TeleGeography Report, the volume of telecommunication traffic to Mexico increased 14.6% in 1995 and 16.2% in 1996. The 1996 traffic along the U.S.-Mexico route accounted for 12.5% of the U.S. international market and 86.6% of the Mexican international telecommunications market. According to a report issued by the FCC's Common Carrier Bureau in June 1997, revenues for sales on the U.S.-Mexico route exceeded $1.7 billion in 1995.

     As a result of legislation enacted in 1995, Mexico began the process of opening its telecommunications market to competition. National and international long distance services were opened to competition in August 1996, subject to the issuance of individual concessions. Pure switched international resale is not allowed in Mexico to date. Value-added services are fully open to competition and subject to a simple registration process.

     The Company believes that it is well-positioned to take advantage of the growing demand for telecommunications services between the United States and Mexico. The Company currently provides a full range of systems integration and value-added services to major public and private customers. Additionally, in June 1998, Telereunion S.A. received the Mexican Concession from the SCT, allowing it to originate and terminate domestic and international long distance services in Mexico.

     OTHER LATIN AMERICAN MARKETS. The Company seeks to focus on the opportunities created by deregulation of telecommunications services in other telecommunications markets in Latin America. Latin American markets have undergone rapid expansion as a result of regional and global deregulation.

     Countries within Latin America have different national regulatory schemes and are in varying stages of deregulation. The requirements for the Company to obtain the necessary approvals to offer value-added services and various other telecommunications services, including voice telephony, vary from country to country. Specifically, the Company has recently obtained the authority to provide inbound and outbound international long distance as well as certain other telecommunications services in El Salvador.

STRATEGY

     The Company's objective is to become a leading provider of high quality, competitively priced international long distance services between the United States and Latin America, and a leading provider of international long distance services, domestic long distance services and of integrated value-added services to customers in Mexico and other targeted countries in Latin America. The key elements of the Company's strategy are to:

      o EXPAND LATIN AMERICAN PRESENCE. The Company seeks to expand its Latin American presence in order to capitalize on the relatively high growth of traffic between the United States and Latin America. The Company believes that management's international telecommunications expertise, combined with Telscape's established reputation and extensive operations in Mexico, will enable the Company to identify and capitalize on the increasing deregulation in targeted Latin American markets.

      o EXPAND NETWORK FACILITIES. The Company intends to expand its network by acquiring switching and transmission facilities, state-of-the-art ATM technologies and additional fiber optic and satellite transmission capacity for the provision of international and domestic voice, video and data services. In the next 18 months, Telscape intends to invest approximately $152.0 million for infrastructure, including approximately $137.0 million towards construction of the Mexican Network and approximately $15.0 million to acquire switching and transmission facilities and enhanced service platforms. The Company's objectives in making these investments are to: (i) provide on-net capacity to allow growth in its long distance services business; (ii) increase profitability for switched services by reducing the amount of the Company's traffic terminated by other long distance carriers pursuant to resale arrangements; and (iii) use the expanded network as a platform to support advanced, bandwidth-intensive data and media applications.

      o PROVIDE AN INTEGRATED SUITE OF SERVICE OFFERINGS. The Company seeks to provide its commercial customers in Mexico with a comprehensive suite of telecommunications services, including international and domestic long distance services, systems integration, call centers, conference calling, Internet access and other broadband data services. The Company believes that providing multiple service offerings improves customer retention and the profitability of individual customer relationships. Management believes that Telscape is one of the few companies to offer a wide array of high quality and competitively priced telecommunications services to commercial customers in Mexico, and expects to pursue opportunities to provide similar services as it expands into other Latin American markets.

      o EXPAND SCALE AND SCOPE OF RETAIL BUSINESS. Management believes that the acquisition of MSN, a leading provider of Prepaid Cards, positions the Company for expanded growth in the retail sector of the international telecommunications market. The Company intends to deploy or purchase switching platforms in high-volume gateway cities such as Houston, New York, Chicago, San Francisco and Los Angeles, which will be capable of managing local and 800 Prepaid Card traffic. The Company believes that these state-of-the-art programmable switches will provide the Company with the advanced technology necessary to handle the anticipated growth in this rapidly expanding market.

      o PURSUE STRATEGIC ALLIANCES, JOINT VENTURES AND ACQUISITIONS. The Company continues to pursue strategic alliances, joint ventures and acquisitions to expand its business, increase its customer base, add network and circuit capacity, enter additional markets and develop new products and services. The Company seeks to acquire interests in companies that have network facilities, service offerings or technologies that complement those of the Company. Since 1996, the Company has completed six acquisitions, including a U.S.-based provider of satellite telecommunications services with access to satellites covering Central and South America, a U.S.-based Prepaid Card provider focused on Hispanic consumers in the United States and Latin American markets, three data and systems integration businesses in Mexico and a U.S.-based reseller of long distance services. See "Summary -- Recent Developments" and "Risk Factors -- Risks
          Associated with Acquisitions, Investments and Strategic Alliances."

      o BUILD BRAND AWARENESS. The Company seeks to build brand awareness of its TELEFIESTA (Registered Trademark) and TELEREUNION brands. Management believes that it will be able to continue building customer awareness of its TELEFIESTA (Registered Trademark) brand name through sales of its TELEFIESTA (Registered Trademark) Prepaid Cards to its U.S. customers as it opens new international long distance markets throughout Latin America. In addition, the Company intends to distribute its TELEFIESTA (Registered Trademark) Prepaid Cards in targeted Latin American countries as continued deregulation and market conditions permit. Management also intends to continue building customer awareness of its systems integration and value-added services through the TELEREUNION brand name, which it plans to leverage as it commences international and domestic long distance services in Mexico.

SERVICES

     Telscape provides its customers with long distance services and systems integration solutions, including value-added voice and data services. Financial information about the Company's business segments for each of the three years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998 are disclosed in the Notes to the Consolidated Financial
Statements -- Footnote 9. Segment Information.

  LONG DISTANCE SERVICES

     INTERNATIONAL WHOLESALE SERVICES. The Company provides its wholesale carrier services to other carriers in the United States. In offering these services, the Company leverages the rates that it is able to obtain through (i) its extensive relationships in the long distance telecommunications industry;
(ii) its ability to generate a high volume of long distance traffic to targeted Latin American countries; and (iii) the advantageous rates negotiated with competitive carriers in targeted Latin American countries. The Company believes that its understanding of the rapidly changing conditions of the telecommunications industry in many Latin American markets distinguishes it from many U.S.-based emerging international carriers and allows the Company to compete in Latin American markets with first tier carriers. By developing the Mexican Network, the Company expects to increase the amount of wholesale international traffic it carries on-net. For the three months ended March 31, 1998, the Company generated revenues from its wholesale carrier services business of $7.6 million, representing 23% of the Company's consolidated revenues.

     PREPAID CARDS. The Company sells Prepaid Cards under the TELEFIESTA (Registered Trademark) brand name, providing access to more than 200 countries and territories. The Company's Prepaid Cards are marketed primarily to Hispanic communities in the United States that generate high levels of international traffic to targeted Latin American countries where the Company has favorable termination agreements. The Company's TELEFIESTA (Registered Trademark) Prepaid Cards are sold through distributors to over 20,000 independent retail outlets in 100 cities throughout the United States. The Company believes that the TELEFIESTA (Registered Trademark) Prepaid Cards offer competitive rates to selected Latin American and other international markets. For the three months ended March 31, 1998, the Company generated revenues from its Prepaid Card business of $18.1 million, representing 54% of the Company's consolidated revenues.

  SYSTEMS INTEGRATION

     The Company provides a full range of voice, video and data systems integration solutions and audio, data and video conferencing services and enhanced facsimile services to business customers in Mexico, including multi-national Fortune 500 companies. The Company has also provided call center services to the U.S. Embassy in Mexico since the fourth quarter of 1997.

     Systems integration involves the identification of customer needs, the development of customized solutions, the installation of telecommunications equipment and the integration of such equipment with the client's telecommunications and information systems, post-sales services such as maintenance contracts, outsourcing and network management and monitoring services. Although the Company expects that systems integration revenues will not increase as rapidly as those from the Company's other lines of business, it will remain an important part of the Company's strategy to introduce commercial customers to the Company's other telecommunications services. For the three months ended March 31, 1998, the Company generated revenues of $7.7 million from systems integration services, representing 23% of the Company's consolidated revenues.

     Since 1992, the Company has been one of five distributors in Mexico of Nortel telecommunications equipment. The Company also distributes voice and teleconferencing products manufactured by Polycom, Centigram and VTEL, and distributes, installs and maintains data and networking equipment manufactured by 3Com Corporation, Nortel and Newbridge Networks, ADC Kentrox and Cisco.

     As traditional telecommunications services become more of a commodity, Telscape believes that value-added services will become an increasingly important component of the Company's service offerings. The Company believes it can leverage its systems integration expertise to provide outsourced network management services, allowing the Company to offer a single-source, turn-key solution to its private and public commercial customers. For the three months ended March 31, 1998, the Company generated revenues from its value-added services of less than 5% of the Company's consolidated revenues.

     The Company anticipates that traditional long distance and local exchange services will increasingly involve sophisticated, application-oriented services such as audio, data and video conferencing, enhanced facsimile, telemarketing, interactive voice response ("IVR"), help-desk, advanced Internet and other content and service intensive value-added services. The Company has provided value-added services in Mexico since 1995, giving it both technical and marketing experience needed to compete in the value-added services market.

     The Company's expanding presence in value-added telecommunications services resulted in an outsourcing contract, signed in the third quarter of 1997, with the U.S. Embassy in Mexico City. The contract is through the fourth quarter of 1998 when the U.S. government has the option to renew the contract for up to four additional one-year terms. The system is designed to automate the delivery of visa applications and enables callers to request visa information from either a live operator or from an automated touch-tone system. The Company began implementing the system in December 1997 and management believes the early results are very positive. The number of calls the Company handles has increased from an average of approximately 1,000 calls per day during December 1997 to an average of approximately 4,300 calls per day during June 1998. In connection with this contract, the Company established a call center in Mexico City, which the Company believes will serve as a platform for additional growth.

NETWORK

     The Company currently manages its own telecommunications network and also utilizes the transmission capacity of several carriers. The Company believes that increasing the percentage of traffic it carries on-net will enable it to increase margins and profitability and ensure quality. In addition, the Company's use of multiple carriers increases cost efficiencies by establishing additional routing capability and enabling the Company to obtain sufficient capacity to support its rapid growth.

  NETWORK STRATEGY

     The Company's network is comprised of leased, partitioned and owned switches, fixed cost point-to-point fiber optic cable leases and leased satellite capacity to provide connectivity for many Central and South American cities. The Company intends to expand its network primarily by using traditional circuit-based technology, acquiring additional satellite and fiber optic transmission capacity and installing switching equipment in targeted U.S. and Latin American markets. In countries in which the Company currently operates without a switch and in each new market the Company enters, the Company intends to install switching facilities and integrate them into its network to improve the Company's overall cost structure. The Company expects that it will be able to realize significant cost savings by routing an increasing portion of its Mexican domestic long distance and international traffic on-net.

     In the near future, the Company intends, to the extent technically possible, to further develop its network by employing state-of-the-art ATM technologies, giving it the flexibility to transmit packetized voice, data and video signals over its network. The Company believes that using ATM technology in its network construction gives it a competitive advantage over carriers using the traditional, time division multiplexing technology that will eventually need to be replaced to accommodate the increased demands for data and video transmission capacity.

     The Company intends to market certain domestic long distance services directly to customers in the Gulf region of Mexico primarily through the development of the Mexican Network. The Company's Mexican Network will support multiple lines of international and domestic national telephone services in Mexico, as well as provide Telscape with an essential element for its plan to become a significant market force in Mexico by securing for the Company control over its bandwidth and quality transmission requirements. The Company has targeted the Gulf region of Mexico for these services because (i) the region currently lacks extensive telecommunications infrastructure, (ii) other major competitors of the Company have not targeted the region for development, (iii) there is a developed business community with a high potential for long distance usage in the region, (iv) the region is sufficiently populated to permit the efficient use of new infrastructure and (v) the region is in close proximity to the United States. The Company believes that this focused approach to building a network is superior to constructing a nationwide network.

  INTERNATIONAL ORIGINATION AND TERMINATION FACILITIES

     SWITCHING FACILITIES. The Company owns and operates a Nortel DMS-250, state-of-the-art digital switch consisting of approximately 9,000 ports in Houston, Texas. The Company has selected Nortel as its primary switch vendor and has installed public switched network architecture to manage one of its Prepaid Card platforms. The Company currently operates additional switching platforms in Houston, Texas, and six Latin American countries and anticipates installing switches in four other Latin American countries during 1998. The Company also currently partitions a switch in New York.

     As part of the Company's strategy to expand its Prepaid Card operations, it plans to install or purchase additional Prepaid Card switching platforms in selected cities in North America. These switches will be capable of managing local and 800 Prepaid Card traffic in high-volume gateway cities such as Houston, New York, Chicago, San Francisco and Los Angeles.

     SATELLITE FACILITIES. The Company operates, or will operate in the near term, earth stations in several markets in Central and South America. In connection with the CMSD Acquisition, the Company acquired a teleport facility in Mountain View, California. The Company believes that this acquisition enhances its position as an integrated telecommunications provider, and helps assure satellite capacity to its targeted markets in Latin America. By the end of 1998, the Company anticipates operating earth stations in several other major cities of Central and South America.

     The earth stations are either owned by Telscape or the Company has access to the earth stations pursuant to contractual arrangements with local operators. Telscape's strategy is to create a platform that enables the near-term implementation of value added services such as Internet access, data transmission, fax and video and call centers, where market and regulatory conditions permit.

     NETWORK CAPACITY. The Company purchases transmission services on a per minute basis and leases transmission capacity on a fixed cost basis from a variety of local and long distance carriers. The Company is currently expanding its leased on-net capacity in an attempt to lower costs in its largest distribution areas. The Company obtains private line capacity from approximately six local, domestic and international carriers, including MCI, WorldCom and IXC. The Company's agreements with these carriers fix the private line cost for a minimum of one year. The Company's agreements with its carriers provide that some international per minute rates may fluctuate with rate change notice periods varying from five days to one month. The variable nature of the cost of services and many of the Company's contracts and agreements subject the Company to the possibility of unanticipated cost increases and the loss of cost-effective routing alternatives.

     TELECOMMUNICATIONS NETWORK MANAGEMENT AND INFORMATION SYSTEMS. The Company's network management and information systems enable it to (i) economically and efficiently route traffic over the Company's network and the networks of other carriers, (ii) offer reliable services with high call completion rates and voice quality and (iii) manage an advanced voice, data and video multi-service platform. The Company believes that these systems, particularly their ability to provide flexible, high quality service to international destinations, provide it with a competitive advantage relative to many other providers of telecommunications services. The Company monitors its network and initiates changes to its overall switch network and traffic routing where appropriate to optimize routing and minimize costs. Because a substantial portion of the traffic carried by the Company terminates internationally and call completions vary by carrier, the Company monitors the call completion efficiencies of its suppliers. The Company intends to continue configuring large portions of its network with Common Channel Signaling System 7 ("SS7"). SS7 reduces voice call setup and connect time delays and provides additional technical capabilities and efficiencies for call routing and network engineering.

     NETWORK OPERATIONS CENTER. The Company is developing a network operations center ("NOC") in Mexico City, Mexico, which will be used to monitor and control all switches and other transmission equipment used in its network. The NOC is expected to operate seven days a week, 24 hours per day, 365 days a year. The Company plans to use a portion of the net proceeds of the Offerings to install a new NOC in Houston, Texas, and to upgrade the existing Mexico City NOC. Each of the NOCs will be capable of monitoring and controlling the network in most regions.

  NETWORK EXPANSION

     MEXICAN NETWORK. The Company plans to develop the Mexican Network consisting of 2,225 km of fiber optic cable and 1,800 km of microwave transmission facilities in the Gulf region of Mexico. The Mexican Network will provide connectivity from Reynosa to Coatzacoalcos and Minatitlan, and through Puebla to Mexico City. The Company will seek to acquire rights-of-way from railroads, highway commissions, pipeline owners, utility companies and others. The Company intends to lease from, and exchange capacity with, other long distance providers to connect with the central (Mexico City, Guanajuato and Guadalajara) and northeast (Monterrey) regions of Mexico, and to install a switching facility in Mexico City and at the U.S./Mexico border. The Gulf region of Mexico contains approximately 38.0% of the population of Mexico. The Company believes that more than half of the domestic business long distance traffic and nearly half of the domestic residential long distance traffic originates in the region that will be serviced by the Mexican Network. Portions of the Mexican Network will be located near Petroleos Mexicanos ("Pemex") operations, the largest user of telecommunications services in Mexico. Pemex is a systems integration customer of the Company.

     The Mexican Network has been designed to accommodate the increasing demand of bandwidth. The fiber optic component constitutes two cables of twenty-four optical strands each. The Company anticipates that two strands will be used in the first five years of operation, leaving a considerable reserve for future expansions or dark fiber capacity available for lease to other carriers. The bandwidth of the fiber optic multiplexors to be utilized during the first five years is 155Mbps, equal to 2,268 high quality (64 kbps) voice channels or 76 E1s. The Company believes that the additional fiber capacity will be used to support emerging bandwidth-intensive data and multimedia applications.

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
     The optical transmission capacity can be expanded on an as-needed basis, by several methods which include the utilization of compression techniques, ATM technology, higher capacity multiplexor substitution and Dense Wavelength Division Multiplexing ("DWDM") technologies. The bandwidth considerations for the microwave section of the long haul transmission media have been limited by the actual mid-term projected demand in each specific city; however, this transmission capacity can be grown gradually by increasing bandwidth in radio equipment or by substituting radios with fiber optic facilities on a case-by-case basis.

     The Company believes that owning a network will enable the Company to significantly reduce expenditures for leasing off-net capacity because the new fiber routes: (i) could carry much of the traffic that would otherwise be transmitted off-net, and (ii) may enable the Company to exchange its fiber capacity for other carriers' network capacity.

     OBJECTIVES. The Company's objectives in constructing the Mexican Network are to: (i) provide on-net capacity to allow growth in its long distance services business; (ii) increase profitability for switched services by reducing its off-net capacity expenses; and (iii) use the expanded network as a platform to support advanced, bandwidth-intensive data and media applications.

     CONSTRUCTION AND COST. The Company plans to complete the Mexican Network in three phases along the following routes (which are subject to change depending on the availability of certain cost-saving arrangements and the ability to minimize construction costs and maximize the benefits from the routes to be constructed):

          (i) PHASE I. The Company anticipates that the first phase of construction will involve the installation of a central node with an international teleport in Mexico City and fiber optic cable up the eastern Mexican coast to connect with the Company's U.S. network. During Phase I, the Company intends to lease from other carriers transmission capacity connecting the Company's network to Monterrey and Guadalajara. The Company estimates that this phase will cost approximately $134.0 million to complete.

          (ii) PHASE II. The Company anticipates that the second phase of construction will involve connecting its network, primarily by means of microwave, to medium and smaller sized cities in the Gulf of Mexico region. The Company estimates that this phase will cost approximately $3.0 million to complete.

          (iii) PHASE III. The Company anticipates that the third phase of construction will involve the installation of fiber optic cable to Coatzacoalcos, with supporting microwave connectivity to nearby cities. The Company estimates that this phase will cost approximately $18.0 million to complete.

     The Company anticipates that Phase I will begin in the fourth quarter of 1998 and will be completed in approximately 12-14 months, Phase II will be completed approximately six to eight months thereafter and Phase III approximately six months after the completion of Phase II.

     The Company estimates the aggregate cost of the three phases of the Mexican Network will be $155.0 million. The principal components of such cost are expected to be: (i) fiber optic cable and microwave, between 25% and 30% of total construction costs; (ii) engineering and construction, between 52% and 58% of total construction costs; (iii) electronics, approximately 8% of total construction costs; and (iv) rights-of-way, approximately 4% of total construction costs. The Company will seek to acquire rights-of-way from railroads, highway commissions, pipeline owners, utility companies and others.

     FUNDING THE NETWORK EXPANSION. Although the Company estimates the aggregate cost of the three phases of the Mexican Network to be approximately $155.0 million, it will seek to realize significant cost savings and/or lower the aggregate cost by: (i) adding additional fibers to the network and selling such fibers to other carriers; (ii) exchanging excess fibers or capacity on the Company's expanded network for excess fibers or capacity on the other carriers' networks; and (iii) obtaining the right to install Company-owned fibers in new fiber optic routes being constructed by other carriers along the proposed network routes in exchange for the Company sharing construction costs with the other carrier, allowing the other carrier to use excess Company fiber elsewhere in the Company's network or allowing the other carriers to add its own fibers to segments of the network.

     The Company intends to use $137.0 million of the proceeds from the Offerings to fund construction of Phases I and II of the Mexican Network. Completion of the first two phases of the Mexican Network will provide the Company with a fully functioning network. The Company intends to undertake Phase III, which it estimates will cost $18.0 million, if justified by demand. The Company expects to fund the construction costs of Phase III with cash flow from its existing operations, increased cash flow resulting from reduced off-net capacity costs as segments of the network become operational and increased cash flow resulting from the development of the switched-products business.

     If the Company is unable to fund the remaining construction costs with cash flow from operations, or to make arrangements to reduce the cost of constructing the Mexican Network the Company may seek to obtain additional funds from the sale of equity securities or, subject to the terms of the Indenture, from additional borrowings, or may seek to complete construction of the Mexican Network more slowly than originally planned. The Company would delay the construction of Phase III until sufficient funds are raised.

     For a discussion of the risks associated with the Mexican Network, see "Risk Factors -- Expansion and Operation of the Network," "Risk
Factors -- Construction of the Mexican Network; Construction Costs" and "Risk Factors -- Substantial Indebtedness."

SALES, MARKETING AND DISTRIBUTION

  LONG DISTANCE SERVICES

     INTERNATIONAL WHOLESALE SERVICES. The Company's carrier resale department markets its international outbound switched and dedicated services on a wholesale basis to other telecommunications companies through a direct sales effort. At July 15, 1998, the Company had approximately 17 wholesale carrier agreements in place. To provide a more complete package of international rates to its customers, the Company intends to establish strategic relationships with entities that have gateways to international destinations. When appropriate, the Company will establish in-country relationships for the termination of international long distance. For a discussion of the risks associated with customer concentration in the Company's wholesale services, see "Risk
Factors -- Customer Concentration" and "Summary -- Recent Developments."

     PREPAID CARDS. The Company markets its Prepaid Cards under the TELEFIESTA (Registered Trademark) brand name. The Company's TELEFIESTA (Registered Trademark) Prepaid Cards are sold through distributors to over 20,000 independent retail outlets in 100 cities throughout the United States. The Company has focused on building a substantial network of wholesale distributors that sell to sub-distributors and directly to retail outlets. The sub-distributors generally sell only to retail outlets.

     The Company targets heavily populated metropolitan areas in the United States with substantial Hispanic populations that generate significant international calling volume. Many of the Company's distributors are members of such ethnic communities or otherwise have personal or business relationships in such communities. In developing relationships with distributors, the Company also focuses on expansion into new geographic and metropolitan areas with substantial Hispanic populations. The Company believes that the success of its Prepaid Cards has created significant brand loyalty and encourages distributors and retail outlets to actively market the Company's products. The Company regularly provides distributors and retail outlets with point of purchase advertising and explanatory materials. The Company frequently adds new Prepaid Card products to its service offerings, and adjusts its pricing for particular traffic segments in order to target certain customer groups, respond to competitive pressures and otherwise increase market share.

     For a discussion of the risks associated with the Company's Prepaid Cards, see "Risk Factors -- Dependence on Service Providers for Prepaid Card
Services" and "Summary -- Recent Developments."

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
  SYSTEMS INTEGRATION

     To serve the complex needs of its customers, the Company has formed a team of sales and technical personnel that combines strong sales capabilities with specialized technical expertise in product-specific areas such as PBX, voice processing, Internet, video conferencing and ATM and frame relay networks. Management believes that this sales approach allows the Company to provide innovative solutions to complex systems integration projects.

     In Mexico, the Company promotes its systems integration sales through a combination of advertising, trade shows, direct mail and telemarketing. The Company has historically utilized its own direct sales force but has recently developed a dealer network to broaden its distribution channel. The Company's product managers focus on cultivating relationships with one or more vendors and with coordinating sales efforts for their specific product lines.

     The Company markets its value-added telecommunications services through advertising in trade magazines, telemarketing, direct mail and attending trade shows. The Company believes that its systems integration service base provides an excellent platform for the follow-up sales of advanced telecommunications services, since many of the Company's customers have developed confidence in the Company's ability to implement complex projects.

     The Company's direct sales effort begins with understanding the customer's business. Sales personnel then identify potential areas where the Company's value-added services could improve the customer's business, suggesting specific services, customizing those services to meet the customer's specific needs, implementing value-added solutions and monitoring the results and potential changes in the customer's needs.

CUSTOMERS

  LONG DISTANCE SERVICES

     INTERNATIONAL WHOLESALE SERVICES. The Company's wholesale customers are primarily other international carriers that seek termination services in one or more Latin American countries. During the six months ended June 30, 1998, no single customer represented more than 10% of the Company's overall revenues. See "Risk Factors -- Customer Concentration."

     PREPAID CARDS. The Company markets its Prepaid Cards primarily to Hispanic communities in the United States that generate high levels of international traffic to targeted Latin American countries where the Company has favorable termination agreements. The Company sells its Prepaid Cards through a network of distributors, who distribute the Prepaid Cards to over 20,000 independent retail outlets in 100 cities throughout the United States. During the six months ended June 30, 1998, no single distributor represented more than 10% of the Company's overall revenues. See "Risk Factors -- Dependence on Distributors."

  SYSTEMS INTEGRATION

     The Company performs substantially all of its systems integration services for customers located in Mexico. During the six months ended June 30, 1998, no single customer represented more than 10% of the Company's overall revenues.

CUSTOMER SUPPORT AND BILLING

     Telscape believes that reliable, sophisticated and flexible billing and information systems are essential to its ability to remain competitive in the global telecommunications market. Accordingly, the Company has invested substantial resources in an IBM AS-400 platform for rating and billing services. The Company is also developing and implementing proprietary management information systems, as well as other commercially available software packages.

     The Company's billing system enables the Company to (i) accurately analyze its network traffic, revenues and margins by customer and by route on a daily basis; (ii) validate carrier settlements; and (iii) monitor least cost routing of customer traffic. These reports produce efficiencies by reducing the need for monitoring by the Company's employees. The Company believes that the accuracy and efficiency of its management information systems provide it with a significant strategic advantage over other emerging carriers.

COMPETITION

     The international and national telecommunications industry is highly competitive, is subject to rapid change precipitated by advances in technology and deregulation and is significantly influenced by the pricing and marketing decisions of larger industry participants. The Company's success depends upon its ability to compete with a variety of other telecommunications providers in each of its markets, including the respective PTT in each country in which the Company operates. Other competitors of the Company include large, facilities-based, multinational carriers and smaller facilities-based wholesale long distance service providers in the United States and overseas that have emerged as a result of deregulation, switched-based resellers of international long distance services, providers of systems integration and/or value-added services, Prepaid Card providers and global alliances among some of the world's largest telecommunications carriers. The Company anticipates that it will encounter additional competition as a result of the formation of global alliances among large telecommunications providers. Recent examples of such alliances include AT&T's alliance with Unisource, known as "Uniworld;" Cable & Wireless Plc's recent alliance with Italy's STET/Telecom Italia to serve international customers with a primary focus on the Latin American and European regions; WorldCom proposed merger with MCI, and subsequent alliance with Telefonica de Espana; and Sprint's alliance with Deutsche Telekom and France Telecom, known as "Global One", and the joint venture between Sprint and Telmex. Consolidation in the telecommunications industry may create even larger competitors with greater financial and other resources. The effect of the aforementioned or other similar mergers and alliances could create increased competition in the telecommunications services market and potentially reduce the number of customers that purchase wholesale international long distance services from the Company. In the Prepaid Card business, the Company currently competes with all of the first tier telecommunications carriers as well as emerging multinational carriers such as SmarTalk, RSL and IDT, many of which have greater financial resources than the Company. Because certain of the Company's current competitors also are or could be the Company's customers, the Company's business would be materially adversely affected to the extent that a significant number of such customers limit or cease doing business with the Company for competitive or other reasons.

     International telecommunications providers such as the Company compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services, and the Company's carrier and Prepaid Card customers are especially price sensitive. In addition, many of the Company's competitors enjoy economies of scale that can result in a lower cost structure for termination and network costs, which could cause significant pricing pressures within the international communications industry. In recent years, prices for international and other telecommunications services have decreased substantially, and are expected to continue to decrease, in most of the markets in which the Company currently competes or intends to compete. The intensity of such competition has recently increased, and the Company expects that such competition will continue to intensify as the number of new entrants increases as a result of the new competitive opportunities created by the 1996 Telecommunications Act, implementation by the FCC of the U.S. commitment to the WTO, and privatization, deregulation and changes in legislation and regulation in various of the Company's foreign target markets. There can be no assurance that the Company will be able to compete successfully in the future, or that such intense competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

     Many of the Company's competitors are significantly larger, have substantially greater financial, technical and marketing resources, larger networks and a broader portfolio of services than the Company. Additionally, many competitors have strong name recognition and "brand" loyalty, long-standing relationships with the Company's target customers, and economies of scale which can result in a lower relative cost structure for transmission and related costs. These competitors include, among others, AT&T, MCI, Sprint, and WorldCom which provide long distance services in the U.S.; Telmex, Concessionaries, and other registered value-added services providers in Mexico; as well as PTTs and emerging competitors in other Latin American markets where the Company seeks to compete. In Mexico, the regulatory authorities have granted concessions to 15 companies, including Telmex and Telereunion S.A., to construct and operate public, long distance telecomunications networks in Mexico. Some of these new competitive entrants have as their partners, major U.S. telecommunications providers including AT&T (Alestra), MCI (Avantel), Bell Atlantic (Iusatel). In addition, the regulatory authorities in Mexico have granted concessions to several competitive local exchange providers, such as Telinor, Megacable, Amaritel, Unitel, MetroNet, and Red de Servicios and several of Mexico's long distance Concessionaires. With regard to the provision of services in Mexico, the Company competes or will compete in Mexico with numerous other systems integration, value-added services, and voice and data services providers, some of which focus their efforts on the same customers targeted by the Company. In addition to these competitors, recent and pending deregulation in Mexico and various other Latin American countries may encourage new entrants. Moreover, while the recently completed WTO Agreement could create opportunities for the Company to enter new foreign markets, implementation of the accord by the United States and other countries could result in new competition from PTTs previously banned or limited from providing services in the United States. For example, the joint venture between Sprint and Telmex has applied to the FCC for authority to enter the U.S. market and to provide resold international switched services between the United States and Mexico. Such application was approved subject to various conditions, but certain parties requested that the FCC reconsider its decision. The FCC's decision on reconsideration is currently pending. Increased competition in such countries as a result of the foregoing, and other competitive developments, including entry by Internet service providers into the long-distance market, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company believes that PTTs generally have certain competitive advantages due to their control over local connectivity and close ties with national regulatory authorities. The Company also believes that, in certain instances, some regulators have shown a reluctance to adopt policies and grant regulatory approvals that would result in increased competition for the local PTT. If a PTT were to successfully pressure national regulators to prevent the Company from providing its services, the Company could be denied regulatory approval in certain jurisdictions in which its services would otherwise be permitted, thereby requiring the Company to seek judicial or other legal enforcement of its right to provide services or to abandon its proposed market entry. Any delay in obtaining approval, or failure to obtain approval, could have a material adverse effect on the Company's business, financial condition and results of operations. If the Company encounters anti-competitive behavior in countries in which it operates or intends to operate or if the PTT in any country in which the Company operates uses its competitive advantages to the fullest extent, the Company's business, financial condition and results of operations could be materially adversely affected.

REGULATION

     GENERAL. The global telecommunications industry is subject to international treaties and agreements, and to laws and regulations which vary from country to country. Enforcement and interpretation of these treaties, agreements, laws and regulations can be unpredictable and are often subject to informal views of government officials and ministries that regulate telecommunications in each country. In certain countries, including certain of the Company's target Latin American markets, such government officials and ministries may be subject to influence by the local PTT.

     The Company has pursued and expects to continue to pursue a strategy of providing its services to the maximum extent it believes to be permissible under applicable laws and regulations. To the extent that the interpretation or enforcement of applicable laws and regulations is uncertain or unclear, the Company's aggressive strategy may result in the Company (i) providing services or using transmission methods that are found to violate the laws or regulations of those countries where it operates or plans to operate or (ii) failing to obtain approvals or make filings subsequently found to be required under such laws or regulations. If the Company's interpretation of applicable laws and regulations proves incorrect, it could lose, or be unable to obtain, regulatory approvals necessary to provide certain of its services or to use certain of its transmission methods, or to lose its investments in that country. There can be no assurance that the Company will not be subject to fines, penalties or other sanctions, including being denied the ability to offer its products and services, as a result of violations regardless of whether such violations are knowing or willful and regardless of whether such violations are corrected. To the Company's knowledge, it is not currently subject to any material regulatory inquiry or investigation.

     In numerous countries where the Company operates or plans to operate, local laws or regulations limit the ability of telecommunication companies to provide telecommunications services in competition with state-owned or state-sanctioned monopoly carriers. There can be no assurance that future regulatory, judicial, legislative or political considerations will permit the Company to offer all or any of its products and services in such countries, that regulators or third parties will not raise material issues regarding the Company's compliance with applicable laws or regulations, or that such regulatory, judicial, legislative or political decisions will not have a material adverse effect on the Company. If the Company is unable to provide the services which it presently provides or intends to provide or to use its existing or contemplated transmission methods due to its inability to obtain or retain the requisite governmental approvals for such services or transmission methods or because it is subjected to adverse regulatory inquiry, investigation or action, or for any other reason related to regulatory compliance or lack thereof, such developments could have a material adverse effect on the Company's business, financial condition and results of operations.

     On February 15, 1997, the United States and 68 other countries signed the WTO Agreement, agreeing to open their respective telecommunications markets to competition and foreign ownership and to adopt regulatory measures to protect market entrants against anticompetitive behavior by dominant telephone companies. Although the Company believes that the WTO Agreement could provide the Company with significant opportunities to compete in markets that were not previously accessible, reduce its costs and provide more reliable services, it could also provide similar opportunities to the Company's competitors. There can be no assurance that the pro-competitive effects of the WTO Agreement will not have a material adverse effect on the Company's business, financial condition and results of operations or that members of the WTO will implement the terms of the WTO Agreement.

     UNITED STATES. In the United States, to the extent that the Company offers services as a carrier, the provision of the Company's services is subject to the provisions of the Communications Act, the 1996 Telecommunications Act and the regulations of the FCC thereunder. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, to the extent that the interpretation or enforcement of applicable laws and regulations is uncertain or unclear, the Company's aggressive strategy may result in the Company (i) providing services or using transmission methods that are found to violate the Communications Act or FCC regulations or (ii) failing to obtain approvals or make filings subsequently found to be required under such laws or regulations. If the Company's interpretation of applicable laws and regulations proves incorrect, it could lose, or be unable to obtain, regulatory approvals necessary to provide certain of its services or to use certain of its transmission methods. There can be no assurance that the Company will not be subject to fines, penalties or other sanctions as a result of violations regardless of whether such violations are knowing or willful and regardless of whether such violations are corrected. There can be no assurance that if the Company's interpretation of applicable laws and regulations proves incorrect and/or if the Company is subject to fines, penalties or other sanctions as a result, that these events will not have a material adverse effect on the Company's business, financial condition and results of operations.

     U.S. INTERNATIONAL LONG DISTANCE SERVICES. To the extent the Company offers services as a carrier, it is subject to FCC rules requiring authorization from the FCC prior to leasing international capacity, acquiring international facilities, and/or purchasing switched minutes, and initiating international service between the United States and foreign points, as well as to FCC rules which also regulate the manner in which the Company's international services may be provided, including the circumstances under which the Company may provide international switched services by using private lines or routing traffic through third countries. FCC rules also require prior authorization before transferring control of or assigning FCC authorizations, and impose various reporting and filing requirements on companies providing international services under an FCC authorization. In order to offer international long distance services, the Company is also required to file and has filed with the FCC a tariff containing the rates, terms and conditions applicable to its international telecommunications services. MSN has filed a tariff with respect to international services. The Company has a continuing obligation to ensure that the tariffs accurately reflect the terms and conditions associated with its service offerings. The Company is also required to file certain carrier to carrier agreements with the FCC. The FCC also requires carriers such as the Company to report any affiliations, as defined by the FCC, with foreign carriers. The FCC may also impose restrictions on affiliations with certain foreign telecommunications companies. Failure to comply with the FCC's rules could result in fines, penalties or forfeiture of the Company's FCC authorizations, each of which could have a material adverse effect on the Company business, financial condition and results of operations.

     THE FCC'S PRIVATE LINE RESALE POLICY. The FCC's private line resale policy currently prohibits a carrier from reselling international private leased circuits to provide switched services (known as "ISR") to or from a country unless the FCC has designated that country as one that affords U.S. carriers equivalent opportunities to engage in similar activities in that country or that the country is a member of the WTO and the local PTT offers U.S. carriers settlement rates at or below the FCC-prescribed benchmark for terminating the U.S. carriers' traffic. Thus far, the FCC has found that Australia, Austria, Belgium, Canada, Denmark, France, Germany, Japan, Luxembourg, The Netherlands, New Zealand, Norway, Sweden, Switzerland and the United Kingdom meet this standard. In separate proceedings, the FCC is considering applications to engage in ISR between the United States and other countries, including Chile and Mexico. There can be no assurance, however, that the FCC or any other country's regulatory authority will change their policies in a way that would have a beneficial impact on the Company or that would not have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, it is possible, although not likely, that the FCC could take the view that certain arrangements by which the Company provides international services do not comply with the existing Private Line Resale Policy. If the FCC, on its own motion or in response to a challenge filed by a third party, determines that such arrangements do not comply with FCC rules, among other measures, it may issue a cease and desist order, impose fines on the Company or, in extreme circumstances, revoke or suspend its FCC authorizations.

     THE FCC'S POLICIES ON TRANSIT AND REFILE. The FCC is currently considering the 1995 Request to limit or prohibit the practice whereby a carrier routes, through its facilities in a third country, traffic originating from one country and destined for another country. The FCC has permitted transiting. Under certain arrangements referred to as "refiling," the carrier in the destination country does not consent to receiving traffic from the originating country and does not realize the traffic it receives from the third country is actually originating from a different country. The FCC to date has made no pronouncement as to whether refiling arrangements are inconsistent with U.S. or ITU regulations, although it is considering these issues in connection with the 1995 Request. The Company believes that it is possible, although not likely, that the FCC will determine that refiling violates U.S. and/or international law, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     INTERNATIONAL SETTLEMENTS POLICY. The ISP establishes the framework governing U.S. carriers' relationships with their foreign correspondents. Specifically, the ISP governs the settlements between U.S. carriers and their foreign correspondents of the cost of terminating traffic over each other's networks and prevents foreign carriers from discriminating among U.S. carriers in bilateral accounting rate negotiations. The ISP requires: (1) the equal division of accounting rates; (2) non-discriminatory treatment of U.S. carriers; and (3) proportionate return of inbound traffic. The FCC recently enacted certain changes in its rules designed to permit alternative arrangements outside of its ISP as a means of encouraging competition and achieving lower, cost-based accounting rates as foreign markets deregulate. Specifically, the FCC has decided to allow U.S. carriers, subject to certain competitive safeguards, to propose methods to pay for international call termination that deviate from traditional bilateral accounting rates and the ISP. The FCC has also established lower ceilings ("benchmarks") for the rates that U.S. carriers can pay foreign carriers for the termination of international services. Moreover, the FCC recently changed its rules to implement the

WTO Agreement, in part by allowing U.S. carriers, under certain circumstances, to accept special concessions from foreign carriers. While these rule changes provide the Company with more flexibility to respond more rapidly to changes in the global telecommunications market, they also provide similar flexibility to the Company's competitors.

     U.S. DOMESTIC LONG DISTANCE SERVICES. The Company's ability to provide domestic long distance service in the United States is subject to regulation by the FCC and relevant state PSCs that regulate the offering of interstate and intrastate telecommunications services, respectively. No formal authority is required for the offering of interstate services. The Company, however, is required by the FCC to file tariffs listing the rates, terms and conditions of domestic long distance services provided. MSN has a tariff with respect to domestic long distance services on file. The FCC adopted the October 29, 1996 Order eliminating the requirement that non-dominant interstate carriers, such as the Company, maintain FCC tariffs. However, on February 13, 1997, the U.S. Court of Appeals for the DC Circuit stayed the October 29, 1996 Order, pending judicial review of the order. No final decision has been rendered on the appeal.

     Prior to the initiation of intrastate service, depending on the state, the Company generally must obtain certification from or register with the relevant state PSC. Providers of intrastate services may also be required to file tariffs or rate schedules, and may be subject to certain reporting obligations with the relevant PSC. Telscape USA has obtained the authorizations or has registered with state regulatory authorities in 40 states. MSN has certification in eight states, plus pending applications in two additional states. The Company has not yet filed tariffs in the states that require tariffs to be filed, because the Company is not currently offering intrastate interexchange service in any state. For the same reason, the Company has not filed any reports with state PSCs. Failure to comply with state law and/or the rules, regulations and policies of the PSCs may result in challenges by third parties, and/or actions by the PSCs including conditioning, modifying or revoking state authorization to provide telecommunications services within the respective state and/or subject the provider to fines and penalties.

     In addition, the FCC has adopted certain measures to implement the 1996 Telecommunications Act that will impose new regulatory requirements, including the requirement that the Company contribute some portion of its telecommunications revenues to a "universal service fund" designated to fund affordable telephone service for consumers, schools, libraries and rural health care providers. These contributions became payable beginning in 1998 for all interexchange carriers. The contribution percentages for 1998 and the first and second quarters of 1999 equal approximately 3.19% and 3.14%, respectively, of interstate and international gross end user telecommunications revenues for the high cost and low income fund, and approximately 0.72% and 0.76%, respectively, of intrastate, interstate and international gross end user telecommunications revenues for the schools, libraries and health care fund. The Company cannot predict the amount of universal service fund contributions for the remaining quarters of 1999, or thereafter, until the FCC issues contribution factors for such periods.

     MEXICO. In June 1998, Telereunion S.A. received a 30-year facilities-based carrier license from the SCT, allowing it to originate and terminate long distance services and to provide data and other value-added services in Mexico. The FTL opened the local and long distance telecommunications service markets to competition and imposed varying levels of regulation on Mexican telecommunications providers. Pursuant to the FTL, the SCT and the COFETEL implemented the provisions of the FTL until recently, when all authority to establish telecommunications policy in Mexico was given to COFETEL. The FTL imposes regulations on public carriers. Facilities-based public carriers, those that use the radio spectrum, satellite links or any form of land-based cables to provide telecommunications services, must obtain concessions prior to providing service. Concessionaires may also resell the facilities and services of other Concessionaires. Vendors (resellers) of telecommunications services may not own their own facilities but need only obtain a permit to provide service. Although the FTL provides for the existence of resellers, the Mexican government has not issued the implementing rules and regulations to allow their entry into the market. Consequently, Mexican law does not currently permit pure switched international resale. Carriers wishing to offer value-added services need only register with the COFETEL's Telecommunications Registry.

     In addition to the FTL, the Mexican Long Distance International Rules (the "International Rules") establish the specific regulatory framework that governs international long distance services. Among other matters, the International Rules (i) mandate uniform accounting rate and proportionate return for three years for all international traffic; (ii) require Concessionaires to obtain additional specific authorization to install and operate international gateways; (iii) implicitly prohibit ISR for three years; and (iv) regulate international correspondent agreements, which must reflect the uniform accounting rate and proportionate return rules. The International Rules prohibit all telecommunications operators, except those Concessionaires that have obtained the specific authorization from the COFETEL, to install and operate international gateway switches. Those Concessionaires that have not received such specific authorization, as well as any other companies that provide telecommunications services, such as providers of value-added services, cellular concessionaires and paging service providers cannot directly transmit international switched traffic. To date, the SCT and the COFETEL have granted 15 companies, including Telmex and Telereunion S.A., concessions for the installation, operation and exploitation of long distance public telecommunications networks, of which eight have received authorization to install and operate international gateway facilities. In addition, the SCT and the COFETEL have granted eight concessions for local switched services as well as numerous registrations for value added services.

     Pursuant to the Foreign Investment Law and the Telecom Law, concessions for public telecommunication networks may only be granted to Mexican citizens or Mexican companies. Foreign investors may own minority interests in Concessionaires, but may not own more than 49% of the voting ownership interest of the company except for companies that provide cellular service. NAFTA removed certain Mexican restrictions on foreign investment and U.S. companies may now maintain 100% ownership interests in companies that provide value-added services in Mexico. Pursuant to Mexican law, only Mexican citizens or companies incorporated and domiciled in Mexico can register as providers of value-added services.

     The Company, through its Mexican subsidiaries, is currently registered with the COFETEL as a value-added services provider. In June 1998, Telereunion S.A. received the Mexican Concession, a 30-year, facilities-based carrier license from the SCT, allowing it to construct and operate a network on which the Company can carry long distance traffic in Mexico.

     OTHER LATIN AMERICAN MARKETS. The Company's provision of services elsewhere in Latin America is subject to the developing laws and regulations governing the competitive provision of telecommunications services in each Latin American country in which it provides or seeks to provide services. Each such Latin American country in which the Company currently conducts or intends to conduct business has a different national regulatory scheme. Historically, Latin American countries have prohibited Voice Telephony except by the PTT. The available opportunities and the requirements for the Company to obtain necessary approvals to offer value-added services, systems integration, or the full range of telecommunications services, including Voice Telephony, vary considerably from country to country. The Company currently plans to provide a limited range of services in certain Latin American countries, as permitted by regulatory conditions in those markets, and to expand its operations as these markets implement liberalization to permit competition in the full range of telecommunications services. The nature, extent and timing of the opportunity for the Company to compete in these markets will be determined, in part, by the actions taken by the governments in these countries to implement competition and the response of incumbent carriers to these efforts. There can be no assurance that any of these countries will implement competition in the near future or at all, that the Company will be able to take advantage of any such liberalization in a timely manner, or that the Company's operations in any such country will be successful. There can be no assurance that the Company has received all necessary approvals, filed applications for such approvals, received comfort letters or obtained all necessary licenses from the applicable regulatory authorities to offer telecommunications services in the Latin American countries where it currently provides services or those in which it seeks to provide services in the future, or that it will do so in the future. The Company's failure to obtain, or retain necessary approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

     Liberalization in Latin America is proceeding rapidly and the Company seeks to keep pace with competition even where PTTs retain a legally mandated monopoly on Voice Telephony. The Company is currently offering or plans to offer certain systems integration, enhanced services, or value-added services in a number of Latin America countries where the PTT retains the legally mandated monopoly on Voice Telephony. While the Company believes that it will not be found to be offering Voice Telephony in these countries prior to the expiration of the PTT's monopoly on such services, the Company has received no assurance from the respective PTTs or from the respective regulating authorities that this will be the case. It is possible that the Company could be fined, or that the Company's facilities or equipment could be confiscated, or that the Company would not be allowed to provide specific services in these countries, among other sanctions, if the Company were found to be providing Voice Telephony before the date in which the PTT's monopoly on Voice Telephony ceases. Such actions could have a material adverse impact on the Company's business, financial condition and results of operations.

     Moreover, the Company may be incorrect in its assumption that (i) each Latin American country will abolish, on a timely basis, the respective PTT's monopoly to provide Voice Telephony within and between other countries, (ii) deregulation will continue to occur and (iii) the Company will be allowed to continue to provide and to expand its services in the Latin American countries. There can be no assurance that any or all of the Latin American countries will not adopt laws or regulatory requirements that will adversely affect the Company. Additionally, there can be no assurance that future regulatory, judicial or legislative changes in any or all of the Latin American will not have a material adverse effect on the Company or that regulators or third parties will not raise material issues with regard to the Company's compliance with applicable laws or regulations. If the Company is unable to provide the services it is presently providing or intends to provide or to use its existing or contemplated transmission methods due to its inability to receive or retain formal or informal approvals for such services or transmission methods, or for any other reason related to regulatory compliance or the lack thereof, such events could have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY

     The Company uses the names "Telscape International" and "Telscape" as its primary business names, and has filed for federal trademark protection for the "Telscape" name and distinctive logo. These filings are pending, and the Company has no assurance that they will be granted. The Company owns a federal trademark registration for the "TELEFIESTA" (Registered Trademark) Prepaid Cards. Telereunion S.A. has a national trademark registration in Mexico for "TELEREUNION." The Company regards its trademarks, servicemarks, tradenames and logos as valuable assets and believes they have value in the marketing of its products and services. The Company intends to protect and defend its name, servicemarks and trademarks in the United States and internationally. See "Risk Factors -- Proprietary Rights."

LEGAL PROCEEDINGS

     CHARLES CLAPSADDLE AND TELECOM CONSULTING SERVICES, INC. V. TELSCAPE INTERNATIONAL, INC. AND E. SCOTT CRIST. On or about November 25, 1997, a lawsuit was filed against the Company and E. Scott Crist, Chief Executive Officer and a Director of the Company. The lawsuit is styled case number CIV 97 1504 BB; Charles Clapsaddle and Telecom Consulting Service, Inc. v. Telscape International, Inc. and E. Scott Crist and has been brought in the U.S. District Court in the District of New Mexico. The plaintiffs are seeking a declaratory judgment with respect to option rights allegedly held by plaintiffs. In addition, the plaintiffs are seeking claims of relief for unjust enrichment, breach of an agreement, federal securities fraud, Texas blue sky securities fraud, fraud in a stock transaction and common law fraud. Plaintiffs are seeking actual damages in excess of $250,000 and consequential damages, exemplary and punitive damages and attorney fees. The Company and E. Scott Crist deny these allegations and intend to vigorously defend against these allegations, although there can be no assurance as to the successful defense of this matter. In addition, whether or not the Company was to prevail in this litigation, such litigation is time consuming and costly. This lawsuit is currently under court ordered mediation.

     ROBERT E. CHAMBERLAIN, JR. V. TELSCAPE INTERNATIONAL, INC. AND E. SCOTT CRIST. On or about October 28, 1997, a lawsuit was filed against the Company and Mr. Crist. The lawsuit is styled case number 97-53582 Robert Chamberlain, Jr. v. Telscape International, Inc. and E. Scott Crist and is pending in the 270th Judicial District of Harris County, Texas. As to the Company, plaintiffs allege breach of contract, fraud, fraudulent concealment, violation of Texas blue sky law and violation of Texas Business and Commercial Code. As to Mr. Crist, plaintiffs allege tortious interference, fraud, fraudulent concealment, violation of Texas blue sky law and violation of Texas Business and Commercial Code. Plaintiffs are seeking actual damages in excess of $800,000, exemplary and punitive damages and attorneys fees. The Company and Mr. Crist deny these allegations and intend to vigorously defend against these allegations, although there can be no assurance as to the successful defense of this matter. In addition, whether or not the Company was to prevail in this litigation, such litigation is time consuming and costly. This lawsuit is currently under court ordered mediation.

EMPLOYEES

     As of June 22, 1998, the Company had 386 full-time employees, with 314 residing in Mexico and 72 residing in the United States. Of the total employees, there are six in product development, 58 in sales and marketing, 52 in general and administrative and 270 in operations, engineering and manufacturing and assembly. None of the Company's employees are subject to a collective bargaining agreement, and the Company has not experienced any work stoppage. The Company believes that its relations with its employees are good.

PROPERTIES

     The Company's international headquarters are located in Houston, Texas, where the Company leases approximately 5,700 square feet of an office building. The Company also leases additional facilities in Houston, Texas totaling 9,800 square feet relating to its Prepaid Card operations and to house telecommunications equipment relating to its long distance services operations. The Company leases facilities in Mexico City, Guadalajara and Tijuana, totaling approximately 34,000 square feet and consisting of office and warehousing facilities. The Company leases facilities in Sunnyvale and Mountain View, California totalling 69,524 square feet.

                                   MANAGEMENT

OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

     The officers, directors and other key employees of the Company, and their ages, as of July 1, 1998, are as follows:

                NAME                    AGE                           POSITION
-------------------------------------   ---   ---------------------------------------------------------
E. Scott Crist.......................   34    Director; President; Chief Executive Officer
Manuel Landa.........................   37    Director; Chairman of the Board; Executive Vice President
                                              of Operations; Chief Executive Officer of Telereunion;
                                              President of Vextro
Todd M. Binet(1).....................   33    Director; Executive Vice President; Secretary; Treasurer;
                                              Chief Financial Officer
Oscar Garcia.........................   37    Director; Vice President of Telereunion; Vice President
                                              of Operations of Vextro
Ricardo Orea.........................   37    Director; Vice President of Telereunion; Vice President
                                              of Sales and Marketing of Vextro
Stuart Newman........................   42    President of MSN
Bryan T. Emerson.....................   37    Vice President of International Business
Jose Luis Apan.......................   36    Director of Marketing of Telereunion
Carlos de Lara.......................   38    Chief Technology Officer
E. Russell Hardy.....................   58    Chief Executive Officer of INTERLINK
Marco A. Castilla....................   32    Vice President of International Affairs and Corporate
                                              Counsel
Jesse E. Morris......................   30    Corporate Controller; Assistant Treasurer
Darrel O. Kirkland(1)(2).............   57    Director
Enrique Orihuela(1)(2)...............   51    Director

------------

(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Compensation Committee of the Board of Directors.

     E. SCOTT CRIST has served as President and Chief Executive Officer of the Company since July 1996. Prior to joining the Company, Mr. Crist was a founder of Orion Communications, Inc., a reseller of long distance and Internet access services, where he served as President from June 1996 to July 1996. He was also President and Chief Executive Officer for Matrix Telecom, a long-distance company which ranked #7 on THE INC. MAGAZINE list of the 500 fastest growing private companies, from September 1995 through June 1996. He also founded in May 1993, DNS Communications ("DNS"), a long-distance reseller. He served as DNS's Chief Executive Officer from its inception until DNS's merger with Matrix Telecom. From March 1991 to January 1993 he served as Vice President of Acquisitions for Trammell Crow Group, where he specialized in U.S. capital market transactions. Mr. Crist has an M.B.A. from the J.L. Kellogg School at Northwestern University, and received a B.S. MAGNA CUM LAUDE in Electrical Engineering with an emphasis on telecommunications design from North Carolina State University.

     MANUEL LANDA has served as the Company's Chairman of the Board and as a member of the Board of Directors since May 1996. Mr. Landa co-founded Telereunion, has served as President of Vextro since 1989, and has served as Chief Executive Officer and a Director of Telereunion since August 1995. From 1986 until he joined Telereunion, Mr. Landa served as Export Sales Manager for Condumex, the largest Mexican manufacturer of electrical products with exports to the United States, Canada, Latin America and Europe. While at Condumex, Mr. Landa also served as Plant Manager, in which capacity he directed the Insulating Materials Division. Prior to joining Condumex, Mr. Landa worked in the consumer and industrial electronics business of Philips, a Dutch company, where he served as Design Engineer for its Industrial Audio-Video Division. Mr. Landa also worked for IPESA, a Mexican construction and engineering firm, on projects in the petrochemical, industrial and touristic sectors of Mexico. Mr. Landa received a degree in Electronic and Communications Engineering from La Salle University in Mexico City, where he graduated

MAGNA CUM LAUDE. He also has a diploma in Total Quality Management from the Instituto Tecnologico de Estudios Superiores Monterrey.

     TODD M. BINET has served as the Company's Executive Vice President and Chief Financial Officer since January 1997, and as a member of the Board of Directors since March 1997. Mr. Binet has over 10 years of business and management experience. Prior to joining the Company, he served as an officer and director of St. James Capital Corp., the general partner to St. James Capital Partners, a merchant banking fund, from January 1996 to December 1996. Prior to his service with St. James, from July 1992 to December 1995, Mr. Binet served as Treasurer and Corporate Counsel for Alamo Group Inc., an international company listed on the New York Stock Exchange ("NYSE"). Mr. Binet received a B.B.A. in finance from Southern Methodist University and graduated CUM LAUDE. He also received an M.B.A. from the Wharton School of Business and holds a J.D. from the University of Pennsylvania. Mr. Binet also holds a license to practice law in the state of Texas, although the license is currently inactive.

     OSCAR GARCIA has served as a member of the Board of Directors of the Company since May 1996. Mr. Garcia co-founded Vextro and Telereunion, has served as Vextro's Vice President of Operations since 1988 and as a Vice President of Telereunion since August 1995. From 1987 until he co-founded Vextro, Mr. Garcia served as Engineering Manager for Infosistemas, which at that time was the exclusive AT&T telephone equipment distributor in Mexico. Prior to that, Mr. Garcia was Sales Support Manager for Macrotel de Mexico S.A. de C.V., a subsidiary of Macrotel, Inc., a Florida telephone key systems company with exports to Mexico and Latin America. Before that, Mr. Garcia held the position of design engineer for the R&D department of GTE, at that time the leading U.S. telecommunications company involved in PBX and KSU manufacturing in Mexico. Mr. Garcia holds an undergraduate degree in Electronic and Communications Engineering from La Salle University in Mexico City, a diploma in Marketing from La Salle University and a degree in Business Administration from Berkley University in Mexico City.

     RICARDO OREA has served as a member of the Board of Directors of the Company since May 1996. Mr. Orea co-founded Vextro and Telereunion, has served as Vextro's Vice President of Sales and Marketing since 1988 and as a Vice President of Telereunion since August 1995. Prior to joining Vextro, Mr. Orea was Electronic Control Systems Plant Manager for Asea Brown Boveri, a Swedish electrical control and switchgear equipment manufacturer. Before that, Mr. Orea worked for GTE in its Purchasing and Logistics Department as System Integrator and Supplier Development Manager. Earlier, he was Technical Service Manager for MISA, a Mexican computer mainframes and telecommunications maintenance service company which served major financial accounts and universities. Mr. Orea received an undergraduate degree in Electronic and Communications Engineering from La Salle University in Mexico City and has a diploma in Business Administration from Berkley University in Mexico City.

     STUART NEWMAN has served as President of MSN since it was founded in 1996. Mr. Newman first entered the telecommunications industry in 1979 at Amtel Consulting, where he was responsible for certain Fortune 500 customers in Texas. He helped corporate clients establish networks and was involved in auditing billing systems. From 1994 to 1996, Mr. Newman served as Executive Vice President for Carribbean Telephone & Telegraph, Inc., a switch based provider of long distance services. In 1992 Mr. Newman founded New West Telecom, Inc., one of the nation's first Prepaid Card companies.

     BRYAN T. EMERSON has served as the Company's Vice President of International Business since joining the Company in August 1996. From December 1993 to March 1995, Mr. Emerson served as International Sales Manager for C & L Communications, Inc., a NYSE company, where he was responsible for distributing telecommunications equipment in Mexico, Spain and Japan. From May 1992 to December 1993, Mr. Emerson served as Vice President of Marketing for ISDN de Mexico, S.A. de C.V. He also served as a Product Manager for WilTel, where he specialized in developing such products as original switched, 800, conference calling, voice mail, and travel and domestic card services for domestic and international services. Mr. Emerson was also responsible for identifying and signing distributor contracts between WilTel and companies in Mexico and Guatemala. Mr. Emerson received a B.A. from Hamilton College and graduated CUM LAUDE. He also received an M.B.A. from Rice University.

     JOSE LUIS APAN has served as the Company's Director of Marketing since July 1, 1996. Prior to joining the Company, he was co-founder and Chief Executive Officer of Integracion from 1992 to 1997. From 1986 until he founded Integracion, Mr. Apan served as Regional Telecommunications Manager for Hewlett-Packard Latin America where he was responsible for the installation and operation of the Voice, Data and Video Digital Network for the Latin America Region. Mr. Apan has an MBA from the Instituto Tecnologico Autonomo de Mexico and holds an undergraduate degree in Chemical Engineering from the Universidad Iberoamericana in Mexico City. Mr. Apan is also a Registered Communications Distribution Designer from the Building Institute of Construction Industry in Tampa, Florida.

     CARLOS DE LARA has served as the Company's Technology Officer since October, 1997. Prior to joining the Company, he was Chief Operating Officer of NSI which he co-founded in 1994. While at NSI he was instrumental in obtaining several large systems integration contracts with Pemex, Elektra, Banco Mexicano, Banco Union and obtained recognition for the Company as Best Integrator from 3Com and the Best New Integrator in Latin America from Newbridge Networks, Inc., both in 1996. Prior to founding NSI, he served from June 1992 as Division Vice-President with Serpcco where he developed Serpcco's network integration business unit. Mr. De Lara was also academic coordinator from 1992 to 1993 at the Universidad Anahuac, where he founded the postgraduate program for computer networking and telecommunications, believed to be the first such program in Mexico and which received official recognition from the Ministry of Education of Mexico. From 1995 to 1996, Mr. De Lara served as a specialist in data and packet networks at the Mexican Institute for Communications serving under Dr. Enrique Melrose, then Research Director, who is now Technical Commissioner at the COFETEL. Mr. De Lara holds an undergraduate degree in Industrial Engineering from Universidad Anahuac in Mexico City.

     E. RUSSELL HARDY has served as Chief Executive Officer of INTERLINK since it was founded in May 1998. Prior to joining the Company, Mr. Hardy worked for 28 years in various capacities at California Microwave, Inc, serving as President of its Services Division for the last 13 years. While serving at California Microwave, Inc., Mr. Hardy served in various capacities in the Satellite Communications Division, Defense Products Division and the Telecommunications Division. Mr. Hardy has a Bachelor of Science in Electrical Engineering from the University of California at Berkeley and a Master of Science in Electrical Engineering from San Jose State University.

     MARCO A. CASTILLA has served as Vice President of International Affairs and Corporate Counsel since July 1998. Prior to joining the Company, Mr. Castilla worked as Foreign Legal Advisor at Swidler & Berlin, Chartered. At Swidler & Berlin, Mr. Castilla practiced in the telecommunications group, representing and advising several U.S. and international telecommunications companies in their entry into newly competitive markets, including with respect to regulatory and transactional matters and in structuring their foreign operations. From December 1995 to September 1996, Mr. Castilla worked as a Foreign Associate at the international law firm Rogers & Wells in Washington D.C. At Rogers & Wells, Mr. Castilla devoted most of his practice to capital market financing, project financing and mergers and acquisitions. Mr. Castilla holds law degrees from Harvard Law School (L.L.M.) and with honors from the Universidad Iberoamericana in Mexico City (J.D.). Mr. Castilla is a member of the Inter-American Bar Association and the Harvard International Law Society.

     JESSE E. MORRIS has served as Corporate Controller since joining the Company in October 1997. Prior to joining the Company Mr. Morris worked from January 1992 until October 1997 with Arthur Andersen LLP, a multi-national accounting and consulting professional services firm, where he last served as Experienced Audit Manager. Mr. Morris received his B.B.A. in Accounting and Finance and his Masters in Professional Accountancy from the University of Texas. Mr. Morris is a Certified Public Accountant with the State of Texas.

     DARREL O. KIRKLAND has served as a member of the Board of Directors of the Company since March 1996. Mr. Kirkland is a principal consultant with Kirkland & Associates, a management consulting firm specializing in telecommunications. A registered Professional Engineer, Mr. Kirkland has many years of experience in long distance, microwave, wireless, fiber and local transmission services. He has held general management and marketing positions with MCI Air Signal, CPI Microwave, and Discovery Communications. Current and recent clients include MCI, Skytel, IXC Communications, Prime Cable and Winstar Wireless. Mr. Kirkland received a B.B.A. from the University of Texas and an M.S. in Industrial Engineering from the University of Houston.

     ENRIQUE ORIHUELA has served as a member of the Board of Directors of the Company since March 1998. Mr. Orihuela is a founder and an owner of the Andean Satellite System ("ANDESAT"). Since 1997, he has served as a member of the Board of Directors of ANDESAT. ANDESAT is a multinational corporation constituted by members of the five Andean countries: Venezuela, Colombia, Ecuador, Peru and Bolivia. Mr. Orihuela has been responsible for negotiations with Satmex, the Mexican satellite operator, for the space in C Band to be used by ANDESAT until its planned year 2000 satellite launch. He has also conducted negotiations with Nahuelsat, the Argentinian satellite operator, for the Ku Band to be used by ANDESAT for the same purpose. In 1991, Mr. Orihuela founded Vector Communication Network Corp., a Florida-based satellite services provider, and has served as its President since that time. Mr. Orihuela studied at the University La Molina in the field of computers and communications.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Mr. Crist, effective August 1, 1996, pursuant to which Mr. Crist serves as President and Chief Executive Officer of the Company. The agreement expires on August 1, 1999, unless the Company terminates Mr. Crist for cause prior to that time. The agreement provides for Mr. Crist to receive annual compensation of $95,000 and options to purchase 350,000 shares of Common Stock at $4.50 per share. One-third of the options vest each year commencing August 1, 1997, and all options automatically vest if the price of the Company's Common Stock exceeds $13.00 per share for 20 consecutive trading days. In addition, Mr. Crist is entitled to a bonus, which will be determined by the Board of Directors based on his and the Company's performance.

     In connection with its acquisition of Telereunion, the Company entered into employment agreements with Messrs. Landa, Garcia and Orea, effective as of May 14, 1996. The employment agreements provide that Mr. Landa will serve as President and Chief Executive Officer of Telereunion and that Messrs. Garcia and Orea will each serve as a vice president of Telereunion. Each employment agreement terminates on May 14, 1999, unless Telereunion terminates the officer for cause prior to that time. Each of Messrs. Landa, Garcia and Orea are entitled to receive annual compensation equal to $80,000.

     On January 13, 1997, the Company entered into an employment agreement with Mr. Binet pursuant to which Mr. Binet serves as Executive Vice President and Chief Financial Officer of the Company. The agreement terminates on January 13, 2000, unless the Company terminates Mr. Binet for cause prior to that time. Mr. Binet is entitled to a minimum annual compensation of $70,000 and a bonus based on his and the Company's performance. Mr. Binet's minimum annual compensation is adjusted to the extent that Mr. Binet receives a raise in annual salary. In addition, Mr. Binet was granted an option in January 1997 to purchase 250,000 shares of Common Stock, consisting of 166,667 at $4.00 per share and 83,333 at $3.25 per share. The options vest over a three year period, on a quarterly basis, after the first year. The options are immediately exercisable in the event there is a change in control of the Company that results in Mr. Binet no longer serving as Executive Vice President and Chief Financial Officer of the surviving company.

STOCK OPTION PLANS

  1993 STOCK OPTION PLAN

     Under the terms of its 1993 Stock Option Plan, the Company may grant to employees, directors and consultants of the Company and its subsidiaries, incentive and non-qualified stock options to purchase up to 218,145 shares of Common Stock. Options must be granted at not less than the fair market value of the Common Stock at the date of grant as determined by the Company's Board of Directors (110% of fair market value for stockholders owning 10% or more of the Common Stock) for incentive stock options and at not less than 85% of the fair market value for non-qualified stock options. Options granted under this plan may be for a term of up to 10 years (5 years for options granted to stockholders owning 10% or more of the Company's Common Stock), as determined by the Board of Directors.

  1994 DIRECTORS' STOCK OPTION PLAN

     Under the terms of its 1994 Directors Stock Option Plan, the Company may grant non-qualified options to purchase up to 31,163 shares of Common Stock to directors of the Company or directors of any majority-owned subsidiary of the Company who are not salaried employees. Options may be granted under the plan until June 1, 2004, at prices not less than the fair market value of the Company's Common Stock at the date of grant, and must be exercisable within 10 years of the date of grant. Upon a change of control of the Company, all granted but unvested options under the plan will vest immediately.

  TELEREUNION 1995 STOCK OPTION PLAN

     The Company assumed Telereunion's Stock Option Plan in connection with the acquisition of Telereunion. Under the terms of this plan, the Company may grant non-qualified options to employees, directors and consultants of the Company. Options must be granted at not less than the fair market value of the Company's Common Stock at the date of grant as determined by the Company's Board of Directors (110% of fair market value for stockholders owning 10% or more of the Company's common stock) for incentive stock options, and at not less than 85% of the fair market value for non-qualified stock options. The terms of the options are determined by the Company's Board of Directors. Any options granted must be exercised within 10 years of the date of grant.

  1996 STOCK OPTION AND APPRECIATION RIGHTS PLAN

     Pursuant to the Company's 1996 Stock Option and Appreciation Rights Plan, the Company may grant the Company's employees, directors and consultants non-qualified options to purchase up to 1,200,000 shares of Common Stock. The plan also provides for grants of stock appreciation rights ("SARs") in connection with the grant of options under the plan. Options must be granted at not less than the fair market value of the Company's Common Stock at the date of grant as determined by the Company's Board of Directors (110% of fair market value for stockholders owning 10% or more of the Company's Common Stock) for incentive stock options. The terms of the options are determined by the Company's Board of Directors. Any options granted must be exercised within ten years of the date of grant or within five years from the date of grant for options granted to stockholders owning 10% or more of the Company's Common Stock. Unexercised vested options and unvested options terminate immediately if the employment or service of an option holder is terminated for cause. Unvested options terminate if the employment or service of an option holder is terminated without cause, or for disability.

     The Company may also grant SARs in connection with any option which permits cashless exercises of the options. SARs allow an option holder to surrender an option and in return, receive the difference between the exercise price of the option and the then fair market value of the Common Stock. The Company may also make loans to any option holder in order to permit the option holder to pay the purchase price upon exercise of the option.

  1998 STOCK OPTION AND APPRECIATION RIGHTS PLAN

     Pursuant to the Company's 1998 Stock Option and Appreciation Rights Plan, the Company may grant the Company's employees, directors and consultants non-qualified options to purchase up to 800,000 shares of Common Stock. The maximum number of shares of Common Stock that may be granted to any individual under this plan may not exceed 250,000 shares. The Plan also provides for grants of SARs in connection with the grant of options under the plan. Incentive stock options must be granted at not less than the fair market value of the Company's Common Stock at the date of grant as determined by the Company's Board of Directors (110% of fair market value for stockholders owning 10% or more of the Company's Common Stock). The terms of the options are determined by the Company's Board of Directors. Any options granted must be exercised within ten years of the date of grant or within five years from the date of grant for options granted to stockholders owning 10% or more of the Company's Common Stock. Unexercised vested and unvested options terminate immediately if the employment or service of an option holder is terminated for cause. Unvested options terminate if the employment or service of an option holder is terminated without cause or for disability. The Company may also grant SARs in connection with any option, which permits cashless exercises of the options. SARs allow an option holder to surrender an option and to receive the difference between the exercise price of the option and the then fair market value of the Common Stock. The Company may also make loans to any option holder in order to permit the option holder to pay the purchase price upon exercise of the option.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning compensation for services in all capacities awarded to, earned by or paid to, the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company, whose aggregate cash and cash equivalent compensation exceeded $100,000 (collectively, the "Named Officers"), with respect to the fiscal year ended December 31, 1997.

                                                                       LONG-TERM
                                                                     COMPENSATION
                                                                     -------------
                                                                        PAYOUTS
                                                                     -------------
                                         ANNUAL COMPENSATION(1)       SECURITIES
              NAME AND                 ---------------------------    UNDERLYING
              PRINCIPAL                                     BONUS      OPTIONS/
             POSITION(2)               YEAR   SALARY($)    ($)(3)       SARS(#)
-------------------------------------  ----   ----------   -------   -------------
E. Scott Crist                         1997    $ 87,308    $75,000       --
President and Chief Executive Officer  1996    $ 14,423      --          --
Manuel Landa                           1997    $ 80,000    $75,000       --
Chairman, Executive Vice President of  1996    $ 33,000      --          --
Operations and Chief Executive
Officer of Telereunion and President
of Vextro
Oscar Garcia                           1997    $ 80,000    $50,000       --
Vice President of Telereunion, Vice    1996    $ 33,000      --          --
President of Operations of Vextro
Ricardo Orea                           1997    $ 80,000    $50,000       --
Vice President of Telereunion, Vice    1996    $ 33,000      --          --
President of Sales and Marketing of
Vextro
Todd M. Binet                          1997    $74,346     $50,000       --
Executive Vice President, Secretary,   1996      --          --          --
Treasurer and Chief Financial Officer

------------

(1) Each of the Company's officers received perquisites and other personal benefits in addition to salary and bonuses. The aggregate amount of such perquisites and other personal benefits, however, does not exceed the lesser of $50,000 or 10 percent of the total of the annual salary and bonus reported for any of the Named Officers for each of the reported years.

(2) The following summarizes each executive's employment commencement dates: Mr. Crist, August, 1996; Mr. Landa, May, 1996; Mr. Garcia, May, 1996; Mr. Orea, May, 1996; Mr. Binet, January, 1997. Compensation information is provided for each Named Officer from the employment commencement date.

(3) Represents annual bonus award earned for the fiscal year noted, even though such bonus was paid in the following fiscal year.

EXECUTIVE COMPENSATION

     The following is the report of the Compensation Committee of the Board of Directors for compensation paid to executive officers of the Company during fiscal year 1997.

                        REPORT ON EXECUTIVE COMPENSATION

     During 1997, the compensation of the executive officers was administered and determined directly by the Board of Directors. In March 1997, the Company established a Compensation Committee of the Board which is comprised of Mr. Kirkland, a non-employee director, and Mr. Crist and Mr. Landa, two employee directors, and it is responsible for administering the Company's executive compensation programs and policies. As of April 24, 1998, the Compensation Committee consists of Mr. Kirkland and Mr. Orihuela, two non-employee directors. The Company's executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating the business strategies and long-range plans of the Company.

     The following is the Board of Directors' report addressing the compensation of the Company's executive officers for fiscal 1997.

  COMPENSATION POLICY AND PHILOSOPHY

     The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long term growth objectives and its ability to attract and retain qualified executive officers. The Company's policy is based on the belief that the interests of the executives should be closely aligned with the Company's stockholders. The Board attempts to achieve these goals by integrating annual base salaries with (i) annual incentive bonuses based on corporate performance, based on the achievement of specified performance objectives set forth in the Company's financial plan for such fiscal year, and based on individual performance, and (ii) stock options through the Company's stock option plans. The Board's philosophy is to review salaries paid to executive officers with comparable responsibilities in comparable businesses and offer salaries to its executives which are in the lower range of those offered by such comparable businesses. In addition, the components of each executive officer's compensation is weighted to the bonus and option components. This results in a meaningful portion of each executive's compensation being placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for the Company's stockholders from both the short-term performance and long term success of the Company. The Board considers all elements of compensation and the compensation policy when determining individual components of pay.

     The Board believes that leadership and motivation of the Company's employees are critical to achieving the objectives of the Company. The Board is responsible for ensuring that its executive officers are compensated in a way that furthers the Company's business strategies and which aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for executive compensation: (i) offer compensation opportunities that attract the best talent to the Company; (ii) motivate individuals to perform at their highest levels; (iii) reward outstanding achievement; (iv) retain those with leadership abilities and skills necessary for building long-term stockholder value; (v) maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company and the creation of incremental stockholder value; and (iv) encourage executives to manage from the perspective of owners with an equity stake in the Company.

  EXECUTIVE COMPENSATION COMPONENTS

     As discussed below, the Company's executive compensation package is primarily comprised of three components: base salary, annual incentive bonuses and stock options.

     BASE SALARY. For fiscal 1997, the Board approved the base salaries of the Named Officers based on (i) salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses, (ii) performance and accomplishment of the Company in fiscal 1997 which is the most important factor, and (iii) individual performance reviews for fiscal 1997 for most executive officers. The Board's philosophy is to review salaries paid to executive officers with comparable responsibilities in comparable businesses and offer salaries to its executives which are in the lower range of those offered by such comparable businesses. In addition, the components of each executive officer's compensation is weighted to the bonus and option components. This results in a meaningful portion of each executive's compensation being placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for the Company's stockholders from both the short-term performance and long term success of the Company. The Board reviews executive officer salaries annually and exercises its judgement based on all the factors described above in making its decision, subject to the terms of such officer's employment agreement. No specific formula is applied to determine the weight of each criteria.

     ANNUAL INCENTIVE BONUSES. Annual incentive bonuses for the Named Officers are based upon the following criteria: (i) the Company's financial performance for the current fiscal year, (ii) the furthering of the Company's strategic position in the marketplace, and (iii) individual merit. The Company paid incentive bonuses to the Named Executive Officers as depicted in the Summary Compensation Table.

     LONG TERM INCENTIVE COMPENSATION. Stock options encourage and reward effective management which results in long-term corporate financial success, as measured by stock price appreciation. The Board believes that option grants afford a desirable long-term compensation method because they closely ally the interests of management with stockholder value and that grants of stock options are the best way to motivate executive officers to improve long-term stock market performance. The vesting provisions of options granted under the Company's stock option plans are designed to encourage longevity of employment with the Company and generally extend over a three year period.

  COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Board believes that E. Scott Crist, the Company's Chief Executive Officer, provides valuable services to the Company and that his compensation should therefore be competitive with that paid to executives at comparable companies. In addition, the Board believes that an important component of his compensation should be based on Company performance. Mr. Crist's annual base salary for fiscal 1997 was $95,000. The factors which the Board considered in setting his annual base salary were his individual performance and pay practices of peer companies relating to executives of similar responsibility. Additionally, Mr. Crist received an annual incentive bonus of $75,000 which was determined by the Board after considering the Company's performance in fiscal year 1997 in relation to the Company's financial plans for 1997 as well as Mr. Crist's individual performance.

  INTERNAL REVENUE CODE SECTION 162(M)

     Under Section 162(m) of the Internal Revenue Code (the "Code"), the amount of compensation paid to certain executives that is deductible with respect to the Company's corporate taxes is limited to $1,000,000 annually, if certain requirements of section 162(m) are not met. It is the current policy of the Board to maximize, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders.

                                          The Compensation Committee
                                          Darrel O. Kirkland
                                          E. Scott Crist
                                          Manuel Landa

OPTION GRANTS

     The following table sets forth certain information with respect to options granted during the last fiscal year to the Named Officers.

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR (1997)

                                         NUMBER OF       % OF TOTAL
                                         SECURITIES     OPTIONS/SARS
                                         UNDERLYING      GRANTED TO                                         FAIR MARKET
                                        OPTIONS/SARS    EMPLOYEES IN     EXERCISE                          VALUE AT DATE
                NAME                     GRANTED(#)     FISCAL YEAR     PRICE($/SH)     EXPIRATION DATE     OF GRANT(1)
-------------------------------------   ------------    ------------    -----------    -----------------   -------------
E. Scott Crist.......................       --             --              --                 --               --
Manuel Landa.........................       --             --              --                 --               --
Oscar Garcia.........................       --             --              --                 --               --
Ricardo Orea.........................       --             --              --                 --               --
Todd M. Binet........................       83,333            15%          $3.25       January 13, 2007      $  89,264
                                           166,667            30%          $4.00       January 13, 2007      $ 219,730

------------

(1) The calculation of fair market value was performed utilizing the Black-Scholes model utilizing the following assumptions: expected volatility of 75%, risk-free rate of return of 5.6%, dividend yield of 0%, and expected life of 10 years.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

     The following table sets forth certain information with respect to options exercised during fiscal 1997 by the Named Officers and with respect to unexercised options held by such persons at the end of fiscal 1997.

                                                                                                       VALUE OF
                                                                                                      UNEXERCISED
                                                                                                        IN-THE-
                                                                                                         MONEY
                                                                                                      OPTIONS/SARS
                                                                        NUMBER OF SECURITIES           AT FISCAL
                                                                      UNDERLYING UNEXERCISED AT           YEAR
                                         SHARES                          FISCAL YEAR END(#)            END($)(1)
                                       ACQUIRED ON      VALUE       -----------------------------     ------------
                NAME                   EXERCISE(#)     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE
-------------------------------------  -----------     --------     -----------     -------------     ------------
E. Scott Crist.......................     --              --          116,667          233,333          $393,750
Manuel Landa.........................     --              --          100,000           --              $388,125
Oscar Garcia.........................     --              --          100,000           --              $388,125
Ricardo Orea.........................     --              --          100,000           --              $388,125
Todd M. Binet........................     --              --           --              250,000            --

                NAME                   UNEXERCISABLE
-------------------------------------  --------------
E. Scott Crist.......................    $  787,500
Manuel Landa.........................       --
Oscar Garcia.........................       --
Ricardo Orea.........................       --
Todd M. Binet........................    $1,031,250

------------

(1) The calculations of the value of unexercised options are based on the difference between the closing price of $7.875 per share of Common Stock on NASDAQ Small Cap Market on December 31, 1997, and the exercise price of each option, multiplied by the number of shares covered by the option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1997, E. Scott Crist and Manuel Landa, each an executive officer of the Company, served as members of the Company's Board of Directors Compensation Committee. The Compensation Committee establishes compensation and incentives for the Company's executive officers and administers the Company's incentive compensation and benefit plans, including Mr. Crist's and Mr. Landa's compensation. Darrell Kirkland, a non-employee director, also served on the Compensation Committee.

DIRECTOR COMPENSATION

     The Company reimburses all directors for the ordinary and necessary expenses that they incur in attending meetings of the Board of Directors or a committee of the Board of Directors on which they serve. Directors who are not also employees of the Company receive $500 for each meeting of the Board of Directors that they attend. Directors of the Company are eligible to participate in the Company's 1998 Stock

Option and Appreciation Rights Plan, 1996 Stock Option and Appreciation Rights Plan and the Company's 1994 Directors Stock Option Plan.

     Non-employee directors may receive an annual grant of options to purchase up to 10,000 shares of the Company's Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Vector Communications Network Corp ("Vector"), of which Enrique Orihuela, a director of the Company, is President, provides the Company with satellite communication services under various one year contracts through April 1999. The Company paid Vector a total of $215,000 for these services in fiscal year 1997 and $568,000 through June of 1998.

     Manuel Landa, Oscar Garcia and Ricardo Orea, each a director of the Company, together own 3% of the voting shares of Vextro and 18% of the voting interests and 2% of the economic interests of Telereunion S.A.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 21, 1998, by (i) each person known by the Company to beneficially own five percent or more of any class of the Company's capital stock, (ii) each director of the Company, (iii) each Named Officer and (iv) all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective shareholders of the Company. Unless otherwise noted, the persons listed below have sole voting and investment power with respect to such shares.

                                                                  PERCENTAGE
                                         NUMBER OF SHARES        BENEFICIALLY
          NAME AND ADDRESS              BENEFICIALLY OWNED          OWNED
-------------------------------------   -------------------      ------------
E. Scott Crist.......................        1,310,250(1)            15.1%
2700 Post Oak Boulevard, Suite 1000
Houston, Texas 77056
Ricardo Orea.........................        1,155,167(2)(3)         13.3%
Moras No. 430
Col. Del Valle, Del Benito Juarez
03100 Mexico, D.F.
Manuel Landa.........................        1,155,166(3)(4)         13.3%
Moras No. 430
Col. Del Valle, Del Benito Juarez
03100 Mexico, D.F.
Oscar Garcia.........................        1,149,167(3)(5)         13.3%
Moras No. 430
Col. Del Valle, Del Benito Juarez
03100 Mexico, D.F.
Todd M. Binet........................          358,374(6)             4.1%
2700 Post Oak Boulevard, Suite 1000
Houston, Texas 77056
Darrel Kirkland......................         *       (7)           *
803 Forest View
Austin, TX 78746
Enrique Orihuela.....................         --      (8)           --
13000 S.W. 133rd Court
Miami, FL 33186
All directors and executive
  officers as a group (7 persons)....        5,138,124(9)            59.3%

                                                        (FOOTNOTES ON NEXT PAGE)

------------

  *  Less than 1%

 (1) Includes shares of Common Stock issuable upon exercise of the Series A Common Stock Warrant which have vested and are exercisable with respect to rights to purchase 300,000 shares of Common Stock held by Delaware Guaranteed Trust Co. F/B/O Mr. Crist. Also includes shares of Common Stock issuable upon exercise of the Series A Common Stock Warrant representing the right to purchase 9,050 shares of Common Stock at $2.19 per share owned directly by Mr. Crist. The Series A Common Stock Warrant lapses on May 16, 2003. Also, included are the shares of Common Stock issuable upon exercise of a Series B Common Stock Warrant representing the right to purchase 49,000 shares of Common Stock at $2.19 per share held by Delaware Guarantee & Trust Co. F/B/O Mr. Crist. The Series B Common Stock Warrant is currently exercisable and expires on May 16, 2003. Includes options to purchase 327,778 shares of Common Stock at $4.50 per share which are presently exercisable. Excludes options to purchase 40,000 shares of Common Stock at $19.66 per share as such options are not exercisable within 60 days of this table. Reference is also made to the Schedule 13D filed with the Commission by Mr. Crist on July 17, 1998, as amended.

 (2) Includes shares of Common Stock issuable upon exercise of the Series A Common Stock Warrant which have vested and become exercisable with respect to rights to purchase 247,208 shares of Common Stock at $2.19 per share owned by Mr. Orea, as well as rights to purchase 332,959 shares of Common Stock held by Cloud International, L.L.C. ("Cloud"). Mr. Orea is the beneficial owner of Cloud. The Series A Common Stock Warrant lapses on May 16, 2003. Reference is also made to the Schedule 13D filed with the Commission by Mr. Orea on July 30, 1998, as amended.

 (3) Includes options to purchase 25,000 and 75,000 shares of Common Stock at $1.35 and $4.875 per share, respectively, all of which options are presently exercisable. Excludes options to purchase 40,000 shares of Common Stock at $17.88 per share as such options are not exercisable within 60 days of this table.

 (4) Includes shares of Common Stock issuable upon exercise of a Series A Common Stock Warrant which have vested and become exercisable with respect to rights to purchase 247,208 shares of Common Stock at $2.19 per share owned by Mr. Landa, as well as rights to purchase 332,958 shares of Common Stock held by Forest International, L.L.C. ("Forest"). Mr. Landa is the beneficial owner of Forest. The Series A Common Stock Warrant lapses on May 16, 2003. Reference is also made to the Schedule 13D filed with the Commission by Mr. Landa on July 29, 1998, as amended.

 (5) Includes shares of Common Stock issuable upon exercise of the Series A Common Stock Warrant which have vested and become exercisable with respect to rights to purchase 241,208 shares of Common Stock at $2.19 per share owned by Mr. Garcia, as well as rights to purchase 332,959 shares of Common Stock held by Sky International, L.L.C. ("Sky"). Mr. Garcia is the beneficial owner of Sky. The Series A Common Stock Warrant lapses on May 16, 2003. Reference is also made to the Schedule 13D filed with the Commission by Mr. Garcia on July 27, 1998, as amended.

 (6) Includes shares of Common Stock issuable upon exercise of the Series A Common Stock Warrant which have vested and become exercisable with respect to rights to purchase 49,000 shares of Common Stock at $2.19 per share. Also, included are shares of Common Stock issuable upon exercise of a Series B Common Stock Warrant representing the right to purchase 25,000 shares of Common Stock at $2.19 per share. The Series A Common Stock Warrant and the Series B Common Stock Warrant both expire on May 16, 2003. Includes options to purchase 41,666 shares of Common Stock at $3.25 per share and options to purchase 83,333 shares of Common Stock at $4.00 per share, all of which are presently exercisable. Excludes options to purchase 41,667 shares of Common Stock at $3.25 per share and 83,334 shares of Common Stock at $4.00 per share as such options are not exercisable within sixty (60) days of this table. Excludes 10,000 Series A Warrants and 10,000 Series B Warrants which are held in trust for the benefit of Mr. Binet's two minor children. Mr. Binet disclaims beneficial ownership of these shares. Excludes options to purchase 50,000 shares of Common Stock at $17.88 per share as such options are not exercisable within 60 days of this table. The options to purchase 50,000 shares of Common Stock vest immediately upon the successful consummation of one of the Offerings.

 (7) Includes options to purchase 10,000 shares of Common Stock at $3.75 per share, all of which options are presently exercisable. Excludes options to purchase 10,000 shares of Common Stock at $9.00 per share as such options are not exercisable within 60 days of this table.

 (8) Excludes options to purchase 10,000 shares of Common Stock at $13.50 per share as such options are not exercisable within 60 days of this table.

 (9) Includes options and warrants to purchase 2,929,327 shares of Common Stock, all of which are exercisable within sixty (60) days of the date of this table.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $0.001 per share, 5,000,000 shares of Preferred Stock, $0.001 par value $0.001 per share, and 1,000,000 shares of Series A Preferred Stock, par value $0.0001 per share.

COMMON STOCK

     As of August 5, 1998, there were 5,537,874 shares of Common Stock outstanding that were held of record by approximately 97 stockholders. Upon consummation of the Equity Offering, a total of 8,937,874 shares of Common Stock will be outstanding (assuming no exercise of the Underwriters' over-allotment option under the Equity Offering), excluding options and warrants to purchase a total of 3,355,708 shares of Common Stock, which by their terms are currently exercisable within 60 days of the date of this filing.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of the Equity Offering will be fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, there is no Preferred Stock outstanding and the Company has no plans to issue any Preferred Stock.

SERIES A PREFERRED STOCK

     The Board of Directors has the authority to issue up to 1,000,000 shares of Series A Preferred Stock in one or more series which shall (1) participate equally with each share of Common Stock in all dividends, (2) be redeemable, in whole or in part, at the option of the Company, (3) be convertible, at the option of the holder of record, into one fully paid and non-assessable share of Common Stock, (4) be entitled to one vote for each share of Series A Preferred Stock with the same voting rights as if each such share were one share of Common Stock, and (5) in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment of the liabilities of the Company, entitle the holder thereof to receive, prior to any payments to the holders of Common Stock, out of the remaining net assets of the Company, an amount in cash equal to all other shares of Series A Preferred Stock, but not more than the amount of consideration originally paid for such shares. At present the Company has no plans to issue any of the Series A Preferred Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND TEXAS LAW

  CERTIFICATE OF INCORPORATION AND BYLAWS

     The Company's Amended and Restated Certificate of Incorporation provides that the members of the Board of Directors are elected annually or as otherwise provided by resolution. Provisions of the Bylaws and the Amended and Restated Certificate of Incorporation provide that the stockholders may amend the Bylaws or certain provisions of the Amended and Restated Certificate of Incorporation only with the affirmative vote of 67% of the Company's Capital Stock. These provisions of the Amended and Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.

  TEXAS BUSINESS COMBINATION LAW

     The Company is subject to Part 13 of the Texas Business Corporation Act ("Part 13"), which subject to certain exceptions, prohibits a Texas corporation from engaging in any business combination with any affiliated shareholder, or any affiliate or associate of the affiliated shareholder, for a period of three years following the date that such shareholder became an affiliated shareholder, unless (i) the business combination or the purchase or acquisition of shares made by the affiliated shareholder on the affiliated shareholder's share acquisition date is approved by the board of directors of the issuing public corporation before the affiliated shareholder's share acquisition date; or (ii) the business combination is approved, by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the issuing public corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders and not by written consent, duly called for that purpose not less than six months after the affiliated shareholder's share acquisition date.

     Part 13 defines business combination to include:

          (a) any merger, share exchange, or conversion of an issuing public corporation or a subsidiary with:

             (i)  an affiliated shareholder;

             (ii) a foreign or domestic corporation or other entity that is, or after the merger, share exchange, or conversion would be, an affiliate or associate of the affiliated shareholder; or

             (iii) another domestic or foreign corporation or other entity, if the merger, share exchange, or conversion is caused by an affiliated shareholder, or an affiliate or associate of an affiliated shareholder, and as a result of the merger, share exchange, or conversion Part 13 does not apply to the surviving corporation or other entity;

          (b) a sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, including an allocation of assets pursuant to a merger, to or with the affiliated shareholder, or an affiliate or associate of the affiliated shareholder, of assets of the issuing public corporation or any subsidiary that:

             (i) have an aggregate market value equal to 10 percent or more of the aggregate market value of all the assets, determined on a consolidated basis, of the issuing public corporation;

             (ii) have an aggregate market value equal to 10 percent or more of the aggregate market value of all the outstanding common stock of the issuing public corporation; or

             (iii) represent 10 percent or more of the earning power or net income, determined on a consolidated basis, of the issuing public corporation;

          (c) the issuance or transfer by an issuing public corporation or a subsidiary to an affiliated shareholder or an affiliate or associate of the affiliated shareholder, in one transaction or a series of transactions, of shares of the issuing public corporation or a subsidiary, except by the exercise of warrants or rights to purchase shares of the issuing public corporation offered, or a share dividend paid, pro rata to all shareholders of the issuing public corporation after the affiliated shareholder's share acquisition date;

          (d) the adoption of a plan or proposal for the liquidation or dissolution of an issuing public corporation proposed by, or pursuant to any agreement, arrangement, or understanding, whether or not in writing, with an affiliated shareholder or an affiliate or associate of the affiliated shareholder;

          (e) a reclassification of securities, including a reverse share split or a share splitup, share dividend, or other distribution of shares, a recapitalization of the issuing public corporation, a merger of the issuing public corporation with a subsidiary or pursuant to which the assets and liabilities of the issuing public corporation are allocated among two or more surviving or new domestic or foreign corporations or other entities, or any other transaction whether or not with, into, or otherwise involving the affiliated shareholder, proposed by, or pursuant to an agreement, arrangement, or understanding, whether or not in writing, with an affiliated shareholder or an affiliate or associate of the affiliated shareholder that has the effect, directly or indirectly, of increasing the proportionate ownership percentage of the outstanding shares of a class or series of voting shares or securities convertible into voting shares of the issuing public corporation that is beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, except as a result of immaterial changes due to fractional share adjustments; or

          (f) the direct or indirect receipt by an affiliated shareholder or an affiliate or associate of the affiliated shareholder of the benefit of a loan, advance, guarantee, pledge, or other financial assistance or a tax credit or other tax advantage provided by or through the issuing public corporation, except proportionately as a shareholder of the issuing public corporation.

     Part 13 defines an affiliated shareholder as a person, other than the issuing public corporation or a wholly owned subsidiary of the issuing public corporation, that is the beneficial owner of 20 percent or more of the outstanding voting shares of the issuing public corporation or that, within the preceding three-year period, was the beneficial owner of 20 percent or more of the then outstanding voting shares of the issuing public corporation. For the purpose of determining whether a person is an affiliated shareholder, the number of voting shares of the issuing public corporation considered outstanding includes shares considered beneficially owned by that person under Subdivision
(3) of Part 13, but does not include other unissued voting shares of the issuing public corporation that may be issuable pursuant to an agreement, arrangement, or understanding, or on exercise of conversion rights, warrants, or options, or otherwise.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer, 40 Wall Street, 46th Floor, New York, NY 10005 (718) 921-8275.

                        SUMMARY OF CERTAIN INDEBTEDNESS

SENIOR NOTES DUE 2008

     Concurrently with the Equity Offering, the Company will offer $125.0 million of Notes. The Notes will be issued pursuant to the Indenture between the
Company and [                           ] as trustee, dated                   ,
1998. The Notes mature in 2008 and bear interest, payable semiannually, at    %
per annum. The Notes will be guaranteed by all of the Company's wholly-owned U.S. subsidiaries. The Indenture does not provide for a sinking fund. The Notes
are subject to redemption at any time on or after             , 2003, at the
option of the Company, in whole or in part, in integral multiples of $1,000 principal amount at declining redemption prices set forth in the Indenture. Notwithstanding the foregoing, at any time, or from time to time, on or prior to
            2001, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net proceeds
of any Public Equity Offerings (as defined in the Indenture) at    % of the
principal amount thereof.

     Upon a Change of Control (as defined in the Indenture) of the Company, or in the event of Asset Sales (as defined in the Indenture) in certain circumstances, the Company is required by the terms of the Indenture to make an offer to purchase the outstanding Notes at a purchase price equal to 101% or 100%, respectively, or the principal amount thereof plus accrued and unpaid interest thereon.

     The indebtedness of the Company evidenced by the Notes ranks PARI PASSU in right of payment with all other existing and future unsubordinated senior indebtedness of the Company and senior in right of payment to all existing and future obligations of the Company expressly subordinated in right of payment to the Notes. The Indenture contains a number of covenants restricting the operations of the Company and its Restricted Subsidiaries (as defined in the Indenture), including those restricting (i) the incurrence of indebtedness; (ii) the making of restricted payments (in the form of the declaration or payment of certain dividends or distributions, the purchase, redemption or other acquisition of any capital stock of the Company, the voluntary prepayment of PARI PASSU or subordinated indebtedness and the making of certain investments, loans and advances) unless no Default or Event of Default (each, as defined in the Indenture) exists, its leverage ratio does not exceed 5.5 to 1.0 and such restricted payments do not exceed the basket, as determined by the Indenture;
(iii) transactions with stockholders and affiliates; (iv) the incurrence of liens; (v) sale-leaseback transactions; issuances and sales of capital stock of subsidiaries; the incurrence of guarantees by subsidiaries; (vi) dividend and other payment restrictions affecting subsidiaries; (vii) consolidation, merger or sale of substantially all of the Company's assets; (viii) and requiring the purchase of Notes, at the option of the holder, upon the occurrence of a Change of Control and certain Asset Sales.

     The events of default under the Indenture include provisions that are typical of senior debt financing, including a cross-acceleration to a default by the Company or any Restricted Subsidiary on any indebtedness that has an aggregate principal amount in excess of certain levels. Upon the occurrence of such an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding Notes may immediately accelerate the maturity of all the Notes as provided in the Notes Indenture.

CONVERTIBLE DEBENTURES

     On May 1, 1998, the Company issued $3,000,000 in Deere Park Convertible Subordinated Debentures maturing three years from closing (the "First Draw").
On May 28, 1998, the Company issued an additional $1,000,000 of the Deere Park Convertible Debentures (the "Second Draw"). On June 30, 1998, the Company issued an additional $1,000,000 of the Deere Park Convertible Debentures (the "Third Draw"). The Deere Park Convertible Debentures are convertible by the holder into shares of Common Stock at a price equal to $26 per share for the First Draw, $29 per share for the Second Draw and $26 per share for the Third Draw, until November 1, 1998, and thereafter, at the lesser of (i) $26 per share for the First Draw, $29 per share for the Second Draw and $26 for the Third Draw or (ii) a price equal to the average of the three highest of the five lowest closing prices of the Common Stock for the 20 trading days preceding the conversion date. If the Common Stock trades below $15.00 per share for the First Draw, $16.66 per share for the Second Draw and $15 per share for the Third Draw for three consecutive trading days, the Company may redeem all or part of such Deere Park Convertible Debentures at 107% of face value plus any accrued interest in the event the holder elects to convert. The Company's obligations to make interest payments on the Deere Park Convertible Debentures terminates if the price of Common Stock closes for twenty consecutive trading days at or above $30 per share for the First Draw, at or above $33.50 per share for the Second Draw and at or above $30 per share for the Third Draw, adjusted, without limitation, for any stock splits or combinations. In connection with the Deere Park Convertible Debentures, Deere Park also received warrants to purchase (i) an aggregate of 8,952 shares of Common Stock at an exercise price of $16.76 per share for the First Draw (subject to adjustment),
(ii) an aggregate of 2,427 shares of Common Stock at $20.60 per share for the Second Draw (subject to adjustment) and (iii) an aggregate of 6,382 shares of Common Stock at $15.67 per share for the Third Draw (subject to adjustment). The warrants have a term of three years from the effectiveness of a registration statement covering such warrants. The Deere Park Convertible Debentures will be PARI PASSU in right of payment to the Notes.

     The Company is required to pay an exit fee in connection with any prepayment of principal to be made under the Deere Park Convertible Debentures (the "Deere Park Exit Fee"). The Deere Park Exit Fee varies depending upon the date of payment, and is equal to (i) 6.6% if the payment is made within 90 days after the closing of each respective draw, (ii) 7.2% if payment is made after 90 days and up to 180 days after the closing of each respective draw, (iii) 8.8% if payment is made after 180 days and up to 270 days after the closing of each respective draw and (iv) 10.0% if payment is made after 270 days after the closing of each respective draw. The Deere Park Exit Fee is adjusted on a pro rata basis to the extent that the prepayment is made between periods, except that a minimum Deere Park Exit Fee of 6.6% is required if the prepayment is made prior to 90 days after closing.

     On May 29, 1998, the Company issued $5,000,000 in Gordon Brothers Convertible Debentures maturing one year from closing. The Gordon Brothers Convertible Debentures are convertible by the holders into shares of the Company's common stock at a price equal to $29 per share for the first six months following closing, and thereafter, at the lesser of (i) $29 per share or
(ii) a price equal to the average of the three highest of the five lowest closing prices of the Company's common stock for the 20 trading days preceding the conversion date. However, should the common stock trade below $16.66 for three consecutive trading days, the Company may elect to redeem all or part of such Gordon Brothers Convertible Debentures at 107% of face value plus accrued interest in the event the holder elects to convert. In the event that the Company's common stock closes above $33.50 per share, adjusted, without limitation, for any stock splits or combinations, the Company's obligation to make interest payments on the Gordon Brothers Convertible Debentures are terminated. In connection with the Gordon Brothers Convertible Debentures, the holders also received warrants to purchase an aggregate of 12,136 shares of the Company's common stock at an exercise price of $20.60 per share. The warrants have a term of three years. In addition, the Company is required to file a registration statement with the Securities and Exchange Commission to register the shares of common stock issuable upon the conversion of the Gordon Brothers Convertible Debentures or the exercise of the warrants.

     The Company is required to pay an exit fee in connection with any principal payment to be made under the Gordon Brothers Convertible Debenture (the "Gordon Brothers Exit Fee"). The Gordon Brothers Exit Fee varies depending upon the date of payment, and is equal to (i) 6.5% if the payment is made within 90 days after May 29, 1998, (ii) 13.0% if payment is made after 90 days and up to 180 days after May 29, 1998, (iii) 19.0% if payment is made after 180 days and up to 270 days after May 29, 1998 and (iv) 25.0% if payment is made after 270 days and up to 365 days after May 29, 1998. The Gordon Brothers Exit Fee with respect to any payment made after May 28, 1999 shall be equal to (a) 25.0% plus (b) 25.0% multiplied by the number of days elapsed from May 28, 1999 divided by 365. The majority of the proceeds from the Deere Park Convertible Debentures and the Gordon Brothers Convertible Debentures were utilized to fund the CMSD Acquisition.

REVOLVING LINE OF CREDIT

     On March 12, 1998, the Company guaranteed a revolving credit facility with a commercial bank which permits Telscape USA to borrow up to $1,250,000 subject to adequate levels of eligible accounts receivable

(the "Revolving Credit Facility"). Borrowings under the credit facility are secured by the accounts receivable of Telscape USA and MSN. This facility provides that borrowings will bear interest at floating rates of prime plus 1% and expires in six months. On May 19, 1998, the Company renegotiated the terms of the revolving credit facility to provide for borrowings of up to $2,500,000 and extended the term of the facility to thirteen months. The credit facility requires Telscape USA to comply with certain financial covenants and to maintain certain financial ratios. The credit facility also restricts Telscape USA's ability, without the prior written consent of the lender, to incur additional indebtedness or any obligation as surety or guarantor. The credit facility contains typical event of default provisions, including cross-default, defective collateralization and the occurrence of insolvency events.

     Telscape USA and MSN have obtained a waiver under the Revolving Credit Facility to (i) permit the Guarantee of the Notes by Telscape USA and MSN and
(ii) waive the defaults under the minimum current ratio, minimize tangible net worth and prohibition on quarterly loss covenants.

EQUIPMENT LEASES

     On February 28, 1997, Telscape USA entered into an equipment financing agreement at a rate of 10.75% per annum in connection with its acquisition of switching equipment, which agreement provided for monthly lease payments of principal and interest totaling $11,200, through February 28, 2000. On June 1, 1998, the Company entered into a second equipment financing agreement with the same financing company for the purchase of a Nortel DMS-250 switching platform and related equipment at a total cost of $1.4 million, which provides for monthly lease payments of principal and interest totalling $27,500, through June 1, 2003. In connection with the signing of the second agreement, the first agreement was refinanced to provide for monthly lease payments of $5,400, through June 1, 2003. The lease obligations are secured by equipment.

     On July 6, 1998, the Company financed the purchase of $972,000 in equipment by entering into two equipment lease arrangements with a financing company which provide for monthly lease payments of $22,100, including principal and interest through July 6, 2003. The lease obligations are secured by the financed equipment.

     On July 14, 1998, the Company financed the purchase of $243,000 in equipment by entering into a equipment lease arrangement with a financing company which provide for monthly lease payments of $6,600, including principal and interest through July 14, 2002. The lease obligations are secured by the financed equipment.

INTEGRACION NOTES

     In connection with the Company's acquisition of Integracion, the Company issued to the selling shareholders: (i) an aggregate of $2,201,000 in non-interest bearing promissory notes maturing at various dates through January 1, 2001, and (ii) an aggregate of $999,000 in non-interest bearing convertible notes maturing on September 1, 1999, which are convertible into 333,000 shares of common stock of the Company at a price of $3.00 per share, representing the quoted market price of the Company's common stock on the date of the transaction. As of July 27, 1998, $1,901,000 of the non-interest bearing promissory notes were outstanding. On July 23, 1998, the non-interest bearing convertible notes were converted into 333,000 shares of Common Stock.

MSN NOTES

     In connection with the MSN acquisition, the Company issued to selling shareholders an aggregate of $750,000 in non-interest bearing promissory notes payable in eight equal quarterly installments, beginning March 23, 1998.

COMMON STOCK REPURCHASE NOTE

     In connection with a suit filed by the estate of a former shareholder, in May 1997 the Company entered into a compromise and settlement agreement. Pursuant to the agreement, the Company agreed to repurchase all of the 83,359 shares of Company common stock owned by the plaintiffs for total consideration of $425,000, which was comprised of $125,000 and a three year $300,000 promissory note bearing interest at 6%, payable in six semi-annual installments through May 20, 2000.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

     GENERAL. The following discussion concerns the material United States federal income and estate tax consequences of the ownership and disposition of shares of Common Stock applicable to Non-U.S. Holders of such shares of Common Stock. In general, a "Non-U.S. Holder" is any holder other than (i) a citizen or resident, as specifically defined for U.S. federal income and estate tax purposes, of the United States, (ii) a corporation, partnership or any entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States or of any State thereof, or (iii) an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. The discussion is based on current law, which is subject to change retroactively or prospectively and is for general information only. The discussion does not address all aspects of United States federal income and estate taxation and does not address any aspects of state, local or foreign tax laws. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. Accordingly, prospective investors are urged to consult their tax advisors regarding the current and possible future United States federal, state, local and non-U.S. income and other tax consequences of holding and disposing of shares of Common Stock.

     DIVIDENDS. In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or a lower rate as may be specified by an applicable tax treaty) unless the dividends are (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, and (ii) if a tax treaty applies, attributable to a United States permanent establishment maintained by the Non-U.S. Holder. Dividends effectively connected with such a trade or business or, if a tax treaty applies, attributable to such permanent establishment will generally not be subject to withholding (if the Non-U.S. Holder files certain forms annually with the payor of the dividend) but will generally be subject to United States federal income tax on a net income basis at regular graduated individual or corporate rates. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the deemed repartriation from the United States of effectively connected earnings and profits) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. The branch profits tax may not apply if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty.

     To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury Regulations to be paid to a resident of that country, unless the payor has definite knowledge that such presumption is not warranted or an applicable tax treaty (or United States Treasury Regulations thereunder) requires some other method for determining a Non-U.S. Holder's residence. For dividends payments after December 31, 1999, however, under the recently finalized Treasury regulations (the "Final Withholding Tax Regulations"), a Non-U.S. Holder is required to provide a valid form W-8 (or other applicable form, as prescribed by the Internal Revenue Service (the "IRS")) to the Company in order to receive the benefit of a reduced treaty rate or to be treated as a U.S. individual or corporation with respect to their effectively connected U.S. income. Under current regulations, the Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by applicable tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides.

     A Non-U.S. Holder that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

     SALE OF COMMON STOCK. Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of such holder's shares of Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and, if a tax treaty applies, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; (ii) the Non-U.S. Holder is an individual who holds the shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, and either (a) such Non-U.S. Holder has a "tax home" (as specifically defined for U.S. federal income tax purposes) in the United States (unless the gain from disposition is attributable to an office or other fixed place of business maintained by such non-U.S. Holder in a foreign country and a foreign tax equal to at least 10% of such gain has been paid to a foreign country), or (b) the gain from the disposition is attributable to an office or other fixed place of business maintained by such Non-U.S. Holder in the United States; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain United States expatriates, or (iv) the Company is or has been during certain periods a "U.S. real property holding corporation" for U.S. federal income tax purposes (which the Company does not believe that it has been, currently is or is likely to become) and, assuming that the Common Stock is deemed for tax purposes to be "regularly traded on an established securities market," the Non-U.S. Holder held, at any time during the five-year period ending on the date of disposition (or such shorter period that such shares were held), directly or indirectly, more than five percent of the Common Stock.

     ESTATE TAX. Shares of Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for United States federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise, and may be subject to United States federal estate tax.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. As a general rule, under current United States federal income tax law, backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting requirements apply to the actual and constructive payments of dividends. The United States backup withholding tax and information reporting requirements generally, under current regulations, will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States that are either subject to the 30% withholding discussed above or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding, unless the payer has knowledge that the payee is a U.S. person. Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of Common Stock to beneficial owners that are not recipients that are entitled to an exemption, as discussed above and that fail to provide in the manner required certain identifying information.

     The payment of the proceeds from the disposition of shares of Common Stock to or through the United States office of a broker will be subject to information reporting and backup withholding unless the holder, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. Generally, the payment of the proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding and will not be subject to information reporting. In the case of the payment of proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a broker that is a U.S. person or a "U.S.-related person," existing regulations require (i) backup withholding if the broker has actual knowledge that the owner is not a Non-U.S. Holder, and (ii) information reporting on the payment unless the broker receives a statement from the owner, signed under penalties of perjury, certifying, among other things, its status as a Non-U.S. Holder, or the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S.-related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

     In general, the Final Withholding Tax Regulations do not significantly alter the current substantive backup withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. Under the Final Withholding Tax Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of Common Stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the Final Withholding Tax Regulations on payments made with respect to Common Stock after December 31, 1999.

     Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability, if any, and provided that such holder furnishes the IRS with the information entitling such holder to an exemption from or reduced rate of withholding, such holder would be entitled to a refund.

     THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE COMMON STOCK.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the aggregate number of Shares of Common Stock beneficially owned by each Selling Stockholder as of the date hereof and the aggregate number of Shares of Common Stock that each Selling Stockholder may offer and sell pursuant to this Prospectus. Because the Selling Stockholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Stockholder may retain upon completion of the offering pursuant to this Prospectus. Information concerning the Selling Stockholders may change from time to time and, to the extent required, will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. To the Company's knowledge, none of the Selling Stockholders has, or has had within the last three years, any material relationship with the Company except as set forth elsewhere in this Prospectus. The following table and the disclosure concerning material relationships between the Selling Stockholders and the Company is based upon information furnished to the Company by or on behalf of the Selling Stockholders.

                                            NUMBER OF SHARES           NUMBER OF SHARES
     NAME OF SELLING STOCKHOLDER        OWNED BEFORE OFFERING(1)       BEING REGISTERED
-------------------------------------   -------------------------      -----------------
Deere Park Capital Management, LLC...            344,452(2)                 344,452(2)
Gordon Brothers Capital, LLC.........            312,256(3)                 312,256(3)
Coast Partners Securities, Inc.......            155,000(4)                 155,000(4)
Preferred Capital Markets, Inc.......            146,722(5)                  65,722(5)
Thomas M. Swartwood..................             20,000(6)                  19,000(6)
Glenn S. Cushman.....................              6,000(7)                   6,000(7)
                                              ----------               -----------------
     Total...........................            984,430                    902,430

------------

(1) Information set forth in the table regarding the Selling Stockholders is provided to the best knowledge of the Company based on information furnished to the Company by each Selling Stockholder and/or available to the Company through its stock ledgers or inquiries to brokers.

(2) Includes 326,691 shares of Common Stock issuable upon exercise of Deere Park Convertible Debentures and 17,761 shares of Common Stock issuable upon exercise of Warrants that have vested.

(3) Includes 300,120 shares of Common Stock issuable upon exercise of Gordon Brothers Convertible Debentures and 12,136 shares of Common Stock issuable upon exercise of Warrants that have vested.

(4) Includes 155,000 shares of Common Stock issuable upon exercise of Warrants that may be exercisable within 60 days of this filing.

(5) Includes 65,722 shares of Common Stock issuable upon exercise of Warrants that have vested.

(6) Includes 19,000 shares of Common Stock issuable upon exercise of Warrants that have vested.

(7) Includes 6,000 shares of Common Stock issuable upon exercise of Common Stock Warrants that have vested.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell all or a portion of the Shares offered hereby from time to time while the Registration Statement of which this Prospectus is a part remains effective. The Company has been advised by the Selling Stockholders that the Shares may be sold on terms to be determined at the time of such sale through customary brokerage channels, negotiated transactions or a combination of these methods, at fixed prices that may be changed, at market prices then prevailing or at negotiated prices then obtainable. There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby. Each of the Selling Stockholders reserves the right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of the Shares to be made directly or through agents. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby. The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered hereby will be the purchase price of such Shares less any discounts or commissions.

     The Company has been advised by the Selling Stockholders that the Selling Stockholders, acting as principals for their own account, may sell Shares from time to time directly to purchasers or through agents, dealers or underwriters to be designated by the Selling Stockholders from time to time who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and the purchasers of the Shares for whom they may act as agent. The Selling Stockholders and any agents, broker-dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     A Selling Stockholder may elect to engage a broker or dealer to effect sales of the Shares in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus and
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by a Selling Stockholder may arrange for other brokers or dealers to participate. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. To the extent required, the number of Shares to be sold, the names of the Selling Stockholders, the purchase price, the public offering price, the name of any agent, dealer or underwriter, the amount of any offering expenses, any applicable commissions or discounts and any other material information with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

     The Shares originally issued by the Company contained legends as to their restricted transferability. These legends will not be necessary with respect to any Shares sold pursuant to, and during the effectiveness of, the Registration Statement of which this Prospectus is a part. Upon the transfer by the Selling Stockholders of any of the Shares, new certificates representing such Shares will be issued to the transferee, free of any such legends.

     Under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously bid for or purchase securities of the same class for a period of at least two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation the rules contained in Regulation M, in connection with the transactions in the Shares during the effectiveness of the Registration Statement of which this Prospectus is a part. The foregoing may affect the marketability of the Common Stock and any market making activities with respect to the Common Stock.

     To comply with the securities laws of certain states, if applicable, the Shares will be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such state or an exemption from the registration or qualification requirement is available and is complied with.

     Each of the Selling Stockholders has certain registration rights with respect to the Shares owned by such Selling Stockholder. Notwithstanding such rights, the Company has voluntarily filed the Registration

Statement of which this Prospectus is a part. The Company is required to maintain the effectiveness of such Registration Statement until such time as all the Shares have been sold pursuant hereto or are no longer outstanding. The Company will bear all expenses relating to this registration, other than underwriting discounts and commissions and fees and disbursements of counsel to the Selling Stockholders.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Shares offered hereby will be passed upon for the Company by Swidler Berlin Shereff Friedman, LLP, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1996 and 1997 and for each of the two years ended December 31, 1997, included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting. The consolidated financial statements of the Company for the year ended December 31, 1995, appearing in this Prospectus have been audited by Hoffman, McBryde & Co., P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of MSN as of and for the year ended December 31, 1997, appearing in the Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Integracion for the year ended December 31, 1996, appearing in this Prospectus have been audited by De Las Fuentes, De La Mora Y Valdivia, S.C, independent certified public accountants in Mexico as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                         PAGE
                                       ---------

CONSOLIDATED FINANCIAL STATEMENTS OF
  TELSCAPE INTERNATIONAL, INC.:

     Reports of Independent Certified
      Public Accountants.............        F-2

     Consolidated Balance
      Sheets -- As of December 31,
      1996 and 1997 and
       March 31, 1998 (unaudited)....        F-4

     Consolidated Statements of
      Operations -- For the years
      ended December 31, 1995, 1996
      and 1997 and the Three Months
      Ended March 31, 1997 and 1998
      (unaudited)....................        F-5

     Consolidated Statements of
      Stockholders' Equity -- For the
      years ended December 31, 1995,
      1996 and 1997 and the Three
      Months Ended March 31, 1998
      (unaudited)....................        F-6

     Consolidated Statements of Cash
      Flows -- For the years ended
      December 31, 1995, 1996 and
      1997 and the Three Months Ended
      March 31, 1997 and 1998
      (unaudited)....................        F-7

     Notes to Consolidated Financial
      Statements.....................        F-9

FINANCIAL STATEMENTS OF INTEGRACION
  DE REDES, S.A. de C.V.

     Report of Independent
      Auditors.......................       F-45

     Statements of Operations -- For
      the year ended December 31,
      1996 and Six Months Ended June
      30, 1997 (unaudited)...........       F-46

     Statements of Changes in
      Financial Position -- For the
      year ended December 31, 1996
      and the Six Months Ended June
      30, 1997 (unaudited)...........       F-47

     Notes to the Financial
      Statements.....................       F-48

FINANCIAL STATEMENTS OF MSN
  COMMUNICATIONS, INC.

     Report of Independent Certified
      Public Accountants.............       F-51

     Balance Sheet -- As of December
      31, 1997.......................       F-52

     Statement of Operations and
      Accumulated Deficit -- For the
      year ended
       December 31, 1997.............       F-53

     Statement of Cash Flows -- For
      the year ended December 31,
      1997...........................       F-54

     Notes to the Financial
      Statements.....................       F-55

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Telscape International, Inc.
Houston, Texas

     We have audited the accompanying consolidated balance sheets of Telscape International, Inc. and subsidiaries (formerly Polish Telephones and Microwave Corporation) as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telscape International, Inc. and subsidiaries at December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Houston, Texas
March 9, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Polish Telephones and Microwave Corporation

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Polish Telephones and Microwave Corporation and subsidiaries for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Polish Telephones and Microwave Corporation and subsidiaries for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Hoffman, McBryde & Co., P.C.

Dallas, Texas
March 27, 1996

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                DECEMBER 31,
                                       ------------------------------    MARCH 31,
                                            1996            1997           1998
                                       --------------  --------------   -----------
                                                                        (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $      495,000  $    4,734,000   $ 2,882,000
     Accounts receivable, less
       allowance for doubtful
       accounts of $57,000, $200,000,
       and $215,000 (unaudited),
       respectively..................       2,035,000       6,276,000     7,346,000
     Inventories.....................       2,045,000       4,305,000     3,113,000
     Prepaid expenses and other......          90,000       2,674,000     4,917,000
     Deferred income taxes...........        --               517,000       311,000
                                       --------------  --------------   -----------
          Total current assets.......       4,665,000      18,506,000    18,569,000
Property and equipment, net of
  accumulated depreciation...........         983,000       2,679,000     5,344,000
Goodwill and other intangibles, net
  of accumulated amortization........       3,246,000      17,674,000    23,324,000
Deferred income taxes................         192,000          77,000        74,000
Investment in affiliates.............        --               295,000        295,00
Other assets.........................         285,000         404,000       334,000
                                       --------------  --------------   -----------
          Total assets...............  $    9,371,000  $   39,635,000   $47,940,000
                                       ==============  ==============   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable................  $    1,756,000  $   10,756,000   $13,583,000
     Accrued expenses................         724,000       3,303,000     2,397,000
     Current portion of notes payable
       and capital lease
       obligations...................        --               508,000     1,747,000
     Deferred income taxes...........         372,000         270,000       416,000
                                       --------------  --------------   -----------
          Total current
             liabilities.............       2,852,000      14,837,000    18,143,000
Notes payable and capital lease
  obligations........................        --             2,676,000     2,548,000
Minority interests...................         754,000          34,000        46,000
Commitments and contingencies (Note
  7)
Series B Non-voting preferred stock,
  $.001 par value, 380,000 shares
  authorized and no shares issued and
  outstanding, mandatorily redeemable
  upon achievement of certain
  performance measures...............        --              --             --
STOCKHOLDERS' EQUITY:
     Preferred stock, $.001 par
       value, 5,000,000 shares
       authorized; without defined
       preference rights.............        --              --             --
     Series A preferred stock, $.001
       par value, 1,000,000 shares
       authorized....................        --              --             --
     Common stock, $.001 par value,
       25,000,000 shares authorized;
       3,935,969, 4,104,027 and
       4,667,548, respectively issued
       and outstanding,
       respectively..................           4,000           4,000         5,000
     Additional paid-in capital......      11,884,000      25,232,000    29,310,000
     Capital subscriptions
       receivable....................        (600,000)       --             --
     Accumulated deficit.............      (5,523,000)     (2,851,000)   (1,737,000)
     Treasury stock..................        --              (297,000)     (375,000)
                                       --------------  --------------   -----------
          Total stockholders'
             equity..................       5,765,000      22,088,000    27,203,000
                                       --------------  --------------   -----------
          Total liabilities and
             stockholders' equity....  $    9,371,000  $   39,635,000   $47,940,000
                                       ==============  ==============   ===========

   The accompanying notes are an integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                              THREE MONTHS
                                                                                                 ENDED
                                                 YEAR ENDED DECEMBER 31,                       MARCH 31,
                                       --------------------------------------------  ------------------------------
                                           1995           1996            1997            1997            1998
                                       ------------  --------------  --------------  --------------  --------------
                                                                                             (UNAUDITED)
Revenues.............................  $  1,108,000  $    5,705,000  $   36,154,000  $    3,771,000  $   33,399,000
Cost of revenues.....................       619,000       3,041,000      24,396,000       2,525,000      28,334,000
                                       ------------  --------------  --------------  --------------  --------------
Gross profit.........................       489,000       2,664,000      11,758,000       1,246,000       5,065,000
Selling, general and administrative
  expenses...........................     1,349,000       4,159,000       8,154,000       1,478,000       2,277,000
                                       ------------  --------------  --------------  --------------  --------------
Operating income (loss) before
  depreciation and amortization......      (860,000)     (1,495,000)      3,604,000        (232,000)      2,788,000
Depreciation and amortization........        48,000         264,000         622,000         154,000         569,000
                                       ------------  --------------  --------------  --------------  --------------
Operating income (loss)..............      (908,000)     (1,759,000)      2,982,000        (386,000)      2,219,000
Other income (expense):
     Interest income.................       232,000         143,000         171,000           5,000          37,000
     Interest expense................        (2,000)       (128,000)       (266,000)         (8,000)        (93,000)
     Foreign exchange gain (loss)....        (2,000)        161,000        (126,000)          7,000        (122,000)
     Other, net......................       --              (62,000)        (11,000)         22,000          48,000
                                       ------------  --------------  --------------  --------------  --------------
          Total other income
             (expense), net..........       228,000         114,000        (232,000)         26,000        (130,000)
                                       ------------  --------------  --------------  --------------  --------------
Income (loss) before income taxes and
  minority interests.................      (680,000)     (1,645,000)      2,750,000        (360,000)      2,089,000
Income tax benefit (expense).........       --               53,000         (84,000)         32,000        (963,000)
                                       ------------  --------------  --------------  --------------  --------------
Income (loss) before minority
  interests..........................      (680,000)     (1,592,000)      2,666,000        (328,000)      1,126,000
Minority interests in subsidiaries...         7,000          (6,000)          6,000           4,000         (12,000)
                                       ------------  --------------  --------------  --------------  --------------
Net income (loss)....................  $   (673,000) $   (1,598,000) $    2,672,000  $     (324,000) $    1,114,000
                                       ============  ==============  ==============  ==============  ==============
Earnings (loss) per share:
     Basic...........................  $      (0.36) $        (0.52) $         0.68  $        (0.08) $         0.25
     Diluted(1)......................           n/a             n/a  $         0.53             n/a  $         0.15
Weighted average shares outstanding:
     Basic...........................     1,890,442       3,046,594       3,903,470       3,935,969       4,371,464
     Diluted(1)......................           n/a             n/a       5,152,211             n/a       7,779,177

------------

(1) Inclusion of additional shares under a diluted analysis is inappropriate due to the anti-dilutive effect

   The accompanying notes are an integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          COMMON STOCK                            CAPITAL
                                       ------------------      ADDITIONAL      SUBSCRIPTIONS    ACCUMULATED    TREASURY
                                        SHARES    AMOUNT    PAID-IN CAPITAL      RECEIVABLE       DEFICIT        STOCK
                                       --------   -------   ----------------   --------------   ------------   ---------
Balance, December 31, 1994...........  1,890,442  $2,000       $8,113,000        $ (600,000)     $(3,069,000)  $  --
Reclassification of accumulated
  losses acquired from minority
  interest in subsidiary.............     --        --           --                 --             (183,000)      --
Net loss.............................     --        --           --                 --             (673,000)      --
                                       --------   -------   ----------------   --------------   ------------   ---------
Balance, December 31, 1995...........  1,890,442   2,000        8,113,000          (600,000)     (3,925,000)      --
Issuance of stock in acquisition of
  subsidiary.........................  1,605,000   1,000        2,856,000           --              --            --
Issuance of stock in connection with
  merger.............................   400,000    1,000          525,000           --              --            --
Issuance of stock in connection with
  stock options exercised............    40,527     --             38,000           --              --            --
Compensation related to warrants
  granted............................     --        --            352,000           --              --            --
Net loss.............................     --        --           --                 --           (1,598,000)      --
                                       --------   -------   ----------------   --------------   ------------   ---------
Balance, December 31, 1996...........  3,935,969   4,000       11,884,000          (600,000)     (5,523,000)      --
Issuance of stock in connection with
  warrants and options exercised.....   148,058     --          1,004,000           --              --            --
Compensation related to common stock
  and warrants granted...............    20,000     --            188,000           --              --            --
Repurchase of treasury shares........     --        --           --                 --              --          (297,000)
Release of stock in escrow...........     --        --           --                 600,000         --            --
Additional consideration recognized
  upon vesting of warrants...........     --        --         12,156,000           --              --            --
Net income...........................     --        --           --                 --            2,672,000       --
                                       --------   -------   ----------------   --------------   ------------   ---------
Balance, December, 1997..............  4,104,027   4,000       25,232,000           --           (2,851,000)    (297,000)
Issuance of stock in connection with
  warrants and options exercised
  (unaudited)........................   463,521    1,000        3,198,000           --              --            --
Issuance of stock in connection with
  acquisition (unaudited)............   100,000     --            880,000           --              --            --
Repurchase of treasury shares
  (unaudited)........................     --        --           --                 --              --           (78,000)
Net income (unaudited)...............     --        --           --                 --            1,114,000       --
                                       --------   -------   ----------------   --------------   ------------   ---------
Balance, March 31, 1998
  (unaudited)........................  4,667,548  $5,000       $29,310,000       $  --           $(1,737,000)  $(375,000)
                                       ========   =======   ================   ==============   ============   =========

                                           TOTAL
                                       STOCKHOLDERS'
                                          EQUITY
                                       -------------
Balance, December 31, 1994...........   $ 4,446,000
Reclassification of accumulated
  losses acquired from minority
  interest in subsidiary.............      (183,000)
Net loss.............................      (673,000)
                                       -------------
Balance, December 31, 1995...........     3,590,000
Issuance of stock in acquisition of
  subsidiary.........................     2,857,000
Issuance of stock in connection with
  merger.............................       526,000
Issuance of stock in connection with
  stock options exercised............        38,000
Compensation related to warrants
  granted............................       352,000
Net loss.............................    (1,598,000)
                                       -------------
Balance, December 31, 1996...........     5,765,000
Issuance of stock in connection with
  warrants and options exercised.....     1,004,000
Compensation related to common stock
  and warrants granted...............       188,000
Repurchase of treasury shares........      (297,000)
Release of stock in escrow...........       600,000
Additional consideration recognized
  upon vesting of warrants...........    12,156,000
Net income...........................     2,672,000
                                       -------------
Balance, December, 1997..............    22,088,000
Issuance of stock in connection with
  warrants and options exercised
  (unaudited)........................     3,199,000
Issuance of stock in connection with
  acquisition (unaudited)............       880,000
Repurchase of treasury shares
  (unaudited)........................       (78,000)
Net income (unaudited)...............     1,114,000
                                       -------------
Balance, March 31, 1998
  (unaudited)........................   $27,203,000
                                       =============

    The accompanying notes are integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                   MARCH 31,
                                       -----------------------------------------  --------------------------
                                           1995           1996          1997          1997          1998
                                       -------------  ------------  ------------  ------------  ------------
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)................  $    (673,000) $ (1,598,000) $  2,672,000  $   (324,000) $  1,114,000
    Adjustments to reconcile net
      income (loss) to net cash
      provided by (used in) operating
      activities:
    Provision for doubtful
      accounts.......................                        9,000       277,000        22,000        15,000
    Depreciation and amortization....         48,000       264,000       622,000       154,000       569,000
    Provision for inventory
      obsolescence...................       --              55,000        53,000       --            --
    Write-off investment in operating
      venture........................       --             --            196,000       --            --
    Deferred income tax benefit......       --            (112,000)   (1,566,000)      (88,000)      355,000
    Interest amortized on discounted
      investments....................        (64,000)       (8,000)      --            --            --
    Imputed interest on non-interest
      bearing notes payable..........       --             --            136,000       --             71,000
    Minority interest in
      subsidiaries' income (loss)....         (7,000)        6,000        (6,000)       (4,000)       12,000
    Decrease in minority interests
      for credits utilized...........         55,000        53,000       --            --            --
    Changes in assets and
      liabilities:
         Accounts receivable.........         75,000      (952,000)   (1,623,000)      (98,000)      (44,000)
         Inventories.................         15,000      (720,000)   (2,359,000)      459,000     1,207,000
         Prepaid and other assets....       (117,000)       35,000    (2,634,000)     (248,000)   (1,267,000)
         Accounts payable............       (114,000)     (124,000)    6,954,000     1,265,000     1,880,000
         Deferred revenues...........       --             --            --            --         (1,997,000)
         Accrued liabilities.........        (35,000)      361,000     1,866,000       (90,000)   (1,289,000)
                                       -------------  ------------  ------------  ------------  ------------
         Net cash provided by (used
           in) operating
           activities................       (817,000)   (2,731,000)    4,588,000     1,048,000       626,000
                                       -------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of short-term
      investments....................    (10,944,000)   (4,899,000)      --            --            --
    Redemption of short-term
      investments....................     11,500,000     8,378,000       --            --            --
    Purchases of property and
      equipment......................        (46,000)     (441,000)   (1,682,000)     (394,000)   (3,642,000)
    Acquisition of Telereunion, net
      of cash acquired...............       --            (353,000)      --            --            --
    Acquisition of Integracion, net
      of cash acquired...............       --             --            117,000       --            --
    Acquisition of N.S.I., net of
      cash acquired..................       --             --            (49,000)      --            --
    Acquisition of MSN, net of cash
      acquired.......................       --             --            --            --         (2,325,000)
    Investment in BCH Holdings.......       --             --           (185,000)      --            --
    Purchase of minority interest....        (63,000)      --            --            --            --
    Investment in joint venture......         (3,000)     (196,000)      --            --            --
                                       -------------  ------------  ------------  ------------  ------------
    Net cash provided by (used in)
      investing
      activities.....................        444,000     2,489,000    (1,799,000)     (394,000)   (5,967,000)
                                       -------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on capital lease
      obligations....................       --             --           (104,000)      (18,000)      (26,000)
    Payments on notes payable........       --             --            (50,000)      --           (300,000)
    Proceeds from capital
      subscriptions..................       --             --            600,000       --            --
    Purchase of treasury shares......       --             --            --            --            (78,000)
    Issuance of common stock.........       --             564,000       --            --            --
    Borrowings on line of credit.....       --             --            --            --            694,000
    Proceeds from warrants and
      options exercised..............       --             --          1,004,000       --          3,199,000
                                       -------------  ------------  ------------  ------------  ------------
    Net cash provided by (used in)
      financing activities...........       --             564,000     1,450,000       (18,000)    3,489,000
                                       -------------  ------------  ------------  ------------  ------------
    Net increase (decrease) in cash
      and cash equivalents...........       (373,000)      322,000     4,239,000       636,000    (1,852,000)
                                       -------------  ------------  ------------  ------------  ------------
    Cash and cash equivalents at
      beginning of year..............        546,000       173,000       495,000       495,000     4,734,000
                                       -------------  ------------  ------------  ------------  ------------
    Cash and cash equivalents at end
      of year........................  $     173,000  $    495,000  $  4,734,000  $  1,131,000  $  2,882,000
                                       =============  ============  ============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                MARCH 31,
                                       ---------------------------------------  ----------------------
                                         1995          1996           1997         1997        1998
                                       ---------  --------------  ------------  ----------  ----------
                                                                                     (UNAUDITED)
Supplemental disclosure of cash flow
  information:
     Interest paid...................  $   2,000  $      176,000  $    121,000  $    8,000  $   10,000
     Taxes paid......................     --              80,000       505,000      --         339,000
Non-cash transactions:
Property and equipment acquired by
  execution of capital lease
  obligation.........................                                  329,000     329,000
Issuance of notes and acquisition of
  treasury shares in litigation
  settlement:
     Litigation settlement...........                                   (3,000)
     Treasury stock..................                                 (297,000)
     Notes payable...................                                  300,000
Issuance of preferred and common
  stock in exchange for shares of
  common stock in connection with
  reverse triangular merger:
     Excess of cost over net assets
       acquired......................                  2,857,000
     Common stock....................                     (2,000)
     Preferred stock.................                   --
     Additional paid-in capital......                 (2,855,000)
Issuance of promissory notes in
  connection with the acquisition of
  Integracion........................                                2,555,000
Issuance of common stock and warrants
  in exchange for services provided
  or in connection with severance
  agreement..........................                    352,000       188,000
Reduction of subsidiary stock
  subscription receivable in exchange
  for credits on equipment...........     55,000          53,000
Additional contingent consideration
  recorded:
  2,175,000 warrants issued in
  connection with Telereunion and
  Integracion acquisitions vesting
  upon achievement of certain
  operating performance measures.....                               12,156,000
Accrual of redemption of 380,000
  shares of Series B preferred stock
  to be redeemed based upon
  achievement of certain operating
  performance measures...............                                  380,000
Issuance of common stock and
  promissory notes in connection with
  the acquisition of MSN
  Communications
     Common Stock....................     --            --             --           --         880,000
     Promissory Notes................     --            --             --           --         672,000

   The accompanying notes are an integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

1.  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Telscape International, Inc. (collectively with its subsidiaries, the "Company") is an emerging, fully-integrated telecommunications company. The Company supplies U.S.-originated international long distance services on a wholesale and retail basis, via switched and dedicated networks, with an emphasis on Latin America. In addition, the Company provides a full range of systems integration and value-added telecom services in Mexico to major public and private sector customers.

     Through its Telscape USA, Inc. ("Telscape USA") subsidiary, the Company is a facilities-based long distance telecommunications services company providing international long distance services for calls originating in the United States and terminating in other countries, primarily in Latin America.

     Through its Mexican subsidiaries, Vextro de Mexico, S.A. de C.V. ("Vextro"), Integracion de Redes, S.A. de C.V. ("Integracion"), and N.S.I.
de S.A. de C.V. ("N.S.I."), the Company is engaged in the distribution and sale of voice, data and networking equipment and provides value-added services in network integration. Each of these Mexican entities is owned principally by Telereunion, Inc. ("Telereunion"), a wholly-owned subsidiary of the Company.

     Through its newly-acquired subsidiary, MSN Communications, Inc. ("MSN"), the Company is engaged in the distribution and sale of prepaid phone cards across the United States, targeted mainly at the Hispanic community.

SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all wholly and majority owned subsidiaries. The Company records minority interests expense, which represents the portion of majority owned subsidiaries attributable to minority owners. Investments in affiliates in which the Company owns a 20% to 50% ownership interest, and in which the Company exercises significant influence over operating and financial policies, are accounted for by the equity method. Investments of less than 20% ownership are recorded at cost, which does not exceed the estimated net realizable value of such investments. All significant intercompany transactions and balances have been eliminated in consolidation.

  INTERIM FINANCIAL STATEMENTS

     The consolidated financial statements at March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited. In the opinion of Management, the unaudited consolidated financial statements at March 31, 1998 and for the three months ended March 31, 1997 and 1998, include all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for such periods. Results of operations for the interim periods are not necessarily indicative of results to be expected for the full year.

  RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to current year presentation.

  MANAGEMENT'S ESTIMATES AND ASSUMPTIONS

     The accompanying financial statements are prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance. The actual results could differ from those estimates.

  REVENUE RECOGNITION

     The Company recognizes revenue from long distance telecommunications services at the time of customer usage. Revenue from sales of equipment are recognized at time of shipment. Revenue from data

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and network integration value-added services are recognized when services are performed. In certain cases, the Company has entered into arrangements with third parties whereby these parties provide long distance telecommunication services for prepaid phone cards sold at a fixed cost. The Company recognizes revenues (and cost of revenues) from the sale of cards under these agreements at the time of shipment of its cards. In other cases, the Company has entered into arrangements with third parties whereby these parties provide the long distance telecommunications services for prepaid phone cards and bills the Company for these services as the cards are utilized. The Company recognizes revenues (and cost of revenues) from the sale of cards under these agreements at the time the cards are utilized.

  CASH AND CASH EQUIVALENTS

     The Company considers cash in banks and short-term investments with original maturities of three months or less as cash and cash equivalents.

  FINANCIAL INSTRUMENTS

     The Company follows the guidance of Statement of Financial Accounting Standards No. 107, "DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS," which requires the disclosures of the fair value of financial instruments; however, this information does not represent the aggregate net fair value of the Company. Some of the information used to determine fair value is subjective and judgmental in nature; therefore, fair value estimates, especially for less marketable securities may vary. The amounts actually realized or paid upon settlement or maturity could be significantly different.

     Unless quoted market price indicates otherwise, the fair values of cash and cash equivalents, short-term investments, escrowed deposits and investments (certificates of deposit) generally approximate market value because of the short maturity of these instruments. The Company's notes payable and capital lease obligations also approximate market value as the underlying borrowing rates are similar to other financial instruments with similar maturities and terms.

  INVENTORIES

     Inventories consist principally of telecommunications equipment acquired from manufacturers for distribution and are stated at the lower of cost (first-in, first-out) or market.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. The cost of major renewals and betterments is capitalized; repairs and maintenance costs are expensed when incurred. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, with any resultant gain or loss being reflected in the Consolidated Statement of Operations. Depreciation of property and equipment for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and capital leases are amortized over the lesser of the life of the lease or the useful life of the asset. For income tax purposes, accelerated methods of depreciation are used. The following is a summary of the Company's property and equipment and their estimated useful lives:

                                           AS OF DECEMBER 31,         ESTIMATED
                                       --------------------------   USEFUL LIVES
                                           1996          1997          (YEARS)
                                       ------------  ------------   ------------
Computer equipment and software......  $    314,000  $    569,000         3
Telecommunications equipment.........       467,000     1,184,000        5-7
Office equipment.....................       271,000       380,000        5-7
Leasehold improvements...............       196,000       230,000         7
Transportation equipment.............       157,000       295,000         5
Call center equipment................       --            705,000         5
                                       ------------  ------------
                                          1,405,000     3,363,000
Less, accumulated depreciation.......      (422,000)     (684,000)
                                       ------------  ------------
                                       $    983,000  $  2,679,000
                                       ============  ============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  GOODWILL AND INTANGIBLES

     The major classes of intangible assets are summarized below:

                                            AS OF DECEMBER 31,           AS OF        AMORTIZATION
                                       ----------------------------    MARCH 31,         PERIOD
                                           1996           1997            1998           (YEARS)
                                       ------------  --------------  --------------   -------------
                                                                      (UNAUDITED)
Goodwill.............................  $  3,312,000  $   18,037,000  $   24,111,000        15
Organization costs...................        73,000          73,000          73,000         5
Less, accumulated amortization.......      (139,000)       (436,000)       (860,000)
                                       ------------  --------------  --------------
                                       $  3,246,000  $   17,674,000  $   23,324,000
                                       ============  ==============  ==============

     Intangible assets are amortized using the straight-line method for periods noted above.

     Goodwill is recognized for the excess of the purchase price of the various business combinations over the estimated fair value of the identifiable net tangible and intangible assets acquired. In connection with certain of the Company's acquisitions, the Company issued performance-based warrants. The Company records such contingent consideration at the time the contingency is resolved and the consideration becomes issuable or when the outcome of the contingency is determinable beyond a reasonable doubt. During the year ended December 31, 1997, 2,095,000 warrants, issued in connection with the Telereunion acquisition, vested as a result of certain operating performance measures being achieved. In addition, 380,000 shares of preferred stock were mandatorily redeemable at December 31, 1997 at $1.00 per share based upon the Company meeting certain operating performance measures. The preferred shares were redeemed in the first quarter of 1998. As a result, the Company recorded $12,114,000 in additional consideration in connection with the Telereunion acquisition. During the year ended December 31, 1997, 80,000 warrants, issued in connection with the Integracion acquisition, vested as a result of certain operating performance measures being achieved. The Company recorded $422,000 in additional consideration in connection with the Integracion acquisition. Effective January 1, 1998, the Company acquired MSN resulting in $6,063,000 in goodwill being recorded (Unaudited). See Note 2 for further discussion regarding the Company's acquisitions. Realization of long-lived assets, including goodwill, is periodically assessed by the management of the Company based on the current and expected future profitability and net cash flows of acquired companies and their contribution to the overall operations of the Company. In management's opinion, there is no impairment of such assets at December 31, 1997.

  WARRANTY RESERVES

     The Company generally provides its systems integration customers a warranty on each sale of equipment and related products and accrues warranty expense at the time of sale based upon actual claims history. Actual warranty costs incurred are charged against such accrual when paid.

  PREPAID EXPENSES AND OTHER CURRENT ASSETS:

Prepaid expenses and other current assets include the following:

                                         AS OF DECEMBER 31,
                                       -----------------------
                                         1996         1997
                                       ---------  ------------
Value-added taxes receivable.........  $  --      $  1,749,000
Deposits.............................     14,000       448,000
Prepaid insurance and other
  expenses...........................     13,000       197,000
Other................................     63,000       280,000
                                       ---------  ------------
                                       $  90,000  $  2,674,000
                                       =========  ============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  ACCRUED EXPENSES:

     Accrued expenses include the following:

                                          AS OF DECEMBER 31,
                                       ------------------------
                                          1996         1997
                                       ----------  ------------
Customer prepayments.................  $  406,000  $    799,000
Accrued carrier costs................      --           560,000
Accrued wages........................      15,000       579,000
Taxes payable........................     146,000       509,000
Preferred stock redemption payable...      --           380,000
Other................................     157,000       476,000
                                       ----------  ------------
                                       $  724,000  $  3,303,000
                                       ==========  ============

  FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

     The Company has determined that the U.S. dollar is the functional currency for its operations outside the U.S. As such, gains and losses resulting from the translation of financial statements of such operations are included in the Consolidated Statements of Operations.

  INCOME TAXES

     Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards ("SFAS") No. 109, "ACCOUNTING FOR INCOME TAXES." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when differences are expected to reverse. A valuation allowance is used to reduce deferred tax assets to the amount that is more likely than not to be realized.

  EARNINGS (LOSS) PER SHARE

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share. SFAS 128 is effective for the year ended December 31, 1997. SFAS 128 simplifies the standards required under current accounting rules for computing earning per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Following is a summary of the calculations:

                                                                                      FOR THE THREE MONTHS
                                            FOR THE YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                       ------------------------------------------  --------------------------
                                           1995           1996           1997          1997          1998
                                       ------------  --------------  ------------  ------------  ------------
                                                                                          (UNAUDITED)
BASIC
Net income (loss) as reported........  $   (673,000) $   (1,598,000) $  2,672,000  $   (324,000) $  1,114,000
Weighted average common shares
  outstanding........................     1,890,442       3,046,594     3,903,470     3,935,969     4,371,464
Basic earnings (loss) per share......  $      (0.36) $        (0.52) $       0.68         (0.08) $       0.25

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                      FOR THE THREE MONTHS
                                            FOR THE YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                       ------------------------------------------  --------------------------
                                           1995           1996           1997          1997          1998
                                       ------------  --------------  ------------  ------------  ------------
                                                                                          (UNAUDITED)
DILUTED
Net income (loss) as reported........  $   (673,000) $   (1,598,000) $  2,672,000  $   (324,000) $  1,114,000
Interest expense on convertible
  debt...............................       --             --              42,000       --             21,000
                                       ------------  --------------  ------------  ------------  ------------
Net income (loss) applicable to
  common stockholders................  $   (673,000) $   (1,598,000) $  2,714,000  $   (324,000) $  1,135,000
Weighted average common shares
  outstanding........................     1,890,442       3,046,594     3,903,470     3,935,969     4,371,464
Weighted average dilutive potential
  common shares outstanding..........        91,773         114,642     1,248,741        73,304     3,407,713
Weighted average common and dilutive
  potential common shares
  outstanding........................     1,982,215       3,161,236     5,152,211     4,009,273     7,779,177
Diluted earnings (loss) per share....  $      (0.34) $        (0.51) $       0.53  $      (0.08) $       0.15

     Diluted EPS for the years ended December 31, 1995 and 1996, and for the three months ended March 31, 1997 was not disclosed on the Consolidated Statement of Operations as the effect is anti-dilutive. Certain performance based warrants vested at December 31, 1997 upon the achievement of certain operating performance measures (See Note 2). In accordance with SFAS 128, these contingently issuable shares were included in the calculation of diluted EPS when all the necessary conditions were met. If all the necessary conditions have not been satisfied by the end of the period, the number of contingently issuable shares that would have been issued if the reporting period was the end of the contingency period are included in the calculation as if those shares were issued at the beginning of that period. For year to date calculations, contingent shares are weighted for the interim periods in which they are included in the computation of diluted EPS. Accordingly, 1,000,000 warrants were included in the calculation of diluted EPS for the year ended December 31, 1997 as if those shares were issued on July 1, 1997 and 1,175,000 warrants were included as if those shares were issued on October 1, 1997. At December 31, 1996, December 31, 1997, March 31, 1997 and March 31, 1998, there were 2,695,000, 500,000, 2,695,000 and 500,000 performance based warrants, respectively, which had not vested which were not included in the calculation of diluted EPS. Additionally, 525,000, 525,000, 666,270, 556,164 and 17,000 options and warrants outstanding at December 31, 1995, 1996, 1997, March 31, 1997 and 1998, respectively, were not included in the calculation of diluted EPS as their exercise prices were greater than the average market price of the Company's common stock during the period and inclusion of these securities in the calculation would result in an anti-dilutive effect.

  NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 130, "REPORTING COMPREHENSIVE INCOME," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     SFAS No. 131, "DISCLOSURE ABOUT SEGMENTS OF A BUSINESS ENTERPRISE," establishes standards for the way that public enterprises report information about operating segments in annual financial statements and

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of an enterprise about which separate financial information is available that are evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance.

     SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" standardizes the disclosure requirements for pensions and other post-retirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets. The statement is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated.

     SFAS 130, 131 and 132 are effective for financial statements for the periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Adoption of these statements is not expected to have a material effect on the Company's financial statement disclosures.

     SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

     Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to have a material effect on its financial statements.

2.  MERGERS AND ACQUISITIONS

  TELEREUNION ACQUISITION

     On May 17, 1996, the Company acquired all of the outstanding common stock of Telereunion, which had previously acquired a 97% ownership of Vextro in a triangular reverse acquisition, accounted for as a purchase. Vextro is engaged in the distribution and sale of voice, data and networking equipment and provides value-added telecommunications services and network integration services in Mexico. In late 1994, Vextro was issued a license to provide value-added telecommunications services by the Mexican Secretaria de Comunicaciones y Transportes ("SCT"). The license grants Vextro the right for an unspecified term to provide these services throughout Mexico involving the use of data, facsimile and voice transmissions, and the resulting embedded international and long distance traffic generated.

     Under the terms of the acquisition, the Company issued to the shareholders of Telereunion 1,605,000 shares of common stock of the Company, 380,000 shares of non-voting, non-participatory Series B preferred stock and warrants to purchase up to 2,595,000 additional common shares at $2.19 per share. The warrants vest and become exercisable upon Vextro meeting certain operating performance measures and expire seven years after closing. The preferred stock was mandatorily redeemable at $380,000 in the aggregate upon the Company meeting certain operating performance measures. In addition, the Company converted and amended certain non-qualified options outstanding under the Telereunion 1995 Stock Option and Appreciation Rights Plan to provide for the right to acquire an aggregate of 216,618 shares of common stock of the Company at an exercise price of $1.35 per share. The acquisition was accounted for under the purchase method of accounting. The operations of Telereunion and Vextro have been included in the Company's financial statements since the date of acquisition.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The consideration paid for Telereunion measured at the acquisition date was $3,210,000, net of cash received of approximately $132,000, and consisted of common stock valued at $2,722,000, 216,618 stock options valued at $135,000 and transaction costs of $485,000. The purchase price was allocated to the acquired company's assets and liabilities based upon an estimate of fair values at the date of acquisition and resulted in $3,312,000 of goodwill, which is being amortized over 15 years. During the year ended December 31, 1997, certain of the operating performance measures were met resulting in 2,095,000 warrants vesting and the 380,000 preferred shares being mandatorily redeemable at $1.00 per share. The preferred shares were redeemed in the first quarter of 1998. As a result, $12,114,000 in additional contingent consideration and the related goodwill was recognized relating to the acquisition of Telereunion at December 31, 1997.

  ORION MERGER

     On July 26, 1996, the Company entered into an Agreement and Plan of Merger, pursuant to which the Company acquired on September 5, 1996, all of the outstanding common stock of Orion Communications, Inc. ("Orion"), a Texas corporation in exchange for 400,000 shares of its common stock. Orion was a reseller of U.S. domestic long distance services. This transaction has been accounted for under the pooling-of-interests method and, accordingly, the accompanying consolidated statements of operations include the results of the operations of Orion since its inception on April 10, 1996. At the time of the merger, the name of Orion was changed to Telscape USA, Inc. Expenses of $102,500 related to the merger with Orion were charged to expense during 1996.

  INTEGRACION ACQUISITION

     Effective July 1, 1997, pursuant to a stock purchase agreement, the Company acquired all of the outstanding shares of Integracion. Integracion is a systems integrator engaged in the distribution and sale of data and network equipment and also provides value-added services in network integration in Mexico.

     Under the terms of the transaction, the Company paid the following to the selling shareholders of Integracion: i) the sum of $130,000 in cash, ii) an aggregate of $2,201,000 in non-interest bearing promissory notes maturing at various dates through January 1, 2001, iii) an aggregate of $999,000 in non-interest bearing convertible notes maturing on September 1, 1999, which are convertible into 333,000 shares of common stock of the Company at a price of $3.00 per share, representing the quoted market price of the Company's common stock on the date of the transaction, iv) warrants for the purchase of up to 100,000 shares of common stock of the Company based on Integracion meeting certain performance requirements and v) a covenant by the Purchasers to pay $280,000 in the event that Integracion meets certain performance requirements over the cumulative periods beginning January 1, 1997 and ending December 31, 2000. The acquisition was accounted for under the purchase method of accounting. The financial position and results of operations of Integracion have been included in the Company's consolidated financial statements since the effective date of the acquisition.

     The consideration paid for Integracion measured at the acquisition date was $2,745,000 and consisted of cash of $130,000, promissory notes with a discounted value of $2,555,000 and transaction costs of $60,000. The purchase price was allocated to the acquired company's assets and liabilities based upon an estimate of fair values at the date of acquisition and resulted in $1,756,000 of goodwill, which is being amortized over 15 years. During the year ended December 31, 1997, certain of the operating performance measures were met resulting in 80,000 warrants vesting. The remaining 20,000 warrants were forfeited. As a result, $422,000 in additional contingent consideration and the related goodwill was recognized on the acquisition of Integracion at December 31, 1997.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  N.S.I. ACQUISITION

     On October 1, 1997, pursuant to a stock purchase agreement, the Company acquired all of the outstanding shares of N.S.I. N.S.I. is a systems integrator engaged in the distribution and sale of data and network equipment and also provides value-added services in network integration in Mexico.

     Under the terms of the acquisition, the Company paid cash of $1,000 to the shareholders of N.S.I. and agreed to guarantee the repayment of approximately $260,000 of N.S.I. debt to one of the sellers. The purchase price was allocated to the acquired company's assets and liabilities based upon an estimate of fair values at the date of acquisition and resulted in $430,000 of goodwill, which is being amortized over 15 years. The acquisition was accounted for under the purchase method of accounting. The financial position and results of operations of N.S.I. have been included in the Company's consolidated financial statements since the effective date of the acquisition.

  MSN ACQUISITION

     Effective January 1, 1998, the Company acquired all of the outstanding common stock of MSN. MSN, through its Telefiesta brand, markets prepaid telephone calling cards across the United States primarily to the Hispanic community. Under the terms of the transaction, the Company paid the following to the shareholders of MSN: i) the sum of $3,250,000 in cash, ii) $750,000 in non-interest bearing promissory notes payable in eight equal quarterly installments, and iii) 100,000 shares of the Company's common stock. In addition, the two selling shareholders were each granted 50,000 options to purchase the Company's common stock at $11.00 per share. The acquisition was accounted for under the purchase method of accounting. The financial position and results of operations of MSN are included in the Company's financial statements from the effective date of the acquisition.

     The consideration paid for MSN measured at the acquisition date was $4,852,000 and consisted of cash of $3,250,000, non-interest bearing promissory notes with a discounted value of $672,000, common stock valued at $880,000 and transaction costs of $50,000. The purchase price was allocated to the acquired company's assets and liabilities based upon an estimate of fair values at the date of acquisition and resulted in $6,063,000 of goodwill, which is being amortized over 15 years (unaudited).

     The following presents the unaudited pro forma results of operations of the Company for the year ended December 31, 1996 and 1997, as if the acquisitions of Telereunion, Integracion, N.S.I. and MSN had occurred on January 1, 1996:

                                        FOR THE YEAR ENDED DECEMBER
                                                    31,
                                       ------------------------------
                                            1996            1997
                                       --------------  --------------
                                                (UNAUDITED)
Pro forma revenues...................  $   15,662,000  $   68,776,000
Pro forma operating income...........      (2,158,000)      2,189,000
Pro forma net income (loss)..........      (2,171,000)      2,041,000
Pro forma basic net income (loss) per
  share..............................  $        (0.71) $         0.51
Pro forma diluted net income (loss)
  per share(1).......................             n/a  $         0.39

------------

(1) Inclusion of additional shares under a diluted analysis for 1996 is inappropriate due to the anti-dilutive effect.

     The unaudited pro forma consolidated financial statements of Telereunion, Integracion, N.S.I. and MSN have been prepared as if the business combinations had been consummated as of January 1, 1996. The information is not necessarily indicative of the results of operations and financial position of the Company as they may be in the future or as they might have been had the business combinations been consummated as of January 1, 1996.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The balances included in the Consolidated Balance Sheets related to the current year acquisitions are based on preliminary information and are subject to change when additional information concerning final asset and liability valuations are obtained. Management does not expect that such adjustments will be material. In addition, changes in the balances recorded where contingent consideration was issued are subject to change as those contingencies are resolved. In certain cases, the contingent consideration is payable in equity securities where valuation of those securities is not determined until the respective contingency is resolved. As such, it is not possible to compute the amount that could be recorded in the future. In such cases, the amount of contingent consideration recorded in the future may be significant. As of December 31, 1997, there were 500,000 warrants issued in connection with the Telereunion acquisition, which are subject to vesting upon the meeting of certain operating performance measures. If such operating performance measures were met and the warrants were valued as of December 31, 1997, $2,906,000 in additional consideration and related goodwill would have been recognized.

DTS/ZWUT

     Digital Communications Systems/Zaklady Wytworcze Urzadzen Telefonicznych ("DTS/ZWUT"), a Polish limited liability company, was a 90%-owned subsidiary of the Company. DTS/ZWUT manufactures and markets telephone switching equipment in Poland. On December 12, 1997, the Company exchanged its 90% interest in DTS/ZWUT for a 31% interest in BCH Holding Company, Inc. ("BCH"), a Nevada corporation with a full service telecommunications operation based in Warsaw, Poland. As a result of this transaction, the Company's investment in BCH will be accounted for under the equity method.

3.  CONCENTRATION OF RISK

  CONCENTRATION OF RISK - MEXICO

     The devaluation of the Mexican peso in late 1994 caused Mexico to experience an economic crisis characterized by exchange rate instability, increased inflation, high domestic interest rates, reduced consumer purchasing power and high unemployment. Consequently, the Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions could have a significant effect on Mexican companies, including the Company's customers, and overall market conditions.

     The Company's foreign currency risk is mitigated in Mexico due to the fact that many of the Company's customers are multinational firms that pay in U.S. dollars. In addition, most of the customers that do pay in pesos pay at the spot exchange rate in effect at the time of payment as opposed to the exchange rate at the time the receivable is created. Nevertheless, significant adverse effects from any material devaluation in the Mexican peso could result in an adverse effect on the Company's operations.

  SIGNIFICANT CUSTOMERS

     The Company's credit risks primarily consist of accounts receivable from its customers, many of which are located in Mexico. Management performs ongoing credit valuations of its customers and provides allowances for credit losses when necessary.

     Major customers are those that individually account for more than 10 percent of the Company's total revenues. For the year ended December 31, 1997, one customer accounted for 28% of the Company's total revenues and 56% of the Company's long distance services revenues. For the years ended December 31, 1996 and 1995, no customer represented greater than 10% of revenues.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

     The Company's notes payable and capital lease obligations consist of the following:

                                         AS OF DECEMBER 31,      AS OF MARCH 31,
                                       -----------------------   ---------------
                                         1996         1997            1998
                                       ---------  ------------   ---------------
                                                                   (UNAUDITED)
Non-interest bearing promissory
  notes, imputed interest at 10%,
  unamortized discount of $348,000
  and $308,000, respectively, issued
  in connection with Integracion
  acquisition, maturing at various
  dates through January 1, 2001 (See
  Note 2)............................  $  --      $  1,853,000     $ 1,592,000
Non-interest bearing promissory note,
  imputed interest at 10%,
  unamortized discount of $141,000
  and $120,000, respectively, issued
  in connection with Integracion
  acquisition, convertible into
  333,000 shares of common stock, and
  maturing on September 1, 1999 (See
  Note 2)............................     --           839,000         860,000
Promissory note issued to repurchase
  common stock, payable in six
  semi-annual installments through
  May 20, 2000, and bearing interest
  at 6% (See Note 7).................     --           250,000         250,000
Capital lease obligation payable in
  monthly installments of $11,000
  including principal and interest
  maturing February 28, 2000.........     --           242,000         217,000
Non-interest bearing promissory note,
  imputed interest at 10%,
  unamortized discount of $78,000,
  issued in connection with MSN
  acquisition, payable in eight equal
  quarterly installments beginning
  April 23, 1998.....................     --           --              682,000
Revolving credit facility maturing
  September 30, 1998 bearing interest
  at prime plus 1%, secured by
  accounts receivable................     --           --              694,000
                                       ---------  ------------   ---------------
Total notes payable and capital
  leases.............................     --         3,184,000       4,295,000
Current portion......................     --           508,000       1,747,000
                                       ---------  ------------   ---------------
Long-term portion....................  $  --      $  2,676,000     $ 2,548,000
                                       =========  ============   ===============

     The annual maturities of the debt indicated above for the five years following December 31, 1997, are $508,000 in 1998, $1,429,000 in 1999, $565,000
in 2000 and $682,000 in 2001.

     On February 28, 1997, the Company entered into a lease obligation which provided for monthly lease payments of $11,200 including principal and interest through February 28, 2000.

     On March 12, 1998, the Company entered into a revolving credit facility with a commercial bank which provides for borrowings up to $1,250,000 subject to adequate levels of eligible accounts receivable. Borrowings are secured by the accounts receivable of the Company's Telscape USA and MSN subsidiaries. This facility provides that borrowings will bear interest at floating rates of prime plus 1% and expires in six months.

5.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A significant difference relates to the treatment of inventories under the Mexican Tax Law. Under this law, the cost of sales for financial statement purposes is not deductible for income tax purposes. Instead, inventory purchases are deductible for income tax purposes in the year the purchases are made.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Significant components of the Company's deferred tax liabilities and assets at December 31, 1996 and 1997 are as follows:

                                                   1996                          1997
                                        --------------------------    --------------------------
                                        UNITED STATES     FOREIGN     UNITED STATES     FOREIGN
                                        -------------    ---------    -------------    ---------
CURRENT:
Operating loss carryforwards and tax
  credits............................    $   --          $  --          $ 189,000      $ 152,000
Accrued carrier costs................        --             --            191,000         --
Accrued wages........................        --             --             52,000         --
Other accrued liabilities............        --             --             34,000         --
Allowance for doubtful accounts......          13,000        6,000         51,000         10,000
Inventories..........................        --           (516,000)       --            (704,000)
Customer prepayments.................        --            138,000        --             272,000
Valuation allowance..................         (13,000)      --            --              --
                                        -------------    ---------    -------------    ---------
Net current deferred tax asset
  (liability)........................    $   --          $(372,000)     $ 517,000      $(270,000)
                                        =============    =========    =============    =========
LONG-TERM:
Operating loss carryforwards and tax
  credits............................    $  1,079,000    $ 172,000      $ --           $  --
Basis differences in assets..........          18,000       13,000          6,000         58,000
Accrued employee benefits............         120,000        7,000        --              13,000
Valuation allowance..................      (1,217,000)      --            --              --
                                        -------------    ---------    -------------    ---------
Net long term deferred tax asset.....    $   --          $ 192,000      $   6,000      $  71,000
                                        =============    =========    =============    =========

     The Company records valuation allowances based upon judgments as to the future realization of deferred tax benefits supported by demonstrated trends in the Company's operating results. At December 31, 1996, the Company had recorded a valuation allowance equal to its deferred tax assets. At December 31, 1997, no valuation allowance was recorded.

     Significant components of the provision (benefit) for income taxes are as follows:

                                          FOR THE YEAR ENDED DECEMBER 31,
                                     ------------------------------------------
                                         1995          1996           1997
                                     ------------  ------------  --------------
Current:
     Federal.......................  $    --       $    --       $    1,146,000
     Foreign.......................       --             58,000         504,000
                                     ------------  ------------  --------------
          Total current............       --             58,000       1,650,000
Deferred:
     Federal.......................       --            --           (1,545,000)
     Foreign.......................       --           (111,000)        (21,000)
                                     ------------  ------------  --------------
          Total deferred...........       --           (111,000)     (1,566,000)
                                     ------------  ------------  --------------
               Total provision
                  (benefit)........  $    --       $    (53,000) $       84,000
                                     ============  ============  ==============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a reconciliation of income taxes calculated at the United States federal statutory rate to the income tax provision (benefit):

                                       FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1996       1997
                                       ---------  ---------  ---------
Provision for income taxes at U.S.
  statutory rate.....................        (34)%       (34)%      34%
Non-deductible amortization of
  intangible assets..................                     3          7
Non-deductible litigation loss.......                                2
Other items, net.....................                    (3)         4
Effect of utilization of net
  operating loss carryforwards, tax
  credits and reversal of valuation
  allowance..........................         34         31        (44)
                                       ---------  ---------  ---------
          Income tax provision
             (benefit)...............     --             (3)%        3%
                                       =========  =========  =========

     At December 31, 1997, the Company had available for US federal income tax purposes unused net operating loss carryforwards of approximately $368,000 which may provide future tax benefits and which will expire in years 2005 through 2011. Additionally, as of December 31, 1997, the Company had approximately $65,000 in alternative minimum tax credits which can be utilized to offset future tax liabilities.

     In accordance with Mexican Tax Law, companies may carryforward an income tax loss for ten years. Also, in accordance with Mexican Tax Law, a company is subject to income taxes based upon the greater of 34% of taxable income and 1.8% of net assets, as defined in the tax law. Any tax on assets paid is recoverable and can be carried forward for ten years in the event a company begins paying taxes on income. At December 31, 1996, the Company had available for Mexican income tax purposes operating loss carryforwards of approximately $328,000 which expire in 2007 and net asset taxes credits of approximately $40,000 which expire in 2007.

6.  STOCK OPTIONS AND WARRANTS

  STOCK OPTIONS

  1993 STOCK OPTION PLAN

     Under the terms of its 1993 Stock Option Plan, the Company may grant incentive and non-qualified stock options to purchase up to 218,145 shares of its common stock to the Company's employees, directors or consultants. Options must be granted at not less than the fair market value of the Company's common stock at the date of grant as determined by the Company's Board of Directors (110% of fair market value for stockholders owning 10% or more of the Company's common stock) for incentive stock options, or not less than 85% of the fair market value for non-qualified stock options. Options granted under this plan may be for a term of up to 10 years (5 years for incentive stock options granted to stockholders owning 10% or more of the Company's common stock) and are exercisable as determined by the Board of Directors.

  1994 DIRECTORS STOCK OPTION PLAN

     Effective June 1, 1994, the Company adopted the 1994 Directors Stock Option Plan, which provides that the Company may grant non-qualified options to directors of the Company or any majority-owned subsidiary who are not salaried employees to purchase up to 31,163 shares of its common stock. Options must be granted by June 1, 2004, at prices not less than the fair market value of the Company's common stock at the date of grant and must be exercised within ten years of the date of grant. Upon a change of control of the Company, all granted but unvested options under the plan will vest immediately.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  TELEREUNION 1995 STOCK OPTION PLAN

     As stated in Note 2, the Company assumed Telereunion's Stock Option Plan in connection with the acquisition of Telereunion. Under the terms of this Plan, the Company may grant non-qualified or incentive stock options to employees, directors and consultants. Options must be granted at not less than the fair market value of the Company's common stock at the date of grant as determined by the Company's Board of Directors (110% of fair market value for stockholders owning 10% or more of the Company's common stock) for incentive stock options, or not less than 85% of the fair market value for non-qualified stock options. The terms of the options are determined by the Company's Board of Directors. Any options granted must be exercised within ten years of the date of grant (5 years for incentive stock options granted to stockholders owning 10% or more of the Company's common stock).

  1996 STOCK OPTION AND APPRECIATION RIGHTS PLAN

     During 1996, the Company adopted the 1996 Stock Option and Appreciation Rights Plan, which provides that the Company may grant non-qualified or incentive stock options to purchase up to 1,200,000 shares of its common stock to the Company's employees, directors or consultants. The plan also provides for grants of stock appreciation rights in connection with the grant of options under the plan. Options must be granted at not less than the fair market value of the Company's common stock at the date of grant as determined by the Company's Board of Directors (110% of fair market value for stockholders owning 10% or more of the Company's common stock) for incentive stock options, or not less than 85% of the fair market value for non-qualified stock options. The terms of the options are determined by the Company's Board of Directors. Any options granted must be exercised within ten years of the date of grant (5 years for incentive stock options granted to stockholders owning 10% or more of the Company's common stock).

     A summary of the Company's fixed option plans as of December 31, 1995, 1996 and 1997 is presented below:

                                                                                         TOTAL      WTD. AVG.
                                       1993 PLAN   1994 PLAN   1995 PLAN   1996 PLAN   ALL PLANS   EXER. PRICE
                                       ---------   ---------   ---------   ---------   ---------   -----------
Options outstanding at January 1,
  1995...............................     64,440      --          --          --          64,440      $0.80
Options granted......................     58,000     30,000       --          --          88,000       2.23
Options exercised....................     (4,000)     --          --          --          (4,000)      2.25
Options cancelled....................     --          --          --          --          --          --
                                       ---------   ---------   ---------   ---------   ---------
Options outstanding at December 31,
  1995...............................    118,440     30,000       --          --         148,440       1.61
Max. shares exercisable..............    118,440     30,000       --          --         148,440       1.61
Options granted......................     --         10,000      216,618   1,190,809   1,417,427       3.62
Options exercised....................     --          --          --          --          --          --
Options cancelled....................    (32,408)   (30,000)    (141,618)     --        (204,026)      1.39
                                       ---------   ---------   ---------   ---------   ---------
Options outstanding at December 31,
  1996...............................     86,032     10,000       75,000   1,190,809   1,361,841       3.95
Max. shares exercisable..............     86,032     10,000       75,000     225,000     396,032       3.49
Options granted......................     --          --          --         525,000     525,000       5.73
Options exercised....................    (15,828)     --          --         (10,000)    (25,828)      1.87
Options cancelled....................     --          --          --        (505,809)   (505,809)      3.91
                                       ---------   ---------   ---------   ---------   ---------
Options outstanding at December 31,
  1997...............................     70,204     10,000       75,000   1,200,000   1,355,204       4.76
                                       =========   =========   =========   =========   =========
Max. shares exercisable..............     70,204     10,000       75,000     393,333     548,537       3.89

     SFAS 123 requires the Company to provide pro forma information regarding net income (loss) applicable to common stockholders and income (loss) per share as if compensation cost for the Company's stock options granted had been determined in accordance with the fair value based method prescribed in that Statement. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995, 1996 and 1997: dividend yield of 0% for all years; expected volatility ranging from 20% to 33%, 80%

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

to 85%, and 80% to 90%; risk-free interest rates ranging from 5.92% to 6.78%, 6.15% to 6.41%, and 5.65% to 5.80%; and expected lives ranging from 7.75 to 9.33 years, 1.33 to 9.87 years, and 7.25 to 9.91 years, respectively.

     Under the accounting provisions of SFAS 123, the Company's net income
(loss) applicable to common stockholders and income (loss) per share would have been revised to the pro forma amounts indicated below:

                                            FOR THE YEAR ENDED DECEMBER 31,
                                    ------------------------------------------
                                        1995           1996           1997
                                    ------------  --------------  ------------
Net income (loss):
     As reported..................  $   (673,000) $   (1,598,000) $  2,672,000
     Pro Forma....................  $   (738,000) $   (3,096,000) $  1,955,000
Net income (loss) per share:
  Basic
     As reported..................  $       (.36) $         (.52) $        .68
     Pro Forma....................  $       (.39) $        (1.02) $        .50
  Diluted
     As reported..................           n/a             n/a  $        .53
     Pro Forma....................           n/a             n/a  $        .38

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  WARRANTS

     Following is a description of the Company's warrants outstanding at December 31, 1997:

                                             #
      DESCRIPTION OF WARRANTS:          OUTSTANDING
-------------------------------------   -----------
Series A Warrants (unregistered)
  issued in connection with the
  Company's acquisition of
  Telereunion on May 17, 1996,
  exercisable at $2.19 at stated
  percentages only upon the Company
  achieving certain operating
  performance measures or fully
  vesting upon the Company
  maintaining a $12 share price for
  90 consecutive trading days;
  expiration date of May 16, 2003,
  2,000,000 of which vested at
  December 31, 1997 (See Note 2).....    2,500,000
Series B Warrants (unregistered)
  issued in connection with the
  Company's acquisition of
  Telereunion on May 17, 1996,
  currently exercisable at $2.19 as
  certain operating performance
  measures were achieved during the
  year ended December 31, 1997,
  expiration date May 16, 2003 (See
  Note 2)............................       95,000
Registered warrants (NASDAQ) issued
  in connection with the IPO
  exercisable at any time at $8 per
  share prior to expiration on August
  10, 1998...........................      393,770
Warrants (unregistered) issued to IPO
  underwriters exercisable at any
  time at $8.10 prior to expiration
  on August 10, 1999.................      105,000
Warrants (unregistered) issued on
  February 29, 1996, in connection
  with former officer's severance
  agreement exercisable at any time
  at $2.94 prior to expiration on
  February 28, 2001..................      150,000
Warrants (unregistered) issued in
  connection with the Company's
  acquisition of Telereunion on May
  17, 1996, exercisable at any time
  at $2.19 prior to expiration on May
  16, 2001...........................       78,191
Warrants (unregistered) issued on
  April 30, 1997, in connection with
  former officer's severance
  agreement exercisable at any time
  at $3.88 - $5.00 prior to
  expiration on April 30, 1999.......       25,000
Warrants (unregistered) issued in
  connection with the Company's
  acquisition of Integracion
  effective July 1, 1997, currently
  exercisable at $3.00 as certain
  operating performance measures were
  achieved during the year ended
  December 31, 1997, expiration date
  of July 1, 2003 (See Note 2).......       80,000
                                        -----------
     Total warrants..................    3,426,961
                                        ===========

     The IPO warrants were redeemable at the Company's option at any time with 30 days written notice at a redemption price of $0.20 per share. During the fourth quarter 1997, the Company exercised its redemption privileges. As a result, 475,535 warrants were exercised, including 131,230 warrants as of December 31, 1997, resulting in net proceeds to the Company of approximately $3,804,000, of which $989,000 was received prior to December 31, 1997.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  COMMITMENTS AND CONTINGENCIES

  COMMITMENTS

     The Company is obligated under certain long-term non-cancelable lease agreements for office and warehouse space as follows:

                                          AMOUNT
                                       ------------
1998.................................  $    449,000
1999.................................       564,000
2000.................................       585,000
2001.................................       626,000
2002.................................       655,000
                                       ------------
                                       $  2,879,000
                                       ============

     Total rent expense under leases was $131,000 and $229,000, respectively, for the years ended December 31, 1996 and 1997.

     At December 31, 1997, the Company has employment agreements with six officers, which expire in 1999. Future minimum commitments under these agreements, excluding incentive bonuses or stock options, as of December 31, 1997, are as follows:

                                         AMOUNT
                                       ----------
1998.................................  $  410,000
1999.................................     221,000
                                       ----------
                                       $  631,000
                                       ==========

     Vextro is required to pay a license fee quarterly to the Mexican government equal to five percent of its revenues from value-added telecommunications services. Under the license, Vextro is free to set its service rates without government approval; however, Vextro's rate schedule must be filed with the SCT.

     On December 16, 1997, the Company entered into a purchase agreement with an equipment manufacturer whereby it agreed to purchase a telecommunications switch for a total cost of $1,060,000. No amounts had been funded pursuant to this commitment as of December 31, 1997. On March 16, 1998, the Company entered into a second purchase agreement with the same manufacturer to expand the capacity of the telecommunication switch for an incremental cost of $854,000. As of March 1998, the Company had placed orders for additional telecommunications equipment of over $1.8 million.

  CONTINGENCIES

     The Company has been named in two lawsuits filed by former employees and consultants of the Company seeking damages in the aggregate in excess of $1,000,000. The Company denies these allegations and intends to vigorously defend against these allegations, although there can be no assurance as to the successful defense of this matter. The Company believes that the results of this litigation will not have a materially adverse effect on the Company's financial condition.

     The Company was a defendant in a suit filed on November 8, 1997 by the estate of a former shareholder. Effective May 23, 1997, the Company entered into a compromise and settlement agreement with respect to this lawsuit. Pursuant to the agreement, the Company agreed to repurchase all of the 83,359 shares of Company common stock owned by the plaintiffs for total consideration of $425,000, which was comprised of $125,000 and a three year $300,000 promissory note bearing interest at 6%. In return for this consideration, the plaintiffs have agreed to release the Company and the other defendant from any and all claims in connection with the lawsuit. The Company recorded a loss on the settlement of $128,000, which represents the excess of the consideration paid over the trading value of the stock on the date of settlement.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  ESCROW AGREEMENT

     Pursuant to the Texas Securities Act of 1957, the Texas State Securities Commissioner has the discretion to require that an issuer offering and selling securities to the residents of Texas in a public offering deposit certain outstanding securities in escrow. In that regard, certain former officers and directors of the Company, including Gary Panno, Kris Murthy, and Dal Berry, as well as three other individuals (collectively, the "Shareholders"), are parties to a Stock Escrow Agreement (the "Escrow Agreement") dated August 8, 1994. The Escrow Agreement was required by the Texas State Securities Commissioner as a condition to the registration of securities in Texas in connection with the Company's IPO. The Escrow Agreement provides that a total of 415,503 shares of Common Stock ("Shares") and 55,779 shares of Common Stock issuable upon the exercise of options ("Options") be held in escrow for a period of not less than two years and not more than ten years. The terms of the Escrow Agreement provide further that Shares and Options held in escrow may be released provided certain performance requirements of the Company ("Performance Requirements") are met. For instance, if the Company's common stock trades at a price per share of at least $11.81 for at least ninety (90) consecutive trading days then the Shares and Options are automatically released from escrow.

     During the first quarter of 1998, the Company and the Shareholders entered into a series of agreements, which will result in the early termination of the Escrow Agreement in the second quarter of 1998, the repurchase by the Company of certain of the Shares at a significant discount to market and the resolution of a disagreement with certain of the Shareholders concerning the validity of the Options. The agreements call for the Shareholders to sell a total of 101,417 Shares to the Company for $986,000 or $9.72 per share to be paid 25% upon closing and 75% within ninety (90) days. Closing is expected to take place during the first half of April 1998. In addition, the Shareholders agreed to sign a ninety (90) day lock-up ("Lock-Up"), commencing on the closing date, for any Shares which were not sold to the Company; provided, however, that should any of the Performance Requirements be met during the Lock-Up, the Lock-Up will terminate automatically. Finally, certain of the Shareholders agreed to the termination of approximately 40,000 of the Options, which had an exercise price of $0.80 per share.

  YEAR 2000 PLANS

     In anticipation of the year 2000, management has developed a plan to review software that was internally developed or externally purchased or licensed, and also to review with its key vendors and service providers their software, for compliance with Year 2000 processing requirements. In accordance with Emerging Issues Task Force Consensus No. 96-14, "ACCOUNTING FOR THE COSTS ASSOCIATED
WITH MODIFYING COMPUTER SOFTWARE FOR THE YEAR 2000," the Company will expense all costs as incurred. The Company does not believe that such costs will have a material impact on the financial results of the Company.

8.  CAPITAL SUBSCRIPTIONS RECEIVABLE

     On December 15, 1993, the Company executed stock purchase agreements with two individuals and a company that entitled each holder to purchase 125,000 shares of the Company's common stock at $2 per share. In accordance with the terms of the stock purchase agreements, each holder paid $50,000 of the purchase price and received 25,000 shares; the remaining 100,000 shares were held in escrow until the balance for each holder of $200,000 is paid in full by the holder, which is due December 15, 1998. During 1997, the remaining balance of the purchase price was paid to the Company resulting in the shares being released from escrow.

9.  SEGMENT INFORMATION

     The Company operates in two business segments, international long distance and systems integration services. Long distance services operations are conducted in the United States of America. Systems integration services are performed in Mexico and Poland.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Revenues, operating information and identifiable assets by business segment and location are as follows:

                                                                                          FOR THE MONTHS ENDED
                                             FOR THE YEAR ENDED DECEMBER 31,                   MARCH 31,
                                       --------------------------------------------  ------------------------------
                                           1995           1996            1997            1997            1998
                                       ------------  --------------  --------------  --------------  --------------
                                                                                              (UNAUDITED)
Revenues --
     Long distance services (United
       States).......................  $    --       $    1,213,000  $   17,390,000  $    1,597,000  $   26,039,000
     Systems Integration:
          Mexico.....................       --            3,350,000      18,030,000       1,961,000       7,360,000
          Poland.....................     1,108,000       1,142,000         734,000         213,000        --
                                       ------------  --------------  --------------  --------------  --------------
               Total revenues........  $  1,108,000  $    5,705,000  $   36,154,000  $    3,771,000  $   33,399,000
Operating income (loss) --
     Long distance services (United
       States).......................  $    --       $   (1,933,000) $    2,428,000  $      182,000  $    2,271,000
     Systems Integration:
          Mexico.....................       --              129,000         768,000        (237,000)      1,371,000
          Poland.....................      (908,000)         45,000        (214,000)       (331,000)       --
                                       ------------  --------------  --------------  --------------  --------------
               Total operating income
                  (loss).............  $   (908,000) $   (1,759,000) $    2,982,000  $     (386,000) $    2,219,000
                                       ------------  --------------  --------------  --------------  --------------
Capital Expenditures --
     Long distance services (United
       States).......................  $    --       $       23,000  $      383,000  $        3,000  $    2,549,000
     Systems Integration:
          Mexico.....................        46,000         418,000       1,260,000         379,000       1,093,000
          Poland.....................       --             --                39,000          12,000        --
                                       ------------  --------------  --------------  --------------  --------------
               Total capital
                  expenditures.......  $     46,000  $      441,000  $    1,682,000  $      394,000  $    3,642,000
Depreciation and
  amortization --
     Long distance services (United
       States).......................  $      1,000  $      141,000  $      369,000  $       61,000  $      476,000
     Systems Integration:
          Mexico.....................       --               74,000         204,000          12,000          93,000
          Poland.....................        47,000          49,000          49,000          81,000        --
                                       ------------  --------------  --------------  --------------  --------------
               Total depreciation
                  and amortization...  $     48,000  $      264,000  $      622,000  $      154,000  $      569,000
                                       ============  ==============  ==============  ==============  ==============
                                                    AS OF DECEMBER 31,                      AS OF MARCH 31,
                                       --------------------------------------------  ------------------------------
                                           1995           1996            1997            1997            1998
                                       ------------  --------------  --------------  --------------  --------------
                                                                                              (UNAUDITED)
Identifiable assets --
     Long distance services (United
       States).......................  $    --       $    4,136,000  $    6,612,000  $    1,505,000  $    8,053,000
     Systems Integration:
          Mexico.....................       --            4,165,000      32,013,000       5,336,000      39,887,000
          Poland.....................     4,498,000       1,070,000       1,010,000       3,633,000        --
                                       ------------  --------------  --------------  --------------  --------------
               Total identifiable
                  assets.............  $  4,498,000  $    9,371,000  $   39,635,000  $   10,474,000  $   47,940,000
                                       ============  ==============  ==============  ==============  ==============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  INVESTMENT IN OPERATING VENTURES

     During 1996, the Company invested $196,000 for a 7.21% interest in a venture with Elterix, a Polish company developing a private network for 70,000 telephone lines. During 1997, this venture lost its license to provide such services. Accordingly, the Company realized a loss equal to its investment in 1997.

11.  SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

     The Company's obligations under the Notes (See Note 13), are unconditionally guaranteed by all of the Company's wholly-owned United States subsidiaries (the "Guarantors"). The following condensed consolidating financial statements are presented for purposes of complying with the reporting requirements of the parent company and subsidiaries which are guarantors under the Notes.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            CONDENSED CONSOLIDATING BALANCE SHEET -- MARCH 31, 1998

                                             TELSCAPE          GUARANTOR     NON-GUARANTOR
                                       INTERNATIONAL, INC.    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       --------------------   ------------   --------------   ------------   ------------
               ASSETS
CURRENT ASSETS:
    Cash and cash equivalents........       $   26,000         $ 2,497,000    $    359,000    $    --         $ 2,882,000
    Accounts receivable, net.........        --                  2,092,000       5,254,000         --           7,346,000
    Inventories......................        --                     88,000       3,025,000         --           3,113,000
    Prepaid expenses and other.......          178,000           1,111,000       3,628,000         --           4,917,000
    Deferred income taxes............        --                    311,000        --               --             311,000
    Intercompany receivables
      (payables), net................        1,312,000           2,219,000      (3,531,000)        --             --
                                       --------------------   ------------   --------------   ------------   ------------
         Total current assets........        1,516,000           8,318,000       8,735,000         --          18,569,000
    Property and equipment, net......          279,000           2,077,000       2,988,000         --           5,344,000
    Goodwill and other intangibles,
      net............................        6,017,000          17,307,000        --               --          23,324,000
    Deferred income taxes............        --                      4,000          70,000         --              74,000
    Investments in affiliates........       20,487,000             --             --           (20,192,000)       295,000
    Other assets.....................          107,000              67,000         160,000         --             334,000
                                       --------------------   ------------   --------------   ------------   ------------
      Total assets...................      $28,406,000         $27,773,000    $ 11,953,000    $(20,192,000)   $47,940,000
                                       ====================   ============   ==============   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable.................       $   55,000         $ 2,321,000    $ 11,207,000    $    --         $13,583,000
    Accrued expenses.................        --                  1,704,000         693,000         --           2,397,000
    Current portion of notes payable
      and capital lease
      obligations....................          586,000           1,161,000        --               --           1,747,000
    Deferred income taxes............        --                    --              416,000         --             416,000
                                       --------------------   ------------   --------------   ------------   ------------
         Total current liabilities...          641,000           5,186,000      12,316,000         --          18,143,000
    Notes payable and capital lease
      obligations....................          562,000           1,986,000        --               --           2,548,000
    Minority interests...............        --                     46,000        --               --              46,000
    Commitments and contingencies
      (Note 7).......................        --                    --             --               --             --
    Series B Non-voting preferred
      stock..........................        --                    --             --               --             --
STOCKHOLDERS' EQUITY
    Preferred Stock..................        --                    --             --               --             --
    Series A preferred stock.........        --                    --             --               --             --
    Common stock.....................            5,000              31,000         152,000        (183,000)         5,000
    Additional paid-in capital.......       29,310,000          15,965,000          28,000     (15,993,000)    29,310,000
    Accumulated deficit..............       (1,737,000)          4,559,000        (543,000)     (4,016,000)    (1,737,000)
    Treasury stock...................         (375,000)            --             --               --            (375,000)
                                       --------------------   ------------   --------------   ------------   ------------
         Total stockholders'
           equity....................       27,203,000          20,555,000        (363,000)    (20,192,000)    27,203,000
                                       --------------------   ------------   --------------   ------------   ------------
         Total liabilities and
           stockholders' equity......      $28,406,000         $27,773,000    $ 11,953,000    $(20,192,000)   $47,940,000
                                       ====================   ============   ==============   ============   ============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) CONDENSED CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 1997

                                            TELSCAPE           GUARANTOR     NON-GUARANTOR
                                       INTERNATIONAL, INC.   SUBSIDIARIES     SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                       -------------------   -------------   --------------   -------------   -------------
               ASSETS
CURRENT ASSETS:
    Cash and cash equivalents........      $     3,000        $  4,272,000     $  459,000      $   --          $ 4,734,000
    Accounts receivable, net.........        --                  1,219,000      5,057,000          --            6,276,000
    Inventories......................        --                   --            4,305,000          --            4,305,000
    Prepaid expenses and other.......          275,000             163,000      2,236,000          --            2,674,000
    Deferred income taxes............        --                    517,000        --               --              517,000
    Intercompany receivables
      (payables), net................        2,975,000             206,000     (3,181,000)         --              --
                                       -------------------   -------------   --------------   -------------   -------------
         Total current assets........        3,253,000           6,377,000      8,876,000          --           18,506,000
    Property and equipment, net......          296,000             396,000      1,987,000          --            2,679,000
    Goodwill and other intangibles,
      net............................           63,000          17,611,000        --               --           17,674,000
    Deferred income taxes............        --                      7,000         70,000          --               77,000
    Investments in subsidiaries and
      affiliates.....................       19,010,000            --              --            (18,715,000)       295,000
    Other assets                               169,000             115,000        120,000          --              404,000
                                       -------------------   -------------   --------------   -------------   -------------
         Total assets................      $22,791,000        $ 24,506,000     $11,053,000     $(18,715,000)   $39,635,000
                                       ===================   =============   ==============   =============   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable.................      $   156,000        $    343,000     $10,257,000     $   --          $10,756,000
    Accrued expenses.................           54,000           1,906,000      1,343,000          --            3,303,000
    Current portion of notes payable
      and capital lease
      obligations....................          208,000             300,000        --               --              508,000
    Deferred income taxes............        --                   --              270,000          --              270,000
                                       -------------------   -------------   --------------   -------------   -------------
         Total current liabilities...          418,000           2,549,000     11,870,000          --           14,837,000
    Notes payable and capital lease
      obligations....................          285,000           2,391,000        --               --            2,676,000
    Minority interests...............        --                     34,000        --               --               34,000
    Commitments and contingencies
      (Note 7).......................        --                   --              --               --              --
    Series B Non-voting preferred
      stock..........................        --                   --              --               --              --
STOCKHOLDERS'EQUITY
    Preferred Stock..................        --                   --              --               --              --
    Series A preferred stock.........        --                   --              --               --              --
    Common stock.....................            4,000              11,000        152,000          (163,000)         4,000
    Additional paid-in capital.......       25,232,000          15,965,000         28,000       (15,993,000)    25,232,000
    Accumulated deficit..............       (2,851,000)          3,556,000       (997,000)       (2,559,000)    (2,851,000)
    Treasury stock...................         (297,000)           --              --               --             (297,000)
                                       -------------------   -------------   --------------   -------------   -------------
         Total stockholders'
           equity....................       22,088,000          19,532,000       (817,000)      (18,715,000)    22,088,000
                                       -------------------   -------------   --------------   -------------   -------------
         Total liabilities and
           stockholders' equity......      $22,791,000        $ 24,506,000     $11,053,000     $(18,715,000)   $39,635,000
                                       ===================   =============   ==============   =============   =============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) CONDENSED CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 1996

                                            TELSCAPE           GUARANTOR     NON-GUARANTOR
                                       INTERNATIONAL, INC.   SUBSIDIARIES     SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                       -------------------   -------------   --------------   -------------   -------------
               ASSETS
CURRENT ASSETS:
    Cash and cash equivalents........      $   300,000         $  55,000       $  140,000      $   --          $   495,000
    Accounts receivable, net.........        --                  342,000        1,693,000          --            2,035,000
    Inventories......................            4,000           --             2,041,000          --            2,045,000
    Prepaid expenses and other.......           31,000           --                59,000          --               90,000
    Intercompany receivables
      (payables), net................        1,413,000          (161,000)      (1,252,000)         --              --
                                       -------------------   -------------   --------------   -------------   -------------
         Total current assets........        1,748,000           236,000        2,681,000          --            4,665,000
    Property and equipment, net......            1,000            22,000          960,000          --              983,000
    Goodwill and other intangibles,
      net............................                          3,246,000          --               --            3,246,000
    Deferred income taxes............        --                  --               192,000          --              192,000
    Investments in subsidiaries and
      affiliates.....................        4,584,000            83,000          --            (4,667,000)        --
    Other assets.....................          196,000            72,000           17,000          --              285,000
                                       -------------------   -------------   --------------   -------------   -------------
         Total assets................      $ 6,529,000         $3,659,000      $3,850,000      $(4,667,000)    $ 9,371,000
                                       ===================   =============   ==============   =============   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable.................      $    14,000         $ 217,000       $1,525,000      $   --          $ 1,756,000
    Accrued expenses.................            4,000            40,000          680,000          --              724,000
    Current portion of notes payable
      and capital lease
      obligations....................        --                                   --               --              --
    Deferred income taxes............        --                  --               372,000          --              372,000
                                       -------------------   -------------   --------------   -------------   -------------
         Total current liabilities...           18,000           257,000        2,577,000          --            2,852,000
    Minority interests...............          746,000             8,000          --               --              754,000
    Commitments and contingencies
      (Note 7).......................        --                  --               --               --              --
    Series B Non-voting preferred
      stock..........................        --                  --               --               --              --
STOCKHOLDERS' EQUITY.................
    Preferred Stock..................        --                  --               --               --              --
    Series A preferred stock.........        --                  --               --               --              --
    Common stock.....................            4,000            11,000          100,000         (111,000)          4,000
    Additional paid-in capital.......       11,884,000         3,827,000        2,735,000       (6,562,000)     11,884,000
    Capital subscriptions
      receivable.....................         (600,000)          --               --               --             (600,000)
    Accumulated deficit..............       (5,523,000)         (444,000)      (1,562,000)       2,006,000      (5,523,000)
    Treasury stock...................                                                                              --
                                       -------------------   -------------   --------------   -------------   -------------
         Total stockholders'
           equity....................        5,765,000         3,394,000        1,273,000       (4,667,000)      5,765,000
                                       -------------------   -------------   --------------   -------------   -------------
         Total liabilities and
           stockholders' equity......      $ 6,529,000         $3,659,000      $4,667,000      $(4,667,000)    $ 9,371,000
                                       ===================   =============   ==============   =============   =============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
       CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS -- MARCH 31, 1998

                                          TELSCAPE                         NON-
                                       INTERNATIONAL,    GUARANTOR      GUARANTOR
                                            INC.        SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                       --------------   ------------   ------------   -----------   ------------
Revenues.............................    $  --           $26,039,000    $12,692,000   $(5,332,000)   $33,399,000
Cost of Revenues                            --            23,401,000     10,265,000    (5,332,000)    28,334,000
                                       --------------   ------------   ------------   -----------   ------------
Gross profit.........................       --             2,638,000      2,427,000       --           5,065,000
Selling, general and administrative
 expenses............................       316,000          517,000      1,444,000       --           2,277,000
                                       --------------   ------------   ------------   -----------   ------------
Operating income (loss) before
 depreciation and amortization.......      (316,000)       2,121,000        983,000       --           2,788,000
Depreciation and amortization........       127,000          349,000         93,000       --             569,000
                                       --------------   ------------   ------------   -----------   ------------
Operating income (loss)..............      (443,000)       1,772,000        890,000       --           2,219,000
Other income (expense):
  Interest, net......................       (21,000)         (39,000)         4,000       --             (56,000)
  Foreign exchange gain (loss).......       --               --            (122,000)      --            (122,000)
  Other, net.........................       --                34,000         14,000       --              48,000
  Equity in income of subsidiaries...     1,457,000          --             --         (1,457,000)       --
                                       --------------   ------------   ------------   -----------   ------------
    Total other income (expense),
     net.............................     1,436,000           (5,000)      (104,000)   (1,457,000)      (130,000)
                                       --------------   ------------   ------------   -----------   ------------
Income (loss) before income taxes and
 minority interests..................       993,000        1,767,000        786,000    (1,457,000)     2,089,000
Income tax benefit (expense).........       121,000         (752,000)      (332,000)      --            (963,000)
                                       --------------   ------------   ------------   -----------   ------------
Income (loss) before minority
 interests...........................     1,114,000        1,015,000        454,000    (1,457,000)     1,126,000
Minority interests in subsidiaries...       --               (12,000)       --            --             (12,000)
                                       --------------   ------------   ------------   -----------   ------------
Net income (loss)....................    $1,114,000      $ 1,003,000    $   454,000   $(1,457,000)   $ 1,114,000
                                       ==============   ============   ============   ===========   ============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
       CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS -- MARCH 31, 1997

                                          TELSCAPE                         NON-
                                       INTERNATIONAL,    GUARANTOR      GUARANTOR      ELIMINA-
                                            INC.        SUBSIDIARIES   SUBSIDIARIES      TIONS      CONSOLIDATED
                                       --------------   ------------   ------------   -----------   ------------
Revenues.............................    $  --           $1,595,000     $2,879,000     $(703,000)    $3,771,000
Cost of Revenues.....................       --            1,172,000      2,056,000      (703,000)     2,525,000
                                       --------------   ------------   ------------   -----------   ------------
Gross profit.........................       --              423,000        823,000        --          1,246,000
Selling, general and administrative
  expenses...........................       324,000         239,000        915,000        --          1,478,000
                                       --------------   ------------   ------------   -----------   ------------
Operating income (loss) before
  depreciation and amortization......      (324,000)        184,000        (92,000)       --           (232,000)
Depreciation and amortization........        13,000          48,000         93,000        --            154,000
                                       --------------   ------------   ------------   -----------   ------------
Operating income (loss)..............      (337,000)        136,000       (185,000)       --           (386,000)
Other income (expense):
  Interest, net......................        (6,000)          2,000          1,000        --             (3,000)
  Foreign exchange gain (loss).......       --              --               7,000        --              7,000
  Other, net.........................       --              --              22,000        --             22,000
  Equity income of subsidiaries......        19,000         --             --            (19,000)       --
                                       --------------   ------------   ------------   -----------   ------------
    Total other income (expense),
      net............................        13,000           2,000         30,000       (19,000)        26,000
                                       --------------   ------------   ------------   -----------   ------------
Income (loss) before income taxes and
  minority interests.................      (324,000)        138,000       (155,000)      (19,000)      (360,000)
Income tax benefit (expense).........       --              --              32,000        --             32,000
                                       --------------   ------------   ------------   -----------   ------------
Income (loss) before minority
  interests..........................      (324,000)        138,000       (123,000)      (19,000)      (328,000)
Minority interests in subsidiaries...       --                4,000        --             --              4,000
                                       --------------   ------------   ------------   -----------   ------------
Net income (loss)....................    $ (324,000)     $  142,000     $ (123,000)    $ (19,000)    $ (324,000)
                                       ==============   ============   ============   ===========   ============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS -- DECEMBER 31, 1997

                                          TELSCAPE                         NON-
                                       INTERNATIONAL,    GUARANTOR      GUARANTOR
                                            INC.        SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------------   ------------   ------------   ------------   ------------
Revenues.............................    $  --           $17,390,000    $30,033,000   $(11,269,000)   $36,154,000
Cost of Revenues.....................       --            12,281,000     23,384,000    (11,269,000)    24,396,000
                                       --------------   ------------   ------------   ------------   ------------
Gross profit.........................       --             5,109,000      6,649,000        --          11,758,000
Selling, general and administrative
 expenses............................     1,116,000        1,620,000      5,418,000        --           8,154,000
                                       --------------   ------------   ------------   ------------   ------------
Operating income (loss) before
  depreciation
  and amortization...................    (1,116,000)       3,489,000      1,231,000        --           3,604,000
Depreciation and amortization........        68,000          301,000        253,000        --             622,000
                                       --------------   ------------   ------------   ------------   ------------
Operating income (loss)..............    (1,184,000)       3,188,000        978,000        --           2,982,000
Other income (expense)
  Interest, net......................       (52,000)         (26,000)       (17,000)       --             (95,000)
  Foreign exchange gain (loss).......       --               --            (126,000)       --            (126,000)
  Other, net.........................      (278,000)          54,000        213,000        --             (11,000)
  Equity in income of subsidiaries...     4,565,000          --             --          (4,565,000)       --
                                       --------------   ------------   ------------   ------------   ------------
      Total other income (expense),
       net...........................     4,235,000           28,000         70,000     (4,565,000)      (232,000)
                                       --------------   ------------   ------------   ------------   ------------
Income (loss) before income taxes and
  minority interests.................     3,051,000        3,216,000      1,048,000     (4,565,000)     2,750,000
Income tax benefit (expense).........      (405,000)         804,000       (483,000)       --             (84,000)
                                       --------------   ------------   ------------   ------------   ------------
Income (loss) before minority
 interests...........................     2,646,000        4,020,000        565,000     (4,565,000)     2,666,000
Minority interests in subsidiaries...        26,000          (20,000)       --             --               6,000
                                       --------------   ------------   ------------   ------------   ------------
Net income (loss)....................    $2,672,000      $ 4,000,000    $   565,000   $ (4,565,000)   $ 2,672,000
                                       ==============   ============   ============   ============   ============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS -- DECEMBER 31, 1996

                                          TELSCAPE                         NON-
                                       INTERNATIONAL,    GUARANTOR      GUARANTOR
                                            INC.        SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                       --------------   ------------   ------------   -----------   ------------
Revenues.............................    $  --           $1,213,000     $6,900,000    $(2,408,000)   $ 5,705,000
Cost of Revenues.....................       --              817,000      4,632,000     (2,408,000)     3,041,000
                                       --------------   ------------   ------------   -----------   ------------
Gross profit.........................       --              396,000      2,268,000        --           2,664,000
Selling, general and administrative
 expenses............................     1,462,000         844,000      1,853,000        --           4,159,000
                                       --------------   ------------   ------------   -----------   ------------
Operating income (loss) before
  depreciation and amortization......    (1,462,000)       (448,000)       415,000        --          (1,495,000)
Depreciation and amortization........         1,000         140,000        123,000        --             264,000
                                       --------------   ------------   ------------   -----------   ------------
Operating income (loss)..............    (1,463,000)       (588,000)       292,000        --          (1,759,000)
Other income (expense):
  Interest, net......................       103,000           6,000        (94,000)       --              15,000
  Foreign exchange gain (loss).......       --              --             161,000        --             161,000
  Other, net.........................       (63,000)          1,000        --             --             (62,000)
  Equity in income of subsidiaries...      (177,000)        --             --             177,000        --
                                       --------------   ------------   ------------   -----------   ------------
    Total other income (expense),
     net.............................       137,000           7,000         67,000        177,000        114,000
Income (loss) before income taxes and
  minority interests.................    (1,600,000)       (581,000)       359,000        177,000     (1,645,000)
                                       --------------   ------------   ------------   -----------   ------------
Income tax benefit (expense).........       --              --              53,000        --              53,000
                                       --------------   ------------   ------------   -----------   ------------
Income (loss) before minority
 interests...........................     1,600,000        (581,000)       412,000        177,000     (1,592,000)
Minority interests in subsidiaries...         2,000          (8,000)       --             --              (6,000)
                                       --------------   ------------   ------------   -----------   ------------
Net income (loss)....................   $(1,598,000)     $ (589,000)    $  412,000    $   177,000    $(1,598,000)
                                       ==============   ============   ============   ===========   ============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS -- DECEMBER 31, 1995

                                          TELSCAPE                         NON-
                                       INTERNATIONAL,    GUARANTOR      GUARANTOR
                                            INC.        SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                       --------------   ------------   ------------   -----------   ------------
Revenues.............................    $  --           $   --         $ 1,108,000   $   --         $ 1,108,000
Cost of Revenues.....................       --               --             619,000       --             619,000
                                       --------------   ------------   ------------   -----------   ------------
Gross profit.........................       --               --             489,000       --             489,000
Selling, general and administrative
 expenses............................       712,000          --             637,000       --           1,349,000
                                       --------------   ------------   ------------   -----------   ------------
Operating income (loss) before
 depreciation and amortization.......      (712,000)         --            (148,000)      --            (860,000)
Depreciation and amortization........         1,000          --              47,000       --              48,000
                                       --------------   ------------   ------------   -----------   ------------
Operating income (loss)..............      (713,000)         --            (195,000)      --            (908,000)
Other income (expense):
  Interest, net......................       217,000          --              13,000       --             230,000
  Foreign exchange gain (loss).......       --               --              (2,000)      --              (2,000)
  Other, net.........................       --               --             --            --             --
  Equity in income (loss) of
   subsidiaries......................      (184,000)         --             --            184,000        --
                                       --------------   ------------   ------------   -----------   ------------
      Total other income (expense),
       net...........................        33,000          --              11,000       184,000        228,000
                                       --------------   ------------   ------------   -----------   ------------
Income (loss) before income taxes and
 minority interests..................      (680,000)         --            (184,000)      184,000       (680,000)
Income tax benefit (expense).........       --               --             --            --             --
                                       --------------   ------------   ------------   -----------   ------------
Income (loss) before minority
 interests...........................      (680,000)         --            (184,000)      184,000       (680,000)
Minority interests in subsidiaries...         7,000          --             --            --               7,000
                                       --------------   ------------   ------------   -----------   ------------
Net income (loss)....................    $ (673,000)     $   --         $  (184,000)  $   184,000    $  (673,000)
                                       ==============   ============   ============   ===========   ============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
       CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS -- MARCH 31, 1998

                                          TELSCAPE                          NON-
                                       INTERNATIONAL,     GUARANTOR       GUARANTOR
                                            INC.        SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                       --------------   -------------   -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................    $1,114,000      $  1,003,000    $    454,000    $(1,457,000)    $ 1,114,000
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
      Provision for doubtful
         accounts....................       --                 15,000        --              --               15,000
      Depreciation and
         amortization................       127,000           349,000          93,000        --              569,000
      Provision for inventory
         obsolence...................       --               --              --              --              --
      Write-off investment in
         operating venture...........       --               --              --              --              --
      Deferred income tax benefit....      (208,000)           59,000         504,000        --              355,000
      Imputed interest on
         non-interest bearing notes
         payable.....................       --                 71,000        --              --               71,000
      Minority interests in
         subsidiaries' income........        12,000          --              --              --               12,000
      Equity in income from
         subsidiaries................    (1,457,000)         --              --            1,457,000         --
      Changes in current assets and
         current liabilities.........       368,000        (2,098,000)        220,000        --           (1,510,000)
                                       --------------   -------------   -------------   -------------   -------------
      Net cash provided by (used in)
         operating activities........      (447,000)         (198,000)      1,271,000        --              626,000
                                       --------------   -------------   -------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and
    equipment........................       --             (2,271,000)     (1,371,000)       --           (3,642,000)
  Acquisition of MSN, net of cash
    acquired.........................    (2,325,000)         --              --              --           (2,325,000)
                                       --------------   -------------   -------------   -------------   -------------
      Net cash used in investing
         activities..................    (2,325,000)       (2,271,000)     (1,371,000)       --           (5,967,000)
                                       --------------   -------------   -------------   -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease
    obligations......................       (26,000)         --              --              --              (26,000)
  Payments on notes payable..........      (300,000)         --              --              --             (300,000)
  Borrowings on line of credit.......       --                694,000        --              --              694,000
  Purchase of treasury stock.........       (78,000)         --              --              --              (78,000)
  Proceeds from warrants and options
    exercised........................     3,199,000          --              --              --            3,199,000
                                       --------------   -------------   -------------   -------------   -------------
      Net cash provided by financing
         activities..................     2,795,000           694,000        --              --            3,489,000
                                       --------------   -------------   -------------   -------------   -------------
      Net increase (decrease) in cash
         and cash equivalents........        23,000        (1,775,000)       (100,000)       --           (1,852,000)
                                       --------------   -------------   -------------   -------------   -------------
      Cash and cash equivalents at
         beginning of year...........         3,000         4,272,000         459,000        --            4,734,000
                                       --------------   -------------   -------------   -------------   -------------
      Cash and cash equivalents at
         end of year.................    $   26,000      $  2,497,000    $    359,000    $   --          $ 2,882,000
                                       ==============   =============   =============   =============   =============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
       CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS -- MARCH 31, 1997

                                          TELSCAPE                          NON-
                                       INTERNATIONAL,     GUARANTOR       GUARANTOR
                                            INC.        SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                       --------------   -------------   -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................    $ (324,000)      $ 142,000       $(123,000)      $ (19,000)      $(324,000)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
      Provision for doubtful
         accounts....................       --              --               22,000         --               22,000
      Depreciation and
         amortization................        13,000          48,000          93,000         --              154,000
      Deferred income tax benefit....                                       (88,000)                        (88,000)
      Minority interests in
         subsidiaries' (income)......       --               (4,000)        --              --               (4,000)
      Equity in income of
         subsidiaries................       (19,000)        --              --               19,000         --
      Changes in current assets and
         current liabilities.........        62,000         604,000         622,000         --            1,288,000
                                       --------------   -------------   -------------   -------------   -------------
         Net cash provided by (used
           in) operating activities..      (268,000)        790,000         526,000         --            1,048,000
                                       --------------   -------------   -------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and
    equipment........................        (3,000)                       (391,000)                       (394,000)
                                       --------------   -------------   -------------   -------------   -------------
    Net cash used in investing
      activities.....................        (3,000)        --             (391,000)        --             (394,000)
                                       --------------   -------------   -------------   -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease
    obligations......................       (18,000)                                                        (18,000)
                                       --------------   -------------   -------------   -------------   -------------
    Net cash used in financing
      activities.....................       (18,000)        --              --              --              (18,000)
                                       --------------   -------------   -------------   -------------   -------------
    Net increase (decrease) in cash
      and cash equivalents...........      (289,000)        790,000         135,000         --              636,000
                                       --------------   -------------   -------------   -------------   -------------
    Cash and cash equivalents at
      beginning of year..............       300,000          55,000         140,000                         495,000
                                       --------------   -------------   -------------   -------------   -------------
    Cash and cash equivalents at end
      of year........................    $   11,000       $ 845,000       $ 275,000       $ --            $1,131,000
                                       ==============   =============   =============   =============   =============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS -- DECEMBER 31, 1997

                                          TELSCAPE                          NON-
                                       INTERNATIONAL,     GUARANTOR       GUARANTOR
                                            INC.        SUBSIDIARIES    SUBISIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------------   -------------   -------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................   $  2,672,000     $ 4,000,000     $   565,000     $(4,565,000)   $ 2,672,000
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
      Provision for doubtful
         accounts....................       --               200,000          77,000         --             277,000
      Depreciation and
         amortization................         68,000         301,000         253,000         --             622,000
      Provision for inventory
         obsolescence................       --               --               53,000         --              53,000
      Write-off investment in
         operating venture...........        196,000         --              --              --             196,000
      Deferred income tax benefit....       --              (409,000)     (1,157,000)        --          (1,566,000)
      Imputed interest on
         non-interest bearing notes
         payable.....................       --               136,000         --              --             136,000
      Minority interests in
         subsidiaries' income
         (loss)......................        (26,000)         20,000         --              --              (6,000)
      Equity in income from
         subsidiaries................     (4,565,000)        --              --            4,565,000        --
      Changes in current assets and
         current liabilities.........        101,000         276,000       1,827,000         --           2,204,000
                                       --------------   -------------   -------------   ------------   ------------
         Net cash provided by (used
           in) operating activities..     (1,554,000)      4,524,000       1,618,000         --           4,588,000
                                       --------------   -------------   -------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and
    equipment........................         (8,000)       (375,000)     (1,299,000)        --          (1,682,000)
  Acquisition of Integracion, net of
    cash acquired....................       --               117,000         --              --             117,000
  Acquisition of N.S.I., net of cash
    acquired.........................       --               (49,000)        --              --             (49,000)
  Investment in BCH Holdings.........       (185,000)        --              --              --            (185,000)
                                       --------------   -------------   -------------   ------------   ------------
      Net cash used in investing
         activities..................       (193,000)       (307,000)     (1,299,000)        --          (1,799,000)
                                       --------------   -------------   -------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease
    obligations......................       (104,000)        --              --              --            (104,000)
  Payments on notes payable..........        (50,000)        --              --              --             (50,000)
  Proceeds from capital
    subscriptions....................        600,000         --              --              --             600,000
  Proceeds from warrants and options
    exercised........................      1,004,000         --              --              --           1,004,000
                                       --------------   -------------   -------------   ------------   ------------
      Net cash provided by financing
         activities..................      1,450,000         --              --              --           1,450,000
                                       --------------   -------------   -------------   ------------   ------------
      Net increase (decrease) in cash
         and cash equivalents........       (297,000)      4,217,000         319,000         --           4,239,000
                                       --------------   -------------   -------------   ------------   ------------
      Cash and cash equivalents at
         beginning of year...........        300,000          55,000         140,000         --             495,000
                                       --------------   -------------   -------------   ------------   ------------
      Cash and cash equivalents at
         end of year.................   $      3,000     $ 4,272,000     $   459,000     $   --         $ 4,734,000
                                       ==============   =============   =============   ============   ============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS -- DECEMBER 31, 1996

                                          TELSCAPE                          NON-
                                       INTERNATIONAL,     GUARANTOR      GUARANTOR
                                            INC.        SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS    CONSOLIDATED
                                       --------------   -------------   ------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................    $(1,598,000)     $(589,000)     $  412,000      $ 177,000      $(1,598,000)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
      Provision for doubtful
         accounts....................       --              --                9,000        --                 9,000
      Depreciation and
         amortization................         1,000         140,000         123,000        --               264,000
      Provision for inventory
         obsolescence................       --              --               55,000        --                55,000
      Deferred income tax benefit....       --              --             (112,000)       --              (112,000)
      Interest amortized on
         discounted investments......        (8,000)        --              --             --                (8,000)
      Minority interests in
         subsidiaries' income
         (loss)......................        (2,000)          8,000         --             --                 6,000
      Equity in income of
         subsidiary..................       177,000         --              --            (177,000)         --
      Decrease in minority interests
         for credits utilized........       --              --               53,000        --                53,000
      Changes in current assets and
         current liabilities.........    (1,272,000)        (45,000)        (83,000)       --            (1,400,000)
                                       --------------   -------------   ------------   -------------   -------------
      Net cash provided by (used in)
         operating activities........    (2,702,000)       (486,000)        457,000        --            (2,731,000)
                                       --------------   -------------   ------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term
    investments......................    (4,899,000)        --              --             --            (4,899,000)
  Redemption of short-term
    investments......................     8,378,000         --              --             --             8,378,000
  Purchases of property and
    equipment........................       --              (23,000)       (418,000)       --              (441,000)
  Acquisition of Telereunion, net of
    cash acquired....................      (353,000)        --              --             --              (353,000)
  Investment in joint venture........      (196,000)        --              --             --              (196,000)
                                       --------------   -------------   ------------   -------------   -------------
  Net cash provided by (used in)
    investing activities.............     2,930,000         (23,000)       (418,000)       --             2,489,000
                                       --------------   -------------   ------------   -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock...........       --              564,000         --             --               564,000
                                       --------------   -------------   ------------   -------------   -------------
  Net cash provided by financing
    activities.......................       --              564,000         --             --               564,000
                                       --------------   -------------   ------------   -------------   -------------
  Net increase in cash and cash
    equivalents......................       228,000          55,000          39,000        --               322,000
                                       --------------   -------------   ------------   -------------   -------------
  Cash and cash equivalents at
    beginning of year................        72,000         --              101,000        --               173,000
                                       --------------   -------------   ------------   -------------   -------------
  Cash and cash equivalents at end of
    year.............................    $  300,000       $  55,000      $  140,000      $ --           $   495,000
                                       ==============   =============   ============   =============   =============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS -- DECEMBER 31, 1995

                                          TELSCAPE                         NON-
                                       INTERNATIONAL,    GUARANTOR      GUARANTOR
                                            INC.        SUBSIDIARIES   SUBISIDIARIES  ELIMINATIONS   CONSOLIDATED
                                       --------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................   $    (673,000)   $  --          $ (184,000)    $  184,000    $   (673,000)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
      Depreciation and
         amortization................           1,000       --              47,000        --               48,000
      Interest amortized on
         discounted investments......         (64,000)      --             --             --              (64,000)
      Equity in income of
         subsidiaries................         184,000       --             --            (184,000)        --
      Minority interests in
         subsidiaries' income
         (loss)......................          (7,000)      --             --             --               (7,000)
      Decrease in minority interests
         for credits utilized........          55,000       --             --             --               55,000
      Changes in current assets and
         current liabilities.........         (31,000)      --            (145,000)       --             (176,000)
                                       --------------   ------------   ------------   ------------   ------------
      Net cash used in operating
         activities..................        (535,000)      --            (282,000)       --             (817,000)
                                       --------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term
    investments......................     (10,944,000)      --             --             --          (10,944,000)
  Redemption of short-term
    investments......................      11,500,000       --             --             --           11,500,000
  Purchases of property and
    equipment........................        --             --             (46,000)       --              (46,000)
  Purchase of minority interests.....         (63,000)      --             --             --              (63,000)
  Investment in joint venture........          (3,000)      --             --             --               (3,000)
                                       --------------   ------------   ------------   ------------   ------------
      Net cash provided by (used in)
         investing activities........         490,000       --             (46,000)       --              444,000
                                       --------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Net cash provided by financing
         activities..................        --             --             --             --              --
                                       --------------   ------------   ------------   ------------   ------------
      Net decrease in cash and cash
         equivalents.................         (45,000)      --            (328,000)       --             (373,000)
                                       --------------   ------------   ------------   ------------   ------------
      Cash and cash equivalents at
         beginning of year...........         117,000       --             429,000        --              546,000
                                       --------------   ------------   ------------   ------------   ------------
      Cash and cash equivalents at
         end of year.................   $      72,000    $  --          $  101,000     $  --         $    173,000
                                       ==============   ============   ============   ============   ============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  QUARTERLY INFORMATION (UNAUDITED)

                                          FIRST         SECOND        THIRD         FOURTH          YEAR
                                       ------------  ------------  ------------  ------------  --------------
1996
Revenues.............................  $    509,000  $    841,000  $  1,474,000  $  2,881,000  $    5,705,000
Operating loss.......................      (210,000)     (265,000)     (362,000)     (920,000)     (1,758,000)
Income (loss) before taxes and
  minority interests.................      (174,000)     (186,000)     (287,000)     (998,000)     (1,645,000)
Net loss.............................      (181,000)     (207,000)     (299,000)     (911,000)     (1,598,000)
Basic EPS............................  $      (0.10) $       (.07) $      (0.08) $      (0.23) $        (0.52)

                                          FIRST         SECOND         THIRD           FOURTH           YEAR
                                       ------------  ------------  --------------  --------------  --------------
1997
Revenues.............................  $  3,771,000  $  6,170,000  $   12,193,000  $   14,020,000  $   36,154,000
Operating income (loss)..............      (386,000)      696,000       1,169,000       1,503,000       2,982,000
Income (loss) before taxes and
  minority interests.................      (359,000)      402,000       1,110,000       1,597,000       2,751,000
Net income (loss)....................      (324,000)      538,000       1,202,000       1,256,000       2,672,000
Basic EPS............................  $      (0.08) $       0.14  $         0.31  $         0.32  $         0.68
Diluted EPS(1).......................           n/a  $       0.13  $         0.22  $         0.18  $         0.53

------------

(1) Inclusion of additional shares under a diluted analysis for loss period is inappropriate due to the anti-dilutive effect.

13.  SUBSEQUENT EVENTS (UNAUDITED)

     In May 1998, pursuant to a stock purchase agreement, the Company through its newly-formed subsidiary Interlink Communications Holding Co., Inc., a Delaware Corporation ("Interlink"), acquired all of the outstanding shares of California Microwave Services Division, Inc., a Delaware corporation, from California Microwave, Inc., a Delaware corporation, which operates a teleport and network operations facility located in Mountain View, California.

     Under the terms of the agreement, Interlink paid cash of $8,154,000, subject to post-closing adjustments to the purchase price based on changes in the closing date balance sheet. The purchase was financed with the Convertible Deere Park Debentures and Gordon Brothers Convertible Debentures.

     In May 1998 the Company issued $3,000,000 in 8% Convertible Subordinated Debentures (the "Deere Park Convertible Debentures") maturing three years from closing (the "First Draw") to Deere Park Capital Management, LLC, an Illinois limited liability company ("Deere Park"). On May 28, 1998, the Company issued an additional $1,000,000 of the Deere Park Convertible Debentures (the "Second Draw"). On June 30, 1998, the Company issued an additional $1,000,000 of the Deere Park Convertible Debentures (the "Third Draw"). The Deere Park
Convertible Debentures are convertible by the holder into shares of Common Stock at a price equal to $26 per share for the First Draw, $29 per share for the Second Draw and $26 per share for the Third Draw, until November 1, 1998, and thereafter, at the lesser of (i) $26 per share for the First Draw, $29 per share for the Second Draw and $26 per share for the Third Draw or (ii) a price equal to the average of the three highest of the five lowest closing prices of the Common Stock for the 20 trading days preceding the conversion date. If the Common Stock trades below $15 per share for the First Draw, $16.66 per share for the Second Draw and $15 for the Third Draw for three consecutive trading days, the Company may redeem all or part of such Deere Park Convertible Debentures at 107% of face value plus any accrued interest. The Company's obligation to make interest payments on the Deere Park Convertible

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Debentures terminates if the price of Common Stock closes for twenty consecutive trading days at or above $30 per share for the First Draw, at or above $33.50 per share for the Second Draw and at or above $30 per share for the Third Draw, adjusted, without limitation, for any stock splits or combinations. In connection with the Deere Park Convertible Debentures, Deere Park also received warrants to purchase an aggregate of 8,952 shares of Common Stock at an exercise price of $16.76 per share for the First Draw (subject to adjustment), warrants to purchase an aggregate of 2,427 shares of Common Stock at $20.60 per share for the Second Draw (subject to adjustment) and warrants to purchase an aggregate of 6,382 shares of Common Stock at $15.67 per share for the Third Draw (subject to adjustment). The warrants have a term of three years from the effectiveness of a registration statement covering such warrants. The Deere Park Convertible Debentures are PARI PASSU in right of payment to the Notes.

     The Company is required to pay an exit fee in connection with any prepayment of principal to be made under the Deere Park Convertible Debentures (the "Deere Park Exit Fee"). The Deere Park Exit Fee varies depending upon the date of payment, and is equal to (i) 6.6% if the payment is made within 90 days after the closing of each respective draw, (ii) 7.2% if payment is made after 90 days and up to 180 days after the closing of each respective draw, (iii) 8.8% if payment is made after 180 days and up to 270 days after the closing of each respective draw and (iv) 10.0% if payment is made after 270 days after the closing of each respective draw. The Deere Park Exit Fee is adjusted on a pro rata basis to the extent that the prepayment is made between periods except that a minimum Deere Park Exit Fee of 6.6% is required if the prepayment is made prior to 90 days after closing.

     In May 1998, the Company issued $5,000,000 in 8% Convertible Debentures (the "Gordon Brothers Convertible Debentures") maturing one year from closing to Gordon Brothers Capital, LLC, a Delaware limited liability company ("Gordon Brothers"). The Gordon Brothers Convertible Debentures are convertible by
Gordon Brothers into shares of Common Stock at a price equal to $29.00 per share until November 1, 1998, and thereafter, at the lesser of (i) $29.00 per share or
(ii) a price equal to the average of the three highest of the five lowest closing prices of the Common Stock for the 20 trading days preceding the conversion date. If the Common Stock trades below $16.66 for three consecutive trading days, the Company may redeem all or part of such Gordon Brothers Convertible Debentures at 107% of face value plus any accrued interest. The Company's obligation to make interest payments on the Gordon Brothers Convertible Debentures terminates (i) in the event the Common Stock closes, for twenty consecutive trading days, at or above $33.50 per share, adjusted, without limitation, for any stock splits or combinations, (ii) when a registration statement covering the Gordon Brothers Convertible Debentures is effective and
(iii) if there exists no event of default under the Gordon Brothers Convertible Debentures. The Gordon Brothers Convertible Debentures are secured by a pledge of the Company's stock in Telereunion and the Company's preferred stock in INTERLINK. In addition, the Gordon Brothers Convertible Debentures are guaranteed by INTERLINK and such guaranty is collateralized by a security agreement covering all of INTERLINK's assets. In connection with the Gordon Brothers Convertible Debentures, Gordon Brothers also received warrants to purchase an aggregate of 12,136 shares of Common Stock at an exercise price of $20.60 per share. The warrants have a term of three years from the effectiveness of the registration statement covering such warrants. The Gordon Brothers Convertible Debentures are senior secured indebtedness of the Company to the extent of the assets securing such indebtedness.

     The Company is required to pay an exit fee in connection with any prepayment of principal to be made under the Gordon Brothers Convertible Debentures (the "Gordon Brothers Exit Fee"). The Gordon Brothers Exit Fee varies depending upon the date of payment, and is equal to (i) 6.5% if the payment is made within 90 days after May 29, 1998, (ii) 13.0% if payment is made after 90 days and up to 180 days after May 29, 1998, (iii) 19.0% if payment is made after 180 days and up to 270 days after May 29, 1998 and (iv) 25.0% if payment is made after 270 days and up to 365 days after May 29, 1998. The Gordon Brothers Exit Fee with respect to any payment made after May 28, 1999 shall be equal to (a) 25.0% plus (b)

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

25.0% multiplied by the number of days elapsed from May 28, 1999 divided by 365. The Gordon Brothers Exit Fee is adjusted on a pro rata basis to the extent that a prepayment is made between periods during the first twelve months except that a minimum Gordon Brothers Exit Fee of 6.5% is required if the prepayment is made prior to 90 days after closing.

     In connection with the issuance of the Deere Park Convertible Debentures and the Gordon Brothers Convertible Debentures, the Company issued to the holders warrants to purchase 59,340 shares of Common Stock with exercise prices ranging from $16.76 to $20.60 per share, respectively. The warrants have a term of two years.

     Approximately $8.2 million of the proceeds from the Deere Park Convertible Debentures and the Gordon Brothers Convertible Debentures were used to finance the INTERLINK Acquisition and the remainder was utilized for capital investments and general working capital purposes.

     In May 1998, the Company renegotiated the terms of the revolving credit facility to provide for borrowings of up to $2.5 million and extended the term of the facility to June 30, 1999. As of June 30, 1998, the Company had drawn $1.9 million on this facility. The Company has also negotiated terms with certain of its equipment vendors which call for extended payment terms and increased credit lines, including two lines of credit each of up to $2.0 million, with sixty day and ninety day payment terms, respectively.

     Telscape USA and MSN have obtained a waiver under the Revolving Credit Facility to (i) permit the Guarantee of the Notes by Telscape USA and MSN and
(ii) waive the defaults under the minimum current ratio, minimize tangible net worth and prohibition on quarterly loss covenants.

     In June 1998, members of the management team of the Company exercised certain options and warrants resulting in approximately $1.2 million in proceeds to the Company.

     In June 1998, the Company financed the purchase of $1.4 million of equipment by entering into an equipment lease arrangement with a financing company which provides for monthly lease payments of $27,500, including principal and interest, through May 31, 2003. The lease obligation is secured by the financed equipment.

     In July 1998, the Company financed the purchase of $972,000 of equipment by entering into two equipment lease arrangements with a financing company which provide for monthly lease payments of $22,100, including principal and interest through July 6, 2003. The lease obligation are secured by the financed equipment.

     In July 1998, the Company financed the purchase of $243,000 of equipment by entering into an equipment lease arrangement with a financing company which provides for monthly lease payments of $6,600 including principal and interest through July 14, 2002. The lease obligation is secured by the financed equipment.

     In May 1998, one of the Company's wholesale long distance customers filed for petition for relief under Chapter 11 of the Bankruptcy Code. For the five months ended May 31, 1998, this customer accounted for approximately 26% of the Company's wholesale long distance revenues and 7% of the Company's overall revenues. Additionally an affiliate of this customer provided switching services and the Prepaid Card platform and arranged for other carriers to provide telecommunications services for the Prepaid Cards. The Company had paid the affiliate of this customer for these services at the time the Prepaid Cards were activated. Because the Company continued to provide service to its Prepaid Card customers by working directly with the underlying carriers, this resulted in the Company's paying for certain of the telecommunication services on the Prepaid Cards a second time. The overall impact of the bankruptcy filing to the Company's earnings, including additional Prepaid Card services costs, the write-off of uncollectible receivables and the lost margin contributions from the loss of a wholesale customer, is expected to result in a reduction of operating income of approximately $2.5 million to $3.0 million in the

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

second quarter of 1998. This bankruptcy is not expected to have a material impact to the operating results for the third quarter of 1998.

     During June 1998, the Company adopted the "1998 Stock Option and Appreciation Rights Plan." Pursuant to the Company's 1998 Stock Option and Appreciation Rights Plan, the Company may grant the Company's employees, directors and consultants non-qualified options to purchase up to 800,000 shares of Common Stock. The maximum number of shares of Common Stock that may be granted to any individual under this plan may not exceed 250,000 shares. The Plan also provides for grants of SARs in connection with the grant of options under the plan. Incentive stock options must be granted at not less than the fair market value of the Company's Common Stock at the date of grant as determined by the Company's Board of Directors (110% of fair market value for stockholders owning 10% or more of the Company's Common Stock). The terms of the options are determined by the Company's Board of Directors. Any options granted must be exercised within ten years of the date of grant or within five years from the date of grant for options granted to stockholders owning 10% or more of the Company's Common Stock. Unexercised vested and unvested options terminate immediately if the employment or service of an option holder is terminated for cause. Unvested options terminate if the employment or service of an option holder is terminated without cause or for disability. The Company may also grant SARs in connection with any option, which permits cashless exercises of the options. SARs allow an option holder to surrender an option and to receive the difference between the exercise price of the option and the then fair market value of the Common Stock. The Company may also make loans to any option holder in order in order to permit the option holder to pay the purchase price upon exercise of the option.

     On May 1, 1998, the Company agreed to reduce the number of Escrow Shares required to be sold to the Company, resulting in a reduction in the total number of Escrow Shares being repurchased to 86,417 Escrow Shares for total consideration of $873,000, or $10.10 per share. In July 1998, the Company assigned the rights to purchase 80,257 of the Escrow Shares to Preferred Capital Markets, Inc. ("Preferred"). In return for the assignment, Preferred paid the Company $449,000. The Company has no further obligations in connection with the Escrow Shares.

     On July 23, 1998, holders of the non-interest bearing convertible notes issued in connection with the Integracion acquisition converted these notes into 333,000 shares of Common Stock

     In May 1998, Telereunion, S.A. de C.V., a Mexican corporation and an affiliate of the Company ("Telereunion S.A."), received a 30-year, facilities-based license from the Mexican government allowing it to construct and operate a network and operate a network on which the Company can carry long distance traffic in Mexico (the "Mexican Concession"). The Company intends to
(i) construct a 4,025 kilometer combined fiber optic and microwave long distance network connecting the United States, the Gulf region of Mexico and targeted Mexican cities (the "Mexican Network") and (ii) acquire transmission and switching facilities for expansion of the Company's international network.

     In July 1998, the Company filed two Registration Statements with the Securities and Exchange Commission for the offering and sale of (i) $125.0
million in   % Senior Unsecured Notes due 2008 and (ii) 3,400,000 shares of the
Company's Common Stock. The consummation of each respective offering is not a condition precedent to the consummation of the other offering.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Integracion de Redes, S.A. de C.V.:

     We have audited the accompanying statements of operations and changes in financial position for the year ended December 31, 1996 of Integracion de Redes, S.A. de C.V., all expressed in Mexican pesos. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We have conducted our audit in accordance with auditing standards generally accepted in Mexico, which are substantially the same as those followed in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

     As disclosed in Note 1, the financial statements referred to above have been restated from amounts previously presented to reflect the constant purchasing power of the Mexican peso at June 30, 1997.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and changes in financial position for the year ended December 31, 1996 of Integracion de Redes, S.A. de C.V., in conformity with generally accepted accounting principles in Mexico.

     Accounting principles generally accepted in Mexico vary in certain important respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of net income expressed in Mexican pesos for the year ended December 31, 1996 to the extent summarized in Note 6 to the financial statements.

De Las Fuentes, De La Mora y Valdivia, S.C.

Mexico City
September 6, 1997

                       INTEGRACION DE REDES, S.A. DE C.V.
                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
               AND THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)
 MEXICAN PESOS (PS) WITH PURCHASING POWER AS OF JUNE 30, 1997 AND U.S. DOLLARS
                                      ($)

                                                                           SIX MONTHS ENDED JUNE 30,
                                          YEAR ENDED DECEMBER 31, 1996               1997
                                          -----------------------------   ---------------------------
                                                             (NOTE 5)     (UNAUDITED)     (UNAUDITED)
Net sales...............................     Ps30,476,000  $  3,830,000   Ps37,236,000    $ 4,679,000
Cost of sales...........................       20,516,000     2,578,000    27,552,000       3,462,000
                                          ---------------  ------------   -----------     -----------
Gross profit............................        9,960,000     1,252,000     9,684,000       1,217,000
Selling, general and administrative
expenses................................        6,384,000       802,000     3,939,000         495,000
                                          ---------------  ------------   -----------     -----------
Operating income........................        3,576,000       450,000     5,745,000         722,000
Comprehensive financing expense
(income):
     Interest income....................         (505,000)      (63,000)     (263,000)        (33,000)
     (Gain) loss on net monetary
       position.........................          (29,000)       (4,000)      223,000          28,000
     Loss (gain) on foreign currency
       exchange, net....................          705,000        89,000       (64,000)         (8,000)
                                          ---------------  ------------   -----------     -----------
                                                  171,000        22,000      (104,000)        (13,000)
                                          ---------------  ------------   -----------     -----------
Other (income) expense, net.............           26,000         3,000        (9,000)         (1,000)
                                          ---------------  ------------   -----------     -----------
Income before provision for income
taxes...................................        3,379,000       425,000     5,858,000         736,000
Provision for income taxes..............          329,000        41,000     2,548,000         320,000
                                          ---------------  ------------   -----------     -----------
Net income..............................     Ps 3,050,000  $    384,000   Ps 3,310,000    $   416,000
                                          ===============  ============   ===========     ===========
Net income per share....................     Ps  6,099.87  $     766.54   Ps  6,619.28    $    831.81
                                          ===============  ============   ===========     ===========
Average common shares outstanding.......              500           500           500             500
                                          ===============  ============   ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                       INTEGRACION DE REDES, S.A. DE C.V.
                  STATEMENTS OF CHANGES IN FINANCIAL POSITION
                      FOR THE YEAR ENDED DECEMBER 31, 1996
               AND THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)
MEXICAN PESOS (PS) WITH PURCHASING POWER AS OF JUNE 30, 1997 AND U.S DOLLARS ($)

                                        YEAR ENDED DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
                                                  1996                          1997
                                       --------------------------   -----------------------------
                                                        (NOTE 5)     (UNAUDITED)      (UNAUDITED)
                                                        ---------   --------------    -----------
OPERATIONS:
     Net income......................     Ps3,050,000   $ 384,000      Ps3,310,000     $  416,000
     Depreciation and amortization...         238,000      29,000          160,000         20,000
     Net change in accounts
       receivable,
       inventories, accounts payable
       and other.....................        (186,000)    (23,000)      (3,592,000)      (451,000)
                                       --------------   ---------   --------------    -----------
     Funds provided by (used in)
       operations....................       3,102,000     390,000         (122,000)       (15,000)
                                       --------------   ---------   --------------    -----------
FINANCING:
     Dividends paid..................        --            --           (1,430,000)      (180,000)
     Recognition of the effects of
       inflation.....................        (889,000)   (112,000)        --              --
                                       --------------   ---------   --------------    -----------
     Funds used by financing
       activities....................        (889,000)   (112,000)      (1,430,000)      (180,000)
                                       --------------   ---------   --------------    -----------
INVESTMENT:
     Acquisition of equipment........        (638,000)    (80,000)        (183,000)       (23,000)
                                       --------------   ---------   --------------    -----------
     Funds used by investment
       activities....................        (638,000)    (80,000)        (183,000)       (23,000
                                       --------------   ---------   --------------    -----------
Increase (decrease) in cash and cash
  equivalents........................       1,575,000     198,000       (1,735,000)      (218,000)
Cash and cash equivalents at
  beginning of year..................       2,539,000     319,000        4,114,000        517,000
                                       --------------   ---------   --------------    -----------
Cash and cash equivalents at end of
  year...............................     Ps4,114,000   $ 517,000      Ps2,379,000     $  299,000
                                       ==============   =========   ==============    ===========

   The accompanying notes are an integral part of these financial statements.

                       INTEGRACION DE REDES, S.A. DE C.V.
                       NOTES TO THE FINANCIAL STATEMENTS
 MEXICAN PESOS (PS) WITH PURCHASING POWER AS OF JUNE 30, 1997 AND U.S. DOLLARS
                                      ($)

NOTE 1  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES:

     Integracion de Redes, S.A. de C.V. (the "Company") is a Mexican corporation engaged in the distribution and sale of voice, data and networking equipment and provides value-added services in network integracion.

  REVENUE RECOGNITION

     Revenue from data and network integration value-added services are recognized when services are performed.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company's management did not consider an allowance for doubtful accounts necessary since the Company's history shows a minimum percentage of uncollectible accounts.

  INVENTORIES

     Inventories consist principally of telecommunications equipment acquired from manufacturers for distribution and are stated at the lower of cost (first-in, first-out) or market.

  EMPLOYEE PROFIT SHARING

     Salaries and other labor related benefits are taxed at 2%. The Company has 2,000 Mexican pesos in employee profit sharing payable at December 31, 1996.

  EARNINGS PER SHARE OF COMMON STOCK

     Earnings per share of common stock have been computed by dividing the results applicable to common shareholders by the weighted average number of shares outstanding, after giving retroactive effect to the stock split and subscription price adjustment disclosed in Note 11. The Company does not have effects from potential dilution of securities.

  INFLATION ACCOUNTING

     The accompanying financial statements as of December 31, 1996 have been prepared in accordance with the stipulations of Bulletin B-10 "Recognition of the Effects of Inflation on Financial Information", as amended, issued by the Mexican Institute of Public Accountants, A.C. Therefore, these statements are expressed in Mexican pesos with purchasing power as of June 30, 1997, as determined by applying factors derived from the National Consumer Price Index
(NCPI) published by Banco de Mexico in accordance with Mexican GAAP.

     The accounts affected by the recognition of inflation include inventories, income statement accounts, property and equipment and stockholders' equity.

  INTERIM FINANCIAL STATEMENTS

     The financial statements at June 30, 1997 and for the six months ended June 30, 1997 are unaudited. In the opinion of management, the unaudited financial statements at June 30, 1997 and for the six months ended June 30, 1997, include all normal recurring adjustments necessary for a fair presentation of the results of operations and changes in financial position for such period. Results of operations for the interim periods are not necessarily indicative of results to be expected for the full year.

  MANAGEMENT'S ESTIMATES AND ASSUMPTIONS

     The accompanying financial statements are prepared in conformity with generally accepted accounting principles in Mexico which requires management to make estimates and assumptions that effect the

                       INTEGRACION DE REDES, S.A. DE C.V.
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance. The actual results could differ from those estimates.

NOTE 2  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and is restated to reflect inflation derived from the NCPI and utilizing the purchase date as the base year. The cost of major renewals and betterments is capitalized; repairs and maintenance costs are expensed when incurred. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, with any resultant gain or loss being reflected in the statement of operations. Depreciation of property and equipment for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and capital leases are amortized over the lesser of the life of the lease or the useful life of the asset.

NOTE 3  FOREIGN SUPPLIERS

     As of December 31, 1996 the Company owed Northern Telecom, a U.S. Company, $36,000 U.S. dollars.

NOTE 4  DIVIDENDS

     Dividend distributions are subject to income tax charged to the Company when the distributions are not made from net taxable income in retained earnings as defined in Mexican tax law.

NOTE 5  SIGNIFICANT DIFFERENCES BETWEEN MEXICAN AND U.S. GAAP

     The financial statements of the Company are presented on the basis of accounting principles generally accepted in Mexico (Mexican GAAP).

     Except for inflation accounting, Mexican GAAP are, in general terms, similar to the accounting principles generally accepted in the United States (US
GAAP). However, there are other areas in which Mexican accounting standards and practices differ from the requirements of US GAAP.

     The principal differences between Mexican GAAP and US GAAP applicable to the Company are as follows:

  RECOGNITION OF THE EFFECTS OF INFLATION ON FINANCIAL INFORMATION:

     The provisions of Bulletin B-10, as amended, relating to the recognition of the effects of inflation in the financial statements, have no counterparts under US GAAP. However, as Mexican GAAP includes the effects of inflation in the primary financial statements, the US Securities and Exchange Commission does not require the reversal of the restatement of the financial statements to recognize the effects of inflation.

  DEFERRED INCOME TAXES:

     Under Mexican GAAP, deferred income taxes and compulsory profit sharing to employees are provided on the liability method only for non-recurring and identifiable book and tax differences that are expected to reverse over a definite period of time. Under US GAAP, deferred taxes are recognized for the tax consequences of all temporary differences, both recurring and nonrecurring, between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

                       INTEGRACION DE REDES, S.A. DE C.V.
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

  CONVENIENCE STATEMENTS:

     The US dollar amounts, denoted by the symbol $, shown in the financial statements have been included solely for the convenience of the reader and were translated from Mexican pesos at the rate quoted by Bank of Mexico for June 30, 1997 of 7.9577 pesos per US dollar. Such translation should not be construed as a representation that the Mexican peso amounts have been or could be converted into US dollars at this or any other rate.

  STATEMENT OF CHANGES IN FINANCIAL POSITION:

     Under Mexican GAAP, the Company presents statements of changes in financial position in constant Mexican pesos. This presentation identifies the generation and application of resources representing differences between beginning and ending financial statement balances in constant Mexican pesos.

     The changes in the financial statement balances included in this statement constitute cash flow activity stated in constant Mexican pesos (including monetary gains which are considered cash gains in the financial statements presented in constant Mexican pesos.)

  PERSONNEL COMPENSATION AND SENIORITY PREMIUMS:

     Under Mexican GAAP, vaction expense is recognized when taken rather than in the period it is earned by the employee, as is required under U.S. GAAP.

     The Company has no pension plan. Seniority premiums are established based upon actuarial studies, which is similar in concept to the U.S. GAAP criteria of SFAS 87, "Employees' Accounting for Pensions".

NOTE 7  SUBSEQUENT EVENTS (UNAUDITED)

     Effective July 1, 1997, pursuant to a stock purchase agreement, all the outstanding shares of the Company were sold. Under the terms of the transaction, the selling shareholders received the following: i) the sum of $130,000 in cash,
ii) an aggregate of $2,201,000 in non-interest bearing promissory notes maturing at various dates through January 1, 2001, iii) an aggregate of $999,000 in non-interest bearing convertible notes maturing on September 1, 1999, which are convertible into 333,000 shares of common stock of the acquiring company at a price of $3.00 per share, representing the quoted market price of the acquiring company common stock on the date of the transaction, iv) warrants for the purchase of up to 100,000 shares of common stock of the acquiring company based on the Company meeting certain performance requirements and v) a covenant by the Purchasers to pay $280,000 in the event that the Company meets certain performance requirements over the cumulative periods beginning January 1, 1997 and ending December 31, 2000. During the year ended December 1, 1997, certain performance requirements were met resulting in 80,000 warrants vesting. In addition in July 1998, holders of the convertible notes converted these notes into 333,000 shares of common stock of the acquiring company.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
MSN Communications, Inc.

     We have audited the accompanying balance sheet of MSN Communications, Inc. as of December 31, 1997, and the related statements of operations and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of MSN Communications, Inc., at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Houston, Texas
March 6, 1998

                            MSN COMMUNICATIONS, INC.
                                 BALANCE SHEET

                                        DECEMBER 31,
                                            1997
                                        ------------
               ASSETS
Current Assets:
     Cash............................   $    977,000
     Accounts receivable.............      1,042,000
     Inventories.....................         14,000
     Prepaid expenses and other......         19,000
                                        ------------
          Total current assets.......      2,052,000
     Property and equipment, less
      accumulated depreciation.......          6,000
     Other assets....................         52,000
                                        ------------
          Total assets...............   $  2,110,000
                                        ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable................   $    940,000
     Deferred revenue................      1,997,000
     Excise tax payable..............        283,000
     Commissions Payable.............        100,000
                                        ------------
          Total current
           liabilities...............      3,320,000
                                        ------------
Commitments and Contingencies
Stockholders' deficit:
     Common stock, no par; 100,000
      shares authorized, 10,000
      shares issued and
      outstanding....................         20,000
       Accumulated deficit...........     (1,230,000)
                                        ------------
          Total stockholders'
           deficit...................     (1,230,000)
                                        ------------
          Total liabilities and
           stockholders' deficit.....   $  2,110,000
                                        ============

                See accompanying notes to financial statements.

                            MSN COMMUNICATIONS, INC.
                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                                         YEAR ENDED
                                        DECEMBER 31,
                                            1997
                                        ------------
Revenues.............................   $ 24,568,000
Cost of revenues.....................     24,241,000
                                        ------------
Gross profit.........................        327,000
Selling, general and administrative
  expenses...........................      1,246,000
                                        ------------
Operating loss before depreciation
  and amortization...................       (919,000)
                                        ------------
Depreciation and amortization
  operating loss.....................         35,000
                                        ------------
                                            (954,000)
Other expense:
     Interest expense................         (1,000)
     Other...........................         (2,000)
                                        ------------
          Total other expense, net...         (3,000)
                                        ------------
Net Loss.............................   $   (957,000)
                                        ------------
Accumulated Deficit, beginning of
  year...............................       (273,000)
                                        ------------
Accumulated Deficit, end of year.....   $ (1,230,000)
                                        ============
Loss per share
     Basic...........................   $     (95.75)
     Diluted.........................       n/a
Weighted average shares outstanding:
     Basic...........................         10,000
     Diluted.........................       n/a

                See accompanying notes to financial statements.

                            MSN COMMUNICATIONS, INC.
                            STATEMENT OF CASH FLOWS

                                         YEAR ENDED
                                        DECEMBER 31,
                                            1997
                                        ------------
Cash Flows From Operating Activities:
     Net loss........................   $   (957,000)
     Adjustments to reconcile net
      loss to net cash provided by
      operating activities:
          Bad debt expense...........         13,000
          Depreciation and
           amortization..............         35,000
          Changes in assets and
           liabilities:
               Accounts receivable...     (1,007,000)
               Inventories...........        (14,000)
               Prepaid expenses and
                other assets.........          5,000
               Accounts payable......        988,000
               Deferred revenue......      1,497,000
               Excise tax payable....        283,000
               Commissions payable...        100,000
                                        ------------
                     Net cash
                    provided by
                    operating
                    activities.......        943,000
Net Cash Flows Used In Investing
  Activities:
     Purchases of fixed assets.......        (25,000)
Net Cash Flows Used In Financing
  Activities:
     Repayment of related party
      debt...........................        (56,000)
                                        ------------
Net increase in cash.................        862,000
Cash at beginning of year............        115,000
                                        ------------
Cash at end of year..................   $    977,000
                                        ============
Supplemental Cash Flow Disclosures:
     Interest paid...................   $      5,000
                                        ============

                See accompanying notes to financial statements.

                            MSN COMMUNICATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     MSN Communications, Inc. ("the Company") was incorporated in the state of California on May 6, 1996. The Company's operations consist of sales of international and domestic long distance telecommunications services, primarily through the marketing of prepaid phone cards. The Company targets mainly the Hispanic community and markets its cards to a network of distributors who sell the cards in over one hundred cities throughout the United States. The Company's primary markets are located in Texas, California, and Illinois.

SIGNIFICANT ACCOUNTING POLICIES

FEDERAL INCOME TAX

     The stockholders of the Company elected to be taxed under the "S" Corporation provision of the Internal Revenue Code, whereby the Company's operating results are reported in the individual tax returns of the stockholders. Therefore, no provision has been made for federal income taxes in the financial statements. Ordinarily presented in connection with the acquisition of an S-corporation by an SEC reporting entity, see Note 7, proforma disclosures to reflect the Company's results of operations as if the Company was a C corporation for federal income tax purposes are not necessary as the Company operated at a loss for the year. A valuation allowance would have been recorded on deferred tax assets resulting from net operating loss carryforwards resulting in a net income tax provision of zero.

MANAGEMENT'S ESTIMATES AND ASSUMPTIONS

     The accompanying financial statements are prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance. The actual results could differ from those estimates.

REVENUE RECOGNITION AND DEFERRED REVENUE

     The Company recognizes revenue from long distance telecommunications services at the time of customer usage. The Company recognizes deferred revenue as its prepaid phone cards are shipped. The primary costs associated with revenue-producing activities are carrier costs for transport of traffic generated by use of the prepaid phone cards. The Company has entered into an arrangement with a third party whereby this party provides the long distance telecommunications services for the cards the Company sells at a fixed cost. The Company recognizes revenues from the sale of cards under this agreement at time of shipment.

ANALYSIS FOR IMPAIRMENT

     In accordance with SFAS 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," management reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable.

EARNINGS (LOSS) PER SHARE

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share. SFAS 128 is effective for the year ended December 31, 1997. SFAS 128 simplifies the standards required under current accounting rules for computing earning per share and replaces the

                            MSN COMMUNICATIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). A diluted earnings per share presentation is not required because MSN has not issued any dilutive potential securities.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 130, "REPORTING COMPREHENSIVE INCOME," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     Statement of Financial Accounting Standards No. 131, "DISCLOSURE ABOUT SEGMENTS OF A BUSINESS ENTERPRISE," establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of an enterprise about which separate financial information is available that are evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance.

     SFAS 130 and 131 are effective for financial statements for the periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Adoption of these statements are not expected to have a material affect on the Company's financial statement disclosures.

NOTE 2 -- PROPERTY AND EQUIPMENT

     Major classes of property and equipment at December 31, together with their estimated useful lives, consisted of the following:

                                                      ESTIMATED
                                                     USEFUL LIVES
                                         AMOUNT        (YEARS)
                                        --------     ------------
Equipment............................   $ 27,000           5
Furniture and fixtures...............      1,000           7
                                        --------
                                          28,000
Less accumulated depreciation........    (22,000)
                                        --------
Net property and equipment...........   $  6,000
                                        ========

NOTE 3 -- OTHER ASSETS

     Other Assets consists of capitalized organizational costs and design costs. These costs are being amortized over 5 years utilizing the straight line method. At December 31, 1997, organizational costs totaled $36,000, net of accumulated amortization of $14,500 and design costs totaled $16,000, net of accumulated amortization of $4,000. For the year ended December 31, 1997, amortization expense for the year ended December 31, 1997 totaled $16,000.

NOTE 4 -- CONCENTRATION OF CREDIT RISK

     At December 31, 1997, the Company's cash in a financial institution exceeded the federally insured deposit limit by $857,000. The Company's credit risks primarily consist of accounts receivable from its distributors. Management performs ongoing credit valuations of its distributors and provides allowances for

                            MSN COMMUNICATIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

credit losses when necessary. Significant customers are those that represent greater than 10% of the Company's revenue. For the year ended December 31, 1997, three customers represented 21%, 20% and 13% of the Company's revenues, respectively. At December 31, 1997, the outstanding receivables from these customers were $233,000, $374,000 and $236,000, respectively.

NOTE 5 -- RELATED PARTY TRANSACTIONS

     During the year ended December 31, 1997, the Company paid commissions to its two shareholders totaling $388,000. At December 31, 1997, an additional $100,000 of commissions were accrued.

     During the year ended December 31, 1997, the Company repaid notes payable and accrued interest to shareholders totaling $52,000 and $5,000, respectively.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

     The Company leases certain automobiles and office space under noncancellable operating leases. Future minimum rental payments follow:

             YEAR ENDED
            DECEMBER 31,                AMOUNT
            -------------               -------
  1998...............................   $35,000
  1999...............................    34,000
  2000...............................    26,000
                                        -------
  Total..............................   $95,000
                                        =======

     For the year ended December 31, 1997, rent expense totalled approximately $50,000.

     The Company is subject to regulation by various government agencies and jurisdictions and believes it is in compliance with all applicable laws and regulations. However, implementation and interpretation of the Telecommunications Act of 1996 (the Act) is ongoing and subject to litigation by various Federal and state agencies and courts. As a result, the impact of the Act on the Company is not yet completely determinable and future interpretations and rulings may impact the financial position and results of operations of the Company.

     The taxation of prepaid phone cards is evolving and is not specifically addressed by many of the states in which the Company does business. While the Company believes it has adequately provided for any such excise taxes it may ultimately be required to pay, certain states may enact legislation which specifically provide for taxation of such cards or may interpret current laws in a manner resulting in additional tax liabilities.

     During the fourth quarter 1997, the Internal Revenue Service issued a ruling stating that sellers of prepaid phone cards are subject to a 3% federal excise tax on the gross amount of cards sold. The Company accrued $283,000 relating to excise taxes for cards sold from the date of the ruling.

NOTE 7 -- SUBSEQUENT EVENTS

     On January 22, 1998, the shareholders of the Company entered into a transaction whereby they sold all of the Company's outstanding stock to Telscape International, Inc. ("Telscape") in exchange for $3,250,000 in cash, $750,000 in non-interest bearing promissory notes, and 100,000 shares of stock in the acquiring company. The sale became effective as of January 1, 1998.

     In May 1998, one of Telscape's wholesale long distance customers filed for petition for relief under Chapter 11 of the Bankruptcy Code. An affiliate of this customer provided switching services, the Prepaid Card platform and arranged for other carriers to provide telecommunications services for the Company. Because the Company had paid the affiliate of this customer for these services at the time the Prepaid Cards

                            MSN COMMUNICATIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

were activated, this resulted in the Company's paying for certain of the telecommunication services on the Prepaid Cards a second time. The overall impact of the bankruptcy filing to Telscape's earnings, including additional Prepaid Card services costs, the write-off of uncollectible receivables and the lost margin contributions from the loss of a wholesale customer, is expected to result in a reduction of Telscape's operating income of approximately $2.5 million to $3.0 million in the second quarter of 1998. This bankruptcy is not expected to have a material impact to Telscape's or the Company's operating results for the third quarter of 1998.

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF NOR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................      1
Risk Factors.........................      6
Use of Proceeds......................     26
Dividend Policy......................     26
Price Range of Common Stock..........     26
Capitalization.......................     27
Unaudited Pro Forma Condensed
  Consolidated Financial
  Statements.........................     28
Selected Consolidated Financial and
  Other Data.........................     31
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     33
Business.............................     43
Management...........................     63
Certain Relationships and Related
  Transactions.......................     72
Principal Stockholders...............     72
Description of Capital Stock.........     74
Summary of Certain Indebtedness......     77
Certain United States Federal Income
  Tax Considerations for Non-U.S.
  Holders of Common Stock............     80
Selling Stockholders.................     83
Plan of Distribution.................     83
Legal Matters........................     85
Experts..............................     85
Index to Financial Statements........    F-1

                                 902,430 SHARES

                                    TELSCAPE
                              INTERNATIONAL, INC.
                                  COMMON STOCK

                             ----------------------
                                   PROSPECTUS
                             ----------------------

                                         , 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The table below sets forth the expenses to be incurred by the Company in connection with the issuance and distribution of the securities registered for offer and sale hereby, other than underwriting discounts and commissions. All amounts shown represent estimates except the Securities Act registration fee and the NASD filing fee.

Registration fee under the Securities
  Act of 1933........................  $   3,527
Printing expenses....................      *
Registrar and Transfer Agent's fees
  and expenses.......................      *
Accountants' fees and expenses.......      *
Legal fees and expenses (not
  including Blue Sky)................      *
Financial Advisor fees...............      *
Blue Sky fees and expenses...........      *
Miscellaneous........................      *
                                       ---------
Total................................  $   *

------------

* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's By-Laws provide that the Company shall indemnify and advance expenses to the directors, officers, employees, agents of the Company or any other persons serving at the request of the Company in such capacities in a manner and to the maximum extent permitted by applicable state or federal law.

     The Company's Articles of Incorporation provide that Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (whether or not by or in the right of the Company), by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer, against all judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys' fees and court costs) actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified. The right to indemnification under the Company's Articles of Incorporation is a contract right and shall include, with respect to directors and officers, the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its disposition; PROVIDED, HOWEVER, that, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of (i) a written affirmation by such director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification under the Company's Articles of Incorporation or otherwise and (ii) a written undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Company's Articles of Incorporation or otherwise. The indemnification and advancement of expenses provided by, or granted pursuant to, the Company's Articles of Incorporation shall not be deemed exclusive of any right to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Persons who are not directors or officers of the Company may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Company. The Company may purchase and maintain liability insurance or make other arrangements for such obligations to the extent permitted by the Texas Business Corporation Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following paragraphs describe all offers and sales of securities by the Company within the last three years which were not registered under the Securities Act of 1933, as amended, other than securities issued in connection with stock reclassifications, stock dividends or stock splits:

     On February 29, 1996, in connection with a former officer's severance agreement, the Company issued warrants to purchase 150,000 shares of common stock exercisable at $2.94 per share, which expire on February 29, 2001.

     On May 17, 1996, as part of the consideration paid for Telereunion, Inc. ("Telereunion"), the Company issued to the shareholders of Telereunion
1,605,000 shares of common stock of the Company, 380,000 shares of the Company's non-voting, non-participatory Series B preferred stock and warrants to purchase up to 2,595,000 additional shares of common stock at $2.19 per share. The warrants vest and become exercisable upon Vextro de Mexico S.A. de C.V. meeting certain operating performance measures and expire on May 16, 2003. The shares of Series B preferred stock were mandatorily redeemable for $380,000 in the aggregate upon the Company meeting certain operating performance measures. During the year ended December 31, 1997, the Company met certain of the operating performance measures, which resulted in 2,095,000 warrants vesting and the Company redeeming 380,000 preferred shares. In June 1998, because the Company met certain of the operating performance measures, the remaining warrants vested. Also in connection with the Telereunion acquisition, the Company issued to financial advisers warrants to purchase 79,191 shares of common stock at $2.19 per share. The warrants expire on May 16, 2001.

     On September 5, 1996, the Company acquired all of the outstanding common stock of Orion Communications, Inc., a Texas corporation ("Orion"), and issued to the shareholders of Orion 400,000 shares of the Company's common stock in a transaction accounted for under the pooling-of-interests method. At the time of the merger, the name of Orion was changed to Telscape USA, Inc.

     Effective July 1, 1997, in connection with the Integracion acquisition, the Company issued warrants to purchase 100,000 shares of common stock exercisable at $3.00 per warrant, which expire on July 1, 2003. The warrants vesting is contingent upon Integracion meeting certain performance requirements. During the year ended December 31, 1997, certain of the operating performance requirements were met, resulting in 80,000 warrants vesting.

     Effective January 1, 1998, as part of the consideration paid for MSN, the Company issued 100,000 shares of the Company's common stock to the selling shareholders of MSN.

     On May 1, 1998 and May 28, 1998, the Company issued $3,000,000 and $1,000,000, respectively, in 8% Convertible Subordinated Debentures (the "Deere Park Convertible Debentures") maturing three years from closing to Deere Park Capital Management, LLC ("Deere Park"). On June 30, 1998, the Company issued an additional $1,000,000 in Deere Park Convertible Debentures to Deere Park on similar terms. In connection with the Deere Park Convertible Debentures, Deere Park also received warrants to purchase an aggregate of 8,952 shares of the Company's common stock at an exercise price of $16.76 per share, warrants to purchase 2,427 shares of the Company's common stock at $20.60 per share and warrants to purchase an aggregate of 6,382 shares of common stock at $15.67 per share. The warrants have a term of three years from the effectiveness of a registration statement covering such warrant.

     On May 29, 1998, the Company issued $5,000,000 in 8% Convertible Debentures (the "Gordon Brothers Convertible Debentures") maturing one year from closing to Gordon Brothers Capital, L.L.C. ("Gordon Brothers"). In connection with the Gordon Brothers Convertible Debentures, Gordon Brothers also received warrants to purchase an aggregate of 12,136 shares of the Company's common stock at an exercise price of $20.60 per share. The warrants have a term of three years from the effectiveness of a registration statement covering such warrants. See "Summary of Certain Indebtedness" in the Prospectus included in this Registration Statement for a description of the terms of the Deere Park Convertible Debentures and the Gordon Brothers Convertible Debentures.

     In connection with the issuance of the Deere Park Convertible Debentures and the Gordon Brothers Convertible Debentures, the Company issued to Preferred Capital Markets, Inc., as a placement agent fee, warrants to purchase 41,136 and 15,334 shares of common stock exercisable at $20.00 and $17.88, respectively, per share expiring in two years from the date the shares underlying the warrants are registered.

     Each issuance of securities described above was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. Appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) Exhibits:

        EXHIBIT
         NUMBER                      DESCRIPTION
-------------------------------------------------------------
           3.1       -- Articles of Incorporation of the
                        Company, as amended (Incorporated
                        herein by reference to Exhibit 3.1 to
                        the Company's Registration Statement
                        No. 33-80542-D)
           3.2       -- Bylaws of the Company, as amended
                        (Incorporated herein by reference to
                        Exhibit 3.2 to the Company's
                        Registration Statement No.
                        33-80542-D)
           4.1       -- Form of Certificate evidencing Common
                        Stock (Incorporated herein by
                        reference to Exhibit 4.1 to the
                        Company's Registration Statement No.
                        33-80542-D)
           4.2       -- Form of Warrant Agreement between
                        American Stock Transfer & Trust
                        Company and the Company (Incorporated
                        herein by reference to Exhibit 4.2 to
                        the Company's Registration Statement
                        No. 33-80542-D)
           4.3       -- Form of Warrant Certificate
                        evidencing the Warrants (Incorporated
                        herein by reference to Exhibit 4.3 to
                        the Company's Registration Statement
                        No. 33-80542-D)
           4.4       -- Form of Statement of the
                        establishment of the Series B
                        non-voting, nonparticipating
                        Preferred Stock (Incorporated herein
                        by reference to the Company's Report
                        on Form 10-QSB for the quarter ended
                        March 31, 1996)
          *4.5       -- Form of Indenture for   % Senior
                        Notes due 2008
          *5.1       -- Form of Opinion regarding legality
          10.1       -- Form of Warrant Agreement
                        (Incorporated herein by reference to
                        Exhibit 10.8 to the Company's
                        Registration Statement No.
                        33-80542-D)
          10.2       -- Warrant Agreement between the Company
                        and S.P. Krishna Murthy (Incorporated
                        herein by reference to Exhibit 10.13
                        to the Company's Report on Form
                        10-KSB for the year ended December
                        31, 1995)
          10.3       -- Form of Series A Common Stock Warrant
                        (Incorporated herein by reference to
                        Exhibit 10.4 to the Company's Report
                        on Form 10-QSB for the quarter ended
                        March 31, 1996)
          10.4       -- Form of Series B Common Stock Warrant
                        (Incorporated herein by reference to
                        Exhibit 10.5 to the Company's Report
                        on Form 10-QSB for the quarter ended
                        March 31, 1996)
          10.5       -- Form of Employment Agreement for
                        Manuel Landa, Ricardo Orea Gudino and
                        Oscar Garcia Mora (Incorporated
                        herein by reference to Exhibit 10.6
                        to the Company's Report on Form
                        10-QSB for the quarter ended March
                        31, 1996)
          10.6       -- Form of Non-Qualified Stock Option
                        Certificate and Agreement, as
                        amended, for Manuel Landa, Ricardo
                        Orea Gudino and Oscar Garcia Mora
                        (Incorporated herein by reference to
                        Exhibit 10.7 to the Company's Report
                        on Form 10-QSB for the quarter ended
                        March 31, 1996)

          10.7       -- Form of Series A Common Stock Warrant
                        dated May 17, 1996 between the
                        Company and Manuel Landa, Ricardo
                        Orea Gudino, Oscar Garcia Mora and
                        Christopher Efird (Incorporated
                        herein by reference to Exhibit 10.1
                        to the Company's Report on Form 8-K
                        dated June 3, 1996)

          10.8       -- Employment Agreement for E. Scott
                        Crist (Incorporated herein by
                        reference to Exhibit 10.1 to the
                        Company's Report on Form 10-QSB for
                        the quarter ended September 30, 1996)

          10.9       -- Employment agreement for Todd M.
                        Binet (Incorporated herein by
                        reference to Exhibit 10.29 to the
                        Company's Report on Form 10-KSB for
                        the year ended December 31, 1996)

          10.10      -- Form of Promissory Note dated July 1,
                        1997, between Telereunion and Jose
                        Luis Apan Wong, Raul de la Parra
                        Zavala and Alejandro Apan Wong
                        (Incorporated herein by reference to
                        Exhibit 10.4 to the Company's Current
                        Report on Form 8-K dated August 5,
                        1997)

          10.11      -- Form of Convertible Promissory Note
                        dated July 1, 1997, between the
                        Company and Telereunion and Jose Luis
                        Apan Wong, Raul de la Parra Zavala
                        and Alejandro Apan Wong (Incorporated
                        herein by reference to Exhibit 10.4
                        to the Company's Current Report on
                        Form 8-K dated August 5, 1997)

          10.12      -- Form of Common Stock Warrant dated
                        July 1, 1997, between the Company and
                        Jose Luis Apan Wong, Raul de la Parra
                        Zavala and Alejandro Apan Wong
                        (Incorporated herein by reference to
                        Exhibit 10.4 to the Company's Current
                        Report on Form 8-K dated August 5,
                        1997)

          10.13      -- Stock Purchase Agreement dated July
                        1, 1997, by and among the Company,
                        Telscape USA, Telereunion and Jose
                        Luis Apan Wong, Raul de la Parra
                        Zavala and Alejandro Apan Wong
                        (Incorporated herein by reference to
                        Exhibit 10.4 to the Company's Current
                        Report on Form 8-K dated August 5,
                        1997)

          10.14      -- Stock Purchase Agreement dated
                        October 1, 1997, by and among
                        Telscape USA, Inc., Telereunion, Inc.
                        and Jose Martin Pena Nunez, Carlos
                        Joaquin De Lara Y Campos, Jorge Pena
                        Nunez, Martha Teresita Martin Del
                        Campo Gutierrez (Incorporated herein
                        by reference to Exhibit 10.1 to the
                        Company's Current Report on Form 8-K
                        dated October 15, 1997)

          10.15      -- Stock Purchase Agreement dated
                        January 22, 1998, by and among the
                        Company; MSN Communications, Inc.;
                        Stuart Newman; and Michael Newman,
                        together with Form of Promissory Note
                        dated January 23, 1998 in the
                        principal amount of $375,000 payable
                        to Stuart Newman attached as Exhibit
                        B-1 and Form of Promissory Note dated
                        January 23, 1998 in the principal
                        amount of $375,000 payable to Michael
                        Newman attached as Exhibit B-2
                        (Incorporated herein by reference to
                        Exhibit 10.1 to the Company's Current
                        Report on Form 8-K dated February 6,
                        1998)

          10.16      -- Stock Purchase Agreement dated May
                        18, 1998, by and among Telscape
                        Interna-
                        tional, Inc.; California Microwave,
                        Inc., and California Microwave
                        Services Divisions, Inc. together
                        with a Form of Supply Agreement
                        between California Microwave, Inc.
                        and California Microwave Services
                        Division, Inc. as Exhibit B
                        (Incorporated herein by reference to
                        Exhibit 10.1 to the Company's Current
                        Report on Form 8-K dated June 9,
                        1998)

          10.17      -- Securities Purchase Agreement between
                        Deere Park Capital Management, LLC
                        and Telscape International, Inc.
                        dated as of May 1, 1998; Registration
                        Rights Agreement dated as of May 1,
                        1998 between Telscape International,
                        Inc. and Deere Park Capital
                        Management, LLC; Form of Convertible
                        Subordinated Debenture for $3,000,000
                        dated May 1, 1998; Form of Stock
                        Purchase Warrant to Purchase 8,952
                        shares of Common Stock of Telscape
                        International, Inc. dated May 12,
                        1998, (all filed as Exhibit 4.4 to
                        the Company's Report on Form 10-Q for
                        the quarter ended March 31, 1998 and
                        incorporated herein by reference)

          10.18      -- Form of Convertible Subordinated
                        Debenture in the principal amount of
                        $1,000,000 between Deere Park Capital
                        Management, LLC and Telscape Interna-
                        tional, Inc. dated as of May 28,
                        1998; and a form of Stock Purchase
                        Warrant to Purchase 2,427 shares of
                        Common Stock of Telscape
                        International, Inc. dated May 28,
                        1998 (Incorporated herein by
                        reference to Exhibit 10.3 to the
                        Company's Current Report on Form 8-K
                        dated June 9, 1998)
          10.19      -- Securities Purchase Agreement dated
                        May 29, 1998 by and between Telscape
                        International, Inc. and Gordon
                        Brothers Capital, LLC; together with
                        a Form of Convertible Debenture in
                        the principal amount of $5,000,000
                        payable to Gordon Brothers Capital,
                        LLC attached as Exhibit A; a Form of
                        Stock Purchase Warrant for Gordon
                        Brothers Capital, LLC, for 12,136
                        shares of Common Stock of Telscape
                        International, Inc. attached as
                        Exhibit B; and a Registration Rights
                        Agreement by and between Gordon
                        Brothers Capital, LLC and Telscape
                        International, Inc. attached as
                        Exhibit C (Incorporated herein by
                        reference to Exhibit 10.4 to the
                        Company's Current Report on Form 8-K
                        dated June 9, 1998)
          10.20      -- Equity Purchase Agreement by and
                        between Interlink Communications
                        Holding Co., Inc. and each of
                        Telscape International, Inc., E.
                        Russell Hardy, Stephen Strohman,
                        Monty J. Moore, and Salvador Giblas
                        dated as of May 18, 1998
                        (Incorporated herein by reference to
                        Exhibit 10.5 to the Company's Current
                        Report on Form 8-K dated June 9,
                        1998)
          10.21      -- Form of Employment Agreement by and
                        between California Microwave Services
                        Division, Inc. and E. Russell Hardy
                        dated as of May 18, 1998
                        (Incorporated herein by reference to
                        Exhibit 10.6 to the Company's Current
                        Report on Form 8-K dated June 9,
                        1998)
          10.22      -- Form of Employment Agreement by and
                        between California Microwave Services
                        Division, Inc. and Stephen Strohman
                        dated as of May 18, 1998
                        (Incorporated herein by reference to
                        Exhibit 10.7 to the Company's Current
                        Report on Form 8-K dated June 9,
                        1998)
          10.23      -- Form of Employment Agreement by and
                        between California Microwave Services
                        Division, Inc. and Monty J. Moore
                        dated as of May 18, 1998
                        (Incorporated herein by reference to
                        Exhibit 10.8 to the Company's Current
                        Report on Form 8-K dated June 9,
                        1998)
          10.24      -- Form of Consulting Agreement by and
                        between California Microwave Services
                        Division, Inc. and Salvador Giblas
                        dated as of May 18, 1998
                        (Incorporated herein by reference to
                        Exhibit 10.9 to the Company's Current
                        Report on Form 8-K dated June 9,
                        1998)
          16.1       -- Letter regarding change in certifying
                        accountant (Hoffman, McBryde & Co.,
                        P.C.) (Incorporated herein by
                        reference to Exhibit 1.1 to the
                        Company's Report on Form 8-KA dated
                        November 6, 1996)
         *21.1       -- Subsidiaries of the registrant
          23.1       -- Consent of BDO Seidman, LLP
          23.2       -- Consent of Hoffman, McBryde & Co.,
                        P.C.
          23.3       -- Consent of De Las Fuentes, De La Mora
                        y Valdivia, S.C.
          24.1       -- Power of Attorney (on signature page)

------------

* To be filed by Amendment

     (B). FINANCIAL STATEMENT SCHEDULES. Valuation and Qualifying Accounts. All other schedules are omitted either because they are not applicable or are not material, or the information presented therein is contained in the Financial Statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 10th day of August 1998.

                                          Telscape International, Inc.
                                          By:  /s/ E. SCOTT CRIST
                                                   E. SCOTT CRIST,
                                               CHIEF EXECUTIVE OFFICER

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Scott Crist and Todd M. Binet, and each of them severally, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or of his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                  /s/E. SCOTT CRIST                    Chief Executive Officer (Principal      August 10, 1998
                    E. SCOTT CRIST                        Executive Officer and Director)
                   /s/MANUEL LANDA                                  Director                   August 10, 1998
                     MANUEL LANDA
                                                                    Director                   August   , 1998
                     OSCAR GARCIA
                   /s/RICARDO OREA                                  Director                   August 10, 1998
                     RICARDO OREA
                /s/DARREL O. KIRKLAND                               Director                   August 10, 1998
                  DARREL O. KIRKLAND
                 /s/ENRIQUE ORIHUELA                                Director                   August 10, 1998
                   ENRIQUE ORIHUELA
                   /s/TODD M. BINET                    Chief Financial Officer, Secretary,     August 10, 1998
                    TODD M. BINET                        Treasurer and Director (Principal
                                                         Financial and Accounting Officer)

                                      II-7